July 16, 1996




Filing Desk
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re:  Amendment No. 1 to Form S-4
               Moog Inc.
               File No. 333-4657

Ladies and Gentlemen:

          Enclosed for filing on behalf of Moog Inc. (the
"Company") please find Amendment No. 1 to Form S-4, registering
10% Series B Senior Subordinated Notes due 2006 (the "New Notes") of the Company to be exchanged for outstanding 10% Senior
Subordinated Notes due 2006 (the "Old Notes").

          The Old Notes were privately placed pursuant to Rule 144A, Regulation S and Regulation D, and pursuant to a certain Registration Rights Agreement, either the exchange offer contemplated by the Form S-4 must be consummated or a shelf registration allowing resale of the Old Notes must be declared effective prior to November 12, 1996 or the interest rate on the Old Notes will increase to 10.5% permanently.

          Contemporaneously with this filing, a copy of the Amendment No. 1 to Form S-4 has been submitted to the American
Stock Exchange.

          Questions regarding this filing should be directed to the undersigned at (716) 847-7020.

                                   Very truly yours,

                    PHILLIPS, LYTLE, HITCHCOCK, BLAINE & HUBER


                                By /s/Paul N. Edwards
                                   Paul N. Edwards, Esq.

Enclosures
cc:  The American Stock Exchange
     Robert R. Banta, Executive Vice President,
       Moog Inc.

   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON July 16, 1996

                                        REGISTRATION STATEMENT NO. 333-4657
___________________________________________________________________________

                    SECURITIES AND EXCHANGE COMMISSION
                         ________________________

                            AMENDMENT NO. 1 TO

                                 FORM S-4

                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                         ________________________

                                 MOOG INC.
          (Exact name of registrant as specified in its charter)

          NEW YORK                                     16-0757636
     (State or other jurisdiction of                   (I.R.S. Employer
     incorporation or organization)                    Identification No.)

                              ROBERT T. BRADY
                          Chairman of the Board,
                   President and Chief Executive Officer
                     EAST AURORA, NEW YORK 14052-0018
                              (716) 652-2000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           ____________________

             (Name, address, including zip code, and telephone
            number, including area code, of agent for service)
                           ____________________

                              WITH A COPY TO:

                          JOHN B. DRENNING, ESQ.
                        PHILLIPS, LYTLE, HITCHCOCK,
                              BLAINE & HUBER
                        3400 Marine Midland Center
                          Buffalo, New York 14203
                           ____________________

Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                           CROSS-REFERENCE SHEET

                          LOCATION IN PROSPECTUS
                        OF INFORMATION REQUIRED BY
                            PART I OF FORM S-4

ITEM NO.    CAPTION                                LOCATION IN PROSPECTUS

Item  1     Forepart of the Registration
             Statement and Outside Front Cover
             Page of Prospectus..................  Facing Page of Regis-
                                                    tration Statement;
                                                    Cross-Reference Sheet;
                                                    Outside Front and
                                                    Inside Front Cover Page
                                                    of Prospectus
Item  2     Inside Front and Outside Back Cover
             Pages of Prospectus................   Inside Front and Outside
                                                    Back Cover Pages of
                                                    Prospectus
Item  3     Risk Factors, Ratio of Earnings to
             Fixed Charges, and Other
             Information........................   Summary; Risk Factors;
                                                    Business
Item  4     Terms of the Transaction............   The Exchange Offer;
                                                    Description of New
                                                    Notes; Certain Federal
                                                    Tax Considerations
Item  5     Pro Forma Financial Information.....   Summary Historical and
                                                    Pro Forma Consolidated
                                                    Financial Information;
                                                    Capitalization
Item  6     Material Contracts With the Company
             Being Acquired......................  Not Applicable
Item  7     Additional Information Required for
             Reoffering by Persons and Parties
             Deemed to be Underwriters...........  Plan of Distribution
Item  8     Interests of Named Experts and
             Counsel.............................  Legal Matters
Item  9     Disclosure of Commission Position on
             Indemnification for Securities Act
             Liabilities.........................  Not Applicable
Item 10     Information with Respect to S-3
             Registrants.........................  Incorporation of Certain
                                                    Documents by Reference
Item 11     Incorporation of Certain Information
             by Reference........................  Incorporation of Certain
                                                    Documents by Reference
Item 12     Information With Respect to S-2 or
             S-3 Registrants.....................  Not Applicable
Item 13     Incorporation of Certain Information
             by Reference........................  Not Applicable
Item 14     Information With Respect to Registrants
             Other than S-3 or S-2 Registrants...  Not Applicable
Item 15     Information With Respect to S-3
             Companies...........................  Not Applicable

Item 16     Information With Respect to S-2 or
             S-3 Companies.......................  Not Applicable
Item 17     Information With Respect to Companies
             Other than S-2 or S-3 Companies.....  Not Applicable
Item 18     Information if Proxies, Consents or
             Authorizations Are to be Solicited..  Not Applicable
Item 19     Information if Proxies, Consents or
             Authorizations are Not to be
             Solicited, or in an Exchange Offer..  Incorporation of Certain
                                                    Documents by Reference;
                                                    Summary; The Exchange
                                                    Offer; Description of
                                                    the New Notes; Certain
                                                    Federal Tax
                                                    Considerations

[MOOG LOGO]             OFFER TO EXCHANGE

                   ALL OUTSTANDING 10% SENIOR
                   SUBORDINATED NOTES DUE 2006
                ($120,000,000 AGGREGATE PRINCIPAL
                       AMOUNT OUTSTANDING)

                               FOR

                     10% SENIOR SUBORDINATED
                        NOTES DUE 2006 OF

                            MOOG INC.

                       THE EXCHANGE OFFER
          WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME
               ON AUGUST 19, 1996, UNLESS EXTENDED
                      ____________________

     Moog Inc., a New York corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 10% Series B Senior Subordinated Notes due 2006, (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for each $1,000 principal amount of the outstanding 10% Senior Subordinated Notes due May 1, 2006 (the "Old Notes") of the Company of which
$120 million aggregate principal amount is outstanding. The New Notes and the Old Notes are collectively referred to herein as the "Notes."

     Subject to the terms and conditions set forth in this Prospectus, the Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on the date the Exchange Offer expires, which will be August 19, 1996, unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Company and to the terms and provisions of the Registration Rights Agreement (as defined herein). See "The Exchange Offer." Old Notes may be tendered only in denominations of $1,000 and integral multiples thereof. The Company has agreed to pay the expenses of the Exchange Offer.

     The New Notes will be obligations of the Company entitled to the benefits of the Indenture (as defined herein) relating to the Old Notes. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act and following the completion of the Exchange

Offer, the Notes generally will not be entitled to a contingent increase in the interest rate otherwise provided under certain circumstances. See "The Exchange Offer."

     SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN MATTERS
       THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                       ___________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                      ____________________

          The date of this Prospectus is July 18, 1996.

     The New Notes bear interest from May 10, 1996. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from May 10, 1996 to the date of the issuance of the New Notes. Interest on the New Notes is payable semi-annually on May 1 and November 1 of each year, commencing November 1, 1996, accruing from May 10, 1996 at a rate of 10% per annum.

     The New Notes are redeemable at the option of the Company, in whole or in part, at any time on or after May 1, 2001 at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, upon the occurrence of a Change of Control (as defined), each holder of the New Notes has the option to require the Company to make an offer to repurchase such holder's Notes at a redemption price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption.

     The New Notes are unsecured senior subordinated obligations of the Company and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company, including indebtedness under its Bank Credit Facility (as defined). In addition, the New Notes are effectively subordinated to the obligations of the Company's subsidiaries. As of March 31, 1996, after giving pro forma effect to the Recapitalization, the aggregate outstanding amount of Senior Indebtedness of the Company would have been approximately
$91.3 million and the aggregate outstanding amount of indebtedness of the Company's subsidiaries would have been approximately $22.6 million.

     Old Notes initially purchased by qualified institutional buyers, as defined pursuant to Rule 144A under the Securities Act ("Qualified Institutional Buyers"), were initially represented by a single, global Note in registered form ("Rule 144A Global Note"), registered in the name of a nominee of The Depository Trust Company ("DTC"), as depository. Old Notes initially sold in offshore transactions in reliance on Regulation S under the Securities Act were initially represented by a single global Note in registered form ("Regulation S Global Note" and together with the Rule 144A Global Note, the "Restricted Global Notes"), registered in the name of a nominee of DTC for the accounts of Euroclear and Cedel. The New Notes exchanged for Old Notes represented by the Restricted Global Notes will be represented by a single, global New Note in registered form ("Global New Note"), registered in the name of a nominee of DTC, unless the beneficial holders thereof request otherwise. The Global New Note will be exchangeable for New Notes in registered form, in denominations of $1,000 and integral multiples thereof. See "Description of the New Notes--Book-Entry Delivery and Form."

     Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or
(ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that the holder is acquiring the New Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. In the event that the Company's belief is inaccurate, holders of New Notes who transfer New Notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability under the Securities Act. The Company does not assume or indemnify holders against such liability.

     Each broker-dealer that receives New Notes in exchange for Old Notes held for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with resales of New Notes where such New Notes were acquired by such broker-dealer as a result of market-making or trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus and any amendment or supplement to this Prospectus available to any such broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The Company believes that no registered holder of the Old Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company. Proceeds from the offering of the Old Notes (the "Offering") were used by Moog to finance a recapitalization (the "Recapitalization"). See "The Recapitalization." The Company will not receive any proceeds from the Exchange Offer, and no underwriter is being utilized in connection with the Exchange Offer.

     After completion of the Exchange Offer, Old Notes which have not been exchanged for New Notes will remain outstanding. See
"Risk Factors--Consequences of Failure to Exchange."

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE
COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES
IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE
THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE
SKY LAWS OF SUCH JURISDICTION.

     Prior to the Exchange Offer, there has been no public market for the Old Notes or New Notes. If a market for the New Notes should develop, the New Notes could trade at a discount from their principal amount. The Company does not presently intend to list the New Notes on any stock exchange or trading market.
There can be no assurance that an active public market for the New Notes will develop.

     The Company has been advised by Morgan Stanley & Co. Incorporated, the placement agent of the Old Notes (the "Placement Agent"), that, following completion of the Exchange Offer, it intends to make a market in the New Notes; however, it is under no obligation to do so and any market-making activities with respect to the New Notes may be discontinued at any time.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference into this Prospectus the following documents or information filed with the
Commission:

     (a)  Items 10, 11 and 13 of the Company's Annual Report on
Form 10-K for the fiscal year ended September 30, 1995 (the "Form
10-K"); and

     (b)  all documents filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), on or after the date of this Prospectus and prior to the termination of the offering made hereby.

     Any statement contained herein or in any documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a subsequent statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST FROM WILLIAM P. BURKE, TREASURER OF THE COMPANY AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES LOCATED AT SENECA STREET AND JAMISON ROAD, EAST AURORA, NEW YORK 14052-0018, TELEPHONE NUMBER
(716) 652-2000. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BY 5 DAYS PRIOR TO EXPIRATION DATE.

                      AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files periodic reports, proxy statements and other information with the Commission. Reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street,

N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

     This Prospectus constitutes a part of a registration statement (the "Registration Statement") filed by the Company with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto and reference is hereby made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

     The Indenture (as defined) provides that the Company will furnish copies of the periodic reports required to be filed with the Commission under the Exchange Act to the holders of the Notes. If the Company is not subject to the periodic reporting and informational requirements of the Exchange Act, it will, to the extent such filings are accepted by the Commission, and whether or not the Company has a class of securities registered under the Exchange Act, file with the Commission, and provide the Trustee and the holders of the Notes within 15 days after such filings with, annual reports containing the information required to be contained in Form 10-K promulgated under the Exchange Act, quarterly reports containing the information required to be contained in Form 10-Q promulgated under the Exchange Act and from time to time such other information as is required to be contained in Form 8-K promulgated under the Exchange Act. If filing such reports with the Commission is not accepted by the Commission or prohibited by the Exchange Act, the Company will also provide copies of such reports, at its cost, to prospective purchasers of the Notes promptly upon written request.

                             SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the Consolidated Financial Statements of the Company, including the related notes, appearing elsewhere in this prospectus. As used in this prospectus, "Moog" and the "Company" refer to Moog Inc., a New York corporation, and its subsidiaries.

     Market data and certain industry forecasts used throughout this prospectus were obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, internal surveys, industry forecasts and market research, while believed to be reliable, have not been independently verified, and the Company makes no representation as to the accuracy of such information.

                           THE COMPANY

     The Company, founded in 1951, is a leading worldwide designer and manufacturer of a broad range of high performance, precision motion and fluid control products and systems for aerospace and industrial applications. Moog's servoactuation systems are critical to the flight control of commercial and military aircraft, in controlling the thrust of space launch vehicles, steering tactical and strategic missiles, positioning satellites, and in a wide variety of electric and hydraulic industrial applications that require the precise control of position, velocity and force. Moog is the recognized worldwide technological leader in the precision controls market.

     In recent years the Company has expanded its product lines through design and product innovations and through the acquisition (the "Acquisition") in 1994 of certain servoactuation product lines of AlliedSignal Inc. ("AlliedSignal"). In the fiscal year ended September 30, 1995, Moog's sales and EBITDA (as defined herein) were $374.3 million and $46.0 million, respectively. In fiscal 1995, 51% of the Company's sales were to commercial aerospace and industrial customers and 49% were to government and military customers.

Products, Customers and Markets

     The Company traces its origins to a single product, the electrohydraulic servovalve. Capable of controlling high pressure hydraulic fluid, the servovalve responds to electrical command signals which, when received, initiate a desired mechanical movement. From this single component, the Company's product lines and technological base have grown to include a broad range of electrohydraulic, electromechanical, electropneumatic and electric drive servoactuation systems and components. While the original applications for servovalves and servoactuation systems were in the aerospace industry, the Company and a wide variety of industrial machinery manufacturers throughout the world quickly recognized the benefits of using the Moog servovalve as a key component in automation.

     The Company believes that it is the recognized technology leader and is the market leader in terms of sales in four of its five principal product lines: commercial aircraft, military aircraft, space and missiles and industrial hydraulic controls. Described below are the Company's principal product lines and markets.

     Commercial Aircraft. In the market for commercial aircraft controls ("Commercial Aircraft"), Moog supplies technologically advanced primary and secondary flight controls and engine controls to the major prime aircraft and engine manufacturers. Moog provides flight controls to The Boeing Corporation ("Boeing") for use on its 747, 757, 767 and 777 aircraft pursuant to exclusive contracts which contain pre-determined prices. The Boeing 747, 757 and 767 contracts run through 2002, while the Boeing 777 contract runs through 2006. Moog is also a supplier of servovalves on all Airbus Industries ("Airbus") models as well as flight control actuators on the A330 and A340. In addition, the Company supplies a wide range of servovalves or servoactuators for the McDonnell Douglas Corporation ("McDonnell Douglas") MD-11, the Boeing 737, the Gulfstream Aerospace Corporation ("Gulfstream") II, III and IV, and other business and regional aircraft. Sales in the Commercial Aircraft market represented approximately 20% of Moog's fiscal 1995 sales.

     Military Aircraft. In the market for military aircraft controls ("Military Aircraft"), Moog supplies products similar to those supplied to the Commercial Aircraft market, with additional emphasis on technological performance, weight minimization and combat survivability. Major programs on which Moog is represented include the F-14, F-15, F-16, F/A-18 C/D, F/A-18 E/F, B-2 and
Taiwanese IDF. In addition, Moog is the principal source of "fly-by-wire" flight controls for helicopters, and has incorporated these advanced systems into the newly developed V-22 Osprey tiltrotor aircraft as well as the Army's Comanche helicopter. Military Aircraft accounted for approximately 35% of Moog's fiscal 1995 sales. As used in this prospectus, Military Aircraft and Commercial Aircraft are referred to together as "Aircraft Controls."

     Space and Missiles. Moog manufactures motion, fluid and propellant controls and systems which are used to control the flight and positioning of satellites, launch vehicles, the Space Shuttle and missiles. The Company believes it has the leading market share in satellite propulsion and strategic missile and launch vehicle thrust vector control ("TVC") systems, and is the technological leader in electric propulsion, gel propellant controls, thrusters and valves. Approximately 12% of Moog's fiscal 1995 sales were in the market for space and missiles controls ("Space and Missiles"). As used in this prospectus, Space and Missiles and Aircraft Controls are referred to together as "Aerospace."

     Industrial Hydraulics. The Company serves the market for industrial hydraulic controls ("Industrial Hydraulics") primarily through the manufacture of over 15,000 custom designed variations of precision heavy-duty industrial servovalves. Moog believes it is the recognized world leader in terms of breadth of product offering, technology and market share for industrial servovalves. The Company estimates that customers for this product line include over 1,500 manufacturers of automated industrial machinery in which Moog servovalves are the key elements providing interfaces between the customer's control electronics and motion producing hydraulic systems. Sample applications include plastic injection and blow molding machines, industrial steam and gas turbines, steel rolling mills, sawmill equipment, metal forming presses, mobile and marine equipment and fatigue testing machines. Moog's strength in this market is derived from its engineering expertise and proven capability in solving complex motion control problems. Moog's sales in the Industrial Hydraulics market accounted for approximately 20% of its fiscal 1995 sales.

     Industrial Electrics. Moog's primary products in the market for industrial electric controls ("Industrial Electrics") are high performance, custom designed brushless DC motors, motor controllers and microprocessor based machine controls. The customers for these products are high performance machinery manufacturers throughout the world who require control systems and electric drives that improve the speed, accuracy, quality and reliability of their machinery. Applications for the Company's products include plastic injection and blow molding machines, material handling robots, rug manufacturing, packaging equipment, and other specialty machines. The Company's electric control technology has recently been adapted for gun turret controls on military ground vehicles and forms the basis for Moog's complete line of electrically driven motion platforms used in the small but rapidly growing entertainment simulation market. Approximately 13% of Moog's fiscal 1995 sales were in the Industrial Electrics market. Industrial Electrics and Industrial Hydraulics are referred to together in this prospectus as "Industrial Controls."

Business Strategy

     The Company's objective is to enhance its present global leadership positions in Aerospace and Industrial Controls. Key elements of the Company's principal business strategy include:

     Enhance Market Leadership. The Company focuses on high-end precision control markets. In product areas representing approximately 87% of its fiscal 1995 sales, the Company believes it is the technological leader and the market leader in terms of sales. In Aircraft Controls, Moog is the recognized world leader in technologically advanced control systems and components that are custom designed to perform to exacting specifications. The Company also believes that it is the largest supplier of flight controls and servovalves to the worldwide Aerospace market. Due to Moog's proven ability to meet or exceed the original equipment manufacturers' ("OEMs") technological specifications, the Company is a sole source supplier of certain flight controls for both the B-2 and V-22, as well as Boeing's 747, 757, 767 and 777 aircraft. In industrial servovalves, the Company estimates it currently has a 35% share of the worldwide market. Moog continually improves its line of servovalves and servoactuators to provide its customers with the optimal solution in terms of performance, price and quality.

     Continually Broaden Product Lines and Applications. The Company's growth is principally attributable to its strategy of continually broadening its technology, products and product applications. Moog's capabilities extend to the design and production of electrohydraulic, electromechanical and electropneumatic systems and components. In addition, as a result of the Acquisition, the Company now offers one of the broadest Aircraft Controls product lines in the industry. In Industrial Controls, the Company provides increasingly intelligent digital controls as part of its electric drive systems and as a complement to its hydraulic controls. The Company believes that its diverse product applications and integrated approach to product development and testing provide it with competitive advantages over rival suppliers.

     Maintain Stability and Diversity of Customer Relationships. Over the last decade, the Company has never been replaced as the supplier of a commercial or miliary flight control system for which it was the original supplier to the OEM. Moog's success in obtaining and retaining long-term OEM contracts is directly attributable to the Company's practice of working closely with its customers from the design phase, through production and aftermarket support. In addition, the Company markets its products to a broad range of commercial, industrial and government customers. For example, Moog's industrial customer base consists of more than a thousand machinery manufacturers throughout the world, in plastics, packaging, fatigue testing equipment, steel and metals production, wood processing and general manufacturing. The Company's sales diversity in both geography and product applications can mitigate the effects of specific regional or capital goods spending cycles.

     Provide Superior Aftermarket Service. The Company aggressively markets spares, parts and repair services directly to its Aerospace and Industrial Controls customers ("Aftermarket"), through its extensive network of international subsidiaries. Aftermarket sales are generally more profitable and less volatile than other sales. For fiscal 1995, the Company's Aftermarket sales represented approximately 14% of sales, which the Company estimates to be approximately double its fiscal 1992 Aftermarket sales, reflecting increases in the Company's installed base and its focus on Aftermarket sales opportunities resulting from the Acquisition.

Growth Opportunities

     The Company believes that its established strategy, the product lines acquired in the Acquisition, and anticipated growth in its Aerospace and Industrial Controls markets provide it with a platform to increase sales and profitability.

     Growing Commercial Aircraft Market. According to recent widely published reports, Boeing has forecasted that commercial passenger miles are expected to grow at 5.1% per annum over the next 20 years, with the market doubling from 1994 to 2000. According to such reports, as a result of this expected increase in demand, combined with the need to replace aircraft which are aging, uneconomical to operate or do not meet stringent noise control regulations, the airlines are expected to purchase approximately 16,000 new aircraft during the next 20 years. With approximately 20% of the Company's fiscal 1995 sales derived from the Commercial Aircraft market, and with its established position as a preferred supplier on growing programs at Boeing and other aerospace OEMs, the Company is well-positioned to capitalize on this expected growth.

     Growing Demand for Industrial Controls. Industrial Controls represented approximately 33% of the Company's fiscal 1995 sales, the substantial majority of which were in international markets. The Company has only recently targeted the U.S. market, and expects to make significant inroads in this market by utilizing its existing design, marketing, engineering and service capabilities in conjunction with its low-cost overseas manufacturing facilities. The Company anticipates long-term growth in the Industrial Controls markets based upon expected increases in demand in Asian markets and the trend toward greater automation worldwide.

     Expanding Aftermarket Opportunities. The Company derived approximately 14% of its fiscal 1995 sales directly from Aftermarket business. As its installed product base continues to increase, the Company expects Aftermarket sales to increase both in absolute terms and as a percentage of total sales. The Company is the principal provider of Aftermarket support for its installed base of products and systems because of the rigid specifications and high technological content of the Company's products and its rapid customer response time.

     Increasing Numbers of New Satellites. The Company expects new satellite launches to increase due to the growing demand for communications-related satellites. Moog's wide range of zero-defect products, quality reputation, technical depth, customer support and leading market share position it to capitalize on this growth.

     Continuing Technological Innovation. New product introductions have been and will continue to be an important part of the Company's growth. Company-funded research and development has averaged $17.1 million annually for the past five years, and the Company estimates that customer-funded design and development averaged $26.4 million over the same period. The Company is also working on a wide range of technologies and new applications for various customers. These efforts will enable the Company to enhance its position as a leading edge technology company.

                      THE RECAPITALIZATION

     On May 14, 1996, the Company completed a recapitalization
(the "Recapitalization") which is expected to increase its operating and financial flexibility. The principal elements of the Recapitalization were:

     (1)  The amendment on May 13, 1996 and March 22, 1996 of the
     Company's secured U.S. revolving credit and term loan facility (the "Bank Credit Facility") pursuant to which the lenders thereunder consented to consummation of the Recapitalization and the parties agreed to amend certain financial covenants.

     (2)  The redemption (the "Debenture Redemption") on
     April 26, 1996 of the Company's 9-7/8% Convertible Subordinated Debentures due 2006 (the "9-7/8% Convertible Debentures") using funds available under the Bank Credit Facility. Of the total principal balance outstanding of $18.0 million on April 26, 1996, principal of $17.9 million was redeemed with $.1 million of principal converted into 6,204 shares of Class A Common Stock.

     (3)  The completion on May 14, 1996 of the Offering of Old
     Notes, the proceeds of which were approximately
     $116.3 million, net of discounts, commissions and expenses of the Offering. The Company used such net proceeds to:

          (a) Repurchase 714,600 shares of its Class A Common Stock, representing 11.8% of the outstanding shares of Class A Common Stock (9.3% of total Common Stock outstanding), from Seneca Foods Corporation for a purchase price of $12.9 million, or $18 per share;

          (b) Prepay in its entirety the principal balance of $16.4 million on the Company's 10-1/4% Senior Secured
          Note due 2001 (the "10-1/4% Note");

          (c) Repay approximately $86.5 million of its revolving borrowings under the Bank Credit Facility, which includes $17.9 million borrowed for the Debenture
          Redemption; and

          (d) Pay prepayment and amendment fees of $.5 million incurred in connection with the Recapitalization.


           SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

     The Exchange Offer relates to the exchange of up to $120 million aggregate principal amount of Old Notes for an equal aggregate principal amount of New Notes. The New Notes are obligations of the Company entitled to the benefits of the Indenture relating to the Old Notes. The form and terms of the New Notes are the same as the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act, and following the completion of the Exchange

Offer, the Notes generally will not be entitled to a contingent increase in the interest rate otherwise provided under certain circumstances.

The Exchange Offer........    $1,000 principal amount of New
                              Notes will be issued in exchange
                              for each $1,000 principal amount of
                              Old Notes validly tendered pursuant
                              to the Exchange Offer.  As of the
                              date hereof, $120 million in
                              aggregate principal amount of Old
                              Notes are outstanding.  The Company
                              will issue the New Notes to
                              tendering holders of Old Notes on
                              or promptly after the Expiration
                              Date.

Resale of the New Notes...    Based on interpretations by the
                              staff of the Commission set forth
                              in no-action letters issued to
                              third parties, the Company believes
                              that New Notes issued pursuant to
                              the Exchange Offer in exchange for
                              Old Notes may be offered for
                              resale, resold and otherwise
                              transferred by any holder thereof
                              (other than (i) a broker-dealer who
                              purchased such Old Notes directly
                              from the Company for resale
                              pursuant to Rule 144A or any other
                              available exemption under the
                              Securities Act or (ii) a person
                              that is an "affiliate" of the
                              Company within the meaning of
                              Rule 405 under the Securities Act)
                              without compliance with the
                              registration and prospectus
                              delivery provisions of the
                              Securities Act, provided that the
                              holder is acquiring the New Notes
                              in its ordinary course of business
                              and is not participating, and has
                              no arrangement or understanding
                              with any person to participate, in
                              the distribution of the New Notes.
                              In the event that the Company's
                              belief is inaccurate, holders of
                              New Notes who transfer New Notes in
                              violation of the prospectus
                              delivery provisions of the
                              Securities Act and without an
                              exemption from registration
                              thereunder may incur liability
                              under the Securities Act.  The
                              Company does not assume or
                              indemnify holders against such
                              liability.

                              Each broker-dealer that receives
                              New Notes in exchange for Old Notes
                              held for its own account, as a
                              result of market-making activities
                              or other trading activities, must
                              acknowledge that it will deliver a
                              prospectus in connection with any
                              resale of such New Notes.  The
                              Letter of Transmittal states that
                              by so acknowledging and by
                              delivering a prospectus, such
                              broker-dealer will not be deemed to
                              admit that it is an "underwriter"
                              within the meaning of the
                              Securities Act.  This Prospectus,
                              as it may be amended or
                              supplemented from time to time, may
                              be used by such broker-dealer in
                              connection with resales of New
                              Notes received in exchange for Old
                              Notes.  The Company has agreed
                              that, for a period of 90 days after
                              the date of this Prospectus, it
                              will make this Prospectus and any
                              amendment or supplement to this
                              Prospectus available to any such
                              broker-dealer for use in connection
                              with any such resales.  See "Plan
                              of Distribution."  The Company
                              believes that no registered holder
                              of the Old Notes is an affiliate
                              (as such term is defined in
                              Rule 405 of the Securities Act) of
                              the Company.

                              This Exchange Offer is not being
                              made to, nor will the Company
                              accept surrenders for exchange
                              from, holders of Old Notes in any
                              jurisdiction in which this Exchange
                              Offer or the acceptance thereof
                              would not be in compliance with the
                              securities or blue sky laws of such
                              jurisdiction.

Expiration of Exchange
  Offer...................    5:00 p.m., New York City time, on
                              August 19, 1996, unless the
                              Exchange Offer is extended, in
                              which case the term "Expiration
                              Date" means the latest date and
                              time to which the Exchange Offer is
                              extended.  See "The Exchange
                              Offer--Expiration Date; Extensions;
                              Amendments."

Accrued Interest on the
  New Notes and the
  Old Notes...............    The New Notes bear interest from
                              May 10, 1996.  Holders of Old Notes
                              whose Old Notes are accepted for
                              exchange will be deemed to have
                              waived the right to receive any
                              payment in respect of interest on
                              such Old Notes accrued from May 10,
                              1996 to the date of the issuance of
                              the New Notes.  Consequently,
                              holders who exchange their Old
                              Notes for New Notes will receive
                              the same interest payment on
                              November 1, 1996 (the first
                              interest payment date with respect
                              to the Old Notes and the New Notes)
                              that they would have received had
                              they not accepted the Exchange
                              Offer.  See "The Exchange Offer--
                              Interest on the New Notes."

Termination of the Exchange
  Offer...................    The Exchange Offer shall not be
                              subject to any conditions, other
                              than (i) that the Exchange Offer
                              does not violate applicable law or
                              any applicable interpretation of
                              the Staff of the SEC, (ii) that no
                              action or proceeding shall have
                              been instituted or threatened in
                              any court or by or before any
                              governmental agency or body with
                              respect to the Exchange Offer,
                              (iii) that there shall not have
                              been adopted or enacted any law,
                              statute, rule or regulation that
                              would render the Exchange Offer
                              illegal, and (iv) such other
                              conditions as may be reasonably
                              acceptable to the Placement Agent
                              which, in the Company's judgment,
                              would reasonably be expected to
                              impair the ability of the Company
                              to proceed with the Exchange Offer.
                              There can be no assurance that any
                              such condition will not occur.
                              Holders of Old Notes will have
                              certain rights against the Company
                              under the Registration Rights
                              Agreement should the Company fail
                              to consummate the Exchange Offer.
                              See "The Exchange Offer--General"
                              and "--Termination."

Procedures for Tendering Old
  Notes...................    Each holder of Old Notes wishing to
                              accept the Exchange Offer must
                              complete, sign and date the Letter
                              of Transmittal, or a facsimile
                              thereof, in accordance with the
                              instructions contained herein and
                              therein, and mail or otherwise
                              deliver such Letter of Transmittal,
                              or such facsimile, together with
                              any other required documentation,
                              to Fleet National Bank, as Exchange
                              Agent, at the address set forth
                              herein and therein.  See "The
                              Exchange Offer--Procedures for
                              Tendering."

                              By executing the Letter of
                              Transmittal, each holder will
                              represent to the Company that,
                              among other things, (i) the New
                              Notes acquired pursuant to the
                              Exchange Offer are being obtained
                              in the ordinary course of business
                              of the person receiving such New
                              Notes, whether or not such person
                              is the holder, (ii) neither the
                              holder nor any such other person
                              has an arrangement or understanding
                              with any person to participate in
                              the distribution of such New Notes
                              and (iii) neither the holder nor
                              any such other person is an
                              "affiliate," as defined in Rule 405
                              under the Securities Act, of the
                              Company or, if an affiliate, such
                              holder will comply with the
                              registration and prospectus
                              delivery requirements of the
                              Securities Act to the extent
                              applicable.

Special Procedures for
  Beneficial Holders......    Any beneficial holder whose Old
                              Notes are registered in the name of
                              a broker, dealer, commercial bank,
                              trust company or other nominee and
                              who wishes to tender in the
                              Exchange Offer should contact such
                              registered holder promptly and
                              instruct such registered holder to
                              tender on its behalf.  If such
                              beneficial holder wishes to tender
                              on his own behalf, such beneficial
                              holder must, prior to completing
                              and executing the Letter of
                              Transmittal and delivering its Old

                              Notes, either make appropriate
                              arrangements to register ownership
                              of the Old Notes in such holder's
                              name or obtain a properly completed
                              bond power from the registered
                              holder.  The transfer of record
                              ownership may take considerable
                              time.  See "The Exchange Offer--
                              Procedures for Tendering."

Guaranteed Delivery
  Procedures..............    Holders of Old Notes who wish to
                              tender their Old Notes and whose
                              Old Notes are not immediately
                              available or who cannot deliver
                              their Old Notes (or who cannot
                              complete the procedure for book-
                              entry transfer on a timely basis)
                              and a properly completed Letter of
                              Transmittal or any other documents
                              required by the Letter of
                              Transmittal to the Exchange Agent
                              prior to the Expiration Date may
                              tender their Old Notes according to
                              the guaranteed delivery procedures
                              set forth in "The Exchange Offer--
                              Guaranteed Delivery Procedures."

Withdrawal Rights.........    Tenders of Old Notes may be
                              withdrawn at any time prior to
                              5:00 p.m., New York City time, on
                              the Expiration Date.  See "The
                              Exchange Offer--Withdrawal of
                              Tenders."

Acceptance of Old Notes and
  Delivery of New Notes...    Subject to certain conditions (as
                              summarized above in "Termination of
                              the Exchange Offer" and described
                              more fully under "The Exchange
                              Offer--Termination"), the Company
                              will accept for exchange any and
                              all Old Notes which are properly
                              tendered in the Exchange Offer and
                              not validly withdrawn prior to
                              5:00 p.m., New York City time, on
                              the Expiration Date.  The New Notes
                              issued pursuant to the Exchange
                              Offer will be delivered promptly
                              following the Expiration Date.  See
                              "The Exchange Offer--General."

Certain Tax
  Considerations..........    The exchange pursuant to the
                              Exchange Offer should not be a
                              taxable event for federal income
                              tax purposes.  See "Certain Federal
                              Tax Considerations."

Exchange Agent............    Fleet National Bank, the Trustee
                              under the Indenture, is serving as
                              exchange agent (the "Exchange
                              Agent") in connection with the
                              Exchange Offer.  The address of the
                              Exchange Agent is:  Fleet National
                              Bank, Corporate Trust Operations,
                              777 Main Street, Lower Level,
                              CTMO 0224, Hartford, Connecticut
                              06115, Attention:  Patricia
                              Williams.  For information with
                              respect to the Exchange Offer, the
                              telephone number for the Exchange
                              Agent is (860) 986-1271 and the
                              facsimile number for the Exchange
                              Agent is (860) 986-7908.

Use of Proceeds...........    There will be no cash proceeds
                              payable to the Company from the
                              issuance of the New Notes pursuant
                              to the Exchange Offer.  The
                              proceeds to the Company from the
                              sale of the Old Notes were
                              approximately $116.3 million, net
                              of discounts, commissions and
                              estimated expenses of the Offering.
                              Such proceeds were used to finance
                              the Recapitalization.  See "The
                              Recapitalization."

              SUMMARY DESCRIPTION OF THE NEW NOTES

Notes Offered.............    $120 million principal amount of
                              10% Series B Senior Subordinated
                              Notes due 2006.

Maturity Date.............    May 1, 2006

Interest Payment Dates.....   May 1 and November 1 of each year,
                              commencing November 1, 1996.

Optional Redemption.......    The Notes are redeemable at the
                              option of the Company, in whole or
                              in part, on or after May 1, 2001,
                              at the redemption prices set forth
                              herein, together with accrued and
                              unpaid interest to the date of
                              redemption.

Mandatory Redemption......    None.

Change of Control.........    Upon the occurrence of a Change of
                              Control, each holder of the Notes
                              shall have the option to require
                              the Company to repurchase such
                              holder's Notes at a redemption
                              price equal to 101% of the
                              principal amount thereof, plus
                              accrued interest to the date of
                              redemption, pursuant to a Change of
                              Control Offer to be made by the
                              Company.  See "Description of the
                              New Notes--Certain Definitions" for
                              the definition of a Change of
                              Control.

Ranking...................    The Notes are unsecured senior
                              subordinated obligations of the
                              Company and are subordinated to all
                              existing and future Senior
                              Indebtedness of the Company,
                              including indebtedness under the
                              Bank Credit Facility.  As of
                              March 31, 1996, after giving pro
                              forma effect to the
                              Recapitalization, the aggregate
                              outstanding principal amount of
                              Senior Indebtedness of the Company
                              would have been approximately
                              $91.3 million.  In addition, the
                              Notes are effectively subordinated
                              to the obligations of the Company's
                              subsidiaries.  As of March 31,
                              1996, after giving pro forma effect
                              to the Recapitalization, the
                              Company's subsidiaries would have
                              had approximately $22.6 million of
                              indebtedness outstanding.  Subject
                              to certain limitations, the Company
                              and its Restricted Subsidiaries may
                              incur additional indebtedness in
                              the future.  See "Risk
                              Factors--Leverage" and "--Ranking
                              of the Notes."

Certain Covenants.........    The Indenture contains certain
                              covenants, including, without
                              limitation, covenants with respect
                              to the following matters:
                              (i) limitation on indebtedness;
                              (ii) limitation on other senior
                              subordinated indebtedness;
                              (iii) limitation on restricted
                              payments; (iv) limitation on
                              issuance of restricted subsidiary
                              stock and indebtedness;
                              (v) limitation on transactions with
                              affiliates; (vi) limitation on
                              liens securing pari passu or
                              subordinated indebtedness;
                              (vii) limitation on disposition of
                              proceeds from asset sales;
                              (viii) limitation on dividends and
                              other payment restrictions
                              affecting restricted subsidiaries;
                              and (ix) restrictions on mergers
                              and certain transfers of assets.
                              See "Description of the New Notes--
                              Certain Covenants."

Registration Rights.......    In connection with the sale of the
                              Old Notes, the Company agreed in
                              the Registration Rights Agreement
                              to use its best efforts to cause
                              the registration statement (the
                              "Registration Statement") of which
                              this Prospectus is a part to become
                              effective with respect to a
                              registered offer to exchange the
                              Old Notes (the "Exchange Offer")
                              for the New Notes and to consummate
                              the Exchange Offer by November 10,
                              1996.

                              In the event that the Company
                              determines that the Exchange Offer
                              may not be consummated, if the
                              Exchange Offer is not consummated
                              by November 10, 1996, or if counsel
                              to the Placement Agent under
                              certain circumstances opines that
                              the Placement Agent cannot resell
                              the Notes without so registering,
                              the Company will use its best
                              efforts to file a shelf
                              registration statement with respect
                              to the resale of the Old Notes (the
                              "Shelf Registration Statement"),
                              and to keep the Shelf Registration
                              Statement effective until May 14,
                              1999 or such shorter period as may
                              be necessary for the resale of all
                              Old Notes pursuant thereto.

                              In the event that the Exchange
                              Offer is not consummated or a Shelf
                              Registration Statement with respect
                              to resales of the Old Notes is not
                              declared effective by November 10,
                              1996, the interest rate borne by
                              the Old Notes shall be permanently
                              increased to 10-1/2%.  See "The
                              Exchange Offer."

For further information regarding the Notes, see "Description of the New Notes."

                          RISK FACTORS

     Prospective investors should consider carefully certain matters relating to an investment in the Notes. See "Risk
Factors."

                SUMMARY HISTORICAL AND PRO FORMA
               CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth summary historical and pro forma consolidated financial and operating information of the Company for the periods indicated. The historical financial information for each of the three years ended September 30, 1995, except data presented under the caption "Key Operating Data", has been derived from the Company's audited consolidated financial statements. The historical financial information for each of the six month periods ended March 31, 1995 and 1996 (except data presented under the caption "Key Operating Data") and the Balance Sheet Data as of March 31, 1996, have been derived from the unaudited consolidated condensed financial statements of the Company. See "Selected Consolidated Financial and Operating Data." The pro forma financial information for the fiscal year ended September 30, 1995 and for the six months ended March 31, 1996 and the As Adjusted Balance Sheet Data as of March 31, 1996 are based upon the historical consolidated financial information, as adjusted, to reflect the consummation of all the transactions completed as a result of the Recapitalization. See "The Recapitalization."

                         Years Ended September 30,                  Six Months Ended March 31,
                                                     1995                              1996
                       1993      1994      1995    Pro Forma(1)    1995      1996    Pro Forma(1)
                                                                 (unaudited)
                                   (in thousands, except ratio data)
Statements of Income:
Net sales(2)          $293,680  $307,370  $374,284  $374,284      $178,289  $200,055   $200,055

Other income             2,663     2,489     2,166     2,166           920     1,356      1,356
                      ________  ________  ________  ________      ________  ________   ________
                       296,343   309,859   376,450   376,450       179,209   201,411    201,411
                      ________  ________  ________  ________      ________  ________   ________
Costs and expenses:
  Cost of sales        206,985   213,530   265,033   265,033       125,106   139,205    138,951
  Research and
    development
    expenses            16,128    18,668    15,783    15,783         8,292     8,685      8,685
  Selling, general and
    administrative
    expenses            52,723    58,324    68,457    68,735        33,057    37,443     37,582
  Interest expense      10,974    11,402    17,492    20,386         8,699     8,301      9,974
  Foreign currency
    exchange loss
    (gain)                  60      (451)      143       143           (67)     (152)      (152)
  Other expenses           853       665       752       752           176       272        272
  Inventory obsolescence
    charge(3)               --     2,574        --        --            --        --         --
  Restructuring
    charge(3)               --     2,107        --        --            --        --         --
                      ________  ________  ________  ________      ________  ________   ________
                       287,723   306,819   367,660   370,832       175,263   193,754    195,312
                      ________  ________  ________  ________      ________  ________   ________
Earnings before income
  taxes, extraordinary
  item and cumulative
  effect of change in
  accounting principle   8,620     3,040     8,790     5,618         3,946     7,657      6,099
Income taxes             3,502     1,422     1,029      (145)          799     2,263      1,687
                      ________  ________  ________  ________      ________  ________   ________



Earnings before
  extraordinary item and
  cumulative effect of
  change in accounting
  principle              5,118     1,618     7,761     5,763         3,147     5,394      4,412
Extraordinary item, loss
  from early
  extinguishment of debt,
  net of income
  taxes(4)                (357)       --        --        --            --        --         --
Cumulative effect of
  change in accounting
  principle(5)              --       505        --        --            --        --         --
Net earnings            $4,761    $2,123    $7,761    $5,763        $3,147    $5,394     $4,412
                      ========  ========  ========  ========      ========  ========   ========
Net earnings per share  $  .62    $  .27    $ 1.00    $  .82        $  .41    $  .70     $  .63
                      ========  ========  ========  ========      ========  ========   ========
Key Operating Data:
EBITDA(6)              $35,215   $34,823   $45,957   $45,957       $22,479   $25,871    $26,125
EBITDA as a percentage
  of net sales           12.0%     11.3%     12.3%     12.3%         12.6%     12.9%      13.1%
Ratio of total debt to
  EBITDA(7)               3.9x      5.9x      4.1x      4.5x            --        --         --
Ratio of EBITDA to
  total interest
  expense                 3.2x      3.1x      2.6x      2.3x          2.6x      3.1x       2.6x
Capital expenditures   $10,216    $8,893   $10,232   $10,232        $3,725    $5,372     $5,372
Depreciation &
  amortization          15,621    15,700    19,675    19,953         9,834     9,913     10,052
Backlog(8)             181,081   217,261   237,941   237,941       216,966   247,260    247,260
Ratio of earnings to
  fixed charges(9)        1.6x      1.2x      1.4x      1.2x          1.4x      1.8x       1.5x



                                        As of March 31, 1996

                                        Actual    As Adjusted(10)
                                      (unaudited)
Balance Sheet Data:
Working capital                         $173,262      $177,771
Property, plant and equipment, net       135,335       135,335
Total assets                             438,403       441,843
Total debt                               194,313       211,309
Total shareholders' equity               110,975        97,728
__________________

     (1) The pro forma adjustments are based upon currently available information and certain assumptions that management believes to be reasonable. Pro forma amounts show the effect on the Statements of Income and Key Operating Data assuming that $120,000 of Notes had been sold on October 1, 1994 (for September 30, 1995 pro forma) and October 1, 1995 (for the March 31, 1996 pro forma) and that net proceeds of $116,250 were used to repurchase 714,600 shares of the Company's Class A Common Stock ($12,863 for both periods), prepay the balances outstanding on the 10-1/4% Note ($20,000 and $18,350, respectively), redeem the 9-7/8% Convertible Debentures ($20,658 and $19,258, respectively), and pay prepayment fees on the 10-1/4% Note and an amendment fee on the Bank Credit Facility ($770 and $557, respectively), with the remainder used to repay outstanding revolving borrowings under the Bank Credit Facility ($61,959 and $65,222, respectively). For purposes of these pro forma adjustments, it is assumed that $142 of the outstanding 9-7/8% Convertible Debentures were converted into 6,204 shares of Class A Common Stock prior to the consummation of the Debenture Redemption. The amounts of borrowing repayments in these pro forma adjustments differ from the estimated amounts set forth under "The Recapitalization" and in the March 31, 1996 As Adjusted Balance Sheet Data due to the different time periods involved.

          The net increases in selling, general and administrative expense for the pro forma periods ended September 30, 1995 and March 31, 1996, respectively, reflect a pretax increase in expense ($375 and $187, respectively) for the incremental amortization of $3,750 of discounts, commissions and estimated expenses associated with the sale of the Notes over their 10 year life and a reduction in expense ($97 and $48, respectively) for the lower amortization expense due to the write-off of deferred debt issue costs associated with the 10-1/4% Note and the 9-7/8% Convertible Debentures. The deferred debt issue costs related to the 10-1/4% Note and the 9-7/8% Convertible Debentures, together with the prepayment fee associated with the 10-1/4% Note, will be charged to earnings in the fiscal year the respective debt repayments occur; such charges have not been reflected in the Pro Forma Statements of Income.

          The increases in interest expense for the pro forma periods ended September 30, 1995 and March 31, 1996 reflect the estimated interest expense associated with the Notes, partly offset by reduced interest expense on debt repayments.

          The reduction in cost of sales of $254 for the pro forma six-month period ended March 31, 1996 reflects the reduction in profit share expense due to the pro forma increases discussed above for the same pro forma period. Profit share did not effect the pro forma period ended September 30, 1995.

          The pro forma adjustments for income taxes have been determined using an estimated domestic effective tax rate of 37.0%.

          Fully diluted earnings per share for the pro forma six-month period ended March 31, 1996 would be $0.61.

          The pro forma financial information does not purport to represent the Company's results of operations if the Recapitalization had in fact been consummated on either
          October 1, 1994 or October 1, 1995.

     (2) Net sales in fiscal 1994 and 1995 include $22,400 and $95,000, respectively, related to the Acquisition.

     (3) Restructuring and inventory obsolescence charges in 1994 relate to costs associated with workforce reductions and facility consolidations resulting from U.S. defense spending reductions and weak European capital goods markets.

     (4) The extraordinary item in fiscal 1993 represents the cost, net of income taxes, of extinguishing 12-7/8% notes in the amount of $10,200.

     (5) The cumulative effect of change in accounting principle in fiscal 1994 relates to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." In fiscal 1994, the Company also adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," with the cumulative effect of such adoption being amortized over 20 years.

     (6) EBITDA represents earnings before deducting interest expense, extraordinary items, the impact of the cumulative change in accounting principle, income tax expense, restructuring and inventory obsolescence charges in fiscal 1994, and depreciation and amortization expense. EBITDA is presented herein to facilitate a supplemental analysis of Moog's financial condition and is not intended to represent results of operations or cash flows in accordance with generally accepted accounting principles ("GAAP").

     (7) Ratio of total debt to EBITDA is not presented for the six month periods as it is not meaningful.

     (8) Backlog consists of that portion of open orders for which sales are expected to be recognized over the next twelve months.

     (9) For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary item and cumulative effect of change in accounting principle, income taxes and fixed charges. Fixed charges consist of interest expense, capitalized interest, implicit interest expense associated with operating leases, and amortization expense. Absent the restructuring and inventory obsolescence charges, the ratio of earnings to fixed charges in fiscal 1994 would have been 1.6.

     (10) The pro forma adjustments are based on currently available information and certain assumptions that management believes to be reasonable. The As Adjusted Balance Sheet Data as of March 31, 1996 reflects the sale of $120,000 in Notes as if it had occurred at that date, and the application of the net proceeds therefrom to repurchase 714,600 shares of the Company's Class A Common Stock ($12,863), prepay the balance outstanding on the 10-1/4% Note ($17,100), redeem the 9-7/8%
          Convertible Debentures ($17,858), and pay prepayment and amendment fees ($525), with the remainder ($67,904) used to reduce the outstanding balance on the Bank Credit Facility. The as adjusted amounts also reflect the reduction in shareholders' equity that would result from the after-tax write-off of deferred debt issue costs ($246), and prepayment fees ($280) associated with the Note Prepayment.

                          RISK FACTORS

     Prospective purchasers should consider carefully the following factors, as well as the other information contained in this prospectus, in evaluating an investment in the Notes.

Leverage

     At March 31, 1996, after giving effect to the Recapitalization, the Company would have had approximately $211.3 million of total indebtedness, and the percentage of total long term debt to total capitalization on a consolidated basis would have been approximately 67%. The degree to which the Company is leveraged could have important consequences to holders of the Notes, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes may be impaired, (ii) the Company's flexibility in planning for or reacting to changes in market conditions may be limited, and
(iii) the Company may be more vulnerable in the event of a downturn in its business. The Company expects that its cash flow from operations will be sufficient to cover its expenses, including fixed charges. However, the Company's ability to satisfy its obligations will be dependent upon the future performance of the Company, which will be subject to prevailing economic conditions and to financial, business and other factors, including factors beyond the control of the Company.

     As of March 31, 1996, the Company had $194.3 million in aggregate borrowings outstanding under its various credit facilities, and unused credit facilities of $52.2 million. All revolving borrowings under the Bank Credit Facility mature on October 1, 2000 and all term borrowings under the Bank Credit Facility will be repaid in quarterly installments ending on July 1, 2001. There can be no assurance that the Company will be able to either replace or refinance the Bank Credit Facility at maturity. Furthermore, because the Bank Credit Facility provides for interest at floating rates, the Company's financial performance may be adversely affected by fluctuations in interest rates.

Restrictions Imposed by the Bank Credit Facility and the
Indenture

     The Bank Credit Facility contains, and the Indenture will contain, certain restrictive covenants, including, among others, covenants limiting the Company's and certain of its subsidiaries' ability to incur additional indebtedness, pay dividends, make certain investments, consummate certain asset sales, enter into transactions with affiliates, incur liens, create restrictions on the ability of certain subsidiaries to pay dividends or make certain payments to the Company, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. Although the covenants are subject to various exceptions which are designed to allow the Company to operate without undue restraint, there can be no assurance that such covenants will not adversely affect its ability to finance future operations or capital needs or engage in other business activities which may be in the interest of the Company. In addition, the Company is required under the Bank Credit Facility to maintain specified financial ratios. See "Description of Bank Credit Facility." The ability of the Company to comply with such provisions may be affected by events beyond the Company's control. A breach of any of these covenants or the inability of the Company to comply with the required financial ratios could result in a default under the Bank Credit Facility, which would entitle the lenders to accelerate the maturity of the Bank Credit Facility, and could result in cross-defaults permitting the acceleration of other Senior Indebtedness or other indebtedness under other agreements. Such an event would adversely affect the Company's ability to make payments on the Notes.

Ranking of the Notes

     The Notes will be unsecured, general obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including indebtedness under the Bank Credit Facility. Amounts outstanding under the Bank Credit Facility are secured by (i) a first priority security interest in the Company's and its domestic subsidiaries' assets, and (ii) a pledge of stock of all the Company's domestic and foreign subsidiaries. At March 31, 1996, on a pro forma basis after giving effect to the Recapitalization, the Company (excluding its subsidiaries) would have had approximately
$188.7 million of Indebtedness outstanding, of which $68.7 million would have been Senior Indebtedness. In addition, at March 31, 1996, on a pro forma basis after giving effect to the Recapitalization, the Company (including its subsidiaries) would have had approximately $121.0 million of unused capacity under its various credit facilities. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company would be available to pay obligations on the Notes only after all Senior Indebtedness of the Company has been repaid in full. Consequently, sufficient assets may not exist to pay amounts due on the Notes. In addition, the subordination provisions of the Indenture provide that no cash payments may be made with respect to the Notes during the continuance of a payment default under any Senior Indebtedness of the Company. Furthermore, if certain nonpayment defaults exist with respect to certain Senior Indebtedness, the holders of such Senior Indebtedness would be able to prevent payments on the Notes for certain periods of time. See "Description of the Notes -- Ranking."

     In addition, the Notes will be effectively subordinated to all liabilities of the Company's subsidiaries, including trade payables. At March 31, 1996, on a pro forma basis after giving effect to the Recapitalization, the Company's subsidiaries would have had $64.4 million of liabilities, including $22.6 million of Indebtedness. The right of the Company to receive assets of any of its subsidiaries upon liquidation or reorganization of such subsidiary will be subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent the Company itself is recognized as a creditor of such subsidiary. See "Description of the Notes -- Ranking."

Competition

     The fluid and motion control systems business is highly competitive, and is characterized by changing technologies. Competition in each product line is based primarily upon design capability, product performance and life, service, price and delivery time. In certain product lines, technological considerations predominate over price considerations, and in others price considerations are paramount. While the Company believes that it competes effectively on all these bases, there can be no assurance that the Company will be able to maintain its technological leadership in its Aerospace and Industrial Hydraulics product lines, or that it will be able to continue to compete effectively on the basis of price.

     The Company competes with various large national and international companies, some of which are substantially larger than the Company and have greater financial and other resources. There can be no assurance that any of such competitors will not increase the resources devoted to the development and marketing, including discounting, of products competitive with those of the Company. See "Business -- Competition."

     In 1988, the Company's founder exchanged his stock in the Company for its domestic industrial business, named Moog Controls, Inc. ("MCI"), which was recently transferred to an unrelated company currently controlled by International Motion Controls ("IMC"). Competition between Moog and MCI is rapidly intensifying, and may have adverse effects on Moog's Industrial Controls business. See "Business -- Legal Proceedings."

Dependence on Defense Industry and Risks of Government
Contracting

     For the fiscal year ended September 30, 1995, approximately 49% of the Company's sales were derived from government contracts. For the foreseeable future, the Company expects that the percentage of its revenues attributable to such contracts will continue to be substantial. U.S. government expenditures for defense products may or may not decline after fiscal 1995. Any such reductions may or may not have an effect on the Company's programs; however, in the event expenditures for products of the type manufactured by the Company are reduced and not offset by greater foreign sales or other new programs or products, there will be a reduction in the volume of contracts or subcontracts awarded to the Company. Unless offset, such reductions could adversely affect the Company's earnings.

     In addition to its dependence on government contracts, the Company, like all government contractors, is subject to risks associated with such contracting, which include the potential for substantial civil and criminal fines and penalties for, among other matters, failure to follow procurement integrity and bidding rules, employing improper billing practices or otherwise failing to follow cost accounting standards, receiving or paying kickbacks or filing false claims. As a result of its government contracting business, the Company has been, and is expected to be, subjected to audits and investigations by government agencies. In addition to potential damage to the Company's business reputation, the failure to comply with the terms of one or more of its government contracts could also result in the Company's progress payments being withheld or in the Company's suspension or debarment from future government contracts for a significant period of time. The fines and penalties which could result from noncompliance with appropriate standards and regulations, or the Company's suspension or debarment, could have a material adverse effect on the Company's business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

Exposure to Foreign Currency Fluctuations; International
Operations

     The Company has significant manufacturing and sales operations in foreign countries. The production costs, profit margins and competitive position of the Company can be affected by the strength of the currencies in countries where it manufactures or purchases goods relative to the strength of the currencies in countries where its products are sold. The Company's results of operations and financial position may be adversely affected by fluctuations in foreign currencies and by translations of the financial statements of the Company's foreign subsidiaries from local currencies into U.S. dollars. Further, international operations are generally subject to various risks that are not present in domestic operations, including restrictions on dividends and the tax impact of the repatriation of funds. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Cyclical Industries; Dependence on Key Customers

     The Company's customers manufacture aircraft, missiles, space products and heavy industrial equipment. These industries are sensitive to fluctuations in government procurement requirements and general business cycles, and the Company's supply agreements with the various OEMs only require their purchase of products from the Company on an as-ordered basis. Sales to prime contractors supplying U.S. and foreign governments are dependent on the funding of programs in which the Company participates. With the end of the Cold War, the Company experienced declines in sales in a variety of these programs. In Commercial Aircraft, the Company is dependent on the production cycle of the major commercial aircraft OEMs. The commercial aircraft industry experienced a downturn in the early 1990's, affecting the Company's profitability. Currently, the commercial aircraft industry is beginning to enjoy improved business conditions. Demand for the Company's industrial products is dependent upon spending for capital goods. The Company's Industrial Controls product lines experienced a downturn as a result of the capital goods recession in Europe during the early

1990's. This portion of the Company's operations is currently enjoying improved performance as a result of the recent strengthening of the capital goods market in Europe. There can be no assurance, however, that government funding for the programs on which the Company participates will not be reduced or eliminated, or that commercial aircraft OEMs or manufacturers of industrial equipment will maintain or increase their expenditures on the Company's products.

     In aggregate, the Company markets its products to a wide variety of customers. Boeing (including Bell-Boeing, a joint venture between Textron, Inc. and Boeing Helicopters, a division of Boeing ("Boeing Helicopters")) and the U.S. government (including U.S. government prime contractors) are Moog's largest customers and represented approximately 12.4% and 36.4%, respectively, of fiscal 1995 sales. The loss of Boeing or the U.S. government (including U.S. government prime contractors) as customers would have a material adverse effect upon the Company.

Catastrophic Loss; Philippine Facility

     The Company has facilities in southern California and the Philippines, geographic areas which are particularly susceptible to earthquakes. In addition, the Company's Philippines facility is subject to various risks associated with operations in that country, including risks of property damage or personal injuries from civil or political unrest, and risks of the expropriation of private property. Although the Company carries property insurance consistent with industry standards, it generally does not carry political risk insurance. In addition, due to prohibitive cost, the Company carries limited earthquake insurance for its southern California facility. Thus, there can be no assurance that any losses suffered as a result of these risks will be covered, or if covered by such insurance, that such insurance will be sufficient to fully recompense the Company.

Product Liability

     The products manufactured by the Company are used in applications where their failure could result in significant property loss, serious personal injury and death. The Company carries aircraft and non-aircraft product liability insurance consistent with industry norms, and in the last ten years the Company has had no product liability claims which were not covered by insurance. However, there can be no assurance that such insurance will be sufficient to fully cover the payment of any potential claim.

Lack of Public Market for the Notes

     The Notes are a new issue of securities for which there is currently no trading market. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition and performance of, and prospects for, the Company. The Placement

Agent has advised the Company that it currently intends to make a market in the Notes. However, the Placement Agent is not obligated to do so, and any market-making activity with respect to the Notes may be discontinued at any time without notice.

     Although the Company is obligated to consummate the Exchange Offer or to register resales of the Old Notes by November 10, 1996, there can be no assurance that an active trading market for the Notes will develop or be sustained. The Company does not presently intend to apply for listing of the New Notes on any stock exchange or trading market.

Consequences of Failure to Exchange

     Untendered Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities and will not retain any rights under the Registration Rights Agreement. Old Notes will continue to be subject to restrictions on transfer such that: (i) Old Notes may be resold only if registered pursuant to the Securities Act or if an exemption from registration is available thereunder, (ii) Old Notes shall bear a legend restricting transfer in the absence of registration or an exemption therefrom and (iii) a holder of Old Notes who desires to sell or otherwise dispose of all or any part of its Old Notes under an exemption from registration under the Securities Act, if requested by the Company, must deliver to the Company an opinion of independent counsel reasonably satisfactory in form and substance to the Company, that such exemption is available.

                      THE RECAPITALIZATION

     The Company implemented the Recapitalization to improve its operating and financial flexibility. The principal elements of the Recapitalization were the Bank Credit Facility Amendments, the Offering, the Debenture Redemption, the Note Prepayment and the Stock Repurchase, all as described below.

Sources and Uses of Funds

     The following table sets forth the sources and uses of funds in connection with the Recapitalization.

                         Amount                             Amount
                    (in millions)                      (in millions)

Sources of Funds:                  Uses of Funds:
Bank Credit Facility     $18.0     Debenture Redemption(1)    $17.9
Proceeds of Offering     120.0     Note Prepayment(1)          16.4
                                   Stock Repurchase            12.9
                                   Repayment of Bank Credit
                                   Facility                    86.5
                                   Transaction fees
                                   and estimated expenses(2)    4.3
                        ______                               ______
          Total         $138.0     Total                     $138.0
                        ======                               ======

___________________

(1)  Does not include accrued interest.

(2) Includes (i) discounts, commissions and expenses of approximately $3.8 million in connection with the Offering, and (ii) prepayment and amendment fees of approximately
     $.5 million.

The Bank Credit Facility Amendments

     On March 22, 1996 and May 13, 1996, the Company and the lenders (the "Banks") under the Bank Credit Facility entered into the Bank Credit Facility Amendments pursuant to which the Banks consented to the Recapitalization, and the parties agreed to amend certain financial covenants in the Credit Agreement. See "Description of Bank Credit Facility." As part of the Recapitalization, the Company (i) used $17.9 million in funds available under the Bank Credit Facility to consummate the Debenture Redemption on April 26, 1996, and (ii) used the remaining net proceeds of the Offering (after the Note Prepayment, Stock Repurchase and payment of transaction fees and expenses) to repay a substantial portion of the Company's outstanding revolving borrowings under the Bank Credit Facility.

     As of March 31, 1996, the Company's revolving borrowings under the Bank Credit Facility totalled $102.0 million. Amounts outstanding accrued interest at a weighted average rate of 7.75% per annum as of March 31, 1996 (including approximately 35 basis points for interest rate swap costs).

The Debenture Redemption

     On April 26, 1996, the Company redeemed all of its outstanding 9-7/8% Convertible Debentures, at a redemption price equal to 100% of the principal amount thereof ($18.0 million at April 15, 1996) plus accrued interest to the redemption date. The Company used funds available under the Bank Credit Facility to consummate the Debenture Redemption. The 9-7/8% Convertible Debentures were convertible into shares of Class A Common Stock at any time on or prior to April 26, 1996 at a price per share equal to $22.88. Prior to consummation of the Debenture Redemption, approximately $.1 million principal amount of 9-7/8% Convertible Debentures were converted into 6,204 shares of Class A Common Stock.

The Offering

     The proceeds to the Company (net of discounts, commissions and estimated expenses) from the sale of the Old Notes were $116.3 million. The net proceeds of the Offering were used to retire or refinance certain indebtedness of the Company, including making the Note Prepayment, and to consummate the Stock Repurchase.

The Note Prepayment

     The Company completed the Note Prepayment concurrently with the closing of the Offering, paying principal of $16.4 million and a prepayment fee of $.4 million, plus accrued interest.

The Stock Repurchase

     In connection with the consummation of the Offering, the Company purchased 714,600 shares of Class A Common Stock held from Seneca for $18 per share, or an aggregate purchase price of $12.9 million. Arthur S. Wolcott, the Chairman, director and major shareholder of Seneca, is a director of Moog, and Robert T. Brady, Chairman of the Board, President and Chief Executive Officer of the Company, is a director of Seneca. See "Management" and "Security Ownership of Certain Beneficial Owners and Management."

                       THE EXCHANGE OFFER

General

     In connection with the sale of the Old Notes, the purchasers thereof became entitled to the benefits of certain registration rights. Pursuant to the Registration Rights Agreement, the Company agreed to use its best efforts to cause the Registration Statement of which this Prospectus is a part to become effective with respect to the Exchange Offer for the New Notes and to consummate the Exchange Offer by November 10, 1996. Subject to the terms and conditions stated herein, all Old Notes validly tendered and not withdrawn will be accepted for exchange upon consummation of the Exchange Offer.

     In the event that the Company determines that the Exchange Offer may not be consummated, if the Exchange Offer is not consummated by November 10, 1996, or if counsel to the Placement Agent under certain circumstances opines that the Placement Agent cannot resell the Notes without so registering, the Company will use its best efforts to file the Shelf Registration Statement and keep it effective until May 14, 1999 or such shorter period as may be necessary to allow for the resale of all Old Notes.

     In the event that the Exchange Offer is not consummated or a Shelf Registration Statement with respect to resales of the Old
Notes is not declared effective by November 10, 1996, the interest rate borne by the Old Notes shall be permanently increased to 10-1/2%.

     The New Notes have terms identical in all material respects to the terms of the Old Notes except that the New Notes have been registered under the Securities Act and following the completion of the Exchange Offer, the Notes generally will not be entitled to a contingent increase in the interest rate otherwise provided under certain circumstances.

     In the event the Exchange Offer is consummated prior to November 10, 1996, the Company will not be required to file a

Shelf Registration Statement relating to the registration of any outstanding Old Notes (unless in the opinion of counsel for the Placement Agent a Registration Statement must be filed and a Prospectus must be delivered by the Placement Agent in connection with any offering or sale of Old Notes), and the interest rate on such Old Notes will remain at its initial level of 10%. The Exchange Offer shall be deemed to have been consummated upon the earlier to occur of (i) the Company having exchanged New Notes for all outstanding Old Notes (other than Old Notes held by persons not eligible to participate in the Exchange Offer) pursuant to the Exchange Offer and (ii) the Company having exchanged, pursuant to the Exchange Offer, New Notes for all Old Notes that have been tendered and not withdrawn prior to the close of business on the Expiration Date. Upon consummation of the Exchange Offer, holders of Old Notes seeking liquidity in their investment (except under certain circumstances, Participating Broker Dealers, as defined in the Registration Rights Agreement, and the Placement Agent) would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, and such holders will retain no rights under the Registration Rights Agreement. See "Risk Factors--Consequences of Failure to Exchange."

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in denominations of $1,000 and integral multiples thereof.

     Based on no-action letters issued by the staff of the Commission to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act provided that the holder is acquiring the New Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met.

     Each broker-dealer that receives New Notes in exchange for Old Notes held for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with resales of New Notes where such New Notes were acquired by such broker-dealer as a result of market-making or trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus and any amendment or supplement to this Prospectus available to any such broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     As of the date of this Prospectus, $120 million aggregate principal amount of the Old Notes is outstanding. In connection with the issuance of the Old Notes, the Company arranged for the Old Notes initially purchased by Qualified Institutional Buyers or in offshore transactions in reliance on Regulation S under the Securities Act to be issued and transferable in book entry form through the facilities of DTC, acting as depositary. The New Notes are also issuable and transferable in book-entry form through DTC. See "Description of the New Notes -- Book-Entry Delivery and Form".

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. See "--Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of receiving New Notes from the Company and delivering New Notes to such holders.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, without expenses, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all reasonable charges and expenses, other than certain applicable taxes and counsel fees, incurred in connection with the Exchange Offer. See "--Fees and Expenses."

Expiration Dates; Extensions; Amendments

     The term "Expiration Date" shall mean August 19, 1996 unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

     In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

     The Company reserves the right (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "-- Termination" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment.

     Without limiting the manner to which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones New Service.

Interest on the New Notes

     The New Notes will bear interest from May 1, 1996, payable semiannually on May 1 and November 1 of each year commencing on November 1, 1996, at the rate of 10% per annum. Holders of Old Notes accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from May 10, 1996 until the date of the issuance of the New Notes. Consequently holders who exchange their Old Notes for New Notes will receive the same interest payment on November 1, 1996 (the first interest payment date with respect to the Old Notes and the New Notes) that they would have received had they not accepted the Exchange Offer.

Procedures for Tendering

     To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

     Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth herein under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

     The method of delivery of Old Notes and the Letters of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

     Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by DTC who desires to deliver such Old Notes by book-entry transfer at DTC.

     Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office of correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Old Notes unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion to (a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "Termination," to terminate the Exchange Offer and
(b) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

     By tendering, each holder of Old Notes will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the Holder nor any other person has an arrangement or understanding with any person to participate in the distribution of the New Notes and that neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or, if an affiliate, such holder or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Guaranteed Delivery Procedures

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal, or any other required documents to the Exchange Agent prior to the Expiration Date, or if such Holder cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if;

     (a)  The tender is made through an Eligible Institution;

     (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

     (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

Withdrawal of Tenders

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Notes in the Exchange Offer, a telegram, telex, facsimile transmission or letter notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) include a statement that the Depositor is withdrawing its election to have Old Notes exchanged, and identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be re-tendered by following one of the procedures described above under"-- Procedures for Tendering" at any time prior to the Expiration Date.

Termination

     The Exchange Offer shall not be subject to any conditions, other than (i) that the Exchange Offer does not violate applicable law or any applicable interpretation of the Staff of the SEC, (ii) that no action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the Exchange Offer,
(iii) that there shall not have been adopted or enacted any law, statute, rule or regulation that would render the Exchange Offer illegal, and (iv) such other conditions as may be reasonably acceptable to the Placement Agent which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer. There can be no assurance that any such condition will not occur.

     If the Company determines that it may terminate the Exchange Offer, as set forth above, the Company may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes, or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Old Notes, if the Exchange Offer would otherwise expire during such period.

Exchange Agent

     Fleet National Bank, the Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer.
Questions and requests for assistance and requires for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

     By Mail or Hand Delivery:

               Fleet National Bank
               Corporate Trust Operations
               777 Main Street, Lower Level
               CTMO 0224
               Hartford, Connecticut 06115
               Attention:  Patricia Williams
               Facsimile Transmission:  (860) 986-7908
               Confirm by Telephone:    (860) 986-1271

Fees and expenses

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph or telephone.

     The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage house and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

     Reasonable expenses incurred in connection with the Exchange
Offer, including expenses of the Exchange Agent and Trustee and accounting and legal fees, other than certain applicable taxes and counsel fees, will be paid by the Company.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.


                         CAPITALIZATION

     The following table sets forth the actual consolidated short-term debt and capitalization of the Company as of March 31, 1996 and as adjusted to reflect the Recapitalization as if it had occurred on such date. The following table should be read in conjunction with the Consolidated Financial Statements of the Company and notes thereto included elsewhere herein.


                                             March 31, 1996

                                                         As
                                            Actual  Adjusted(1)
                                            (in thousands)

Short-term debt:
  Notes payable                              $4,919    $4,919
  Current installments of long-term debt
    and convertible subordinated debentures  11,211     7,011
                                            _______   _______
       Total short-term debt                $16,130   $11,930
                                            =======   =======
Long-term debt, excluding current
installments:
  Bank Credit Facility:
     Revolving credit facility             $102,000   $34,096
     Term loan facility                      27,000    27,000
  10-1/4% Note                               14,300        --
  International and other U.S. term
     loan agreements                         14,023    14,023
  Obligations under capital leases            4,260     4,260

  9-7/8% Convertible Subordinated
     Debentures                              16,600        --
  Senior Subordinated Notes Due 2006             --   120,000
                                            _______   _______
       Total long-term debt                 178,183   199,379
                                            _______   _______
Shareholders' equity:
  9% Series B Cumulative, Convertible,
     Exchangeable Preferred Stock,
     $1.00 par value; 200,000 shares
      authorized; 100,000 shares issued
     and outstanding(2)                         100       100
  Class A Common Stock, $1.00 par value;
     30,000,000 shares authorized;
     6,599,306 shares issued(3)               6,599     6,599
  Class B Common Stock, $1.00 par value;
     10,000,000 shares authorized;
     2,534,817 shares issued(4)               2,535     2,535
  Additional paid-in capital                 47,704    47,704
  Retained earnings                          67,933    67,407
  Treasury shares -- at cost                (17,825)  (30,546)
  Equity adjustments                          4,546     4,546
  Loan to Savings and Stock Ownership Plan     (617)     (617)
                                            _______   _______
       Total shareholders' equity           110,975    97,728
                                            _______   _______
          Total capitalization             $289,158  $297,107
                                            =======   =======


_________________

(1)  See Note 10 to "Summary -- Summary Historical and Pro Forma
     Consolidated Financial Information" regarding adjustments.

(2) The Company is authorized to issue up to 9,800,000 additional shares of preferred stock.

(3) Does not include (i) 311,200 shares of Class A Common Stock reserved for issuance upon exercise of outstanding stock options at exercise prices ranging from $5.625 to $10.50 per share and 130,412 shares of Class B Common Stock reserved for issuance upon exercise of outstanding stock options at exercise prices ranging from $11.00 to $17.25 per share,
     (ii) 8,585 shares of Class A Common Stock reserved for issuance upon conversion of outstanding shares of Series B Preferred Stock, and (iii) 2,534,817 shares of Class A Common Stock reserved for issuance upon conversion of outstanding shares of Class B Common Stock.

(4) Shares of Class B Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis.

       SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following table sets forth selected consolidated financial and operating data of the Company for the periods indicated. The selected consolidated financial data as of and for each of the five years ended September 30, 1995, except data presented under the caption "Key Operating Data," has been derived from the Company's audited consolidated financial statements. The selected consolidated financial data for each of the six month periods ended March 31, 1995 and 1996 (except for data presented under the caption "Key Operating Data") and the Balance Sheet Data as of March 31, 1996, have been derived from unaudited consolidated condensed financial statements of the Company which, in the opinion of management, include all adjustments (consisting only of normal recurring items) necessary for a fair and consistent presentation of such data. The results for the six months ended March 31, 1996 are not necessarily indicative of results to be expected for the full fiscal year. The selected consolidated financial data as of September 30, 1994 and 1995, and for each of the years ended September 30, 1993, 1994 and 1995, should be read in conjunction with the consolidated financial statements of the Company and notes thereto, which refer to accounting changes made in fiscal 1994, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                                                                 Six Months
                                   Years Ended September 30,                    Ended March 31,

                              1991      1992      1993      1994      1995      1995      1996
                                                                                (unaudited)

                                                  (in thousands, except ratio data)
Statements of Income:
Net sales(1)                $321,283  $307,004  $293,680  $307,370  $374,284  $178,289  $200,055
Other income                   5,385     3,532     2,663     2,489     2,166       920     1,356
                            ________  ________  ________  ________  ________  ________  ________
Total revenues               326,668   310,536   296,343   309,859   376,450   179,209   201,411
                            ________  ________  ________  ________  ________  ________  ________

Costs and expenses:
  Cost of sales              230,692   216,373   206,985   213,530   265,033   125,106   139,205
  Research and development
    expenses                  16,946    17,927    16,128    18,668    15,783     8,292     8,685
  Selling, general and
    administrative expenses   49,882    53,619    52,723    58,324    68,457    33,057    37,443
  Interest expense            15,213    13,346    10,974    11,402    17,492     8,699     8,301
  Foreign currency exchange loss
    (gain)                       284       834        60      (451)      143       (67)     (152)
  Other expenses               1,442       887       853       665       752       176       272
  Inventory obsolescence
    charge(2)                     --        --        --     2,574        --        --        --
  Restructuring charges(2)        --    13,834        --     2,107        --        --        --
                            ________  ________  ________  ________  ________  ________  ________
                             314,459   316,820   287,723   306,819   367,660   175,263   193,754
                            ________  ________  ________  ________  ________  ________  ________

Earnings (loss) before income
  taxes, extraordinary item and
  cumulative effect of change in
  accounting principle        12,209    (6,284)    8,620     3,040     8,790     3,946     7,657
Income taxes                   4,578       489     3,502     1,422     1,029       799     2,263
                            ________  ________  ________  ________  ________  ________  ________

Earnings (loss) before
  extraordinary item and cumulative
  effect of change in accounting
  principle                    7,631    (6,773)    5,118     1,618     7,761     3,147     5,394

Extraordinary item, loss from early
  extinguishment of debt, net of
  income taxes(3)                 --        --      (357)       --        --        --        --

Cumulative effect of change in
  accounting principle(4)         --        --        --       505        --        --        --

                            ________  ________  ________  ________  ________  ________  ________
Net earnings (loss)           $7,631   $(6,773)   $4,761    $2,123    $7,761    $3,147    $5,394
                            ========  ========  ========  ========  ========  ========  ========

Per Share Data(3):
Earnings (loss) before
  extraordinary item and
  cumulative effect of
  change in accounting
  principle                     $.97     $(.88)     $.66      $.21     $1.00      $.41      $.70
Extraordinary item, loss from early
  extinguishment of debt, net of
  income taxes(4)                 --        --      (.04)       --        --        --        --
Cumulative effect of change in
  accounting principle(5)         --        --        --       .06        --        --        --
                            ________  ________  ________  ________  ________  ________  ________
Net earnings (loss)             $.97     $(.88)     $.62      $.27     $1.00      $.41      $.70
                            ========  ========  ========  ========  ========  ========  ========

Key Operating Data:
EBITDA(6)                    $45,338   $38,663   $35,215   $34,823   $45,957   $22,479   $25,871
EBITDA as a percentage of net
  sales                        14.1%     12.6%     12.0%     11.3%     12.3%     12.6%     12.9%
Ratio of total debt to
  EBITDA(7)                     3.2x      3.7x      3.9x      5.9x      4.1x        --        --
Ratio of EBITDA to total
  interest expense              3.0x      2.9x      3.2x      3.1x      2.6x      2.6x      3.1x
Capital expenditures         $18,467   $15,295   $10,216    $8,893   $10,232    $3,725    $5,372
Depreciation & amortization   17,916    17,767    15,621    15,700    19,675     9,834     9,913
Backlog(8)                   231,000   212,100   181,081   217,261   237,941   216,966   247,260
Ratio of earnings to fixed
  charges(9)                    1.7x       .6x      1.6x      1.2x      1.4x      1.4x      1.8x






                                        As of September 30,                      As of
                                                                                March
                              1991      1992      1993      1994      1995        31,
                              -----     -----     -----     -----     -----      1996
                                                                              (unaudited)
                                   (in thousands)

Balance Sheet Data:
Working capital             $107,363  $114,694  $123,533  $150,850  $166,985  $173,262
Property, plant and
  equipment, net             109,717   109,640    95,855   146,472   139,131   135,335
Total assets                 334,938   335,986   318,130   424,456   424,957   438,403
Total debt                   145,575   143,985   137,597   204,176   189,761   194,313
Total shareholders' equity   100,438    97,374    92,561   102,184   108,636   110,975






___________________

(1) Net sales in fiscal 1994 and 1995 include $22,400 and $95,000, respectively, related to the Acquisition.

(2) Restructuring charges in fiscal 1992 and 1994 and the inventory obsolescence charge in fiscal 1994 relate to costs associated with workforce reductions and facility consolidations resulting from U.S. defense spending reductions and weak European capital goods markets.

(3) No cash dividends have been declared on the Company's common shares for the periods presented.

(4) The extraordinary item in fiscal 1993 represents the cost, net of income taxes, of extinguishing 12-7/8% notes in the amount of $10,200.

(5) The cumulative effect of change in accounting principle in fiscal 1994 relates to the adoption of SFAS No. 109 "Accounting For Income Taxes." In fiscal 1994 the Company also adopted SFAS No. 106 "Employers' Accounting For Postretirement Benefits Other Than Pensions," with the cumulative effect of such adoption being amortized over 20 years.

(6) EBITDA represents earnings before deducting interest expense, extraordinary items, the impact of the cumulative change in accounting principle, income tax expense, restructuring and inventory obsolescence charges in fiscal 1992 and 1994, and depreciation and amortization expense. EBITDA is presented herein to facilitate a supplemental analysis of Moog's financial condition and is not intended to represent results of operations or cash flows in accordance with GAAP.

(7) Ratio of total debt to EBITDA is not presented for the six month periods as it is not meaningful.

(8) Backlog consists of that portion of open orders for which sales are expected to be recognized over the next twelve months.

(9) For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary item and cumulative effect of change in accounting principle, income taxes and fixed charges. Fixed charges consist of interest expense, capitalized interest, implicit interest expense associated with operating leases, and amortization expense. Earnings were insufficient to cover fixed charges by $6,284 in fiscal 1992. Absent the restructuring and inventory obsolescence charges, the ratio of earnings to fixed charges in fiscal 1992 and 1994 would have been 1.5 and 1.6, respectively.

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

    The Company, founded in 1951, is a leading global designer and manufacturer of a broad range of high performance motion and fluid control products and systems for aerospace and industrial applications. Moog's servoactuation systems are critical to the flight control of commercial and military aircraft, controlling the thrust of space launch vehicles, steering tactical and strategic missiles, satellite positioning, and in a wide variety of electric and hydraulic industrial applications that require the precise control of position, velocity and force. Moog believes it is the recognized worldwide technological leader in the market of precision controls.

    The Company has two industry segments, Domestic Controls and International Controls, both of which include five major product lines. These product lines are Commercial Aircraft, Military Aircraft, Space & Missiles (together "Aerospace Controls") and Industrial Electronic Controls and Industrial Hydraulic Controls (together "Industrial Controls"). Domestic Controls designs and manufactures products primarily for North American markets, while International Controls designs and manufactures products primarily for markets in Europe and the Far East. The substantial majority of Domestic Controls segment sales relate to Aerospace Controls, with a relatively small portion of sales related to Industrial Controls. Conversely, International Controls segment sales relate principally to Industrial Controls, with a relatively small portion of sales related to Aerospace Controls.

    From time to time, the Company considers select acquisitions to achieve its strategies of broadening product lines, enhancing market share and improving manufacturing and engineering capabilities. In 1994, for example, Moog acquired certain hydraulic and mechanical actuation product lines of AlliedSignal located in Torrance, California(the "Acquisition"). Mechanical actuation products acquired include drive systems for the leading edge flaps on the F/A-18 C/D, F/A-18 E/F, V-22 Osprey and Boeing 777, and hydraulic actuation products acquired include the primary flight controls for the Boeing 747 and 757 and the Airbus A330 and A340. The Acquisition strengthened Moog's position in the actuation market and improved utilization of existing manufacturing facilities and overhead structure. The Acquisition added revenues of approximately $95.0 million in fiscal 1995. The final purchase price, excluding $5.0 million for specified transition services, was $63.8 million. The transition services which ended in June 1995 principally related to computer services, engineering, and manufacturing support.

    On December 15, 1995, the Company purchased, for $5.0 million net of cash acquired, the servovalve product line of Ultra Hydraulics Limited ("Ultra"). This product line traces its history back to a license granted by Moog in the 1950's. Over the past thirty years, the Ultra product line has benefited from numerous refinements to the original Moog designs, and has developed a valuable customer network. Ultra, located in the United Kingdom, had worldwide sales of just under $5.0 million in its latest fiscal year.

    Sales. Commercial aerospace and Industrial Controls sales accounted for slightly more than half of fiscal 1995 sales, with the balance to either the U.S. government or various foreign governments for military and space hardware on programs that normally extend over many years. Over the past five years, the percentage of government sales has declined as the Company has increased its focus on the development and acquisition of Commercial Aircraft and Industrial Controls product lines. In fiscal 1991, government sales were 61% and commercial sales were 39%, respectively, of sales, compared to 49% and 51% in fiscal 1995, respectively. Moog expects the percentage of commercial sales to continue to increase based upon expected growth in Commercial Aircraft and Industrial Controls. The Company's sales are dependent upon its ability to provide highly technical control solutions at a competitive price. Although price is a major consideration, it is often secondary to technical considerations.

    In Commercial Aircraft, the Company's sales follow the production cycle of the major original equipment manufacturers. In Industrial Controls, the Company is subject to the normal swings in capital goods spending in regional markets. Sales of Military Aircraft and Space and Missiles products are subject to changes in government procurement levels on programs in which the Company participates. While the Company's sales in each of its product lines is subject to cyclicality, the impact of cyclicality can be mitigated by the diversity of these product lines and their broad geographic distribution.

    Sales to U.S. government prime contractors are typically pursuant to long term contracts for which the Company uses the percentage of completion (cost to cost) method of accounting. Under this method, revenues are recognized as costs are incurred. Estimates of the cost to complete the contract are performed on a regular basis. On contracts for which the estimated factory cost is higher than the contract's value, a charge to earnings is made and a loss reserve provided. The Company shares risks of cancellation as a participant in these programs similar to the risks assumed by all government contractors. Government emphasis on audit and investigative activity in the U.S. defense industry presents risks of unanticipated financial exposure for companies with substantial activity in government contract work. The audit process is an on-going one which includes post-award reviews and audits of compliance with the various procurement requirements.

    Approximately 32% of fiscal 1995 sales were to international markets. The Company's consolidated U.S. dollar sales and results of operations can be affected by fluctuation in foreign exchange rates. The Company believes exposure to movements in a particular currency can be mitigated by the number of countries in which it operates. Although the Company does not hedge sales or operating results of its international operations, it selectively hedges certain balance sheet exposures.

    The Company aggressively markets spare parts and repairs directly to its Aerospace and Industrial Controls customers. Sales of spare parts and repairs are more profitable than OEM sales and generally less volatile. For fiscal 1995, the Company's Aftermarket sales represented approximately 14% of sales, which the Company estimates to be approximately twice fiscal 1992 Aftermarket sales, reflecting increases in the Company's installed base and focus on Aftermarket sales opportunities resulting from the Acquisition.

    Cost of Sales. The principal elements of cost of sales are direct labor, raw materials and manufacturing overhead. The business requires significant investments in capital equipment, buildings and related support costs. Cost of sales can be significantly affected by changes in both volume and product mix. The Company has a highly skilled workforce, and an infrastructure of engineering and related support costs. Accordingly, short-term changes in volume can have a significant effect on gross margins. These short-term changes can be tempered by the long-term nature of the Aerospace Controls business and the production cycle of major industrial capital goods manufacturers. In Aerospace Controls, new contracts or contract terminations/cutbacks are generally known in advance, while in industrial markets, the Company generally "lags" into a capital spending slowdown.

    Since 1991, the Company has significantly reduced its worldwide manufacturing cost base. Excluding the Acquisition, the Company reduced its U.S. workforce by 28%, or 605 people, from fiscal 1991 through 1995, while closing and terminating the lease for its engine controls facility in Florida and sub-leasing two facilities in East Aurora, New York. In Europe, the Company reduced headcount by 23%, or 173 people, from fiscal 1991 through 1994, and consolidated industrial manufacturing in Germany and aerospace production in England. Manufacturing capabilities in France and Italy were eliminated. These restructuring actions resulted in total charges of $13.8 million in 1992 and $2.1 million in 1994. In conjunction with these efforts, the Company increased utilization of low cost manufacturing centers in the Philippines, Ireland and India. In fiscal 1994, the Company recorded an inventory obsolescence charge of $2.6 million, representing the write-off of obsolete Domestic Controls inventory, reflecting the decline in repair activities and spare parts requirements on certain government programs. The Company expects to continue to increase the use of its international low cost manufacturing facilities in the future.

    Selling, General and Administrative Expenses. The Company's selling, general and administrative expenses are generally higher in Industrial Controls compared to Aerospace Controls markets. Typically, the majority of industrial products have higher gross profit margins, but also require higher sales and support efforts. Accordingly, shifts in the sales mix to or from Industrial Controls will generally affect total selling, general and administrative expenses as a percentage of sales. Selling, general and administrative expenses are also affected by the amount of bid and proposal work on government contracts and commission sales.

    Research and Development. While the Company's overall level of engineering resources has been relatively constant, its research and development expenses will vary depending on whether its engineering staff is engaged in customer-funded design and development, sales support, production support or Company-funded research and development activities.

    Income Taxes. Income taxes consist of the consolidation of the tax attributes in each country in which the Company has an established presence. In recent years, the effective tax rate has been affected by significant net operating losses and utilization of net operating loss carryforwards primarily at the Company's German operation. These net operating loss carryforwards are expected to be substantially utilized by the end of fiscal 1996.

Results of Operations

    The following table sets forth, for the periods indicated, the percentage relationship to net sales of certain items included in the Company's statements of income:

                                                       Six Months
                                                         Ended
                      Year Ended September 30,         March 31,
                      1993      1994      1995      1995      1996
Net sales             100.0%    100.0%    100.0%    100.0%    100.0%
Other income             .9        .8        .6        .5        .7
Cost of sales          70.5      69.5      70.8      70.2      69.6
Research and
  development expenses  5.5       6.1       4.2       4.6       4.4
Selling, general and
  administrative
  expenses             18.0      19.0      18.3      18.5      18.7
Interest expense        3.7       3.7       4.7       4.9       4.1
Foreign currency exchange
  loss (gain)            --       (.2)       --        --        --
Other expenses           .3        .2        .2        .1        .1
Inventory obsolescence
  charge                 --        .8        --        --        --
Restructuring charge     --        .7        --        --        --
                      _____     _____     _____     _____     _____
Earnings before income
  taxes, extraordinary
  item and cumulative
  effect of change in
  accounting principle  2.9       1.0       2.4       2.2       3.8
Income taxes            1.2        .5        .3        .4       1.1
Extraordinary item       .1        --        --        --        --
Cumulative effect of
  change in accounting
  principle              --       (.2)       --        --        --
                      _____     _____     _____     _____     _____
Net earnings            1.6%       .7%      2.1%      1.8%      2.7%
                      =====     =====     =====     =====     =====

    The Company's five primary product lines, Commercial
Aircraft, Military Aircraft, Space and Missiles, Industrial
Electrics and Industrial Hydraulics, are organized into two industry segments, Domestic Controls and International Controls.

Domestic Controls

                                                   Six Months
                                                     Ended
                    Year Ended September 30,       March 31,
                    1993      1994      1995      1995      1996
                     (in thousands)

Net sales        $189,365  $213,250  $253,926  $123,184  $135,161
Intersegment sales 10,140     7,804    10,446     5,148     6,998
                  _______   _______   _______   _______   _______
     Total sales  199,505   221,054   264,372   128,332   142,159
                  =======   =======   =======   =======   =======
Operating profit   21,726    20,373    25,242    12,152    15,608
Net earnings        7,604     4,394     4,030     1,865     3,232
Backlog           149,035   181,405   195,908   169,207   202,049


International Controls
                                                   Six Months
                                                     Ended
                    Year Ended September 30,       March 31,
                    1993      1994      1995      1995      1996
                     (in thousands)

Net sales        $104,315   $94,120  $120,358   $55,105   $64,894
Intersegment sales  4,231     5,634     4,728     2,302     8,664
                  _______    ______   _______    ______    ______
     Total sales  108,546    99,754   125,086    57,407    73,558
                  =======    ======   =======    ======    ======
Operating profit    5,097     1,135     8,464     3,779     5,775
Net earnings (loss)(2,842)   (2,366)    3,918     1,426     2,713
Backlog            32,046    35,856    42,033    47,759    45,211


Consolidated

                                                   Six Months
                                                     Ended
                    Year Ended September 30,       March 31,
                    1993      1994      1995      1995      1996
                     (in thousands)

Net sales        $293,680  $307,370  $374,284  $178,289  $200,055
Operating profit   26,823    21,508    33,706    15,931    21,383
Net earnings        4,761     2,123     7,761     3,147     5,394
Backlog           181,081   217,261   237,941   216,966   247,260

Operating profit for each segment consists of total revenue less cost of sales and segment specific operating expenses. In calculating net earnings for each segment, deductions from operating profit have been charged to the respective segments by being directly identified with a segment or allocated on the basis of sales.

Fiscal 1996 Second Quarter Compared with
Fiscal 1995 Second Quarter

    Net sales for the second quarter of fiscal 1996 were $107 million, an increase of 16.9% over last fiscal year's second quarter. Net sales for the Domestic Controls segment were $71.6 million, 18.0% above net sales of $60.7 million a year ago. The Domestic Controls segment sales increase is attributable to increased sales of mechanical controls in both the Commercial and Military Aircraft product lines, higher satellite and space propulsion controls within the Space and Missiles product line, and growth in electric drives sales in the Industrial Electronic Controls product line. For the International Controls segment, net sales increased 14.8% to $35.3 million in the fiscal 1996 second quarter compared with $30.7 million a year ago. The International Controls segment sales growth relates principally to stronger demand for Industrial Hydraulic Controls throughout Europe and, to a lesser degree, the December 1995 acquisition of the Ultra servovalve product line.

    Other income was $.8 million in the second quarter of fiscal
1996 compared to $.4 million a year ago. The increase relates to license fees on a foreign military program.

    Cost of sales for the second quarter of fiscal 1996 was $74.5 million, or 69.7% of net sales, compared to $63.2 million, or 69.2% of net sales in the prior fiscal year. The increase as a percentage of sales is primarily due to lower Industrial Hydraulic Controls product line margins due to a less favorable product mix as well as some pricing pressures.

    Research and development expense was $4.7 million, 4.4% of net sales, for the second quarter of fiscal 1996, compared with $4.1 million or 4.5% of net sales in the second quarter of fiscal 1995. The increase in absolute terms relates to research in the U.S. on advanced actuation systems related to Military and Commercial Aircraft and in Germany on various hydraulic and electronic products.

    Selling, general and administrative expenses were $19.6 million or 18.4% of sales, in the second quarter of fiscal 1996, compared to $17.5 million or 19.2% of sales the same period a year ago. In absolute terms, the increase is attributable to higher sales levels, the Ultra acquisition, costs associated with stock appreciation rights on the non-qualified stock option plan, and consulting costs incurred by the German subsidiary related to enhancing manufacturing activities.

    Operating profit for the Domestic Controls segment was $8.1 million in the second quarter of fiscal 1996, or 10.8% of segment sales. This compares with $5.8 million, or 9.2% of segment sales a year ago. The increase is attributable to the previously discussed 18.0% increase in net sales. For the International Controls segment, operating profit in the second quarter of fiscal 1996 was $3.2 million, or 8.0% of segment sales, compared to $2.8 million, or 8.7% of segment sales a year ago. The increase in absolute terms is a result of the increase in net sales, while the decline as a percentage of segment sales relates principally to a less favorable product mix and some pricing pressures.

    Interest expense was $4.3 million in both the second quarter of fiscal 1996 and the second quarter of fiscal 1995. As a percentage of sales, interest expense declined to 4.1% of sales in the current quarter from 4.7% a year ago.

    Income taxes are based upon an effective rate for the second quarter of fiscal 1996 of 31.3% compared to 20.6% for the second quarter of fiscal 1995. The effective tax rates reflect the utilization of net operating loss carryforwards available to the German subsidiary. The lower tax rate in fiscal 1995 reflected the fact that a larger proportion of fiscal 1995 second quarter earnings before taxes were generated by the German subsidiary relative to fiscal 1996.

    As a result of the factors discussed above, net earnings for the second quarter of fiscal 1996 increased to $3.0 million, or $.40 per share, compared with $2.0 million, or $.25 per share, a year ago.

Fiscal 1996 Second Quarter Year-to-Date Compared with
Fiscal 1995 Second Quarter Year-to-Date

    Net sales for the first six months of fiscal 1996 were $200 million, an increase of 12.2% over last fiscal year's second quarter. Net sales for the Domestic Controls segment were $135 million, 9.7% above net sales of $123 million a year ago. The Domestic Controls segment sales increase is attributable to increased sales in both the Commercial and Military Aircraft product lines, higher satellite and space propulsion controls within the Space and Missiles product line, and growth in electric drives sales in the Industrial Electronic Controls product line. For the International Controls segment, net sales increased 17.8% to $64.9 million in the first six months of fiscal 1996 compared with $55.1 million a year ago. The International Controls segment sales growth relates principally to stronger demand for Industrial Hydraulic Controls throughout Europe and, to a lesser degree, the December 1995 acquisition of the servovalve product line of Ultra Hydraulics Ltd.

    Other income was $1.4 million in the first six months of fiscal 1996 compared to $.9 million a year ago. The increase relates to license fees on a foreign military program.

    Cost of sales for the first six months of fiscal 1996 was $139 million, or 69.6% of net sales, compared to $125 million, or 70.2% of net sales in the prior fiscal year. The decrease as a percentage of sales is primarily due to the absence of transition costs in 1996 related to the Acquisition, in part offset by lower margins in the Industrial Hydraulic Controls product line for the International Controls segment as a result of a less favorable product mix and some pricing pressures in both European and Asian markets.

    Research and development expense was $8.7 million or 4.3% of net sales, for the first six months of fiscal 1996, compared with $8.3 million or 4.7% of net sales in the same period of fiscal 1995. The increase relates to additional engineering effort in the U.S. on advanced actuation systems related to Military and Commercial Aircraft and in Germany on various hydraulic and electronic products during the second quarter of fiscal 1996.

    Selling, general and administrative expenses were $37.4 million or 18.7% of sales, in the first six months of fiscal 1996, compared to $33.1 million or 18.5% of sales in the same period a year ago. The increase is attributable to higher sales levels, the Ultra acquisition, stock appreciation rights expense, and consulting costs incurred by the German subsidiary related to enhancing manufacturing activities.

    Operating profit for the Domestic Controls segment was $15.6 million for the first six months of fiscal 1996, or 11.0% of segment sales. This compares with $12.2 million, or 9.5% of segment sales a year ago. The increase is attributable to the previously discussed 9.7% increase in net sales, and the absence in fiscal 1996 of transition costs associated with the Acquisition. For the International Controls segment, operating profit for the first six months of fiscal 1996 was $5.8 million, or 7.9% of segment sales, compared to $3.8 million, or 6.6% of segment sales a year ago. The increase in absolute terms is a result of the increase in net sales due to improved capital goods market conditions.

    Interest expense was $8.3 million for the first six months of fiscal 1996, compared with $8.7 million for the same fiscal 1995 period. In absolute terms, the decrease is due to lower average debt levels. As a percentage of sales, interest expense declined to 4.1% of sales in the current quarter from 4.9% a year ago.

    Income taxes are based upon an effective rate for the first six months of fiscal 1996 of 29.6%, compared to 20.2% for the same fiscal 1995 period. The effective tax rates reflect the utilization of net operating loss carryforwards available to the German subsidiary. The lower tax rate in fiscal 1995 reflected the fact that a larger proportion of fiscal 1995 earnings before taxes were generated by the German subsidiary relative to fiscal 1996.

    As a result of the factors discussed above, net earnings for the first six months of fiscal 1996 increased to $5.4 million, or $.70 per share compared with $3.1 million, or $.41 per share, a year ago.

Results of Operations -- Fiscal 1995 Compared with Fiscal 1994

    Net sales in fiscal 1995 of $374.3 million were 21.8% higher than fiscal 1994 net sales of $307.4 million. For the Domestic Controls segment, net sales increased 19.1% in fiscal 1995 to $253.9 million compared to $213.3 million in fiscal 1994. The increase was attributable primarily to the Acquisition and unit volume increases, in part offset by lower revenue on the B-2 program and certain missile programs. International Controls segment net sales increased 27.9% in fiscal 1995 to $120.4 million from $94.1 million in the prior fiscal year. The increase reflected the improvement in European capital goods markets, and to a much lesser extent, the increase in value of certain foreign currencies relative to the U.S. dollar. Excluding the effect of changing currency values, International Controls segment net sales increased 18%. In total, there were minimal pricing changes in most European markets, while in Japan, the Company experienced overall declines in pricing due to worldwide competitive pressures.

    Worldwide commercial sales were $192.5 million in fiscal
1995, or 51% of net sales, with government sales totaling $181.8 million or 49% of net sales. In fiscal 1994, commercial sales were $133.1 million, or 43% of net sales.

    Other income was $2.2 million in 1995 compared to $2.5 million in 1994. The decline was principally due to lower interest income.

    Cost of sales increased to $265.0 million, or 70.8% of net sales, in fiscal 1995 compared with $213.5 million, or 69.5% of net sales in fiscal 1994. In the Domestic Controls segment, cost of sales was $203.7 million, or 77.0% of segment sales in fiscal 1995 compared with $161.9 million, or 73.3% of segment sales in fiscal 1994, while the International Controls segment's cost of sales was $77.9 million, or 62.2% of segment sales, in fiscal 1995 compared with $65.4 million, or 65.6% of segment sales, in fiscal 1994. The Domestic Controls segment increase was principally due to transition costs associated with the Acquisition and a change in product mix which reflected a greater percentage of lower margin production and development contracts sales in fiscal 1995 compared to fiscal 1994. The International Controls segment cost of sales percentage declined as a result of increased sales volumes and related improvements in facility utilization, along with the cost reduction efforts made over the previous three years. The International Controls segment improvement was more than offset, however, by increasing cost of sales percentages for the Domestic Controls segment.

    Research and development expenses were $15.8 million, or 4.2% of net sales, in fiscal 1995 compared to $18.7 million, or 6.1% of net sales, in fiscal 1994. The decline was attributable to significant expenditures in fiscal 1994 on brushless motor development for entertainment motion platforms, radio controls, engine thrust vectoring controls, and helicopter vibration controls. Further, more engineering resources were utilized on production related activity in fiscal 1995. Customer-funded design and development costs, as estimated by the Company, were $21.6 million in fiscal 1995 compared with $25.3 million in fiscal 1994. The Company estimates that total Company-funded research and development and customer-funded design and development expenses were $37.4 million in fiscal 1995 compared to $44.0 million in fiscal 1994.

    Selling, general and administrative expenses in fiscal 1995 were $68.5 million, or 18.3% of net sales, compared to $58.3 million, or 19.0% of net sales, in fiscal 1994. In absolute terms, the increase was primarily due to a full year of costs related to the Acquisition. Further, $2.6 million of the increase reflected the higher average value of foreign currencies relative to the U.S. dollar. The decline as a percentage of net sales reflected the additional sales from the Acquisition and increased sales in the International Controls segment.

    Operating profit for the Domestic Controls segment was $25.2 million in fiscal 1995, representing 9.6% of segment sales, compared with $20.4 million, or 9.2% of segment sales, in fiscal 1994. Fiscal 1994 operating profit included pre-tax Domestic Controls inventory obsolescence and restructuring charges of $3.4 million, as discussed above. Excluding these charges, Domestic Controls segment 1994 operating profit would have been $23.8 million, or 10.7% of segment sales. The increase in operating profit was due to the Acquisition along with the aforementioned cost reduction measures. These benefits were in part offset by declining revenue on the B-2 program and certain missile programs, as well as one-time transition service costs resulting from the Acquisition. Operating profit for the International Controls segment in fiscal 1995 was $8.5 million, or 6.8% of segment sales compared with $1.1 million, or 1.1% of segment sales, in fiscal 1994. International Controls segment operating profit for fiscal 1994 included $1.2 million of restructuring charges and inventory obsolescence charges of $.1 million. Excluding these charges, operating profit would have been $2.4 million, or 2.4% of segment sales. The improvement in capital goods markets in Europe, along with the aforementioned cost reduction measures, led to a significant improvement in European operating profit. Within the Pacific region, operating profit was down from fiscal 1994, primarily due to costs of penetrating new Asian markets.

    Interest expense increased in fiscal 1995 to $17.5 million, or 4.7% of net sales, compared to $11.4 million, or 3.7% of net sales, in fiscal 1994. The increase in interest expense was due to the additional debt associated with the Acquisition.

    Foreign currency exchange was a loss of $.1 million in fiscal 1995 compared with a gain of $.5 million in fiscal 1994. The fiscal 1994 gain primarily related to a short-term loan denominated in Deutsch Marks between Moog and its German subsidiary during which time the Deutsch Mark appreciated.

    Income tax expense at an effective rate of 11.7% for 1995 compared with the fiscal 1994 effective rate of 46.8%. The effective tax rate for fiscal 1995 reflected the relatively strong earnings at the Company's German operation, which benefitted from its net operating loss carryforward position. Conversely, the higher effective tax rate for fiscal 1994 resulted from losses at the German subsidiary which provided limited tax benefits. In the fourth quarters of fiscal 1995 and 1994, the Company reduced its valuation allowance for deferred tax assets to reflect the improved German operating results.

    As a result of the factors discussed above, net earnings in fiscal 1995 were $7.8 million on net sales of $374.3 million, compared with net earnings in fiscal 1994 of $2.1 million on net sales of $307.4 million.

Results of Operations -- Fiscal 1994 Compared to Fiscal 1993

    Net sales increased 4.7% to $307.4 million in fiscal 1994 compared with $293.7 million in fiscal 1993. Net sales for the Domestic Controls segment in fiscal 1994 increased 12.6% to $213.3 million compared with $189.4 million in fiscal 1993, due primarily to the Acquisition which contributed net sales of $22.4 million. Within the Domestic Controls segment, sales of missiles controls continued to decline as a result of the effects of reduced U.S. defense spending, accompanied by sales declines in engine controls. These decreases were offset in fiscal 1994 by increased sales on the B-2 program and stronger sales in the Commercial Aircraft product line.

    Net sales for the International Controls segment in fiscal 1994 declined 9.8% to $94.1 million compared with $104.3 million in fiscal 1993. The decline was principally attributable to lower sales in the European aerospace market, in conjunction with lower industrial sales in England and France due to the then weak European capital goods markets, partially offset by minor price increases, principally within Europe.

    Other income was $2.5 million in fiscal 1994 compared with $2.7 million in fiscal 1993.

    Cost of sales was $213.5 million, or 69.5% of net sales, in fiscal 1994 compared with $207.0 million, or 70.5% of net sales, in fiscal 1993. Cost of sales as a percent of segment sales for the Domestic Controls segment was 73.3%, or $161.9 million, in fiscal 1994 compared with 72.9%, or $145.4 million, in fiscal 1993. The increase in Domestic Controls cost of sales as a percent of sales resulted primarily from reduced sales of higher margin missile products, which included favorable cost experience in fiscal 1993 on various long-term development contracts. Cost of sales as a percent of sales for the International Controls segment improved to 65.6% of segment sales, or $65.4 million, in fiscal 1994 compared with 67.0%, or $72.8 million, in fiscal 1993, primarily due to cost reduction actions initiated in fiscal 1992 and continued through fiscal 1994.

    Research and development expenses were $18.7 million, or 6.1% of net sales, in fiscal 1994 compared with $16.1 million, or 5.5% of net sales, in fiscal 1993. The fiscal 1994 increase was the result of a shift toward Company-funded research and development projects from customer-funded design and development projects, primarily efforts on entertainment simulators, brushless motors, radio controls, development of engine TVC systems, and helicopter vibration controls. The Company estimates that customer-funded design and development costs were $25.3 million in fiscal 1994 compared with $31.0 million in fiscal 1993 and total Company-funded research and development and customer-funded design and development expenses were $44.0 million in fiscal 1994 compared with $47.1 million in fiscal 1993.

      Selling, general and administrative expenses were $58.3 million, or 19.0% of net sales, in fiscal 1994 compared with $52.7 million, or 18.0% of net sales, in fiscal 1993. The increased costs in fiscal 1994 in absolute terms was primarily due to the Acquisition. As a percentage of net sales, the increase in fiscal 1994 related primarily to increased staffing costs in Japan, Hong Kong and Singapore in order to pursue sales opportunities in the Pacific Rim.

    Operating profit for the Domestic Controls segment in fiscal 1994 was $20.4 million, or 9.2% of segment sales, compared with $21.7 million, or 10.8% of segment sales, in fiscal 1993. Excluding pretax Domestic inventory obsolescence and restructuring charges of $3.4 million in fiscal 1994, Domestic Controls segment operating profit would have been $23.8 million, or 10.7% of segment sales, in fiscal 1994. The increase in Domestic Controls segment operating profit excluding the obsolescence and restructuring charges resulted primarily from the Acquisition, partly offset by decreased missile sales. Operating profit for the International Controls segment in fiscal 1994 was $1.1 million, or 1.1% of segment sales, compared with $5.1 million, or 4.7% of segment sales, in fiscal 1993. Included in fiscal 1994 operating profit for the International Controls segment were restructuring charges of $1.2 million and inventory obsolescence charges of $.1 million discussed above. Excluding these charges, operating profit for the International Controls segment would have been $2.4 million, or 2.4% of segment sales, in fiscal 1994. The change in operating profit from fiscal 1993 to fiscal 1994 for the International Controls segment resulted primarily from a decrease in profits at the Company's English subsidiary on a variety of Industrial Controls products, and a decline in operating profit from the Pacific subsidiaries due to a slow Japanese economy and strong shipments in fiscal 1993 on Aerospace programs in Korea.

    Interest expense was $11.4 million, or 3.7% of net sales, in fiscal 1994 compared with $11.0 million, or 3.7% of net sales, in fiscal 1993. The increase in 1994 primarily reflected the increase in debt related to the Acquisition.

    Foreign currency exchange gain was $.5 million in fiscal
1994 compared with a loss of $.1 million in fiscal 1993. The foreign currency gain in fiscal 1994 primarily related to a short-term loan denominated in Deutsch Marks between Moog and its German subsidiary during which time the Deutsch Mark strengthened.

    Income tax expense accrued in fiscal 1994 at an effective tax rate of 46.8% resulting primarily from losses incurred at the German subsidiary against which the amount of tax benefits were limited. The effective tax rate for fiscal 1993 of 40.6% comprised an effective rate on Domestic Controls earnings of 20.8% offset by a tax expense of $1.4 million for the International Controls segment on a pre-tax loss of $1.4 million. The lower effective Domestic Controls tax rate in fiscal 1993 resulted primarily from a $1.1 million benefit received in fiscal 1993 from the utilization of prior year foreign tax credit carryforwards. The unusual fiscal 1993 tax situation for the International Controls segment resulted from paying taxes at certain subsidiaries primarily in the Pacific Rim where taxable earnings were generated, offset by pretax losses in Europe that generated virtually no benefit.

    As a result of the above factors, net earnings in fiscal
1994 were $2.1 million, or .7% of net sales, compared with $4.8 million, or 1.6% of net sales, in fiscal 1993. Net earnings in fiscal 1994 included the positive cumulative effect of $.5 million related to the adoption of SFAS No. 109, "Accounting for Income Taxes". Net earnings in 1993 included a $.4 million net after-tax extraordinary charge related to prepayment costs on the early retirement of $10.2 million of 12-7/8% debt.

    The Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" in the first quarter of fiscal 1994. SFAS No. 106 costs were $1.1 million in fiscal 1994, including the amortization of the initial transition obligation of $7.9 million over 20 years. The fiscal 1994 cost was $.4 million greater than the annual cost of postretirement benefits other than pensions in fiscal 1993 of $.7 million, determined on a "pay as you go" basis.

Financial Condition and Liquidity

    On May 14, 1996, the Company completed the Recapitalization which is expected to increase its operating and financial flexibility. The principal elements of the Recapitalization were:

    (1) The amendment on May 13, 1996 and March 22, 1996 of the Company's Bank Credit Facility pursuant to which the lenders thereunder consented to consummation of the Recapitalization and the parties agreed to amend certain financial covenants.

    (2) The Debenture Redemption on April 26, 1996 of the Company's 9-7/8% Convertible Debentures using funds available under the Bank Credit Facility. Of the total principal balance outstanding of $18.0 million on April 26, 1996, principal of $17.9 million was redeemed with $.1 million of principal converted into 6,204 Class A Common shares.

    (3) The completion on May 14, 1996 of the $120.0 million Offering of 10% Senior Subordinated Notes due 2006, the proceeds of which were approximately $116.3 million net of discounts, commissions and estimated expenses of the Offering. The Notes have a single maturity with the aggregate principal amount due on May 1, 2006. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after May 1, 2001 initially at 105% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on or after May 1, 2003. The Company used such net proceeds to:

          (a) Repurchase 714,600 shares of its Class A Common Stock, representing 11.8% of the outstanding shares of Class A Common Stock (9.3% of total Common Stock outstanding), from Seneca Foods Corporation for a purchase price of $12.9 million, or $18 per share;

          (b) Prepay in its entirety the principal balance of $16.4 million on the Company's 10-1/4% Note;

          (c) Repay approximately $86.5 million of its revolving borrowings under the Bank Credit Facility, which includes $17.9 million borrowed for the Debenture
          Redemption; and

          (d) Pay prepayment and amendment fees of $.5 million incurred in connection with the Recapitalization.

    As of March 31, 1996, the Company (excluding its subsidiaries) had $171.7 million of total debt of which $153.7 million was senior debt. As of March 31, 1996, on a proforma basis after giving effect to the Recapitalization, the Company (excluding its subsidiaries) would have had $188.9 million of total debt outstanding, of which $68.9 million would have been senior debt. Of the $68.9 million of proforma senior debt as of March 31, 1996, approximately $64.1 million would have been borrowings under the Bank Credit Facility. The Company believes it will be able to reduce interest costs through lower interest rates on the outstanding borrowings under the Bank Credit Facility during the third quarter of fiscal 1996.

    Scheduled periodic principal payments of long-term debt for the next five years are presented below compared with the revised principal payments of long-term debt after giving effect to the Recapitalization.

($ in millions)          Maturities of Long-Term Debt

  Fiscal        Before                After           Increase
   Year     Recapitalization     Recapitalization    (Decrease)

  1996          $ 7.1               $  6.4             $( .7)
  1997           13.6                  9.2              (4.4)
  1998           18.3                 13.9              (4.4)
  1999           12.7                  8.3              (4.4)
  2000           12.3                  7.9              (4.4)

    Cash provided by operating activities was $8.8 million for the first six months of fiscal 1996 compared to cash provided of $1.0 million in the same period for fiscal 1995. The principal factors contributing to the increase in cash provided were higher net earnings and relatively higher non-cash provisions for contract losses and inventory obsolescence primarily attributable to increasing levels and aging of inventories.

    As of March 31, 1996, the Company had worldwide unused lines of credit of $52.2 million, plus cash and cash equivalents of $9.7 million. After giving effect to the Recapitalization, the

Company would have had $121 million of unused capacity under its various credit facilities. The Company had worldwide unused lines of credit of $56.9 million and cash and cash equivalents of $7.6 million at September 30, 1995.

    Consolidated assets at March 31, 1996 increased to $438 million compared with $425 million at September 30, 1995. The increase was principally due to the acquisition of Ultra in December 1995 and increases in inventory levels to reduce customer lead times.

    Capital expenditures for the first six months of fiscal 1996 were $5.4 million compared with depreciation and amortization of $9.9 million. Capital expenditures in the first six months of fiscal 1995 were $3.7 million compared with $9.8 million of depreciation and amortization. Capital expenditures in fiscal 1996 are expected to remain below depreciation and amortization levels.

    Debt includes long-term debt and the 9-7/8% Convertible Debentures. The percentage of debt to capitalization at March 31, 1996 was 61.6% and at September 30, 1995 was 61.8%. After giving effect to the Recapitalization, the percentage of debt to total capitalization would be 67.1% at March 31, 1996.

    Working capital at March 31, 1996 was $173 million compared with $167 million at September 30, 1995. The increase in working capital principally relates to increased inventory levels. The current ratio was 2.68 at March 31, 1996, compared to 2.76 at September 30, 1995.

    With respect to the Bank Credit Facility, the Company amended the facility on November 14, 1995, increasing the total facility to $165 million, consisting of a $135 million revolving credit facility and a $30.0 million term loan. The term loan is for a six year period, with quarterly principal payments commencing in October 1996. The revolving credit facility is available through October 2000. The Bank Credit Facility currently provides for interest at LIBOR plus 1.75%. To provide protection from interest rate increases, the Company entered into $100 million of interest rate swap arrangements which began in 1994 and had the effect of converting $100 million into fixed rate debt over two years at approximately 8.0%.

    The Bank Credit Facility is secured by substantially all of the Company's domestic assets, including the common shares of all domestic and foreign subsidiaries. The Bank Credit Facility includes customary covenants, including interest coverage, payment coverage, maintenance of tangible net worth to total liabilities, and limits on capital expenditures and acquisitions. The Notes, which are unsecured, include customary covenants, including limitations on indebtedness, restricted payments, and dividends, among others.

Recent Accounting Pronouncements

    The Company is required to adopt SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to Be Disposed of," and SFAS No. 123, "Accounting for Stock-Based Compensation," in fiscal 1997. The Company does not believe that the adoption of either standard will have a material effect on the fiscal 1997 consolidated financial statements.

Backlog

    Backlog consists of that portion of open orders for which sales are expected to be recognized over the next twelve months. Backlog was $247 million at March 31, 1996 compared with $238 million at September 30, 1995 and $217 million at March 31, 1995. Backlog for the Domestic Controls segment as $202 million at March 31, 1996 compared with $196 million at September 30, 1995 and with $169 million at March 31, 1995. The increase in Domestic Controls backlog from a year ago related to new orders principally on the B-2 program, strong growth in Space and Missiles products, along with higher electrical drive order levels. International Controls segment backlog was $45.2 million at March 31, 1996 compared with $42.0 million at September 30, 1995 and with $47.8 million at March 31, 1995. The International Controls backlog decline from a year ago is due entirely to currency fluctuations. Consolidated backlog increased to $237.9 million at September 30, 1995 compared with $217.2 million at September 30, 1994. Backlog for the Domestic Controls segment increased to $195.9 million at September 30, 1995 compared with $181.4 million a year earlier. Within the Domestic Controls segment, this increase was primarily due to the Acquisition. International Controls segment backlog was $42.0 million at September 30, 1995 compared with $35.9 million a year earlier, with the increase principally reflecting the recovery of capital goods markets in Europe. Approximately $1.7 million of this increase resulted from the strengthening of foreign currencies, principally the Deutsch Mark, relative to the U.S. dollar from fiscal 1994 to 1995.


                            BUSINESS

    The Company, founded in 1951, is a leading worldwide designer and manufacturer of a broad range of high performance, precision motion and fluid control products and systems for aerospace and industrial applications. Moog's servoactuation systems are critical to the flight control of commercial and military aircraft, in controlling the thrust of space launch vehicles, steering tactical and strategic missiles, positioning satellites, and in a wide variety of electric and hydraulic industrial applications that require the precise control of position, velocity and force. Moog believes it is the recognized worldwide technological leader in the precision controls market.

    In the fiscal year ended September 30, 1995, Moog's sales and EBITDA were $374.3 million and $46.0 million, respectively. In fiscal 1995, 51% of the Company's sales were to commercial aerospace and Industrial Controls customers and 49% were to government and military customers.

    The Company is a New York corporation with its principal office in East Aurora, New York, and its telephone number is
(716) 652-2000.

Technology

    Moog designs and manufactures high performance precision controls called servovalves and servoactuators. Servovalves and servoactuators control the position, velocity or force of moving objects with accuracy which can be measured in millionths of an inch.

    Servovalves regulate the flow of fluid. They convert the electronic signal from a computer into a precisely metered amount of liquid, such as hydraulic fluid flowing into a piston/cylinder assembly known as an actuator. The actuator then creates movement. When a servovalve is mounted on an actuator, the device is known as a servoactuator. Servovalves are also used to meter the flow of fuel into jet engines

    Moog's core products provide precision motion control. The precision in a motion control system is created through the use of a closed loop system or what is technically referred to as a servocontrol system. A servocontrol system is a group of electronic and/or mechanical elements that generate a desired output by comparing the achieved output with the commanded input and then using the difference between the input and the output as the actuating signal.

    For example, an electrohydraulic servocontrol system consists of the six elements indicated in the diagram above:
(1) control electronics which may be a computer, microprocessor or guidance system and which creates a command input signal;
(2) a servoamplifier which provides a low power electrical actuating signal which is the difference between the command input signal and the feedback signal generated by the feedback transducer (6); (3) a servovalve which responds to this low power electrical signal and controls the high power flow of hydraulic fluid to (5), an actuation element such as a piston and cylinder or a hydraulic motor which positions the device being controlled; and (4) a power supply, generally an electric motor and pump, which provides a flow of hydraulic fluid under high pressure. The feedback transducer (6) measures the output of the system and converts this measurement into a proportional signal which is sent to the servoamplifier. The Company is engaged primarily in the design, manufacture and sale of servovalves and actuators, although all the elements of a servosystem are incorporated in the Company's diverse product lines.

    The Company's portfolio of products has resulted from a strategy of using its core competency in electrohydraulic servocontrol elements as a platform from which to pursue a wide range of applications on a global basis. Demands are varied, from applications requiring micro designs that operate at extremely high speeds, to applications requiring high power levels to control large loads over long distances. Providing the appropriate solution to each customer's particular design problem adds to the Company's technology base and allows for further expansion of the product portfolio. Moog typically customizes its products to provide customers with optimal solutions.

Applications

    Moog provides motion controls in three core technologies;
1) Electrohydraulic, 2) Electromechanical, and
3) Electropneumatic, and fluid controls in Electrohydraulic technologies. Electrohydraulic technologies are used in Moog's standard servovalves, servoactuators and integrated actuation and power systems. Electromechanical technologies include brushless DC servomotors, DC motor controllers, servoactuators and servosystems. Electropneumatic technologies include solenoid-controlled servoactuators and control actuation systems. Another market opportunity for Moog is the development of digital control for increased performance and functionality. Moog uses digital controls as part of its electric drive systems and as a complement to its hydraulic controls.

There are two broad applications for the Company's technologies, more fully described below.

    Aerospace Applications. In an aircraft, servoactuators are part of the flight controls that position the moveable control surfaces on a plane's wing, tail section and engine. The onboard flight computer sends the control signal from the pilot to the servoactuators, which in turn control the movement of the flight control surfaces of the aircraft and regulate the thrust of the aircraft's engines. With respect to flight controls, servovalves and servoactuators regulate the movement and position of the leading edge flaps, spoilers, ailerons, elevators and rudders on military and commercial aircraft. Servovalves in jet aircraft engines meter the fuel flow and inlet air to the engines. Similar systems are used to move the fins on a short-range missile or steer the engine thrust on a large missile.

    Industrial Controls Applications. Servovalves and servoactuators are also used in a wide variety of industrial machinery. For example, they can direct the large forces and tremendous amounts of power and pressure in steel rolling mills or provide extremely precise motion control, such as in robotics.

Product Lines

    Moog's five product lines are formed around its core, technologically advanced business -- the manufacture of servovalves and servoactuators. Outlined below is a description of the five product lines.

    Commercial Aircraft

    The Company supplies the Commercial Aircraft market with one of the aerospace industry's broadest lines of flight control products, including servovalves and actuators for the autopilot, leading edges, trailing edges, spoilers and rudders. The Company supplies all of the major OEMs, and also derives a substantial portion of its revenues directly from the domestic and international airlines in the form of sales of spare parts and repairs. Aftermarket sales to airlines are conducted through the Company's direct sales force. The Commercial Aircraft product line represented approximately 20% of fiscal 1995 sales.

    The Company believes that there are significant growth opportunities for its Commercial Aircraft product line over the next several years. To position itself for this anticipated growth in Commercial Aircraft production, the Company acquired certain of AlliedSignal's hydraulic and mechanical actuation product lines in June of 1994. Mechanical actuators acquired include drive systems on the Boeing 777, while hydraulic actuators acquired include the primary flight controls for the Boeing 747 and 757 and the Airbus A330 and A340. The Acquisition strengthened Moog's position in the Commercial Aircraft market and improved utilization of existing manufacturing facilities and overhead structure. As a result of the Acquisition, the Company now supplies more flight control components to Boeing than any other supplier.

    According to recent widely published reports, Boeing announced that it would raise its total monthly production of the 737, 747 and 757 from the previous scheduled 22-1/2 to a total of 27 airplanes by mid-1997. In addition, Boeing announced that its backlog had increased from $60.6 billion in 1994, to $66.5 billion at the end of 1995. This increased demand, coupled with the need to replace aircraft which are aging, uneconomical, or do not meet stringent noise control regulations, indicates tremendous potential for near term market growth.

    While Commercial Aircraft sales to Boeing accounted for 7.0% of fiscal 1995 sales, the Company also supplies flight actuation and control products to a number of other manufacturers of commercial aircraft. The Company's exclusive supply contracts with Boeing include pre-determined prices through 2002, except for the Boeing 777 contract, which expires in 2006.

    Major Commercial Aircraft programs include the following:

    Boeing 747. On the 747, Moog had been supplying nine autopilot servoactuators prior to its acquisition of AlliedSignal's product lines. With the Acquisition, Moog gained the additional contracts for the four aileron power control units and twelve spoiler actuators on the 747. All of Boeing's 747's carry Moog products. The 747 aircraft line accounts for a large and growing portion of Moog's sale of parts and replacements to the airline industry because of the over 1,000 747s in service as of January 1996. Boeing recently announced that, starting with the second quarter of 1997, it expects to increase the monthly production rate of 747's from 3-1/2 per month to 4 per month.

    Boeing 757. The second largest commercial aircraft program for Moog is the 757, and includes elevator and rudder power control units, spoilers, and servovalves. There were approximately 700 757's in service as of January 1996. Boeing recently announced that, starting with the second quarter of 1997, it expects to increase the monthly production rate of 757's from 3 per month to 4 per month.

    Boeing 767. Once Moog's biggest commercial aircraft contract, the 767 production rate has slowed from a peak of 5 per month in 1993 to 4 per month expected in 1996. Moog currently supplies nine autopilot actuators and all of the servovalves on the 767. There were approximately 600 767's in service as of January 1996.

    Boeing 777. Moog provides all of the servovalves, flight spoilers and the leading edge rotary actuation system for the
777. The 777 is Boeing's newest plane, seating 328, with a range of approximately 8,000 miles. Industry observers believe this plane will be one of Boeing's largest revenue sources for the foreseeable future.

    Airbus and McDonnell Douglas. Moog supplies aileron actuators for the Airbus A330 and A340 as well as servovalves on all of the Airbus models. The Company also supplies flight control servovalves and anti-skid brake valves to McDonnell
Douglas.

    Cessna, Canadair, Gulfstream and Lear. Moog supplies primary flight control actuators for Cessna Aircraft Co.'s ("Cessna") new Citation X. These are Cessna's first electronic input flight control actuators. The Acquisition also extended Moog's general aviation sales to Canadair ("Canadair") and Lear Jet Inc., both divisions of Bombardier Inc., and Gulfstream.

    Engine Controls. The Company also designs and manufactures fuel metering and air inlet controls for jet engines used on numerous commercial aircraft. All models of commercial aircraft currently produced by Boeing and Airbus contain engines on which the Company's controls are used.

    Military Aircraft

    Moog provides flight controls for most of the advanced military aircraft and helicopters in the world today. On military aircraft, these controls include servoactuators for ailerons, elevons, rudders, leading edge flaps, servovalves for engines and pitch and roll control assemblies on fixed wing aircraft. On helicopters, flight controls include swashplate, flaperon, elevator, main rotor, tail rotor, bladefold, and vibration-control servoactuation systems. The military hardware is similar to that of commercial aircraft except that certain of Moog's military products are designed for mission survivability. These products also incorporate triple redundancy, effectively allowing the aircraft to lose two of its systems and still continue to fly and survive on the remaining system. The Military Aircraft product line represented approximately 35% of Moog's fiscal 1995 sales.

    As a result of the Acquisition, the Company broadened this product line to include mechanical and hydraulic actuation systems on the F-16, F/A-18 C/D, F/A-18E/F and V-22 Osprey.

    Moog's military sales to the U.S. prime government contractors and to foreign governments are generally based on long-term, fixed price contracts. Moog, as a subcontractor, has never experienced collection issues with the original manufacturer of equipment destined for the U.S. government. Generally, Moog's sales of flight controls to foreign governments are guaranteed by the U.S. government under foreign military sales legislation or supported by customer advances and letters of credit.

    Major military aircraft programs to which Moog contributes include:

    V-22 Osprey Tiltrotor. The V-22 Osprey tiltrotor aircraft is being built by Bell-Boeing. The V-22 is a hybrid between a helicopter and a fixed wing aircraft. Moog has received significant customer funding for this program in fiscal years 1995 and 1996. Low rate initial production is scheduled to start in 1997, with the first delivery of production aircraft scheduled for 1999. Moog products on the V-22 include six swashplate, six bladefold, eight flaperon and three elevator actuators. The U.S. government currently plans to procure 523 V-22 aircraft for use by the Marines, Navy and Special Forces.

    F/A-18 Hornet. Moog provides a variety of flight controls for this aircraft, which is the U.S. Navy's primary carrier-based fighter/attack aircraft. The C/D version, of which over 1,200 have been produced, is the only U.S. fighter aircraft currently being built in production quantities. The E/F version, which is 30% larger than the C/D version, is currently in development and will enter production in 1997. Production is planned to be at the rate of approximately 48 aircraft per year by 2002.

    F-15 Eagle. Moog provides the pitch and roll control assembly for this aircraft. Orders from the U.S. Air Force, Saudi
Arabia, Israel and the United Arab Emirates are expected to keep production at current levels through the rest of the decade. Moog also has a significant replacement parts business for this program, as 1,455 aircraft have been produced.

    F-16 Falcon. Moog provides the power drive unit for the leading edge flaps and associated components on the F-16. Production on the F-16 is primarily for foreign military sales. Moog also provides the leading edge flap actuation system for the Japanese FSX, an F-16 derivative. This project is scheduled to enter its production phase during 1997. There have been 2,876 F-16s produced utilizing Moog products, and the spares and repairs business from this program is steady and substantial. Production at an average rate of 68 aircraft per year is expected through 1999.

    Taiwanese Indigenous Defense Fighter. The IDF is Taiwan's version of the F-16 Falcon light attack aircraft. This 126-aircraft program peaked in fiscal 1994, and is a program for which Moog supplies all the primary flight control actuators. The IDF program illustrates Moog's ability to provide complete flight control systems and service for not only domestic aircraft, but foreign aircraft as well.

    Indian Light Combat Aircraft. Moog is developing the flight control actuation system for the Indian government's new Light Combat Aircraft. Moog is also working on the aircraft's nosewheel steering system and brake module. The Company began delivery of the hardware on this program in 1995. Full scale aircraft production is expected to begin after the year 2000.

    B-2 "Stealth" Bomber. Moog designed and produces the flight control actuation system for this aircraft. The Company believes that the B-2 possesses the most technically challenging flight control system ever developed. The B-2 program has solidified Moog's position as the technological leader in the fly-by-wire market. The Company has recently received a contract to replace the flight control actuation systems for the first four production aircraft. This, along with spares and repairs, will provide significant revenues through 1999.

    Blackhawk Helicopter. The Blackhawk, built by Sikorsky, is the U.S. military's major combat and troop transport helicopter. Moog supplies the secondary flight controls and an accumulator which is used to start the helicopter's auxiliary power unit. In addition to the U.S. government, sales of the Blackhawk and the Navy's equivalent, the Seahawk, are made to the governments of Turkey, Japan, South Korea, Australia, China and Saudi Arabia.

    RAH-66 Comanche Reconnaissance Attack Helicopter. Moog holds contracts on the main rotor and tail rotor actuators for the Comanche light attack helicopter. The Comanche is a highly maneuverable and stealthy aircraft with a radar cross-section of 1/600th of the Apache attack helicopter. The first flight of the Comanche prototype, still in the pre-production phase, was completed in January of 1996. Although production funding is uncertain, the Company is receiving customer funding for design and development of the primary flight controls for this helicopter.

    Engine Controls. The Company also produces fuel metering and air inlet controls for jet engines used on numerous advanced military aircraft. The military engine controls business is represented on the F-14, F-15, F-16, F/A-18 C/D, F/A-18 E/F, F-22, B-2 and the IDF.

Space and Missiles

    The Company manufactures motion, fluid and propellant controls and systems which are used to control the flight and positioning of satellites, launch vehicles and missiles. The Company has the leading market share in satellite propulsion and strategic missile and launch vehicle TVC systems, and is the technological leader in electric propulsion, gel propellant controls, thrusters and valves. The Space and Missiles product line accounted for approximately 12% of fiscal 1995 sales.

    Moog's space and missile systems products can be separated into two broad categories. First, the Company manufactures valves and regulators which control fluid and propellant flows on satellites, launch vehicles and tactical missiles. The second category consists of products which control the trajectory of strategic missiles, tactical missiles and launch vehicles. These products include hydraulic actuators, electromechanical actuators and TVC systems.

    The Company's strengths in the space and missile systems markets include its broad product offering, quality reputation and customer support programs. The Company's major space and missiles programs and applications are described below.

    Satellite Propulsion. Moog's Space and Missiles product line is centered around its satellite propulsion business, which enjoys a broad, established line of custom designed and standard controls products. While the Company manufactures a relatively small number of satellite components, it supplies them for almost every make of satellite that is produced in the world. Major customers include General Motors Corporation-Hughes Electronics ("GM-Hughes"), Lockheed Martin Corporation ("Lockheed Martin") and Loral Corporation ("Loral"). Moog's typical satellite shipset of 10-12 valves provides an estimated $200,000 per satellite in sales, exclusive of launch vehicle sales. Two examples of new satellite propulsion programs are:

    - Motorola Iridium Satellite System. Moog supplies propellant isolation valves on Motorola's Iridium Satellite System, which is scheduled to enter production in late 1996. Over the next ten years, an estimated 110 of these low Earth orbit communications satellites are expected to be launched.

    - Xenon Propellant Management Assembly. Xenon-ion thrusters are expected to replace conventional chemical rockets used to control satellite orbits. Xenon-ion propulsion systems use solar-powered electronics to accelerate Xenon ions to very high velocities to create rocket thrust. Xenon-ion propulsion systems are expected to create savings of $9 million to $12 million per commercial satellite launch. Moog has become the technological leader in supplying the complete propellent storage and Xenon gas control system. The first commercial launch of this system is scheduled for mid-1997.

    Space Station. Another significant space program for Moog is the International Space Station Alpha, for which Moog is developing a highly specialized fluid quick disconnect to be used in the electric power and thermal control systems, as well as a bolt motor assembly for connecting key structural portions of the Space Station.

    Space Shuttle. Moog supplies actuators for the Space Shuttle's flight controls, main engine TVC and solid rocket booster TVC. Space Shuttle launches now occur at a rate of approximately seven per year. The solid rocket booster actuators are recoverable after every launch and are returned to Moog for refurbishment. A new Space Shuttle development program for Moog is the hydrazine flow control system for use in the auxiliary power unit in the Space Shuttle's solid rocket boosters. The new hydrazine flow control system is scheduled to begin production in mid-1996.

    SAFER Space Life Jacket. SAFER is an acronym for Simplified Aid for Extra Vehicular Rescue. NASA developed the SAFER self-propelled space life jacket for astronauts to wear while working outside the Space Shuttle. Moog supplies the 24 cold gas mini-thrusters on the jacket that each provide less than one pound of thrust. If an astronaut breaks loose from a tether, Moog's mini-thrusters enable the astronaut to instantly halt and stabilize an uncontrolled tumble with computer-controlled thrust pulses. Then, with a joy stick that controls these thrusters, the astronaut can maneuver at will.

    Launch Vehicles. Sales from Moog's launch vehicle programs are expected to remain relatively constant in the near term. Because of government budget constraints, satellites will be launched with the vehicles currently in production. The Company's sole source position on the Titan family of launch vehicles and on the Ariane 5 assure its participation. Three examples of launch vehicle programs are:

    - Titan IV Launch Vehicle. The Titan IV is the largest unmanned launch vehicle in existence. Moog produces the TVC system for Titan IV's rocket boosters as well as TVC actuators for all stages of the core vehicle.

    - Ariane V Launch Vehicle. Moog is working on two programs that accommodate the new upper stage engine on the Ariane V. One program is a propellant valve assembly that controls fuel flow. The other program is an electromechanical TVC actuator.

    - Trident Submarine-Launched Missile. Moog is the sole source provider of TVC actuation for all three stages of the Trident submarine-launched missile. Trident is the only strategic missile currently in production for the U.S. Department of Defense ("DoD").

    Tactical Missiles. Moog continues to produce valves for the Patriot program. The Company's only recent European tactical missile program was to supply valves for the Italian Aspide, which is a derivative of the Sparrow missile.

    Theater High Altitude Area Defense. THAAD is an anti-missile defense system designed for the interception of incoming missiles in the upper atmosphere. The program was mandated by the Missile Defense Act passed by Congress in 1991. Moog is the sole source supplier of bipropellant thrusters for the attitude control system on this program. The Company also produces a pressure control module used to position THAAD's infrared seeker.

Industrial Hydraulics

    This product line consists of over 15,000 variations of servovalves and servoactuators used in industrial automation to apply substantial force in a precise and measured fashion, usually resulting in linear movement. The Company's Industrial Hydraulics products are used in a wide range of applications, including fatigue testing systems, plastic blow molding machines, position controls for sawmill equipment, fuel metering and override controls for gas and steam turbines, and controls for clamp and injection operations in plastic injection molding machines. The Company's Industrial Hydraulics product line represented approximately 20% of fiscal 1995 sales.

    During fiscal 1995, the Company estimates that it sold approximately 30,000 industrial servovalves to over 1,500 customers throughout the world. Currently, almost all of this business is in markets outside the U.S. Industrial Hydraulics products are traditionally used with heavy equipment which requires periodic servicing and maintenance. The Company has capitalized upon this requirement by building a substantial Aftermarket business. The Company believes that it currently services over 80% of its installed base of Industrial Hydraulics servovalves. The Company's strong market share in both OEM sales and Aftermarket support is enhanced by an extensive worldwide subsidiary network with which Moog can provide exceptional service and support to its customers.

    The Company expects this product line to experience strong sales and earnings growth. The Company's restructurings and manufacturing consolidations in prior years have resulted in substantial cost reductions. The emergence of European capital goods markets from a prolonged recession late in calendar 1994 resulted in improved fiscal 1995 sales. Future sales growth is expected based upon trends toward increasing automation, expanding Asian markets, and the Company's recent targeting of the U.S. market.

    In December 1995, the Company acquired Ultra's servovalve product line. This product line traces its history back to a license granted by Moog in the 1950's. Over the past thirty years, the Ultra product line has benefitted from numerous refinements to the original Moog designs and has developed a valuable and extensive customer network. In its latest fiscal year, the Ultra industrial servovalve product line reported worldwide sales of just under $5.0 million.

    Industrial Electrics

    This product line includes electric drives for assembly robots, brush making machines, material handling robots, total machine controls for plastic injection and blow molding machines, carpet tufting machines, postal sorting machines, gun/turret controls for military vehicles, and 4- and 6-degree of freedom motion platforms for the entertainment industry. Moog's Industrial Electrics products are generally used in applications requiring less force than applications using hydraulic systems. The Industrial Electrics product line represented approximately 13% of fiscal 1995 sales.

    From a cost perspective, the Company rationalized its production capabilities in 1995 to reduce overhead and take advantage of its low cost Irish facility. At the same time, increasing demand for plastics, electric drives and motion simulators is resulting in increased sales. The combination of the cost reductions and improving market conditions is expected to result in considerably improved financial results. In addition, as the Company's installed base of Industrial Electrics products grows and matures, it anticipates future sales growth from the sale of spare parts and repairs.

    The primary applications for these products are described below:

    Plastics Market. Electric controls supplied by Moog for injection and blow molding machines manage servovalve functions and the sequence and temperatures of machine operation, with servovalves providing for closed loop control.

    Entertainment Simulators. Moog has developed a family of electrically actuated motion bases for the entertainment business. Moog has delivered 27 simulator shipsets since fiscal
1994, and has established the performance standard for electrically actuated motion platforms.

    Military Vehicles. Moog supplies the Industrial Electric products used in the azimuth and elevation controls for gun systems on military vehicles. These systems are designed to handle the large inertia involved in aiming a gun mounted on a vehicle traveling at high speed through rough, open terrain. One key advantage of electric controllers is the elimination of the hydraulic supply, thereby reducing fire hazard.

    Electric Drives. This area includes brushless DC motors, servoactuators and digital motor controllers. These products are used in a wide variety of applications, including assembly and material handling robots, carpet tufting and postal sorting machines.

Business Strategy

    The Company's objective is to enhance its present global leadership positions in the Aerospace and Industrial Controls markets. Key elements of the Company's principal business strategies include:

    Enhance Market Leadership. The Company focuses on high-end precision control markets. In product areas representing approximately 87% of its fiscal 1995 sales, the Company believes it is the technological leader and the market leader in terms of sales. In Aircraft Controls, Moog is the recognized world leader in technologically advanced control systems and components that are custom designed to perform to exacting specifications. The Company also believes that it is the largest supplier of flight controls and servovalves to the worldwide Aerospace market. Due to Moog's proven ability to meet or exceed the OEM's technological specifications, the Company is a sole source supplier of certain flight controls for both the B-2 and V-22, as well as Boeing's 747, 757, 767 and 777 aircraft. In industrial servovalves, the Company estimates it currently has a 35% share of the worldwide market. Moog continually improves its line of servovalves and servoactuators to provide its customers with the optimal solution in terms of performance, price and quality.

    Continually Broaden Product Lines and Applications. The Company's growth is principally attributable to its strategy of continually broadening its technology, products and product applications. Moog's capabilities extend to the design and production of electrohydraulic, electromechanical and electropneumatic systems and components. In addition, as a result of the Acquisition, the Company now offers one of the broadest controls product lines in the industry. In Industrial Controls, the Company provides increasingly intelligent digital controls as part of its electric drive systems and as a complement to its hydraulic controls. The Company believes that its diverse product applications and integrated approach to product development and testing provide it with competitive advantages over rival suppliers.

    Maintain Stability and Diversity of Customer Relationships. Over the last decade, the Company has never been replaced as the supplier of commercial or military flight control systems for which the Company was the original supplier to the OEM. Moog's success in obtaining and retaining long-term OEM contracts is directly attributable to the Company's practice of working closely with its customers from the design phase, through production and Aftermarket support. In addition, the Company markets its products to a broad range of commercial, industrial and government customers. For example, Moog's industrial customer base consists of more than a thousand machinery manufacturers throughout the world, in plastics, packaging, fatigue testing equipment, steel and metals production, wood processing and general manufacturing. The Company's sales diversity in both geography and applications can mitigate the effects of specific regional or capital goods spending cycles.

    Provide Superior Aftermarket Service. The Company aggressively markets spares, parts and repair services directly to its Aerospace and Industrial Controls customers through its extensive network of international subsidiaries. Aftermarket sales are generally more profitable and less volatile than OEM sales. For fiscal 1995, the Company's Aftermarket sales represented approximately 14% of sales, which the Company estimates to be approximately double its fiscal 1992 Aftermarket sales, reflecting increases in the Company's installed base and its focus on Aftermarket sales opportunities resulting from the Acquisition.

Customers

    Moog's customers can be categorized into three principal groups. The first group includes customers for Aerospace hardware, including producers of military aircraft, commercial aircraft, jet engines, strategic and tactical missiles, launch vehicles and satellites. While the majority of Moog's Aerospace sales are to U.S. government prime contractors and U.S. commercial aircraft manufacturers, there are also significant sales generated in foreign markets. Moog is currently involved in numerous U.S. governmental defense programs with various prime contractors such as McDonnell Douglas, Boeing Helicopters, Northrop Grumman Corporation, Rockwell International Corporation, Lockheed Martin, Loral, Sikorsky, a United Technologies Corporation company, Mitsubishi Heavy Industries, Ltd., Bofors AB, GM-Hughes and General Electric Company. Customers also include foreign governments purchasing products originally developed for the DoD. Examples of this include the sale of F-15's to Israel and Saudi Arabia, Patriot missiles to Taiwan and Korea, and helicopters to various U.S. allies. In commercial aerospace, the three principal commercial aircraft manufacturers, Boeing, McDonnell Douglas and Airbus, are major customers. Moog has recently developed relationships with manufacturers of regional aircraft and business jets, including Canadair, Gulfstream and Cessna. Moog is also involved in commercial satellite propulsion and launch vehicles, where it sells to companies such as GM-Hughes, Loral, Lockheed Martin and British Aerospace PLC.

    Moog's second customer grouping includes industrial manufacturers of capital goods machinery and robotics used for blow molding, injection molding, power generation, materials handling, steel rolling mills, wood processing, mining, flight simulation, fatigue testing and assorted other sophisticated automated production equipment and mobile applications. The Company's customers include worldwide manufacturers such as Robert Bosch GmbH ("Bosch"), Battenfeld Maschinerfabriken GmbH, European Gas Turbines and Sega Enterprises Ltd. This customer segment is expected to experience a fairly strong rate of growth in Asian markets due to the rapidly developing economies in that part of the world. In Europe, growth is anticipated based upon the trend to greater automation. In the U.S., Moog has a market presence in industrial electric controls, with plastics forming and the electric drive markets expected to provide the impetus for electric controls growth. The Company is also targeting the U.S. industrial hydraulics markets.

    The third major customer group is comprised of Aftermarket customers who require spares to be provisioned and repairs to hardware in service. This group includes the U.S. and foreign governments in military related products and airlines throughout the world in commercial aircraft products. For military hardware, this includes the DoD and foreign governments which need spares and repairs for and to existing aircraft, launch vehicles, or missiles. Similarly, industrial end-users and commercial airlines require a steady supply of spares and repairs to service their existing machinery and aircraft. In fiscal 1995, total Aftermarket sales were approximately $52.0 million.

    In aggregate, the Company markets its products to a wide variety of customers. Boeing (including Bell-Boeing) and the U.S. government (including U.S. government prime contractors) are Moog's largest customers and represented approximately 12.4% and 36.4%, respectively, of fiscal 1995 sales. The concentration of customers varies within product lines. In the Commercial and Military Aircraft product lines as well as Space and Missiles, the Company has fewer customers, while in the Industrial Hydraulics and Industrial Electrics product lines the Company has many customers with no one customer being material. In the Commercial Aircraft market, Boeing is Moog's largest customer, representing approximately 7.0% of fiscal 1995 sales. In the Military Aircraft market, the largest customer is McDonnell Douglas (7.8% of fiscal 1995 sales) and in the Space and Missiles market, Lockheed Martin is the largest customer (3.0% of fiscal 1995 sales). The largest customer in the Industrial Controls markets represented no more than 1.2% of fiscal 1995 sales.

Competition

    The Company experiences considerable competition in each of its five major product lines. However, the Company is the only precision motion control specialist which competes globally in all markets and all drive technologies.

    Many of its competitors have greater financial and other resources than the Company. In Aircraft Controls, the Company's principal competitors include Parker Hannifin Corporation ("Parker Hannifin"), Curtiss-Wright Corp., HR Textron, a subsidiary of Textron, Inc. ("HR Textron"), Teijin Seiki Limited and E-Systems Inc., a Raytheon company, ("E-Systems"). In Space and Missiles, the Company's principal competitors are AlliedSignal and HR Textron. For the Industrial Hydraulics product line, competitors are Bosch, IMC, Mannesmann Rexroth GmbH and E-Systems. Competitors in the Industrial Electrics product line include Barber-Coleman Company, Siemens AG, Indramat GmbH, Pacific Scientific Company and Yaskawa Electric Corp.

    Competition in each of the product lines is based upon design capability, product performance and life, service, price and delivery time. In certain product lines technological considerations predominate over price considerations, while in others price considerations are paramount. The Company believes it competes effectively on all these bases. See "Risk Factors -- Competition."

Manufacturing

    Moog's manufacturing facilities are equipped to manufacture custom engineered products designed for specific customer applications. The facilities and manufacturing equipment are state of the art. They include CAD/CAM, CNC machining, internally designed and manufactured test equipment, and Class 10,000 and Class 100,000 environmental facilities.

    The manufacturing process for specific custom engineered applications demands technical expertise and precision of the highest degree. First, design engineering expands the preliminary designs completed during the proposal process. After any necessary modifications, prototypes of the design are manufactured for developmental testing. As part of this process, Moog conducts an internal review which ensures that the design will meet the specific customer application and can be manufactured in a cost-effective manner. Moog emphasizes concurrent engineering, whereby design engineering and production engineering coordinate early in the process to optimize product design from a manufacturing standpoint. The product then goes into limited production for customer testing, after which the product is a qualified design. At this stage the product moves into full production.

    Production of the final product is a three-step process: fabrication, assembly and testing. In the fabrication process, skilled machinists using proprietary manufacturing processes directed by Moog's methods engineering staff produce a substantial volume of components satisfying submicron tolerances. Assembly of the components by technicians is followed by testing of the product to ensure that it meets Company and customer specifications. In general, each technician involved in both the assembly and testing functions has a two-year degree in a technical field and is supported by Moog's product engineering staff, which prepares assembly worksheets and test procedures.

Sales and Marketing

    Moog's sales and marketing organization is comprised of individuals possessing highly specialized technical expertise. Such expertise is required in order to effectively evaluate the customer's precision control requirements and in facilitating communication between the customer's engineering staff and the Moog engineering staff. Moog's marketing staff is the primary contact with key customers. Manufacturers' representatives are used to cover certain domestic aerospace market areas, primarily on the west coast. As of September 30, 1995, the Company had approximately 226 individuals in its sales and marketing organization. Approximately 40% of these individuals are located in the U.S. and 60% are located in international markets.

    Moog's success in both the Aerospace and Industrial Controls markets can be attributed to its innovative engineering solutions, the continual stream of new product applications, the Company's reputation for reliability and customer support, and the development of strong contacts with customers which allow for early identification of opportunities. Further, Moog's strong technical marketing force located in key markets throughout the world has facilitated the adaptation of technology developed in one geographic market to other geographic markets for different applications.

Employees

    Moog currently employs approximately 3,050 individuals worldwide. Of that total, approximately 1,920 are in the U.S., 560 are in Europe, 170 are in the Pacific Rim and 400 are in low cost manufacturing centers in the Philippines, Ireland and India. A portion of the Company's employees in Germany are represented by a works council, and a portion of the employees at the recently acquired Ultra are represented by a union.

    Moog's engineering staff is one of the Company's competitive strengths, and its production work force is composed of highly skilled machinists, assemblers and technicians. The Company believes its relationship with its employees is excellent. Moog has been listed in all publications of the book "The 100 Best Companies to Work for in America," and enjoys an unusually low employee turnover rate.

Legal Proceedings

    From time to time, the Company is named as a defendant in legal actions arising in the normal course of business. The Company is not a party to any pending legal proceeding the resolution of which management believes will have a material adverse effect on the Company's results of operations or financial condition or, except as discussed herein, to any pending legal proceedings other than ordinary, routine litigation incidental to its business. See also "-- Environmental Matters."

    In early 1988, Moog entered into a transaction (the "1988 Transaction") with William C. Moog, its then founder, chairman and largest shareholder, pursuant to which Mr. Moog exchanged all his common stock in the Company for sole ownership of Moog's domestic industrial business and its automotive systems activities. The newly formed business transferred to Mr. Moog was called MCI. In 1994, Mr. Moog transferred his interest in and control of MCI to an unrelated company currently controlled by IMC. The capital stock of MCI is now held by a partnership in which William C. Moog is a limited partner. Mr. Moog is the father-in-law of Richard A. Aubrecht, an officer and director of the Company.

    At the time of the 1988 Transaction, Moog was the beneficiary of certain agreements with the Power Authority of the State of New York ("PASNY"), pursuant to which the Company was entitled to purchase electric power at advantageous rates. In the course of the 1988 Transaction, an ancillary agreement was entered into which provided that MCI would be able to take credits against future rent and services payments to Moog. MCI never took the credits. Moog regards the ancillary agreement as having been waived or discharged and of no further force or effect. In 1995, under its new ownership, MCI began an action against Moog in New York State Supreme Court which seeks the economic benefits of the ancillary agreement. Moog answered the complaint and has defended the lawsuit, alleging, inter alia, that MCI, by its inaction over a course of seven years, waived any rights it may have had under the ancillary agreement.

    Also, as part of the 1988 Transaction, Moog and MCI entered into a Trade Name License Agreement ("TNLA") pursuant to which MCI was licensed to use the words "Moog Controls" and "Moog Controls Inc." to identify itself and its business. The TNLA recognized that Moog is the exclusive registrant for the trademark and service mark "Moog." It further recognized that all use of the word "Moog" by MCI should inure solely to the benefit of Moog. The TNLA did not express any particular duration or geographic scope, but did prohibit its assignment or sublicense.

    In late 1995, Moog Italiana S.r.1., Moog's indirect, wholly owned subsidiary, sought preliminary relief against MCI's Italian distributor for MCI's use of the Moog name in Italy. As a consequence of the action commenced by Moog Italiana S.r.1., MCI sued Moog in United States District Court, seeking a declaration of its rights under the TNLA and preliminary and permanent injunctions directing Moog to compel its foreign subsidiaries not to bring actions which would affect MCI's right to use the Moog name in their respective jurisdictions. The MCI action was dismissed for lack of subject matter jurisdiction, and recently refiled in state court. On February 28, 1996, Moog notified MCI that Moog was terminating the TNLA and granting MCI until August 31, 1996, to use its existing supplies of materials imprinted with the Moog name. It is anticipated that MCI will challenge this termination. Motions addressed to the jurisdiction of the District Court and other preliminary issues are currently pending before the court.

    During fiscal 1995, the Company sold to MCI products and services in the amount of $1.8 million and purchased from MCI products and services in the amount of $2.1 million. In light of the adversarial proceedings between Moog and MCI, the level of these transactions has decreased significantly. See also "Risk Factors -- Competition."

    On March 25, 1996, a complaint was filed in the Superior Court of the State of California for the County of Los Angeles by certain former employees at the Aerospace Equipment Division of AlliedSignal against AlliedSignal, Moog, a named employee of AlliedSignal and unnamed employees of both companies. The complaint alleges a number of claims related to age discrimination in connection with the termination of the plaintiffs' employment by AlliedSignal, and by Moog after the transfer of such former employees from AlliedSignal to Moog in connection with the Acquisition. The complaint seeks general, special and punitive damages and attorneys' fees in unspecified amounts and such other relief as the court deems appropriate. The Company intends to vigorously defend this action and does not believe that it will have a material adverse effect upon its financial condition.

Patents, Trademarks and Trade Names

    Moog has numerous patents and has filed applications for others. While the protection afforded by these is of value, the Company does not consider the successful conduct of any material part of its business dependent upon such protection. The Company's patents and patent applications include both U.S. and international patents, relating to electrohydraulic, electropneumatic and electromechanical actuation mechanisms and control valves, electronic control component systems and interface devices. The Company has trademark and trade name protection in major markets throughout the world.

Environmental Matters

    The Company's operations and properties are subject to federal, state and local environmental and health and safety laws and regulations, including those relating to the handling, generation, emission, discharge, treatment, storage and disposal of hazardous and non-hazardous materials and wastes. The Company has a permit to discharge wastewater from its East Aurora facility, which in 1994 was revised by the New York State Department of Environmental Conservation ("DEC") to substantially lower its effluent limitations. Over the past two years, the Company has cooperated with the DEC by investigating this matter and preparing an appropriate action plan in response to the permit. In February 1996, the DEC formally notified the Company that it believes the Company has exceeded the limits imposed by the permit. The DEC requested that the Company enter into an order on consent relative to alleged non-compliance with respect to the wastewater discharges, and indicated that if the Company did not do so, the DEC would initiate an enforcement action. In March 1996, the Company proposed, in lieu of entering into a consent order, that certain immediate action be taken to treat the wastewater discharges and address this matter. The DEC has not yet responded to the Company's proposal and the Company currently expects to implement its proposal after receiving a DEC response. Whether or not a consent order is entered into, the Company expects the cost of any required corrective action to be less than $100,000. There can be no assurance that the DEC will refrain from enforcement action, which could include monetary sanctions, with respect to this matter.

    The Company has also recently become aware of an interpretation of certain state regulations in California pursuant to which its Torrance facility, acquired in the Acquisition, should have had a permit from the California
Department of Toxic Substances Control ("DTSC") for the treatment of hazardous substances. The Company is working with the DTSC staff to obtain a variance from this regulation.

    The federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA," also commonly referred to as "Superfund") authorizes the federal and state governments and private parties to take action with respect to releases and threatened releases of hazardous substances and provides a cause of action to recover the response costs from certain statutorily responsible parties. The federal government may also order responsible parties to take remedial action directly. Liability under CERCLA may be joint and several among responsible parties. The Company, over the past five years, has been named as a potentially responsible party ("PRP") with respect to three Superfund sites. The clean up actions with regard to the three Superfund sites have been completed, and the Company's share of the related costs was not significant. No further actions have been initiated by federal or state regulators. In addition, the Company was notified in August 1993 by a PRP group at a site related to one of the Superfund sites referenced above that it will seek contribution from the Company to the extent the PRP group is responsible for remediation costs. In late March 1996, the Company was notified of a proposed de micromis settlement with respect to waste claimed to have been generated by formerly owned operations. The Company is also in the process of voluntarily remediating an area identified in 1994 at a Company-owned facility leased to a third party.

    The Company believes that adequate reserves have been established for environmental issues, and does not expect that these environmental matters will have a material effect on the financial position of the Company in excess of amounts previously reserved.

Properties

    The Company maintains its corporate headquarters in East
Aurora, New York and conducts its principal manufacturing and distribution operations at the following facilities:

                                                Sq.      Owned
Location                 Utilization         Footage   or Leased

East Aurora, NY          Headquarters &
                         Manufacturing       555,515   Owned
East Aurora, NY          Headquarters &
                         Manufacturing       234,914   Leased(1)(2)
Torrance, CA             Manufacturing       200,010   Owned
Torrance, CA             Sales                   800   Leased
Torrance, CA             Storage               5,355   Leased
Baguio City, Philippines Manufacturing        63,777   Owned
Boblingen, Germany       Manufacturing       121,520   Leased
Malnate, Italy           Sales                15,480   Owned
Tewkesbury, England      Manufacturing         4,500   Owned
Tewkesbury, England      Manufacturing        78,000   Leased
Askim, Sweden            Sales                 4,515   Leased
Espoo, Finland           Sales                 1,400   Leased
Rungis, France           Sales                18,601   Leased
Shatin, Hong Kong        Sales                 7,276   Leased
Hiratsuka, Japan         Manufacturing        67,911   Owned
Sao Paulo, Brazil        Sales                12,912   Leased
Mulgrave, Australia      Sales                 7,500   Owned
Mulgrave, Australia      Sales                 1,000   Leased
Ringaskiddy, Ireland     Manufacturing        26,000   Owned
Kyunggi-do, Korea        Sales                 7,047   Owned
Birkerod, Denmark        Manufacturing        30,100   Leased
Bangalore, India         Manufacturing        22,901   Owned
Science Park, Singapore  Sales                 2,091   Leased

________________

(1) Includes 94,724 square feet under capital lease arrangements.

(2) Includes 132,290 square feet owned and under capital lease arrangements sub-leased to third parties, and 26,364 square feet under an operating lease sub-leased to a third party.

    The Company believes that its properties have been adequately maintained, are in generally good condition and are suitable for the Company's business as presently conducted. The Company also believes that its existing facilities provide sufficient production capacity for present and foreseeable future needs. Upon the expiration of its current leases, the Company believes that it will be able to either secure renewal terms or enter into leases for alternative locations at market terms.


                           MANAGEMENT

    The following table sets forth, as of March 31, 1996, the names and ages of the Company's executive officers, together with their business experience during the last five years and offices currently held with the Company.


    Name                 Age                 Position

Robert T. Brady          55   Chairman of the Board; President; Chief
                              Executive Officer; Director; Member,
                              Executive
                              Committee
Robert R. Banta          54   Executive Vice President; Chief
                              Financial
                              Officer; Director; Assistant Secretary;
                              Member, Executive Committee
Richard A. Aubrecht      51   Vice Chairman of the Board; Vice
                              President --
                              Strategy and Technology; Director;
                              Member,
                              Executive Committee
Joe C. Green             55   Executive Vice President; Chief
                              Administrative
                              Officer; Director; Member, Executive
                              Committee
Kenneth D. Garnjost      69   Vice President -- Engineering
Philip H. Hubbell        56   Vice President -- Contracts and Pricing
Stephen A. Huckvale      46   Vice President -- International
Robert H. Maskrey        54   Vice President
Richard C. Sherrill      57   Vice President
William P. Burke         60   Treasurer
John B. Drenning         58   Secretary
Donald R. Fishback       40   Controller

    Mr. Robert T. Brady has been with the Company for 30 years. In 1976, Mr. Brady became Vice President and General Manager of the Aerospace Division, and subsequently President of the Aerospace Group in 1981. In 1988, Mr. Brady was elected President and CEO, and in 1996, he was elected as Chairman of the Board. Prior to joining the Company in 1966, Mr. Brady served as an officer in the U.S. Navy. Mr. Brady received his B.S. in Mechanical Engineering from M.I.T. and his M.B.A. from the Harvard Business School.

    Mr. Robert R. Banta began his career at the Company in 1983 as Vice President of Finance, and was named to his present position in 1988. Prior to joining the Company, Mr. Banta was Executive Vice President of Corporate Banking for M&T Bank.
Mr. Banta received his B.S. from Rutgers University and holds an M.B.A. from the Wharton School of Finance.

    Dr. Richard A. Aubrecht began his career at the Company in 1969. Dr. Aubrecht worked in various engineering and manufacturing capacities, including two years at the Company's German subsidiary, before leaving the Company in 1976 to work for American Hospital Supply. In 1979, he rejoined the Company as Administrative Vice President and Secretary. In 1988,
Dr. Aubrecht became Chairman of the Board, and subsequently was elected Vice Chairman of the Board and Vice President of Strategy and Technology. Dr. Aubrecht studied at the Sibley School of Mechanical Engineering at Cornell University from 1962 to 1969 where he earned B.S., M.S. and Ph.D. Degrees.

    Mr. Joe C. Green began his career at the Company in 1966. In 1973, Mr. Green was named Vice President -- Human Resources, and was subsequently elected to his current position in 1988. Before joining the Company, Mr. Green worked for the General Motors Institute and served as a Captain in the U.S. Army. Mr. Green received his B.S. from Alfred University in 1962 and completed graduate study in Industrial Psychology at Heidelberg University in Germany.

    Mr. Kenneth D. Garnjost began his career at the Company in 1954 as Chief Systems Engineer. He has held several positions during his career, including Technical Assistant to the President, Chief Engineer and Director of Engineering. He was appointed Vice President -- Engineering in 1961. Prior to joining the Company, he was on the staff of the M.I.T. Instrumentation Laboratory. Mr. Garnjost received his B.S. in Mechanical Engineering from M.I.T.

    Mr. Philip H. Hubbell began his career at the Company in 1965 as Controller of the Hydra-Point Division. In 1968, he became Controller of the Aerospace/Industrial Groups. In 1978, Mr. Hubbell was made a Group Vice President, and was appointed Vice President -- Contracts and Pricing in 1988. Mr. Hubbell received his B.A. from Duke University.

    Dr. Stephen A. Huckvale, Vice President-International, began his career with the Company in 1980 as Moog Controls Ltd.'s Engineering Manager. In 1986, Dr. Huckvale became General Manager of the Pacific Group, and Vice President in 1990. In 1995,
Dr. Huckvale became Vice President -- Moog International. Prior to joining the Company, Dr. Huckvale worked for Plesy Hydraulics and the Atkins Research and Development Center. Dr. Huckvale received his Doctorate in Mechanical Engineering from the University of Bath in England.

    Mr. Robert H. Maskrey has been with the Company since 1964. He served in a variety of engineering capacities through 1976. From 1976 until 1981, Mr. Maskrey was Chief Engineer for the Electronics & Systems Division. In 1981, Mr. Maskrey joined the Aircraft Controls Division, of which he became General Manager and concurrently a Vice President of the Company in 1985. In 1989, Mr. Maskrey became General Manager for the Aircraft Controls Group. Mr. Maskrey received his M.S. in Mechanical Engineering from M.I.T.

    Mr. Richard C. Sherrill began his career at the Company in 1974 as Materials Manager for the Industrial Controls Group, and became Manufacturing Manager for the Industrial Division in 1976. In 1977, he became Operations Manager for the Aerospace Division, and in 1985, General Manager of the Space Products Division. In 1989, Mr. Sherrill became General Manager for the Systems Group and, in 1991, a Vice President of the Company. Mr. Sherrill received his undergraduate degree in Industrial Administration from Yale University, and his M.B.A. from the Harvard Business School.

    Mr. William P. Burke joined the Company in 1985. Prior to becoming Treasurer at the Company, Mr. Burke was an Administrative Vice President of M&T Bank. Mr. Burke received his
B.S. in Civil Engineering and his M.B.A. from Cornell University.

    Mr. John B. Drenning became Moog's Secretary in 1988. He received his law degree from Cornell University and is currently a Partner in the Buffalo, New York, law firm of Phillips, Lytle, Hitchcock, Blaine & Huber.

    Mr. Donald R. Fishback began his career with the Company in 1981. After working as an Internal Auditor and as a Divisional Financial Manager, Mr. Fishback became Controller in 1985. Prior to joining the Company, Mr. Fishback worked for Deloitte, Haskins and Sells. He is a C.P.A. and holds a B.A. in Business from Westminster College and an M.B.A. from the State University of New York at Buffalo.


                  SECURITY OWNERSHIP OF CERTAIN
                BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information with respect to the beneficial ownership of Common Stock as of May 23, 1996 by
(i) each person known to the Company to beneficially own more than 5% of either class of the Company's outstanding Common Stock, (ii) each of the Company's directors and certain executive officers, and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

                                    Class A              Class B
                                 Common Stock        Common Stock(1)
                              Amount and           Amount and
                              nature of            nature of
Name and address of           beneficial  Percent  beneficial  Percent
beneficial owner              ownership   of Class ownership   of Class

Moog Family Agreement as to
  Voting(2)                      177,151    3.3      270,943   17.0
  c/o Moog Inc.
  Jamison Rd.
  East Aurora, NY 14052
David L. Babson & Co., Inc       365,000    6.8           --     --
  One Memorial Drive
  Cambridge, MA 02142
Moog Inc. Retirement Plan
  Trust(3)                       304,155    5.7      296,603   18.6
  c/o Moog Inc.
  Jamison Rd.
  East Aurora, NY 14052
Moog Inc. Savings and Stock
  Ownership Plan Trust(4)         86,574    1.6      502,258   31.4
  c/o Moog Inc.
  Jamison Rd.
  East Aurora, NY 14052
U.S. Bancorp                     606,000   11.3           --     --
  111 S.W. Fifth Street
  Portland, OR 97208
Pioneering Management
  Corporation                    480,800    9.0           --     --
  60 State Street
  Boston, MA 02109
Gabelli Funds, Inc.(5)           516,700    9.6           --     --
  One Corporate Center
  Rye, New York 10580-1434
Richard A. Aubrecht(6)            41,863     *        24,435    1.5
Robert R. Banta                   29,000     *        17,000    1.1
Robert T. Brady(7)                53,636    1.0       29,792    1.8
Joe C. Green                      40,632     *        19,810    1.2
John D. Hendrick                      --     --        1,000     *
Robert H. Maskrey                 41,242     *        20,257    1.3
Kenneth J. McIlraith               6,000     *         8,304     *
Peter P. Poth(8)                     500     *         3,804     *
Arthur S. Wolcott(9)              26,085     *        17,184    1.1
All directors and executive
  officers as a group (16
  persons)(10)                   351,123    6.2      181,396   10.5

_______________

    *     Does not exceed one percent of the class.

(1) Class B shares are convertible into Class A shares on a share-for-share basis.

(2) Does not include options to acquire 40,500 Class A shares and 17,000 Class B shares. See "--Moog Family

          Agreement as to Voting" for an explanation as to how the shares shown in the table as beneficially owned are voted.

(3) Shares held are voted by the Trustee, Manufacturers and Traders Trust Company, Buffalo, New York, as directed by the Moog Inc. Retirement Plan Committee.

(4) Of the shares shown as beneficially owned in the table, approximately 41,700 unallocated Class B shares held are voted by the Trustee, Marine Midland Bank, Buffalo, New York, as directed by the Investment Committee under the Company's Savings and Stock Ownership Plan. An additional 460,558 Class B shares and 86,574 Class A shares allocated to individual participants under the Plan are voted by the Trustee as directed by such participants to whom such shares are allocated. Any allocated shares as to which voting instructions are not received are voted by the Trustee as directed by the Investment Committee. As of September 30, 1995, 17,016 of the allocated Class B shares and 1,099 of the allocated Class A shares belong to officers and are included in the share totals for all directors and executive officers as a group.

(5) Information provided is derived from Amendment No. 3 to a Schedule 13D filed May 1, 1996 with the Securities and Exchange Commission.

(6) Nancy Moog Aubrecht, wife of Richard A. Aubrecht, is the beneficial owner of 29,569 Class A shares and 39,658 Class B shares, which are not included.

(7) Not included are 200 Class A shares owned by the spouse of Robert T. Brady and 1,000 Class A shares and 3,600
          Class B shares owned by such spouse as custodian for their children.

(8) Mr. Poth was Vice Chairman of Delaware North Companies, Incorporated from November 1991 until he retired in December 1992, and was its President from February 1, 1989 to October 31, 1991. From July 1983 to December 1987, he was Executive Vice President -- Administration, and from December 1, 1987 to February 1, 1989, he was a business consultant for that company.

(9) Does not include (i) 55,900 Class B shares held by the Seneca Foods Corporation, (ii) 99,900 Class A shares, 20,300 and Class B shares held by the Seneca Foods Corporation Employees' Pension Benefit Plan Trust,
          (iii) 41,521 Class A shares and options to acquire 45,000 Class A shares, or 26,172 Class B shares and options to acquire 20,804 Class B shares, beneficially owned by the directors and executive officers of Seneca, (iv) 89,700 Class A shares beneficially owned by the Seneca Foods Foundation, of which Mr. Wolcott is

          Chairman and a director, or (v) 50 Class A shares held by Mr. Wolcott's spouse.

(10) Includes 298,700 Class A shares and 130,412 Class B shares subject to currently exercisable options. Officers and directors of the Company have entered into an agreement among themselves and with the Company's Savings and Stock Ownership Plan (the "SSOP"), the Employees' Retirement Plan and the Company, which provides that prior to selling Class B shares obtained through exercise of a nonstatutory option, the remaining officers and directors, the SSOP, the Employees' Retirement Plan and the Company have a right of first refusal to purchase the shares being sold. Does not include (i) shares held by spouses, or as custodian or trustee for minors, as to which beneficial interest has been disclaimed, (ii) shares held under the Moog Family Agreement as to Voting described herein, or (iii) shares of Series B Preferred Stock owned by certain officers of the Company. Each share of Series B Preferred Stock, which has one vote per share on matters as to which the class is entitled to vote, is convertible into .086 Class A share. Under an agreement dated October 15, 1988, and amended July 20, 1992, the seven holders of the Series B Preferred Stock appointed as proxies Vice Presidents Richard C. Sherrill and Robert H. Maskrey, who will vote all shares of such stock as determined by a majority of such shares.

Moog Family Agreement As to Voting

    The Moog Family Agreement as to Voting is an agreement among the children, adult grandchildren, son-in-law and daughter-in-law of the late Jane B. Moog (collectively, the "Family Members"). Albert K. Hill, former counsel to the Company, is also a party. The agreement relates to all shares of Class A and Class B Common Stock, presently 177,151 Class A shares and 270,943 Class B shares, owned of record or beneficially by the Family Members. Pursuant to the agreement, each Family Member granted an irrevocable proxy to a committee, which is to cause all such shares to be voted on any matter as determined by any four of the committee members. Richard A. Aubrecht, Constance Moog Silliman, Jeanne M. Moog, Douglas B. Moog, Susan L. Moog and Albert K. Hill currently constitute this committee. Each committee member may appoint a successor from among the Family Members.

    The agreement restricts the removal of shares from its provisions, the transfer of shares, and the conversion of Class B to Class A shares, and continues in effect until December 31, 2015 unless certain specified contingencies occur prior that date.

               DESCRIPTION OF BANK CREDIT FACILITY

    The following summary of certain terms of the Bank Credit Facility does not purport to be complete and is subject to the detailed provisions of, and is qualified in its entirety by reference to, the Credit Agreement, a copy of which has been filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended September 30, 1995 filed with the Securities and Exchange Commission.

    The Bank Credit Facility is a $165.0 million facility, comprised of (i) a $135.0 million revolving credit facility and
(ii) a $30.0 million term loan. The term loan is for a six year period, with quarterly payments commencing in October 1996. The revolving credit facility is for a five year period ending October 1, 2000. Interest accrues on borrowings outstanding under the Bank Credit Facility at the Company's option at either
(i) the agent bank's prime lending rate plus a margin (up to 0.50%) that varies depending on the consolidated liabilities to net worth ratio of the Company, or (ii) LIBOR plus a margin that varies from 1.75% to 1.00% depending on the consolidated liabilities to net worth ratio of the Company. As of April 8, 1996, the interest rate on borrowings under the Bank Credit Facility was LIBOR plus 1.75%. To provide protection against interest rate increases, the Company entered into $100 million of interest rate swap arrangements, effectively converting $100 million outstanding under the Bank Credit Facility into fixed rate debt over two years at approximately 8.0%.

    The Bank Credit Facility is secured by (i) a first priority security interest in the Company's and its domestic subsidiaries' assets and (ii) a pledge of stock of all the Company's domestic and foreign subsidiaries. The Bank Credit Facility contains customary covenants including, among others, restrictions on the incurrence of debt, encumbrances on or sales of assets, transactions with affiliates, dividends, mergers and acquisitions and annual limits on capital expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Condition and Liquidity."

    Financial covenants include the maintenance of (i) a consolidated liabilities to net worth ratio not exceeding 420% for any fiscal quarter ending and on or before June 30, 1997, 375% for any fiscal quarter ending after June 30, 1997 and on or before June 30, 1998, and 325% for any fiscal quarter ending thereafter, (ii) a minimum EBITDA, as defined in the Credit Agreement, equal to (A) 250% of the required interest payments on all indebtedness of the Company and its subsidiaries for the fiscal year ending September 30, 1996, and (B) 275% for each fiscal year thereafter, and (iii) the sum of (A) EBITDA for each fiscal year plus (B) the difference between the revolving loan maximum principal amount and the total outstanding revolving loans as of the last day of such fiscal year plus (C) the amount of cash or cash equivalents as of such day, so that such sum is at least 200% of the sum of (W) required principal and interest payments on all indebtedness during such fiscal year (other than principal payments of revolving loans) plus (X) income taxes paid during such fiscal year plus (Y) all capital expenditures during such fiscal year plus (Z) certain distributions made during such fiscal year (the "EBITDA Covenant"). The Bank Credit Facility provides that certain changes in control of the Company or any of its subsidiaries constitute events of default.

                  DESCRIPTION OF THE NEW NOTES

    The Old Notes were, and the New Notes will be, issued under an Indenture, dated as of May 10, 1996 (the "Indenture"), between the Company, as issuer, and Fleet National Bank, as Trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by reference to the Trust Indenture Act of 1939, as amended. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see "-- Certain Definitions."

General

    The New Notes are unsecured senior subordinated obligations of the Company, limited to $120 million aggregate principal amount, and will mature on May 1, 2006. Each New Note will initially bear interest at 10% per annum from May 10, 1996 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on April 15 or October 15 immediately preceding the Interest Payment Date) on May 1 and November 1 of each year, commencing November 1, 1996. See "-- Registration Rights" for a description of the circumstances under which the interest rate on the Old Notes may be permanently increased by 0.5% per annum.

    Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, the City of New York (which initially will be the corporate trust office of the Trustee); provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Security Register.

    The Notes are issuable only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. See "-- Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

    Old Notes that remain outstanding after the consummation of the Exchange Offer and New Notes issued in connection with the Exchange Offer will be treated as a single class of securities under the Indenture.

Optional Redemption

    The Notes are redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after May 1,

2001 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment
Date), if redeemed during the 12-month period commencing May 1 of the years set forth below:

                                        Redemption
                    Year                  Price

                    2001                  105.000%
                    2002                  102.500
                    2003 and thereafter   100.000

    In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Sinking Fund

    There are no sinking fund payments for the Notes.

Registration Rights

    The Company has agreed with the Placement Agent, for the benefit of the Holders, that the Company will use its best efforts, at its cost, to file and cause to become effective a registration statement with respect to a registered offer (the "Exchange Offer") to exchange the Notes for an issue of senior subordinated notes of the Company (the "Exchange Notes") with terms identical to the Notes (except that the Exchange Notes will not bear legends restricting the transfer thereof). Upon such registration statement being declared effective, the Company shall offer the Exchange Notes in return for surrender of the Notes. Such offer shall remain open for not less than 20 business days after the date notice of the Exchange Offer is mailed to Holders. For each Note surrendered to the Company under the Exchange Offer, the Holder will receive an Exchange Note of equal principal amount. Interest on each Exchange Note shall accrue from the last Interest Payment Date on which interest was paid on the Notes so surrendered or, if no interest has been paid on such Notes, from the Closing Date. In the event that applicable interpretations of the staff of the Securities and Exchange Commission (the "Commission") do not permit the Company to effect the Exchange Offer, or under certain other circumstances, the Company shall, at its cost, use its best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to resales of the Notes and to keep such registration statement effective until three years after the Closing Date. The Company shall, in the event of such a shelf registration, provide to each Holder copies of the prospectus, notify each Holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit resales of the Notes. A Holder that sells its Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification obligations).

    In the event that the Exchange Offer is not consummated, or a Shelf Registration Statement is not declared effective, on or prior to the date that is six months after the Closing Date, then, from and after the date that is six months after the Closing Date, the annual interest rate borne by the Notes shall be permanently increased by 0.5% per annum over the rate shown on the cover page of this prospectus.

    If the Company effects the Exchange Offer, the Company will be entitled to close the Exchange Offer 20 business days after the commencement thereof, provided that it has accepted all Notes theretofore validly surrendered in accordance with the terms of the Exchange Offer. Notes not tendered in the Exchange Offer shall bear interest at the rate set forth on the cover page of this prospectus and be subject to all of the terms and conditions specified in the Indenture and to the transfer restrictions described in each such Note.

    This summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available from the Company upon request.

Ranking

    The Notes will be unsecured, general obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company, pari passu in right of payment with any future senior subordinated indebtedness of the Company and senior in right of payment to any existing or future subordinated indebtedness of the Company. In addition, all existing and future liabilities (including Trade Payables) of the Company's subsidiaries will be effectively senior to the Notes. After giving pro forma effect to the Recapitalization and the application of the proceeds thereof, as of March 31, 1996, the

Company (excluding its Subsidiaries as defined herein) would have had approximately $188.7 million of Indebtedness outstanding, $68.7 million of which would have been Senior Indebtedness and the Company's Subsidiaries would have had approximately $64.4 million of liabilities, including $22.6 million of Indebtedness all of which would have been effectively senior to the Notes. See "Risk Factors -- Leverage," "-- Ranking of the Notes," and "Capitalization." Notwithstanding the foregoing, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "Defeasance" below will not be contractually subordinated in right of payment to any Senior Indebtedness or subject to the restrictions described herein.

    Upon any payment or distribution of assets or securities of the Company, of any kind or character, whether in cash, property or securities, in connection with any dissolution or winding up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings or other marshalling of assets for the benefit of creditors, all amounts due or to become due upon all Senior Indebtedness (including any interest accruing subsequent to an event of bankruptcy, whether or not such interest is an allowed claim enforceable against the debtor under the United States Bankruptcy Code) shall first be paid in full, in cash or cash equivalents, before the Holders or the Trustee on their behalf shall be entitled to receive any payment by the Company on account of Senior Subordinated Obligations, or any payment to acquire any of the Notes for cash, property or securities, or any distribution with respect to the Notes of any cash, property or securities. Before any payment may be made by, or on behalf of, the Company on any Senior Subordinated Obligations in connection with any such dissolution, winding up, liquidation or reorganization, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, to which the Holders or the Trustee on their behalf would be entitled, but for the subordination provisions of the Indenture, shall be made by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution or by the Holders or the Trustee if received by them or it, directly to the holders of the Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives or to any trustee or trustees under any indenture pursuant to which any such Senior Indebtedness may have been issued, as their respective interests appear, to the extent necessary to pay all such Senior Indebtedness in full, in cash or cash equivalents, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

    No direct or indirect payment by or on behalf of the Company of Senior Subordinated Obligations, whether pursuant to the terms of the Notes or upon acceleration or otherwise, shall be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations on any Senior Indebtedness, and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Senior Indebtedness. In addition, during the continuance of any other event of default with respect to (i) the Credit Agreement pursuant to which the maturity of the Company's Indebtedness thereunder may be accelerated and (a) upon receipt by the Trustee of written notice from the Agent or (b) if such event of default under the Credit Agreement results from the acceleration of the Notes or a Change of Control, from and after the date of such acceleration, no payment of Senior Subordinated Obligations may be made by or on behalf of the Company upon or in respect of the Notes for a period (a "Payment Blockage Period") commencing on the earlier of the date of receipt of such notice or the date of such acceleration and ending 179 days thereafter (unless such Payment Blockage Period shall be terminated by written notice to the Trustee from the Agent or by repayment in full in cash or cash equivalents of such Senior Indebtedness or such event of default has been cured or waived) or (ii) any other Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated, upon receipt by the Trustee of written notice from the trustee or other representative for the holders of such other Designated Senior Indebtedness (or the holders of at least a majority in principal amount of such other Designated Senior Indebtedness then outstanding), no payment of Senior Subordinated Obligations may be made by or on behalf of the Company upon or in respect of the Notes for a Payment Blockage Period commencing on the date of receipt of such notice and ending 119 days thereafter (unless, in each case, such Payment Blockage Period shall be terminated by written notice to the Trustee from such trustee of, or other representatives for, such holders or by repayment in full in cash or cash equivalents of such Designated Senior Indebtedness or such event of default has been cured or waived). Notwithstanding anything in the Indenture to the contrary, there must be 180 consecutive days in any 360-day period in which no Payment Blockage Period is in effect. No event of default that existed or was continuing (it being acknowledged that any subsequent event or condition that would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose) on the date of commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or shall be made, the basis for the commencement of a second Payment Blockage Period by the representative for, or the holders of, such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

    By reason of the subordination provisions described above, in the event of bankruptcy, liquidation, insolvency or similar events, creditors of the Company who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than Holders of the Notes.

    To the extent any payment of Senior Indebtedness (whether by or on behalf of the Company, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent the obligation to repay any Senior Indebtedness is declared to be fraudulent, invalid, or otherwise set aside under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then the obligation so declared fraudulent, invalid or otherwise set aside (and all other amounts that would come due with respect thereto had such obligation not been affected) shall be deemed to be reinstated and outstanding as Senior Indebtedness for all purposes hereof as if such declaration, invalidity or setting aside had not occurred.

Certain Definitions

    Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

    "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):
(i) the net income of any Person (other than net income attributable to a Restricted Subsidiary) in which any Person (other than the Company or any of its Restricted Subsidiaries) has an ownership interest and the net income of any Unrestricted Subsidiary, except, in each case, to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause
(i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales;
(v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; and (vi) all extraordinary gains and extraordinary losses.

    "Affiliate" means, as applied to any Person, any other
Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

    "Agent" means the agent or agents, as the case may be, for the lenders from time to time party to the Credit Agreement.

    "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.

    "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary of the Company or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

    "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of the Company; provided that "Asset Sale" shall not include sales or other dispositions of inventory, receivables and other current assets.

    "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing
(i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

    "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the Closing Date, including, without limitation, all Common Stock and Preferred Stock.

    "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligations" means the discounted present value of the rental obligations under such lease.

    "Change of Control" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Existing Stockholders, becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing more than 35% of the total voting power of the total Voting Stock of the Company on a fully diluted basis, and such ownership is greater than the total voting power of the Voting Stock of the Company held by the Existing Stockholders and their Affiliates; or (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

    "Closing Date" means the date on which the Notes are originally issued under the Indenture.

    "Consolidated EBITDA" means, for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income,

(ii) Consolidated Interest Expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income,
(iii) income taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets),
(iv) depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, and (vi) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

    "Consolidated Interest Expense" means, for any period (without duplication), the aggregate amount of interest in respect of Indebtedness (including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financings and other financings; the net costs associated with Interest Rate Agreements; interest in respect of Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries; interest in respect of Indebtedness consisting of the Company's obligations under the Supplemental Plan which, for any period, shall be computed at a rate per annum equal to the weighted average of the rates of interest borne by all other Indebtedness of the Company and its Restricted Subsidiaries for such period); and the interest component of capitalized lease obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however,
(i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof), (ii) any amount of such interest expense of any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary if the Adjusted Consolidated Net Income of such Restricted Subsidiary is excluded in the calculation of Consolidated EBITDA pursuant to the proviso at the end of the definition thereof (but only in the same proportion as the Adjusted Consolidated Net Income of such Restricted Subsidiary is excluded from the calculation of Consolidated EBITDA pursuant to the proviso at the end of the definition thereof) and (iii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the Recapitalization, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

    "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

    "Credit Agreement" means the credit agreement dated June 15, 1994, as amended as of November 14, 1995 and March 22, 1996, among the Company, the lenders named therein, and Marine Midland Bank, as Agent, together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, as such credit agreement, other agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time by one or more other agreements, instruments and documents entered into with such Persons and/or other Persons; provided, that a particular agreement (together with its related agreements, instruments and documents) shall constitute all or a portion of the Bank Credit Agreement under the Indenture only if a notice to that effect is delivered by the Company to the Trustee.

    "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

    "Designated Senior Indebtedness" means (i) Indebtedness and all other monetary obligations (including expenses, fees and other money obligations) under the Credit Agreement and (ii) any other Indebtedness constituting Senior Indebtedness that, at any date of determination, has an aggregate principal amount outstanding of at least $25 million and is specifically designated by the Company in the instrument creating or evidencing such Senior Indebtedness as "Designated Senior Indebtedness."

    "Existing Stockholders" means (i) the Persons from time to time parties to the Moog Family Agreement as to Voting dated

September 1982, as amended February 26, 1988, (ii) the Moog Inc.
Retirement Plan Trust and (iii) the Moog Inc. Savings and Stock
Ownership Plan Trust.

    "Fair Market Value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by
(i) senior management of the Company if the aggregate amount of the transaction with respect to which Fair Market Value is being determined does not exceed $10.0 million in value or (ii) the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution, if the aggregate amount of the transaction with respect to which Fair Market Value is being determined exceeds $10.0 million in value.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Notes and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Indebtedness by reason of a Person becoming a

Restricted Subsidiary of the Company; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

    "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) other than with respect to the Company and its Restricted Subsidiaries letters of credit issued in the ordinary course of business and not exceeding $8 million outstanding at any time, (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness,
(vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person,
(viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements, and (ix) with respect to the Company, all obligations pursuant to the Supplemental Plan. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness and (B) that Indebtedness shall not include any liability for federal, state, local or other taxes.

    "Interest Coverage Ratio" means, on any Transaction Date, the ratio of (i) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant (the "Four Quarter Period") to (ii) the aggregate Consolidated Interest Expense during such Four Quarter Period. In making the foregoing calculation, (A) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the "Reference Period") commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period adjusted, however, to give pro forma effect to

(x) repayments resulting from the reduction in such commitment or Indebtedness Incurred in excess of such commitment, in each case after the end of such Four Quarter Period and on or before the Transaction Date, and (y) Indebtedness projected, in the reasonable judgment of the senior management of the Company, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof), in each case as if such Indebtedness had been Incurred or repaid the first day of such Reference Period; (B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire Reference Period; (C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and (D) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an asset acquisition or asset disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available ; and provided further that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an asset acquisition, such pro forma calculation shall exclude any expense (net of any expense increase) which, in the good faith estimate of management, will (in accordance with GAAP and the rules, regulations and guidelines of the Commission) be eliminated as a result of such acquisition.

    "Investment" in any person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the Fair Market Value of the Capital Stock (or any other Investment) held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the Fair Market Value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the Fair Market Value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller or any agreement to give any security interest).

    "Moody's" means Moody's Investors Service, Inc. and its successors.

    "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "Offer to Purchase" means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating: (i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date; (v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. On the Payment Date, the Company shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted for payment an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

    "Permitted Investment" means (i) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; provided that such person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; (ii) a Temporary Cash Investment; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) loans or advances to employees made in the ordinary course of business in accordance with past practice of the Company or its Restricted Subsidiaries and that do not in the aggregate exceed $2 million at any time outstanding; and
(v) stock, obligations or securities received in satisfaction of judgments or in settlements.

    "Redeemable Stock" means any class or series of Capital
Stock of any Person that by its terms or otherwise is
(i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Redeemable Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the "Limitation on Asset Sales" and "Repurchase of Notes Upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes Upon a Change of Control" covenants described below.

    "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

    "Senior Indebtedness" means the following obligations of the Company, whether outstanding on the Closing Date or thereafter
Incurred: (i) all Indebtedness and all other monetary obligations (including, without limitation, expenses, fees, claims, indemnifications, reimbursements, liabilities and other monetary obligations) of the Company under the Credit Agreement ,
(ii) Indebtedness of the Company pursuant to the Supplemental Plan, and (iii) all other Indebtedness of the Company (other than the Notes), including principal and interest on such Indebtedness, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued is pari passu with, or subordinated in right of payment to, the Notes; provided that the term "Senior Indebtedness" shall not include (a) any Indebtedness of the Company that, when Incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code, was without recourse to the Company, (b) any Indebtedness of the Company to any of its Subsidiaries or to a joint venture in which the Company has an interest, (c) any Indebtedness of the Company not permitted by the Indenture, (d) any repurchase, redemption or other obligation in respect of Redeemable Stock, (e) any Indebtedness of the Company to any employee, officer or director of the Company or any of its Subsidiaries, (f) any liability for federal, state, local or other taxes owed or owing by the Company, (g) any Trade Payables of the Company or (h) any Indebtedness of the Company described in clause (ii) of this definition to the extent such Indebtedness exceeds $10 million. Senior Indebtedness will also include interest accruing subsequent to events of bankruptcy of the Company and its Subsidiaries at the rate provided for in the document governing such Senior Indebtedness, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under federal bankruptcy law or similar laws relating to insolvency.

    "Senior Subordinated Obligations" means any principal of, premium, if any, or interest on the Notes payable pursuant to the terms of the Notes or upon acceleration, including any amounts received upon the exercise of rights of rescission or other rights of action (including claims for damages) or otherwise, to the extent relating to the purchase price of the Notes or amounts corresponding to such principal, premium, if any, or interest on the Notes.

    "S&P" means Standard and Poor's Ratings Group and its successors.

    "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

    "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

    "Supplemental Plan" means, collectively, the Moog Inc. Supplemental Retirement Plan and the Moog Inc. Supplemental Retirement Plan Trust, in each case, as in effect on the Closing Date or as may be amended from time to time with the approval of a majority of the disinterested members of the Board of Directors.

    "Temporary Cash Investment" means any of the following:
(i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof,
(ii) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof, Taiwan or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor,
(iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof, Taiwan or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, and
(v) securities with maturities of two years or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's.

    "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

    "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted
Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted
Payment is to be made.

    "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either
(I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and (C) if applicable, the Incurrence of Indebtedness referred to in clause
(A) of this proviso would be permitted under the "Limitation on Indebtedness" covenant described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant described below and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "Voting Stock" means with respect to any Person, Capital
Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

    "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

Covenants

Limitation on Indebtedness

    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on the Closing Date); provided that the Company and any Restricted Subsidiary (to the extent permitted under the "Limitation on the Issuance of Capital Stock and Indebtedness of Restricted Subsidiaries" covenant below) may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio would be greater than (x) for the period beginning on the Closing Date and ending on the fourth anniversary thereof, 2.0:1 and
(y) thereafter 2.25:1.

    Notwithstanding the foregoing, the Company and any Restricted Subsidiary (to the extent permitted under the "Limitation on the Issuance of Capital Stock and Indebtedness of Restricted Subsidiaries" covenant below) may Incur each and all of the following: (i) Indebtedness outstanding at any time under the Credit Agreement in an aggregate principal amount not to exceed $165 million, less any amount of Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below; (ii) Indebtedness (A) to the Company evidenced by an unsubordinated promissory note or (B) to any of its Restricted Subsidiaries; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii);
(iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness Incurred under clauses (i),
(ii), (iv), (vi) or (vii) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iii) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iii);
(iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates or foreign currency exchange rates; provided that such agreements do not increase the

Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;
(v) Indebtedness of the Company, to the extent the net proceeds thereof are promptly used to purchase Notes tendered in an Offer to Purchase made as a result of a Change of Control;
(vi) Indebtedness of the Company, to the extent the net proceeds thereof are promptly deposited to defease the Notes as described below under "Defeasance"; (vii) Guarantees of the Notes ;
(viii) Indebtedness outstanding at any time in an aggregate principal amount not to exceed $20.0 million; and
(ix) Indebtedness outstanding at any time pursuant to the Supplemental Plan in an aggregate amount not to exceed $10 million. The Indenture will provide that the Company shall not Incur Indebtedness pursuant to the Supplemental Plan in an amount that exceeds $10.0 million.

    (b) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant,
(1) Indebtedness Incurred under the Credit Agreement on or prior to the Closing Date shall be treated as Incurred pursuant to clause (i) of the second paragraph of this "Limitation on Indebtedness" covenant, and (2) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses (other than Indebtedness referred to in clause (1) of the preceding sentence), the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

Limitation on Senior Subordinated Indebtedness

    The Company will not Incur any Indebtedness that is expressly made subordinate in right of payment to any Senior Indebtedness of the Company unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the Notes pursuant to provisions substantially similar to those contained in the "Subordination" provisions of the Indenture; provided that the foregoing limitation shall not apply to distinctions between categories of Senior Indebtedness of the Company that exist by reason of any Liens or Guarantees arising or created in respect of some but not all of such Senior Indebtedness.

Limitation on Restricted Payments

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on its Capital Stock (other than dividends or distributions payable solely in shares of its Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire shares of such Capital Stock (other than Redeemable Stock)) held by Persons other than the Company or any of its Wholly Owned Restricted Subsidiaries,
(ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of the Company or a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than the Company or any of its Wholly Owned Restricted Subsidiaries, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted
Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of
(1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter beginning immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed pursuant to the "Commission Reports and Reports to Holders" covenant plus (2) the aggregate Net Cash Proceeds received by the Company after the Closing Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Redeemable Stock) to a Person who is not a Subsidiary of the Company or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary plus (4) $3 million.

    The foregoing provision shall not be violated by reason of:
(i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph; (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part
(a) of the "Limitation on Indebtedness" covenant; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Redeemable Stock) of the Company; (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock of the Company (other than Redeemable Stock); (v) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; (vi) the repurchase of shares, or options to purchase shares, of Capital Stock of the Company from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such persons purchase or sell or are granted the option to purchase or sell, shares of such stock; provided, however, that the aggregate amount of such repurchases shall not exceed
(A) $500,000 in any calendar year or (B) $3 million in the aggregate; (vii) any repurchase by the Company or any Restricted Subsidiary of the Capital Stock of Moog Japan Ltd. from any Person other than the Company or a Subsidiary; provided, however, that the aggregate amount expended by the Company and its Restricted Subsidiaries under this clause (vii) shall not exceed

$3 million; (viii) the repurchase by the Company of 714,600 shares of Class A Common Stock of the Company from Seneca Foods Corporation at a purchase price of $18 per share pursuant to the Stock Purchase Agreement dated March 26, 1996 between the Company and Seneca Foods Corporation; (ix) the declaration and payment (strictly in accordance with the provisions of Article Third of the Company's Certificate of Incorporation as in effect on the Closing Date) of regular periodic dividends on the Company's outstanding 9% Series B Cumulative Convertible Exchangeable Preferred Stock; (x) the Investment by the Company or a Restricted Subsidiary in a joint venture with a U.S. subsidiary of a European manufacturer of hydraulics systems and components, which Investment is currently expected not to exceed $2.0 million; or (xi) Investments by the Company and its Restricted Subsidiaries in an aggregate amount not to exceed $10.0 million.

    Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payments referred to in clauses (ii), (vii), (viii), (x) and (xi) thereof and an exchange of Capital Stock for Capital Stock referred to in clause (iii) thereof or an exchange of Capital Stock for Indebtedness referred to in clause (iv) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii) and (iv), shall be included in calculating whether the conditions of clause
(C) of the first paragraph of this "Limitation of Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

Limitation on Dividend and Other Payment Restrictions Affecting
Restricted Subsidiaries

    The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

    The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in the Credit Agreement, the Indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law;
(iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause
(iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,
(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary or (vi) contained in agreements governing the acquisition and/or financing of facilities and improvements thereto by Moog GmbH. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from restricting the sale or other disposition of property or assets of the Company of any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

Limitation on the Issuance of Capital Stock and Indebtedness of Restricted Subsidiaries

    The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary; or (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law.

    The Company will not permit any Restricted Subsidiary directly or indirectly, to Incur any Indebtedness except
(i) Indebtedness existing on the Closing Date; (ii) Indebtedness in an amount not to exceed $3 million, the proceeds of which are used by the Company or any of its Restricted Subsidiaries to repurchase the Capital Stock of Moog Japan Ltd. held by any Person other than the Company or any Subsidiary;

(iii) Indebtedness expressly permitted under clause (ii), (iii) or (iv) of the second paragraph of subsection (a) of the "Limitation on Indebtedness" covenant; and (iv) Indebtedness (in addition to other amounts described in this paragraph) outstanding at any time in an aggregate principal amount not to exceed (A) $15 million for the period beginning on the Closing Date and ending on the third anniversary thereof, and (B) $25 million thereafter. The limitations set forth in this paragraph are in addition to those set forth in the "Limitation on Indebtedness" covenant described above.

Limitation on Transactions with Stockholders and Affiliates

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or any Restricted Subsidiary or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

    The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or, (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; or (iv) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant. Notwithstanding the foregoing, any transaction covered by the first paragraph of this "Limitation on Transactions with Stockholders and Affiliates" covenant and not covered by clause
(ii) or (iii) of this paragraph must be approved or determined to be fair in the manner provided for (1) in clause (i) (A) or (B) above if the aggregate amount of such transaction exceeds $1 million in value or (2) in clause (i)(B) above if the aggregate amount of such transaction exceeds $5 million in value.

Limitation on Asset Sales

    The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the Fair Market Value of the assets sold or disposed of and (ii) at least 85% of the consideration received consists of cash or Temporary Cash Investments. In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed $10 million, then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within twelve months after the date Net Cash Proceeds so received exceed $10 million (A) apply (to the extent required) an amount equal to such excess Net Cash Proceeds to permanently repay Senior Indebtedness of the Company or Indebtedness of any Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment and (ii) apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

    If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $5 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes, plus, in each case, accrued interest (if any) to the date of purchase.

Repurchase of Notes upon a Change of Control

    The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the date of purchase.

    There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Notes will, unless appropriate consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

Commission Reports and Reports to Holders

    Whether or not the Company is required to file reports with the Commission, for so long as any Notes are outstanding, the Company shall file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934, as amended, if it were subject thereto. See "Available Information." The Company shall supply the Trustee and each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information.

Events of Default

    The following events will be defined as "Events of Default" in the Indenture: (a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise, whether or not such payment is prohibited by the subordination provisions described above under "Ranking"; (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days, whether or not such payment is prohibited by the subordination provisions described above under "Ranking"; (c) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant, whether or not such Offer to Purchase is prohibited by the subordination provisions described above under "Ranking"; (d) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes; (e) there occurs with respect to any issue or issues of Indebtedness of the Company or any Restricted Subsidiary having an outstanding principal amount of $5 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $5 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Restricted Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount of all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $5 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (g) a court having jurisdiction in the premises enters a decree or order for
(A) relief in respect of the Company or any Restricted Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,
(B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Restricted Subsidiary or for all or substantially all of the property and assets of the Company or any Restricted Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Restricted Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (h) the Company or any Restricted Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Restricted Subsidiary or for all or substantially all of the property and assets of the Company or any Restricted Subsidiary or (C) effects any general assignment for the benefit of creditors.

    If an Event of Default (other than an Event of Default specified in clause (g) or (h) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "-- Modification and Waiver."

    The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

    The Indenture will require certain officers of the Company to certify each year, on or before a date not more than 15 days after the date on which its Annual Report on Form 10-K (or successor report) for the immediately preceding fiscal year is required to be filed with the Commission that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

Consolidation, Merger and Sale of Assets

    The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Notes and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis the Company or any Person becoming the successor obligor of the Notes shall have a Consolidated Tangible Net Worth equal to or greater than the Consolidated Tangible Net Worth of the Company immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; and
(v) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

Defeasance

    Defeasance and Discharge. The Indenture will provide that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things,
(A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, (D) the Company is not prohibited from making payments in respect of the Notes by the provisions described under "Ranking" above and (E) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

    Defeasance of Certain Covenants and Certain Events of Default. The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (c) under "Events of Default" with respect to such clauses
(iii) and (iv) under "Consolidation, Merger and Sale of Assets," clause (d) with respect to such covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default, and the provisions described herein under "Ranking" with respect to the assets held by the Trustee referred to below shall not apply, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses
(B)(ii), (C), (D) and (E) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

    Defeasance and Certain Other Events of Default. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

Modification and Waiver

    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture,
(vi) modify the subordination provisions in a manner adverse to the Holders, (vii) waive a default in the payment of principal of, premium, if any, or interest on the Notes or (viii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

No Personal Liability of Incorporators, Stockholders, Officers,
Directors, or Employees

    The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

Concerning the Trustee

    The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

    The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Book-Entry; Delivery and Form

    The certificates representing the New Notes will be issued in fully registered form without interest coupons. Old Notes sold in offshore transactions in reliance on Regulation Old S under the Securities Act were initially represented by a single permanent global Note in definitive, fully registered form without interest coupons ("Regulation S Global Note") and were deposited with the Trustee as custodian for, and registered in the name of, a nominee of DTC for the accounts of Euroclear and Cedel. Notes sold in reliance on Rule 144A were initially represented by a single permanent global Note in definitive, fully registered form without interest coupons ("Rule 144A Global Note" with the Regulation S Global Note, the "Restricted Global Notes") and were deposited with the relevant Trustee as custodian for, and registered in the name of, a nominee of DTC.

    Each Restricted Global Note is subject to certain restrictions on transfer set forth therein. Except in the limited circumstances described below and under "Certificated Notes," owners of beneficial interests in a Restricted Global Note will not be entitled to receive physical delivery of Certificated Notes (as defined below).

    Old Notes originally purchased by or transferred to Institutional Accredited Investors who are not qualified institutional buyers ("Non-Global Purchasers") were in registered form without interest coupons ("Certificated Notes"). Upon the transfer of Certificated Notes initially issued to a Non-Global

Purchaser to a qualified institutional buyer, such Certificated
Notes will, unless the Restricted Global Note has previously been exchanged in whole for Certificated Notes, be exchanged for an interest in such Restricted Global Note.

    Ownership of beneficial interests in the Global New Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global New Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

    Investors may hold their interests in a Regulation S Global Note directly through Cedel or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such system. Upon the commencement of the Exchange Offer, but not earlier, investors may also hold such interests through organizations other than Cedel or Euroclear that are participants in the DTC system. Cedel and Euroclear will hold interests in the the Global New Note on behalf of their participants through DTC.

    So long as DTC, or its nominee, is the registered owner or holder of the Global New Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such the Global New Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a the Global New Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Cedel.

    Payments of the principal of, and interest on, the Global
New Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global New Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the Global New Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global New Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global New Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    The Company expects that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants and which, in the case of Old Notes, may be legended as required pursuant to applicable exemptions from registration."

    The Company understands that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    Although DTC, Euroclear and Cedel are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, Euroclear and Cedel, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

    If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, the Company will issue

Certificated Notes, which, in the case of Old Notes, may be legended as required by applicable exemptions from registration, in substitution for the Global Notes.

               CERTAIN FEDERAL TAX CONSIDERATIONS

    The following is a general discussion of the principal
United States federal income tax consequences of the purchase, ownership and disposition of the Notes to initial purchasers thereof who are United States Holders (as defined below) and the principal United States federal income and estate tax consequences of the ownership of the Notes to initial purchasers who are Foreign Holders (as defined below). This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, temporary and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion does not address the tax consequences to subsequent purchasers of Notes, and is limited to purchasers who hold the Notes as capital assets, within the meaning of section 1221 of the Code. This discussion also does not address the tax consequences to Foreign Holders that are subject to United States federal income tax on a net basis on income realized with respect to a Note because such income is effectively connected with the conduct of a U.S. trade or business. Such Foreign Holders are generally taxed in a similar manner to United States Holders; however, certain special rules apply. Moreover, this discussion is for general information only, and does not address all of the tax consequences that may be relevant to particular initial purchasers in light of their personal circumstances, or to certain types of initial purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who have hedged the risk of owning a Note).

    PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.

United States Federal Income Taxation of United States Holders

As used herein, the term "United States Holder" means a holder of a Note that is, for United States federal income tax purposes,
(a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof or (c) an estate or trust the income of which is subject to United States federal income taxation regardless of source.

    Payment of Interest on Notes

    Interest paid or payable on a Note will be taxable to a United States Holder as ordinary interest income, generally at the time it is received or accrued, in accordance with such holder's regular method of accounting for United States federal income tax purposes.

    Sale, Exchange or Retirement of the Notes

    Upon the sale, exchange, redemption, retirement at maturity or other disposition of a Note, a United States Holder will generally recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which will be taxable as ordinary income) and such United States Holder's adjusted tax basis in the Note. A United States Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such United States Holder, less any principal payments received by such United States Holder.

    Gain or loss recognized on the disposition of a Note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the United States Holder's holding period for the Note is more than one year.

    The exchange of a Note by a United States Holder for an Exchange Note should not constitute a taxable exchange. Under certain proposed Treasury regulations issued in December 1992 relating to modifications and exchanges of debt instruments, any increase or decrease in the interest rate of the Notes resulting from an Exchange Offer not being consummated, or a Shelf Registration Statement not being declared effective, on or prior to the date that is six months after the Closing Date would not be treated as a taxable exchange, as such change in interest rate would occur pursuant to the original terms of the Notes.

    Backup Withholding and Information Reporting

    Backup withholding and information reporting requirements may apply to certain payments of principal, premium, if any, and interest on a Note, and to proceeds of the sale or redemption of an obligation before maturity. The Company, its agent, a broker, the Trustee or any paying agent, as the case may be, will be required to withhold from any payment that is subject to backup withholding a tax equal to 31% of such payment if a United States Holder fails to furnish his taxpayer identification number (social security or employer identification number), certify that such number is correct, certify that such holder is not subject to backup withholding, or otherwise comply with the applicable requirements of the backup withholding rules. Certain United States Holders, including all corporations, are not subject to backup withholding and reporting requirements. Any amounts withheld under the backup withholding rules from a payment to a

United States Holder will be allowed as a credit against such United States Holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service ("IRS").


United States Federal Income Taxation of Foreign Holders

    As used herein, the term "Foreign Holder" means a holder of a Note that is, for United States federal income tax purposes,
(i) a nonresident alien individual, (ii) a foreign corporation,
(iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

    Payment of Interest on Notes

    In general, payments of interest received by a Foreign
Holder will not be subject to a United States federal withholding tax, provided that (a)(i) the Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the Foreign Holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership (iii) the Foreign Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, and
(iv) either (x) the beneficial owner of the Note, under penalties of perjury, provides the Company or its agent with such beneficial owner's name and address and certifies on IRS Form W-8 (or a suitable substitute form) that it is not a United States Holder or (y) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") holds the Note and provides a statement to the Company or its agent under penalties of perjury in which it certifies that such an IRS Form W-8 (or a suitable substitute) has been received by it from the beneficial owner of the Notes or qualifying intermediary and furnishes the Company or its agent a copy thereof or (b) the Foreign Holder is entitled to the benefits of an income tax treaty under which interest on the Notes is exempt from United States withholding tax and the Foreign Holder of such Foreign Holder's agent provides a properly executed IRS Form 1001 claiming the exemption. Payments of interest not exempt from United States federal withholding tax as described above will be subject to such withholding tax at the rate of 30% (subject to reduction under an applicable income tax treaty).

    Sale, Exchange or Retirement of the Notes

    A Foreign Holder generally will not be subject to United States federal income tax (and generally no tax will be withheld) with respect to gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of Notes, unless the

Foreign Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and, generally, either has a "tax home" or an "office or other fixed place of business" in the United States.

    Backup Withholding and Information Reporting

    Backup withholding and information reporting requirements do not apply to payments of interest made by the Company or a paying agent to Foreign Holders if the certification described above under "United States Taxation of Foreign Holders -- Payment of Interest on Notes" is received, provided that the payor does not have actual knowledge that the holder is a United States Holder. If any payments of principal and interest are made to the beneficial owner of a Note by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the foreign office of a foreign "broker" (as defined in applicable Treasury regulations) pays the proceeds of the sale of a Note or a coupon to the seller thereof, backup withholding and information reporting will not apply. Information reporting requirements (but not backup withholding) will apply, however, to a payment by a foreign office of a broker that is a United States person, that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or that is a "controlled foreign corporation" (generally, a foreign corporation controlled by certain United States shareholders) with respect to the United States, unless the broker has documentary evidence in its records that the holder is a Foreign Holder and certain other conditions are met, or the holder otherwise establishes an exemption. Payment by a United States office of a broker is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies under penalties of perjury that it is a Foreign Holder, or otherwise establishes an exemption.

    The foregoing description of the procedures for withholding tax on interest payments, and associated backup withholding and information reporting rules, are currently being reviewed by the IRS and are expected to be the subject of new proposed regulations. The expected proposed regulations may propose changes to the treatment of Foreign Holders described above.

    Federal Estate Taxes

    Subject to applicable estate tax treaty provisions, Notes held at the time of death (or theretofore transferred subject to certain retained rights or powers) by an individual who at the time of death is a Foreign Holder will not be included in such Foreign Holder's gross estate for United States federal estate tax purposes provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote or hold the Notes in connection with a U.S. trade or business.

                      PLAN OF DISTRIBUTION

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales.

    The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


                          LEGAL MATTERS

    Certain legal matters in connection with the Exchange Offer are being passed upon for the Company by Phillips, Lytle, Hitchcock, Blaine & Huber, Buffalo, New York. John B. Drenning, Secretary of the Company, is a partner in Phillips, Lytle, Hitchcock, Blaine & Huber and a shareholder of the Company.


                             EXPERTS

    The consolidated financial statements and schedule of Moog Inc. as of September 30, 1994 and 1995 and for each of the years in the three-year period ended September 30, 1995 have been included herein and in the Registration Statement in reliance on the reports of KPMG Peat Marwick LLP, independent certified public accountants, and Coopers & Lybrand, independent public accountants, appearing elsewhere herein and in the Registration Statement, and upon the authority of said firms as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the September 30, 1994 consolidated financial statements refers to changes in the method of accounting for income taxes and postretirement benefits other than pensions.

           INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                             Page
                                                              No.

Consolidated Condensed Statements of Income
  Three Months Ended March 31, 1995 and 1996 (unaudited) F-2 Consolidated Condensed Statements of Income
  Six Months Ended March 31, 1995 and 1996 (unaudited)        F-3
Consolidated Condensed Balance Sheets
  September 30, 1995 and March 31, 1996 (unaudited)           F-4
Consolidated Condensed Statements of Cash Flows
  Six Months Ended March 31, 1995 and 1996 (unaudited)        F-5
Notes to Consolidated Condensed Financial Statements
  (unaudited)                                                 F-6
Reports of Independent Auditors                              F-11
Consolidated Statements of Income
  Years Ended September 30, 1993, 1994 and 1995              F-17
Consolidated Balance Sheets
  September 30, 1994 and 1995                                F-18
Consolidated Statements of Cash Flows
  Years Ended September 30, 1993, 1994 and 1995              F-20
Consolidated Statements of Shareholders' Equity
  Years Ended September 30, 1993, 1994 and 1995              F-22
Notes to Consolidated Financial Statements                   F-24

                           MOOG INC.
           CONSOLIDATED CONDENSED STATEMENTS OF INCOME
          (dollars in thousands, except per share data)

                            Unaudited

                                             Three Months Ended
                                                  March 31
                                             1995        1996

NET SALES                               $   91,372    $   106,822
OTHER INCOME                                   351            838
                                         _________       ________
                                            91,723        107,660
                                         _________       ________
COSTS AND EXPENSES
  Cost of sales                             63,213         74,498
  Research and development expenses          4,139          4,680
  Selling, general and administrative
    expenses                                17,547         19,629
  Interest expense                           4,312          4,344
  Foreign exchange gain                        (77)          (108)
  Other expenses                               118            186
                                          ________       ________
                                            89,252        103,229
                                          ________       ________

EARNINGS BEFORE INCOME TAXES                 2,471          4,431

INCOME TAXES                                   508          1,387
                                          ________       ________

NET EARNINGS                            $    1,963     $    3,044
                                         =========      =========

EARNINGS PER COMMON SHARE               $      .25     $      .40
                                         =========      =========
AVERAGE COMMON SHARES OUTSTANDING        7,720,052      7,673,405
                                         =========      =========



See accompanying notes to Consolidated Condensed Financial Statements.

                              MOOG INC.
              CONSOLIDATED CONDENSED STATEMENTS OF INCOME
             (dollars in thousands, except per share data)

                               Unaudited


                                             Six Months Ended
                                                  March 31
                                              1995       1996

NET SALES                               $  178,289     $  200,055
OTHER INCOME                                   920          1,356
                                        __________     __________
                                           179,209        201,411
                                        __________     __________

COSTS AND EXPENSES
  Cost of sales                            125,106        139,205
  Research and development expenses          8,292          8,685
  Selling, general and administrative
    expenses                                33,057         37,443
  Interest expense                           8,699          8,301
  Foreign exchange gain                        (67)          (152)
  Other expenses                               176            272
                                        __________     __________
                                           175,263        193,754
                                        __________     __________

EARNINGS BEFORE INCOME TAXES                 3,946          7,657

INCOME TAXES                                   799          2,263
                                        __________     __________

NET EARNINGS                            $    3,147     $    5,394
                                        ==========     ==========

EARNINGS PER COMMON SHARE               $      .41     $      .70
                                        ==========     ==========

AVERAGE COMMON SHARES OUTSTANDING        7,719,735      7,700,456
                                        ==========     ==========


See accompanying notes to Consolidated Condensed Financial Statements.

                              MOOG INC.
                 CONSOLIDATED CONDENSED BALANCE SHEETS
                        (dollars in thousands)

                                        Audited      Unaudited
                                         As of         As of
                                     September 30,   March 31,
                                         1995          1996
ASSETS

CURRENT ASSETS
  Cash and cash equivalents          $  7,576       $  9,749
  Receivables, net                    148,915        149,664
  Inventories (note 5)                 86,176         97,423
  Deferred income taxes                16,816         17,396
  Prepaid expenses and other
    current assets                      2,275          2,271
                                     ________       ________
    TOTAL CURRENT ASSETS              261,758        276,503

PROPERTY, PLANT AND EQUIPMENT, net    139,131        135,335

INTANGIBLE ASSETS, net                 16,310         18,748

OTHER ASSETS                            7,758          7,817
                                     ________       ________
TOTAL ASSETS                         $424,957       $438,403
                                     ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  Notes payable                      $  6,606       $  4,919
  Current installments of long-term
    debt and convertible subordinated
    debentures (note 3)                 7,080         11,211
  Accounts payable                     25,781         25,048
  Accrued salaries, wages and
    commissions                        21,065         22,986
  Contract loss reserves               12,872         10,990
  Other accrued liabilities            11,433         17,691
  Customer advances                     9,936         10,396
                                     ________       ________
    TOTAL CURRENT LIABILITIES          94,773        103,241

LONG-TERM DEBT, less current
  installments (note 3)               158,075        161,583

LONG-TERM PENSION OBLIGATION           23,794         24,761

OTHER LONG-TERM LIABILITIES               430            132

DEFERRED INCOME TAXES                  19,674         19,605

CONVERTIBLE SUBORDINATED DEBENTURES,
  less current installments (note 3)   18,000         16,600

                                        Audited      Unaudited
                                         As of         As of
                                     September 30,   March 31,
                                         1995          1996

MINORITY INTEREST IN SUBSIDIARY
  COMPANY                               1,575          1,506
                                     ________       ________
TOTAL LIABILITIES                     316,321        327,428
                                     ________       ________

COMMITMENTS AND CONTINGENCIES               -              -

SHAREHOLDERS' EQUITY (note 8)
  Preferred stock                         100            100
  Common stock                          9,134          9,134
  Other shareholders' equity           99,402        101,741
                                     ________       ________
    TOTAL SHAREHOLDERS' EQUITY        108,636        110,975
                                     ________       ________

TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY                             $424,957       $438,403
                                     ========       ========



See accompanying notes to Consolidated Condensed Financial Statements.

                              MOOG INC.
            CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                        (dollars in thousands)
                               Unaudited

                                             Six Months Ended
                                                  March 31
                                               1995         1996

CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings                              $  3,147      $  5,394
  Adjustments to reconcile net earnings
   to net cash provided by operating activities:
   Depreciation and amortization               9,834         9,913
   Provisions for losses                         951         2,595
   Deferred income taxes                       1,323          (348)
   Other                                         (17)           99
   Changes in assets and liabilities
    providing (using) cash:
    Receivables                               (9,119)       (2,669)
    Inventories                               (4,312)      (13,231)
    Prepaid expenses and other assets          2,071          (638)
    Accounts payable and accrued expenses    (1,664)         5,334
    Other liabilities                            543         1,370
     Accrued income taxes                        689           489
     Customer advances                        (2,429)          464
                                            ________      ________

   NET CASH PROVIDED BY OPERATING ACTIVITIES   1,017         8,772
                                            ________      ________

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of Ultra servovalve product line,
    net of cash acquired (note 6)                  -        (5,012)
  Purchase of property, plant and equipment   (3,549)       (4,775)
  Proceeds from sale of assets                   219            82
  Other                                          153           132
                                            ________      ________
   NET CASH USED BY INVESTING ACTIVITIES      (3,177)       (9,573)
                                            ________      ________

CASH FLOWS FROM FINANCING ACTIVITIES
  Net decrease in notes payable               (2,894)       (1,956)
  Net proceeds from revolving lines of credit  5,000         7,475
  Proceeds from issuance of long-term debt     4,610         3,194
  Payments on long-term debt                  (4,342)       (2,590)
  Redemption of convertible subordinated
    debentures                                (1,400)       (1,400)
  Dividends paid                                  (5)           (5)
  Common stock repurchase                          -        (1,600)
  Proceeds from issuance of treasury stock        14            30
                                            ________      ________
    NET CASH PROVIDED BY
      FINANCING ACTIVITIES                       983         3,148
                                            ________      ________
Effect of exchange rate changes on cash          153          (174)
                                            ________      ________

                                             Six Months Ended
                                                  March 31
                                               1995         1996

INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                            (1,024)        2,173
Cash and cash equivalents at
  beginning of period                          7,561         7,576
                                            ________      ________
Cash and cash equivalents at end
  of period                                $   6,537     $   9,749
                                            ========      ========




See accompanying notes to Consolidated Condensed Financial Statements.

                            MOOG INC.
      NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
            (dollars in thousands except share data)
                            Unaudited

1. In the opinion of the Company, the accompanying unaudited consolidated condensed financial statements fairly present the financial position of Moog Inc. as of March 31, 1996 and the results of its operations and cash flows for the three and six months ended March 31, 1996 and 1995. The results of operations for the six month period ended March 31, 1996 are not necessarily indicative of the results expected for the full year. Certain reclassifications have been made to conform the 1995 financial statements with the current year presentation.

2.  On May 14, 1996, the Company completed a recapitalization
    (the "Recapitalization") which is expected to increase its operating and financial flexibility. The principal elements of the Recapitalization were:

    (1)  The amendment on May 13, 1996 and March 22, 1996 of the
    Company's secured U.S. revolving credit and term loan facility (the "Bank Credit Facility") pursuant to which the lenders thereunder consented to consummation of the Recapitalization and the parties agreed to amend certain financial covenants.

    (2)  The redemption (the "Debenture Redemption") on
    April 26, 1996 of the Company's 9-7/8% Convertible Subordinated Debentures due 2006 (the "9-7/8% Convertible Debentures") using funds available under the Bank Credit Facility. Of the total principal balance outstanding of $18,000 on April 26, 1996, principal of $17,858 was redeemed with $142 of principal converted into 6,204 Class A Common shares.

    (3) The completion on May 14, 1996 of a $120,000 offering (the "Offering") of 10% Senior Subordinated Notes due 2006 (the "Notes"), the proceeds of which were approximately $116,250 million net of discounts, commissions and estimated expenses of the Offering. The Notes have a single maturity with the aggregate principal amount due on May 1, 2006. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after May 1, 2001 initially at 105% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on or after May 1, 2003. The Company used such net proceeds to:

          (a) Repurchase 714,600 shares of its Class A Common Stock, representing 11.8% of the outstanding shares of Class A Common Stock (9.3% of total Common Stock outstanding), from Seneca Foods Corporation for a purchase price of $12,863, or $18 per share;

          (b) Prepay in its entirety the principal balance of $16,400 on the Company's 10-1/4% Senior Secured Note due 2001 (the "10-1/4% Note");

          (c) Repay approximately $86,481 of its revolving borrowings under the Bank Credit Facility, which includes $17,858 borrowed for the Debenture Redemption;
          and

          (d) Pay prepayment and amendment fees of $506 incurred in connection with the Recapitalization.

    The Offering was made under Rule 144A and Regulation S of the Securities Act of 1933. Accordingly, the Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company has entered into an agreement to exchange the Notes for new notes that will be registered under the Securities Act of 1933. The exchange will be made only by means of a prospectus.

3. The following proforma income statement amounts show the effect for the six month period ended March 31, 1996 assuming that the Notes had been sold on October 1, 1995 and that net proceeds of $116,250 were used to repurchase 714,600 shares of the Company's Class A Common Stock for $12,863, prepay the balance then outstanding of $18,350 on the 10-1/4% Note, redeem $19,258 of the 9-7/8% Convertible Debentures, pay prepayment and amendment fees of $557 on the 10-1/4% Note and the Bank Credit Facility, with the remainder used to repay outstanding revolving borrowings under the Bank Credit Facility of $65,222. The proforma adjustments assume $142 in principal of the 9-7/8% Convertible Debentures was converted into 6,204 shares of Class A Common Stock. The reduction in net earnings for the proforma period reflects the net increase in interest and amortization expenses associated with Recapitalization. The prepayment fee and the write off of deferred debt issue costs associated with the 10-1/4% Note (see note 4) have not been reflected in the proforma income statement amounts.
    The proforma financial information does not purport to represent the Company's results of operations if the Recapitalization had in fact been consummated on October 1, 1995.
                                             Six Months Ended
                                              March 31, 1996

                                             Actual    Proforma

    Net sales                              $  200,055  $  200,055
    Earnings before income taxes                7,657       6,110
    Earnings after income taxes                 5,394       4,419
    Earnings per share                     $      .70  $      .63
    Average shares outstanding              7,700,465   6,992,069

The proforma summary balance sheet information is provided assuming the transaction had taken place on March 31, 1996. The proforma balance sheet information reflects the sale of $120,000 in Notes and the application of the estimated net proceeds of $116,250 therefrom to repurchase 714,600 shares of the Company's Class A Common Stock for $12,863, prepay the balance outstanding on the 10-1/4% Note of $17,100, redeem $17,858 of the 9-7/8%
Convertible Debentures, pay prepayment and amendment fees of $525, with the remainder of $67,904 used to reduce the outstanding balance on the Bank Credit Facility. The proforma amounts also reflect the reduction in shareholders' equity that would result from the after-tax write-off of deferred debt issue costs ($246), and prepayment fees ($280) associated with the Note Prepayment (see note 4).

                                              March 31, 1996

                                             Actual    Proforma

    Total Assets                           $  438,403  $  441,843
                                           ==========  ==========

    Other liabilities                      $  133,115  $  132,825
    Senior debt                               176,313      91,290
    9-7/8% Convertible Debentures              18,000           -
    Senior subordinated debt                        -     120,000
    Shareholders' equity                      110,975      97,728
                                           __________  __________
    Total Liabilities and
     Shareholders' Equity                  $  438,403  $  441,843
                                           ==========  ==========

4. In connection with the May 1996 prepayment in its entirety of the 10-1/4% Note, the Company incurred a prepayment fee and wrote off the related deferred debt issue costs. The estimated after-tax charge of $510 will be reported in the third quarter of fiscal 1996 as an extraordinary item.

5. Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method of valuation.
    Inventories are comprised of the following:

                                        September 30   March 31
                                            1995         1996

    Raw materials and purchased parts   $23,028        $28,489
    Work in process                      52,839         56,568
    Finished goods                       10,309         12,366
                                        _______        _______
                                        $86,176        $97,423
                                        =======        =======

6. On December 15, 1995 the Company purchased, for $5,012 net of cash acquired, the servovalve product line assets of Ultra Hydraulics Limited ("Ultra"). This product line traces its history back to a license granted by Moog in the

    1950's. Over the past thirty years, the Ultra product line has benefited from numerous refinements to the original Moog designs and has developed a valuable customer network. Ultra, located in the United Kingdom, had worldwide sales of just under $5,000 in its latest fiscal year.

7. In addition to the cash flow information provided in the Consolidated Condensed Statements of Cash Flows, the following supplemental cash flow data is provided:

                                        Six Months Ended
                                             March 31
                                         1995      1996
     Cash paid (received) during the
     period for:
          Interest                      $7,925     $5,940
          Income taxes                  (3,385)     1,608

    Non cash investing and financing
    activities:
          Leases capitalized, net of
            leases terminated              176        597


8.  The changes in shareholders' equity for the six months ended
    March 31, 1996 are summarized as follows:

                                                  Number of Shares
                                                         Class A     Class B
                                             Preferred   Common      Common
                                    Amount   Shares      Stock       Stock
PREFERRED STOCK
  Beginning and end of period      $    100  100,000         -         -
                                   ________  _______     _________   _________

COMMON STOCK
  Beginning and end of period         9,134     -        6,599,306   2,534,817
                                   ________  _______     _________   _________

ADDITIONAL PAID-IN CAPITAL
  Beginning of period                47,709     -            -           -
  Issuance of treasury shares at
  less than cost                         (5)    -            -           -
                                   ________  _______     _________   _________
  End of period                      47,704     -            -           -
                                   ________  _______     _________   _________

RETAINED EARNINGS
  Beginning of period                64,125     -            -           -
  Net earnings                        5,394     -            -           -
  Preferred stock dividends              (5)    -            -           -
                                   ________  _______     _________   _________
  End of period                      69,514     -            -           -



                                      F-11

                                                  Number of Shares
                                                         Class A     Class B
                                             Preferred   Common      Common
                                    Amount   Shares      Stock       Stock

TREASURY STOCK
  Beginning of period               (17,841)    -         (550,968)   (857,103)
  Treasury stock issued                  35     -            2,900       -
  Treasury stock acquired            (1,600)    -            -         (80,000)
                                   ________  _______     _________   _________
  End of period                     (19,406)    -         (548,068)   (937,103)

EQUITY ADJUSTMENTS
  Beginning of period                 6,158     -            -           -
  Foreign currency translation       (1,612)    -            -           -
                                   ________  _______     _________   _________
  End of period                       4,546     -            -           -

LOAN TO SAVINGS AND STOCK
OWNERSHIP PLAN (SSOP)
  Beginning of period                  (749)    -            -           -
  Payments received on loan
  to SSOP                               132     -            -           -
                                   ________  _______     _________   _________

  End of period                        (617)    -            -           -

TOTAL SHAREHOLDERS' EQUITY         $110,975  100,000     6,051,238   1,597,714
                                   ========  =======     =========   =========


                 REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors of Moog Inc.:

    We have audited the accompanying consolidated balance sheets of Moog Inc. and subsidiaries as of September 30, 1994 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of certain wholly-owned consolidated subsidiaries, which statements reflect total assets constituting 13% as of September 30, 1994 and 1995, and total net sales constituting 22%, 18% and 17% of the related consolidated totals for the years ended September 30, 1993, 1994 and 1995, respectively. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for such consolidated subsidiaries, is based solely on the reports of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Moog Inc. and subsidiaries as of September 30, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1995, in conformity with generally accepted accounting principles.

    As discussed in Notes 1 and 9 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1994 to adopt the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." As discussed in Note 11, the Company has also adopted the provisions of Statement of Financial Accounting Standards
No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" in 1994.

KPMG PEAT MARWICK LLP

Buffalo, New York
November 22, 1995

                 REPORT OF INDEPENDENT AUDITORS

MOOG INC.
East Aurora, New York 14052-0018
U. S. A.
November 22, 1995

The Board of Directors
Moog Inc.:

We have audited the consolidated balance sheets of Moog GmbH (a wholly-owned subsidiary of Moog Inc.) and subsidiary (Moog Italiana SRL) as of September 30, 1994 and 1995, and the related consolidated statements of income, shareholder's equity, and cash flows for each of the years in the three-year period ended September 30, 1995 (not presented separately herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Moog GmbH and subsidiary as of September 30, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1995, in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purposes of forming an opinion on the consolidated financial statements taken as a whole, the supplemental information in exhibits A through H and Schedule 1 through 22 are presented for purposes of additional analysis and are not a required part of the basic financial statements (not presented separately herein). Such information has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as whole.

Coopers & Lybrand GmbH
Wirtschaftsptufungsgesellschaft

                 REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Moog Inc.
East Aurora
New York
USA
                                                November 22, 1995

Dear Sirs:

We have audited the consolidated balance sheets of Moog Controls Limited (a wholly-owned subsidiary of Moog Inc.) and subsidiaries as of September 30, 1994 and 1995, and the related consolidated statements of income, shareholder's equity, and cash flows for each of the years in the three-year period ended September 30, 1995 (not presented separately herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Moog Controls Limited and subsidiaries as of September 30, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1995, in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The supplemental information in Schedules marked by us as "For identification purposes only" are presented for purposes of additional analysis and may not be a required part of the basic financial statements (not presented separately herein). Such information has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects so far as the information in them relates to the basic consolidated financial statements taken as whole.

Coopers & Lybrand

Chartered Accountants
Gloucester, UK

                               MOOG INC.

                   CONSOLIDATED STATEMENTS OF INCOME
             (dollars in thousands except per share data)

                                        Years ended September 30,
                                        1993      1994      1995

NET SALES                            $293,680  $307,370  $374,284
OTHER INCOME                            2,663     2,489     2,166
                                      _______   _______   _______
                                      296,343   309,859   376,450
                                      _______   _______   _______
COSTS AND EXPENSES
  Cost of sales                       206,985   213,530   265,033
  Research and development expenses 16,128 18,668 15,783 Selling, general and administrative
    expenses                           52,723    58,324    68,457
  Interest expense                     10,974    11,402    17,492
  Foreign currency exchange loss (gain)    60      (451)      143
  Other expenses                          853       665       752
  Inventory obsolescence charge (note 4)   --     2,574        --
  Restructuring charges (note 10)          --     2,107        --
                                      _______   _______   _______
                                      287,723   306,819   367,660
                                      _______   _______   _______
EARNINGS BEFORE INCOME TAXES,
  EXTRAORDINARY ITEM AND CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE                             8,620     3,040     8,790
INCOME TAXES (note 9)                   3,502     1,422     1,029
                                      _______   _______   _______
EARNINGS BEFORE EXTRAORDINARY ITEM
  AND CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING PRINCIPLE        5,118     1,618     7,761
EXTRAORDINARY ITEM, LOSS FROM EARLY
  EXTINGUISHMENT OF DEBT,
  NET OF INCOME TAXES OF $119 (note 7)   (357)      --        --
CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE (note 9)           --        505       --
                                      _______   _______   _______
          NET EARNINGS                $ 4,761   $ 2,123   $ 7,761
                                      =======   =======   =======
EARNINGS PER COMMON SHARE:
  Before extraordinary item and
    cumulative effect of change
     in accounting principle             $.66      $.21     $1.00
  Extraordinary item                     (.04)       --        --
  Cumulative effect of change in
    accounting principle                   --       .06        --
                                      _______   _______   _______
     Earnings per Common Share           $.62      $.27     $1.00
                                    ========= ========= =========
AVERAGE COMMON SHARES OUTSTANDING   7,713,465 7,714,444 7,721,927

     See accompanying Notes to Consolidated Financial Statements.

                               MOOG INC.

                      CONSOLIDATED BALANCE SHEETS
                        (dollars in thousands)

                                                  As of September 30,
                                                  1994      1995
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                      $7,561    $7,576
  Receivables, net (note 3)                     144,197   148,915
  Inventories (note 4)                           78,642    86,176
  Deferred income taxes                          15,392    16,816
  Prepaid expenses and other current assets       8,445     2,275
                                                _______   _______
          TOTAL CURRENT ASSETS                  254,237   261,758

  PROPERTY, PLANT AND EQUIPMENT, net
    (notes 5, 7, and 8)                         146,472   139,131
  INTANGIBLE ASSETS, net of accumulated
    amortization of $1,520 in 1994,
     and $3,213 in 1995                          18,154    16,310
  OTHER ASSETS                                    5,593     7,758
                                                _______   _______
          TOTAL ASSETS                         $424,456  $424,957
                                                =======   =======

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Notes payable (note 6)                         $9,569    $6,606
  Current installments of long-term debt
    and convertible subordinated
     debentures (note 7)                         15,201     7,080
  Accounts payable                               21,339    25,781
  Accrued salaries, wages and commissions        20,641    21,065
  Contract loss reserves                         14,964    12,872
  Other accrued liabilities                      11,605    11,433
  Customer advances                              10,070     9,936
                                                _______   _______
          TOTAL CURRENT LIABILITIES             103,389    94,773

  LONG-TERM DEBT, excluding current
    installments (note 7)                       160,006   158,075
  LONG-TERM PENSION OBLIGATION (note 11)         20,093    23,794
  OTHER LONG TERM LIABILITIES                     1,195       430
  DEFERRED INCOME TAXES                          16,671    19,674
  CONVERTIBLE SUBORDINATED DEBENTURES,
    excluding current installments
     (note 7)                                    19,400    18,000
  MINORITY INTEREST IN SUBSIDIARY COMPANY         1,518     1,575
                                                _______   _______
          TOTAL LIABILITIES                     322,272   316,321
                                                _______   _______

                                                  As of September 30,
                                                  1994      1995

COMMITMENTS AND CONTINGENCIES (note 16)           --        --
SHAREHOLDERS' EQUITY (notes 11, 12, and 13)
  9% Series B Cumulative, Convertible,
  Exchangeable Preferred stock -- Par Value $1.00
  Authorized 200,000 shares.
  Issued 100,000 shares                             100       100
Common Stock -- Par Value $1.00
  Class A -- Authorized 30,000,000 shares.
    Issued 6,599,206 shares in
     1994 and in 1995                             6,599     6,599
  Class B -- Authorized 10,000,000 shares.
    Convertible to Class A on a
     one for one basis. Issued 2,534,917
      shares in 1994 and in
       1995                                       2,535     2,535
  Additional paid-in capital                     47,737    47,709
  Retained earnings                              56,373    64,125
  Treasury shares                               (17,929)  (17,841)
  Equity adjustments                              7,867     6,158
  Loan to Savings and Stock Ownership Plan       (1,098)     (749)
                                                _______   _______
          TOTAL SHAREHOLDERS' EQUITY            102,184   108,636
                                                _______   _______
          TOTAL LIABILITIES AND SHAREHOLDERS'
            EQUITY                             $424,456  $424,957
                                                =======   =======



     See accompanying Notes to Consolidated Financial Statements.

                               MOOG INC.

                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (dollars in thousands)



                                        Years ended September 30,
                                        1993      1994      1995

CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings                         $4,761    $2,123    $7,761
  Adjustments to reconcile net
    earnings to net cash provided
    by operating activities:
    Depreciation and amortization      15,621    15,700    19,675
    Provisions for losses               5,839     5,860     3,761
    Deferred income taxes                (211)    4,926     1,565
    Other                                  40       418       (84)
    Change in assets and liabilities
      providing (using) cash:
      Receivables                      (2,906)  (10,813)   (7,876)
      Inventories                        (969)   (1,376)   (8,627)
      Other assets                      1,665    (4,844)      952
      Accounts payable and accrued
       expenses                       (12,059)    3,520    (3,454)
      Other liabilities                 3,094    (4,290)    1,381
      Accrued income taxes               (353)       (1)      265
      Customer advances                (1,384)     (127)     (144)
                                      _______   _______   _______

    NET CASH PROVIDED BY OPERATING
      ACTIVITIES                       13,138    11,096    15,175
                                      _______   _______   _______

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of Product Lines,
    including 1995 purchase price settlement
    (note 2)                            --      (78,000)    9,200
  Purchase of property, plant and
    equipment                          (9,887)   (7,741)   (9,974)
  Proceeds from sale of assets          9,538       527       362
  Payments received on loan to Savings
    and Stock Ownership Plan              161       176       349
                                      _______   _______   _______
    NET CASH USED IN INVESTING
      ACTIVITIES                         (188)  (85,038)      (63)
                                      _______   _______   _______
CASH FLOWS FROM FINANCING ACTIVITIES
  Net decrease in notes payable          (486)  (10,635)   (2,738)
  Proceeds from revolving lines of
    credit                             31,852    70,000       --
  Payments on revolving lines of
    credit                            (21,521)     (151)   (1,000)

                                        Years ended September 30,
                                        1993      1994      1995

  Proceeds from issuance of
    long-term debt                      1,686    69,695     7,610
  Payments on long-term debt          (15,419)  (63,276)  (17,484)
  Redemption of convertible
    subordinated debentures              (177)   (1,282)   (1,400)
  Dividends paid                           (9)       (9)       (9)
  Proceeds from issuance of treasury
    stock                                 --         30        60
                                      _______   _______   _______

    NET CASH PROVIDED (USED) BY
      FINANCING ACTIVITIES             (4,074)   64,372   (14,961)
                                      _______   _______   _______
Effect of exchange rate changes
  on cash                                 466      (317)     (136)
INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                      9,342    (9,887)       15
Cash and cash equivalents at
  beginning of year                     8,106    17,448     7,561
                                      _______   _______   _______
Cash and cash equivalents at
  end of year                         $17,448    $7,561    $7,576
                                      =======   =======   =======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest                          $10,830   $11,359   $17,598
    Income taxes, net of refunds        2,405       367    (3,189)
  Non-cash investing and financing
    activities:
    Equity adjustment from change in
     pension liability versus
      unrecognized prior service cost
      (note 11)                        (5,523)    5,568     1,231
    Adjustment required to recognize
      minimum pension liability
       (note 11)                        5,704    (5,654)    1,083
    Leases capitalized net of leases
      terminated                          401     1,160       260



     See accompanying Notes to Consolidated Financial Statements.

                               MOOG INC.

            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
             (dollars in thousands except per share data)

                                        Years ended September 30,
                                        1993      1994      1995

PREFERRED STOCK (note 13)                $100      $100      $100
                                      _______   _______   _______
COMMON STOCK (note 13)                  9,134     9,134     9,134
                                      _______   _______   _______
ADDITIONAL PAID-IN CAPITAL
  Beginning of year                    47,780    47,780    47,737
  Issuance of Treasury Shares at
    less than cost                        --        (43)      (28)
                                      _______   _______   _______
  End of year                          47,780    47,737    47,709
                                      _______   _______   _______
RETAINED EARNINGS
  Beginning of year                    49,507    54,259    56,373
  Net earnings                          4,761     2,123     7,761
  Preferred dividends ($.09 per
    share in 1993, 1994 and
     1995)                                 (9)       (9)       (9)
                                      _______   _______   _______
  End of year                          54,259    56,373    64,125
                                      _______   _______   _______
TREASURY SHARES, AT COST*
  Beginning of year                   (18,002)  (18,002)  (17,929)
  Shares issued related to options
    (1994 -- 5,500 Class A
     Shares; 1995 -- 6,000 Class A
     Shares and 1,000 Class B
     Shares)                              --         73        88
                                      _______   _______   _______
  End of year                         (18,002)  (17,929)  (17,841)
                                      _______   _______   _______
EQUITY ADJUSTMENTS
  Beginning of year                    10,290       564     7,867
  Adjustment from foreign currency
    translation, net of
     applicable deferred taxes of
     $362 in 1993 and $330 in 1994
     and 1995**                        (4,203)    1,735      (478)
  Adjustment from change in pension
    liability versus
     unrecognized prior service cost   (5,523)    5,568    (1,231)
                                      _______   _______   _______
  End of year                             564     7,867     6,158
                                      _______   _______   _______

                                        Years ended September 30,
                                        1993      1994      1995

LOAN TO SAVINGS AND STOCK OWNERSHIP
  PLAN (SSOP) (note 11)
  Beginning of year                    (1,435)   (1,274)   (1,098)
  Payments received on loan to SSOP       161       176       349
                                      _______   _______   _______
  End of year                          (1,274)   (1,098)     (749)
                                      _______   _______   _______
TOTAL SHAREHOLDERS' EQUITY            $92,561  $102,184  $108,636
                                      =======   =======   =======

_______________

* Class A Common Stock in treasury: 562,555 shares as of September 30, 1993; 557,055 shares as of September 30, 1994; 550,968 shares as of September 30, 1995.

    Class B Common Stock in treasury: 858,103 shares as of September 30, 1993 and 1994; 857,103 shares as of September 30, 1995.

** End of year balance includes cumulative foreign currency translation of 1993 -- $6,230; 1994 -- $7,965; 1995 -- $7,487;
    and cumulative minimum pension liability adjustments of 1993 -- ($5,666); 1994 -- ($98); 1995 -- ($1,329). Included in adjustment from foreign currency translation are aggregate deferred losses of $228 in 1993, $317 in 1994, and $1,138 in 1995 related to hedging net investments in, and long term advances to, various international subsidiaries.

     See accompanying Notes to Consolidated Financial Statements.

                            MOOG INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands except per share data)

Note 1 -- Summary of Significant Accounting Policies

    Consolidation: The consolidated financial statements include the accounts of Moog Inc. and all of its United States and International subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to conform the prior years financial statements with the 1995 presentation.

    Cash and Cash Equivalents: All highly liquid investments with an original maturity of three months or less are considered cash equivalents.

    Revenue Recognition: The percentage of completion (cost-to-cost) method of accounting is followed for long-term contracts. Under this method, revenues are recognized as the work progresses toward completion. Contract incentive awards affect earnings when the amounts can be determined. For contracts with anticipated losses at completion, the projected loss is accrued. Revenues other than on long term contracts are recognized as units are delivered.

    Inventories: Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method of valuation. Consistent with industry practice, aerospace related inventories include amounts relating to contracts having long production and procurement cycles, portions of which are not expected to be realized within one year.

    Foreign Currency: Foreign subsidiary assets and liabilities are translated using rates of exchange as of the balance sheet date and the statements of income are translated at the average rates of exchange for the year. Gains and losses resulting from translation and hedging of net investments in, or long term advances to, foreign subsidiaries are accumulated in the equity section as "Equity Adjustments." Gains and losses resulting from foreign currency transactions are included in income.

    Depreciation and Amortization: Plant and equipment are depreciated principally using the straight-line method over the estimated useful lives of the assets. Leasehold improvements and assets considered capital leases are amortized on a straight-line basis over the term of the lease or the estimated useful life of the asset, whichever is shorter. Debt issuance costs are amortized over the term of the related debt agreements.

    Intangibles associated with acquisitions are amortized over their estimated useful lives, generally 7 to 12 years. The
Company annually reviews acquisition related intangibles for impairment. The method used to determine whether such intangibles have been impaired is generally based upon forecasted undiscounted cash flows.

    Income Taxes: The Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," in 1994. The Company separately reported the cumulative effect of the adoption of SFAS No. 109 in the Consolidated Statements of Income.

    Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Under the previously used asset and liability method of SFAS No. 96, deferred tax assets and liabilities were recognized for all events that had been recognized in the financial statements, with generally no consideration of any future events in calculating deferred taxes.

    Use of Estimates: Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

Note 2 -- Acquisition

    On June 17, 1994, the Company acquired the hydraulic and mechanical actuation product lines (the Product Lines) of AlliedSignal Inc., located in Torrance, California. The Product Lines include mechanical drive systems for leading edge flaps and hydraulic servoactuators for primary and secondary flight controls used on a wide variety of commercial and military aircraft. The purchase price for the Product Lines, including payment for specified transition services, was $68,800 based upon finalization of the net assets transferred. The acquisition has been accounted for under the purchase method, and accordingly, the operating results for the Product Lines have been included in the Consolidated Statements of Income since the date of acquisition. The cost of the acquisition was allocated on the basis of the estimated fair value of assets acquired and the liabilities assumed.

    The acquisition was financed with proceeds from a Revolving
Credit and Term Loan Agreement with a banking group (Note 7). The acquisition resulted in Product Line intangible assets, as adjusted for the final purchase price allocation, of $14,565, which are being amortized over a 12-year period.

    The following summary, prepared on a pro forma basis, combines the unaudited consolidated results of operations as if the Product Lines had been acquired at the beginning of the periods presented. The pro forma consolidated results include the impact of certain adjustments, including amortization of intangibles, increased interest expense on acquisition debt, and related income tax effects.

                                        1993           1994
                                            (Unaudited)

Net sales                            $394,130       $375,545
Net earnings before extraordinary
  item and cumulative effect of
  change in accounting principle        7,461          6,916
Net earnings                            7,104          7,421
Earnings per share                       $.92           $.96

    The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been in effect for the periods presented.

Note 3 -- Receivables

    Receivables consist of:


                                           September 30,
                                        1994           1995

Long term contracts:
  Amounts billed                      $35,168        $38,542
  Unbilled recoverable costs and
    profits                            63,151         61,400
  Unbilled costs and profits subject
    to negotiation                        571            116
                                      _______        _______
  Total long-term contract receivables 98,890        100,058
Trade                                  40,679         45,582
Refundable income taxes                 5,504          3,331
Other                                     617          1,323
                                      _______        _______
Total receivables                     145,690        150,294
Less allowance for doubtful accounts   (1,493)        (1,379)
                                      _______        _______
Receivables, net                     $144,197       $148,915
                                      =======        =======

    The long term contract amounts are primarily associated with prime U.S. Government contractors and the major commercial aircraft manufacturers. These amounts include retainage in accordance with the terms of the contracts. Unbilled costs and profits subject to negotiation represent claims on terminated contracts. Substantially all unbilled amounts are expected to be collected within one year. In situations where billings exceed revenues recognized, the excess is included in customer advances.

Note 4 -- Inventories

    Inventories consist of the following:


                                           September 30,
                                        1994           1995

Raw materials and purchased parts     $19,356        $23,028
Work in process                        48,517         52,839
Finished goods                         10,769         10,309
                                       ______         ______
                                      $78,642        $86,176
                                       ======         ======

    In 1994, the Company incurred a pre-tax charge of $2,574 to write off obsolete Domestic Controls segment inventory. The special charge reflected a decline in repair activities and spare parts requirements on various government programs.

Note 5 -- Property, Plant and Equipment

    Property, plant and equipment consists of:

                                           September 30,
                                        1994           1995

Land                                   $7,870         $7,864
Buildings and improvements             87,124         89,323
Machinery and equipment               207,769        212,026
                                      _______        _______
Property, plant and equipment,
    at cost                           302,763        309,213
Less accumulated depreciation
    and amortization                 (156,291)      (170,082)
                                      _______        _______
Property, plant and equipment, net   $146,472       $139,131
                                      =======        =======

Note 6 -- Notes Payable

    The Company maintains short term lines of credit with various banks throughout the world. The short term credit lines are principally demand lines and subject to revision by the banks. At September 30, 1995, $6,606 of notes payable to banks at an average rate of 7.4% were outstanding under these lines of credit. During 1995, an average of $8,355 in notes payable were outstanding at an average interest rate of 8.1%. These short term lines of credit, along with $39,701 available on the amended long term U.S. revolving credit agreement detailed in Note 7, provide credit availability amounting to $56,900. Commitment fees are charged on some of these arrangements based on a percentage of the unused amounts available.

Note 7 -- Long-Term Debt and Subordinated Debentures

Long-Term Debt consist of the following:

                                           September 30,
                                        1994           1995

U.S. Revolving credit agreement       $70,000        $95,299
U.S. term loan agreements              67,000         30,000
10 1/4% Note                           20,000         18,350
International and other U.S. term
    loan agreements                    13,359         16,452
Obligations under capital leases        3,448          3,654
                                      _______        _______
                                      173,807        163,755
Less current installments:
  Long-term debt                       12,978          4,859
  Capital lease obligations               823            821
                                      _______        _______
Long term debt excluding current
  installments                       $160,006       $158,075
                                      =======        =======

    Subordinated Debentures consist of the following:

                                           September 30,
                                        1994           1995

Subordinated debentures               $20,800        $19,400
Less current installment                1,400          1,400
                                       ______         ______
Subordinated debentures excluding
    current installment               $19,400        $18,000
                                       ======         ======


    The U.S. Revolving Credit and Term Loan Agreement
(Agreement) was amended in November 1995, increasing the facility to $165,000, which consists of a $135,000 revolving credit facility and a $30,000 term loan. The original facility, entered into in June 1994 to finance the acquisition of the Product Lines and to refinance existing debt, was a $151,750 total facility consisting of an $84,750 revolving credit facility and a $67,000 term loan. The amended revolving credit facility is for a five year period which expires in October 2000. The amended term loan is for six years through July 2001, with quarterly principal payments of $1,500 commencing October 1, 1996. As a result of this amendment $6,930 otherwise due in 1996 was converted to long term and has been classified as such on the September 30, 1995 Consolidated Balance Sheet.

    Interest on the Agreement is LIBOR plus 1.75%. In order to provide for interest rate protection, the Company has entered into interest rate swap agreements for $100,000, effectively converting this amount to fixed rate debt averaging 8.0%. The swaps expire at various times from June 1996 through July of 1998.

    The 10-1/4% Note has quarterly principal payments of $550
through October 1, 1995, increasing to $700 on January 1, 1996 and $750 on January 1, 1997, with a final payment due in July
2001.

    Both the Agreement and the Note contain various covenants which, among others, specify minimum interest and payment coverage, maintenance of tangible net worth, required working capital and current ratio levels, and limit liabilities in relation to tangible net worth. The Agreement prohibits payment of cash dividends on common stock. The Agreement and the Note are secured by substantially all of the Company's U.S. assets and the common shares of all Domestic and International subsidiaries. The Agreement and the Note will convert to unsecured arrangements when the Company has three consecutive quarters whereby the ratio of consolidated liabilities to tangible net worth is less than 200%.

    International and other U.S. term loan agreements of $16,452 at September 30, 1995 consist principally of financing provided by various banks to individual International subsidiaries. These term loans are being repaid through 2004, and carry interest rates ranging from 2.875% to 16.1% in 1994 and 2.6% to 14.3% in 1995.

    Convertible subordinated debentures at 9-7/8% are subordinated in right of payment to all senior indebtedness, as defined, and are convertible, subject to prior redemption, into shares of Class A Common Stock at $22.88 per share at any time up to and including the maturity date of January 15, 2006. At September 30, 1995, the debentures are convertible into 847,902 shares of Class A Common Stock (Note 13). The debentures are redeemable at the option of the Company, at any time, in whole or in part, at 100% of their principal amount. The quoted market price of the debentures at September 30, 1994 and 1995, was 100 and 102, respectively.

    Maturities of long-term debt and subordinated debentures for the next five years are $7,080 in 1996, $13,600 in 1997, $18,322 in 1998, $12,663 in 1999, $12,300 in 2000, and $119,190
thereafter.

    In the first quarter of 1993, the Company extinguished $10,186 of 12-7/8% Domestic long-term debt prior to its scheduled maturity in order to take advantage of a decline in U.S. interest rates. Funds from existing credit facilities were used to accomplish the extinguishment. The cost of the extinguishment was $357, net of $119 in income tax benefits, and was recorded as an extraordinary charge in the Consolidated Statement of Income.

    At September 30, 1995, the Company has pledged assets with a net book value of $265,425 as security for long-term debt.

Note 8 -- Leases

    The Company leases certain facilities and equipment under various lease arrangements. Such arrangements generally include fair market value renewal and/or purchase options. Some of the capital leases (primarily land and buildings) allow for the Company to purchase the asset at a nominal price upon expiration. Substantially all leases provide that the Company pay applicable taxes, maintenance, insurance, and certain other operating expenses. Amortization of assets recorded as capital leases is included with depreciation and amortization of plant and equipment. Assets under leases that have been accounted for as capital leases and included in property, plant and equipment are summarized as follows:

                                           September 30,
                                        1994           1995

Capital leases at cost                 $6,861         $6,945
Less accumulated amortization          (2,534)        (2,841)
                                        _____          _____
Net assets under capital leases        $4,327         $4,104
                                        =====          =====

    Rent expense under operating leases amounted to $6,366 in 1993, $7,049 in 1994 and $6,957 in 1995. Future minimum rental payments required under noncancelable operating leases are $5,680 in 1996, $4,536 in 1997, $3,697 in 1998, $2,982 in 1999, $2,372
in 2000, and $10,832 thereafter.

    The Company subleases various facilities to third parties. Gross rental income from such activities was $780 in 1993, $1,247 in 1994 and $1,535 in 1995. Future minimum rental income under noncancelable operating leases is $1,135 in 1996, $610 in 1997 and $170 in 1998.

    Interest expense includes $715 in 1993, $261 in 1994 and $217 in 1995 attributable to obligations under capital leases.

Note 9 -- Income Taxes

    The Company adopted SFAS No. 109 "Accounting for Income Taxes" in 1994. SFAS No. 109 supersedes SFAS No. 96 "Accounting For Income Taxes." The impact of adopting SFAS No. 109 on the Consolidated Statement of Income was to increase 1994 earnings by $505, which was recorded as a cumulative effect of change in accounting principle.

    The reconciliation of the provision for income taxes with the amount computed by applying the U.S. federal statutory tax rate of 34% to earnings before income taxes, extraordinary item and cumulative effect of change in accounting principle is as follows:

                                   1993      1994      1995

Earnings before income taxes,
  extraordinary item and
  cumulative effect of change
  in accounting principle:
  Domestic                       $10,376    $6,054    $6,042
  Foreign                         (1,741)   (3,440)    2,967
  Eliminations                       (15)      426      (219)
                                  ______     _____     _____
          Total                   $8,620    $3,040    $8,790
                                  ======     =====     =====
Computed expected tax expense     $2,931    $1,034    $2,988
Increase (decrease) in income
  taxes resulting from:
  Foreign tax rates                  402      (419)      356
  Deferred tax rate differential  (1,092)      --        --
  Nontaxable FSC earnings           (325)     (350)     (280)
  State taxes net of federal
    benefit                          168        79       226
  Change in beginning of the
    year valuation
     allowance                       --       (420)     (765)
  Utilization of net operating
    losses                           --         --    (2,136)
  Limitation on benefits from
    foreign net operating
     losses                        1,498     1,054       192
  Other                              (80)      444       448
                                  ______     _____     _____
Income taxes                      $3,502    $1,422    $1,029
                                  ======     =====     =====
Effective income tax rate          40.6%     46.8%     11.7%


    At September 30, 1995, certain International subsidiaries had net operating loss carryforwards totalling $4,254. These loss carryforwards do not expire and can be used to reduce current taxes otherwise due on future earnings of those subsidiaries.

    Accumulated undistributed earnings of International subsidiaries intended to be permanently reinvested are $19,021 at September 30, 1995. If such earnings were remitted to the Company, income taxes, based on the applicable current rates, would be payable after reductions for any foreign taxes previously paid on such earnings and subject to applicable limitations.

    The components of income taxes excluding the extraordinary item and cumulative effect of change in accounting principle are as follows:

                                   1993      1994      1995

Current:
  Federal                          $1,320   $(3,255)   $(828)
  Foreign                           2,180      (249)     292
   State                              213      --        --
                                    _____     _____    _____
        Total current               3,713    (3,504)    (536)
                                    _____     _____    _____
Deferred:
  Federal                             305     5,440    2,466
  Foreign                            (558)     (634)  (1,243)
  State                                42       120      342
                                    _____     _____    _____
          Total deferred             (211)    4,926    1,565
                                    _____     _____    _____
Total income taxes                 $3,502    $1,422   $1,029
                                    =====     =====    =====

    The tax effects of temporary differences that generated deferred tax assets and liabilities are detailed in the following table. Realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment.

                                             1994      1995
Deferred tax assets:
  Contract loss reserves not currently
    deductible                              $5,575    $5,890
  Net operating loss carryforwards           3,730     2,578
  Accrued vacation                           3,621     4,440
  Deferred compensation                      3,212     4,099
  Accrued expenses not currently deductible  2,698     2,392
  Inventory                                  2,436     3,031
  Other                                        845        62
                                            ______    ______
     Total gross deferred tax assets        22,117    22,492
     Less: Valuation reserve                (5,223)   (3,366)
                                            ______    ______
     Net deferred tax assets                16,894    19,126
                                            ______    ______
Deferred tax liabilities:
  Differences in bases and depreciation
    of property, plant and
     equipment                              13,591    20,720
  Intangible assets                          2,832      --
  Prepaid pension                              884       552
  Other                                        866       712
                                            ______    ______
     Total gross deferred tax liabilities   18,173    21,984
                                            ______    ______
     Net deferred tax liabilities           $1,279    $2,858
                                            ======    ======

    Net deferred taxes are presented in the accompanying
Consolidated Balance Sheets as follows:

                                             1994      1995

Noncurrent deferred tax liabilities        $16,671   $19,674
Current deferred tax assets                 15,392    16,816
                                            ______    ______
Net deferred tax liabilities                $1,279    $2,858
                                            ======    ======

    In 1993, deferred taxes resulted from differences in the tax and financial accounting for depreciation, restructuring charges, and estimated losses on contracts and inventories.

Note 10 -- Restructuring Charges

    In 1994, the Company provided $2,107 in pre-tax restructuring charges, with $890 related to the Domestic Controls segment and $1,217 related to the International Controls segment. The restructuring actions were taken in response to U.S. defense spending reductions and the persistently weak capital goods markets in Europe. The restructuring charge included $1,757 of severance benefit costs relating to work force reductions totalling 140 employees in the Company's operations in the United States, England, Germany and Denmark. The Company completed the work force reductions by September 30, 1995. The total severance related charges were paid in their entirety by September 30, 1995. A charge of $350 was also recorded and paid for the termination of a long term operating lease in September 1994.

Note 11 -- Employee Benefit Plans

    Employee and management profit share plans provide for the computation of profit share based on net earnings as a percent of net sales multiplied by base wages, as defined. The profit share plan was suspended for 1995. Profit share expense was $1,119 in 1993 and $459 in 1994.

    The Company has a Savings and Stock Ownership Plan (SSOP) which includes an Employee Stock Ownership Plan (ESOP). As one of the investment alternatives, participants in the SSOP can acquire Company stock at market value, with the Company providing a 25% share match. The SSOP purchase of the matching Class B shares was funded by a Company loan. The loan is repaid with Company contributions. Interest on the loan is computed at the Company's U.S. Revolving Credit and Term Loan borrowing rate. Shares are allocated and compensation expense is recognized as the employer share match is earned. Compensation expense was $161 in 1993, $180 in 1994 and $446 in 1995. Class B shares allocated to ESOP participants for 1993, 1994 and 1995 were 10,891, 12,236 and
23,397, respectively. At September 30, 1995, 502,382 Class B Common Shares were owned by the SSOP participants, including the Company match, representing 30% of the issued and outstanding Class B shares. An additional 50,779 Class B shares related to the Company match remain to be allocated to participants. The SSOP began purchasing shares of Class A Common Stock in 1995 in addition to the Class B Common Stock. At September 30, 1995, a total of 63,947 Class A Common Shares were owned by the SSOP participants, representing 1% of Class A Common Shares issued and outstanding. All SSOP shares, both allocated and those remaining to be allocated, are considered outstanding for calculating earnings per share.

    In 1994, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." Under SFAS No. 106, the cost of postretirement benefits other than pensions must be recognized as employees perform services to earn the benefits, instead of when benefits are paid, as had been the practice in 1993 and prior years. Postretirement health care benefits for U.S. employees are the only costs that need to be accrued by the Company in accordance with SFAS No. 106. Substantially all of the Company's U.S. employees hired prior to March 1, 1989 will become eligible for benefits when they reach normal retirement age while working for the Company. Further, changes in the Company's health care plans have limited the amount of retiree health care benefits to employees who retire after October 1, 1989.

    The 1995 SFAS No. 106 cost of $1,011 included $119 for service cost, $599 for interest cost and $394 for amortization of the October 1, 1993 transition obligation over a twenty year period and ($101) for the amortization of actuarial gains and losses. The 1994 cost of $1,075 was comprised of $103 for service cost, $577 for interest cost and $395 for the amortization of the transition obligation. The health care costs for retirees expensed in 1993 was $741, based on expensing claims as paid.

    The discount rate assumed at September 30, 1994 was 9.0% compared with the 7.75% rate used to determine the September 30, 1995 obligation. In June 1994, the Company's SFAS No. 106 obligation increased by $569 due to the acquisition of the Product Lines (Note 2). For pre October 1, 1989 retirees, the health care cost trend rates assumed are 2.5% per year for qualified employees who are presently under 65 years of age, and 11.0% in 1996, 10.0% in 1997 and 2.5% for 1998 and all subsequent years for Plan participants who are currently older than 65 years of age. Premiums for post October 1, 1989 retirees are frozen and no trend schedule is applied. The effect of a one percentage point increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation as of September 30, 1995 by approximately 3.8%, and increase the aggregate of the service and interest cost components of net annual postretirement benefit cost by approximately 3.3%.

    A reconciliation of the funded status of the plan with the accrued liability at September 30, 1995 is shown below. There were no Plan Assets at September 30, 1994 or 1995.

                                           September 30,
                                        1994           1995

Accumulated Postretirement Benefit
  Obligation (APBO)
  Inactives                          $(4,414)        $(5,307)
  Actives fully eligible                (342)           (367)
  Actives not fully eligible          (2,167)         (2,724)
                                      ______          ______
Total APBO (Funded Status)            (6,923)         (8,398)
Unrecognized Transition Obligation      7,493          7,098
Unrecognized Gains                     (1,498)          (158)
                                      _______         ______
Accrued Postretirement Benefit Cost     $(928)       $(1,458)
                                      =======         ======

    The Company maintains defined benefit and defined contribution plans covering substantially all employees. With the exception of certain International subsidiaries, the Company funds defined benefit pension costs accrued, including amortization of prior service costs, over a 15-year period. Plan Assets where applicable, consist primarily of government obligations and publicly traded stocks, bonds and mutual funds.

    At September 30, 1994 and 1995, the minimum pension liability adjustments were $989 and $2,072, respectively. This liability is offset by an intangible asset of $891 in 1994 and $743 in 1995 and a reduction of shareholders' equity of $98 in 1994, and $1,329 in 1995. The 1994 and 1995 minimum pension liability adjustment reflects the change in the discount rate for measuring U.S. plan obligations. At September 30, 1994, the discount rate for the U.S. of 9.0% was decreased to 7.75% at September 30, 1995. The comparable discount rate at September 30, 1993 was 7.5%.

    The tables below set forth the funded status of the domestic and foreign defined benefit plans at September 30, 1994 and 1995, and pension expense in 1993, 1994 and 1995 for all plans.
Principal actuarial assumptions weighted for all plans are:

                                             1994      1995

Discount rate                               8.7%           7.4%
Return on assets                            8.9%           8.2%
Rate of compensation increase               3.3%           3.6%


    Funded Status of Defined Benefit Plans at September 30, 1994 and 1995:

                                           1994                                         1995
                       U.S. Employee    Other Plans    Other Plans    U.S. Employee  Other Plans     Other Plans
                       Plan with        with Assets    with           Plan with      with Assets     with
                       Assets in        in Excess      Accumulated    Accumulated    in Excess       Accumulated
                       Excess of        of             Benefits in    Benefits in    of              Benefits in
                       Accumulated      Accumulated    Excess of      Excess of      Accumulated     Excess of
                          Benefits        Benefits     Plan Assets       Assets        Benefits      Plan Assets
Accumulated benefit
 obligation -- Vested     $77,075          $3,528        $11,852        $97,791         $3,685         $13,453
            -- Nonvested      313              --          3,361            573             --           3,599
                          _______         _______        _______        _______        _______         _______
            -- Total      $77,388          $3,528        $15,213        $98,364         $3,685         $17,052
                          =======         =======        =======        =======        =======         =======
Projected benefit obli-
 gation (PBO)             $82,437          $3,675        $20,854       $106,854         $3,838         $22,175
Plan assets at fair
 value                     84,793           4,068          1,585         97,773          4,741           1,653
                          _______         _______        _______       ________        _______
Plan assets in excess of
 (or less than) PBO         2,356             393        (19,269)        (9,081)           903         (20,522)
Unrecognized cumulative
 experience loss (gain)     2,741            (615)          (738)        12,290           (986)         (1,667)
Unrecognized net (asset)
 liability from SFAS no. 87
 adoption date, amortized
 over 15 years             (2,840)             (3)         2,453         (2,472)            (2)          2,155
Unrecognized prior service
 cost                          43              --            355             40             --             303
Adjustment required to
 recognize minimum
 liability                     --              --           (989)        (1,368)            --            (704)
                          _______         _______        _______       ________        _______          ______
 Accrued pension
  (liability)
  asset                    $2,300           $(225)      $(18,188)         $(591)          $(85)        (20,435)
                          =======         =======        =======       ========        =======          ======




    Pension Expense for 1993, 1994 and 1995:

                                   1993      1994      1995

Service cost -- benefits
  earned during the year          $3,940    $4,217    $4,523
Interest cost on projected
  benefit obligation               7,836     8,472     9,019
Actual return on Plan assets     (11,246)   (3,017)  (16,939)
Net amortization, deferral
  and other                        4,889    (3,005)    9,038
                                 _______    ______    ______
Pension expense for defined
  benefit plans                    5,419     6,667     5,641
Pension expense for other plans      265       383       317
                                 _______    ______    ______
Total Pension Expense             $5,684    $7,050    $5,958
                                 =======    ======    ======

Note 12 -- Stock Option Plans

    The 1983 Non-Statutory Stock Option Plan granted options on Class B shares to directors, officers, and key employees. Stock appreciation rights were granted in tandem with the options and are exercisable only to the extent the options are exercised. The 1983 Incentive Stock Option Plan granted options on Class A shares to officers and key employees. The Plans terminated on December 31, 1992 and outstanding options expire no later than ten years after the date of grant.

    Options were granted at prices not less than market value on the date of the grant. Shares under option are as follows:

                                        Non-
                                      Statutory    Incentive
                                        Plan         Plan
                                      (Class B)    (Class A)

Outstanding at September 30, 1992:      145,020   343,400
Granted in 1993 -- ($5.625 per share)     --       57,000
Cancelled in 1993                        (5,304)  (11,100)
                                        _______   _______
Outstanding at September 30, 1993:      139,716   389,300
Cancelled or expired in 1994             (6,304)   (3,800)
Exercised in 1994                          --      (5,500)
                                        _______   _______
Outstanding at September 30, 1994:      133,412   380,000
Cancelled or expired in 1995               (500)   (3,400)
Exercised in 1995                        (1,000)   (6,000)
                                        _______   _______
Outstanding and exercisable at
  September 30, 1995:
  Class A ($5.625 to $10.50 per share)     --     370,600
  Class B ($11.00 to $17.25 per share)  131,912      --

Note 13 -- Capital Stock

    Class A and Class B Common Stock share equally in the earnings of the Company, and are identical in most respects except (i) Class A has limited voting rights, each share of Class A being entitled to one-tenth of a vote on most matters and each share of Class B being entitled to one vote, (ii) Class A shareholders are entitled to elect at least 25% of the Board of Directors (rounded up to the nearest whole number) with Class B shareholders entitled to elect the balance of the directors,
(iii) cash dividends may be paid on Class A without paying a cash dividend on Class B and no cash dividend may be paid on Class B unless at least an equal cash dividend is paid on Class A, and
(iv) Class B shares are convertible at any time into Class A on a one-for-one basis at the option of the shareholder. The number of common shares issued reflects conversion of Class B to Class A of 373 shares in 1993, and 317 shares in 1994. Convertible subordinated debentures were also converted into 87 Class A shares in 1995.

    The Company is authorized to issue up to 10,000,000 shares of preferred stock. The Series B Preferred Stock is 9% Cumulative, Convertible, Exchangeable, Preferred Stock with a $1.00 par value. Series B Preferred Stock consists of 100,000 issued and outstanding shares, and are convertible into Class A Common Shares. The Board of Directors may authorize, without further shareholder action, the issuance of additional Preferred Stock which ranks senior to both classes of Common Stock of the Company with respect to the payment of dividends and the distribution of assets on liquidation. The Preferred Stock, when issued, would have such designations relative to voting and conversion rights, preferences, privileges and limitations as determined by the Board of Directors.

    Of the Class B common stock, 131,912 shares are reserved for issuance under the 1983 Non-Statutory Stock Option Plan (note
12). Class A shares reserved for issuance at September 30, 1995 are as follows:

                                                           Shares

Conversion of Class B to Class A shares                 2,666,829
Conversion of 9-7/8% convertible subordinated
  debentures (note 7)                                     847,902
1983 Incentive Stock Option Plan (note 12)                370,600
Conversion of Series B Preferred Stock to
  Class A shares                                            8,585
                                                        _________
                                                        3,893,916
                                                        =========

Note 14 -- Industry Segments

    The Company's two industry segments, Domestic Controls and International Controls, manufacture and market precision control systems and components primarily for North America and for industrialized economies in Europe and the Far East, respectively.

                                   1993      1994      1995
Domestic Controls
  Net sales:
     Government                 $147,532  $157,928  $163,714
     Commercial                   41,833    55,322    90,212
  Intersegment sales              10,140     --7,804  10,446
                                ________  ________  ________
       Total sales              $199,505  $221,054  $264,372
                                ========  ========  ========
  Operating profit (O.P.)        $21,726   $20,373   $25,242
  Inventory obsolescence and
    restructuring charges
     included in O.P               --        3,390     --
  Net earnings                     7,604     4,394     4,030
  Identifiable assets            186,147   290,644   282,323
  Capital expenditures             6,093     5,263     5,633
  Depreciation expense             7,389     7,725    10,363
International Controls
  Net sales:
     Government                  $19,240   $16,385   $18,064
     Commercial                   85,075    77,735   102,294
  Intersegment sales               4,231     5,634     4,728
                                ________  ________  ________
     Total sales                $108,546   $99,754  $125,086
                                ========  ========  ========

  Operating profit (O.P.)         $5,097    $1,135    $8,464
  Inventory obsolescence and
    restructuring charges
     included in O.P               --        1,291     --
  Net earnings (loss)             (2,842)   (2,366)    3,918
  Identifiable assets            100,902   100,261   120,499
  Capital expenditures             2,888     3,019     3,977
  Depreciation expense             5,996     5,129     5,337
Consolidated operations
  Net sales                     $293,680  $307,370  $374,284
  Operating profit (O.P.)         26,823    21,508    33,706
  Inventory obsolescence and
    restructuring charges
     included in O.P               --        4,681     --
  Deductions from operating profit:
     Interest expense             10,974    11,402    17,492
     Currency loss (gain)             60      (451)      143
  Corporate and other expenses     7,170     7,613     7,354
  Eliminations                        (1)      (96)      (73)
                                ________  ________  ________
Total deductions                  18,203    18,468    24,916
Earnings before income taxes,
  extraordinary item
  and cumulative effect of
  change in accounting
  principle                        8,620     3,040     8,790
Income taxes                       3,502     1,422     1,029
                                ________  ________  ________

                                   1993      1994      1995

Earnings before extraordinary
  item and cumulative
  effect of change in accounting
  principle                        5,118     1,618     7,761
Extraordinary item                  (357)    --        --
Cumulative effect of change
  in accounting principle            --        505     --
                                ________  ________  ________
Net earnings                      $4,761    $2,123    $7,761
Total identifiable segment
  assets                        $287,049  $390,905  $402,822
Corporate assets                  42,085    50,179    39,864
Eliminations                     (11,004)  (16,628)  (17,729)
                                ________  ________  ________
Total assets                    $318,130  $424,456  $424,957
                                ========  ========  ========

    Intersegment sales, which are transacted at appropriate arms length transfer prices, have been eliminated in net sales. Operating profit is total revenue less cost of sales and identifiable operating expenses. The deductions from operating profit have been charged to the respective segments by being directly identified with the segments or allocated on the basis of assets or earnings.

    Included in sales for Domestic Controls is $125,369 in 1993, $118,807 in 1994, and $136,261 in 1995, in sales to the U.S.
government or to prime U.S. government contractors. Net sales in 1993 and 1994 included $37,200 and $38,752 respectively, for the B-2 Advanced Technology Bomber with the Northrop Corporation.

Note 15 -- Geographic Areas and Export Sales

                                           Pacific
                      United               &         Corporate &
                      States     Europe    Other     Eliminations
Consolidated
Identifiable Assets:
          1993        $186,147   $67,128   $33,774   $31,081       $318,130
          1994         290,644    66,086    34,175    33,551        424,456
          1995         282,323    79,910    40,589    22,135        424,957
Sales to Unaffiliated
 Customers:
          1993        $189,365   $78,776   $25,539        --       $293,680
          1994         213,250    67,568    26,552        --        307,370
          1995         253,926    90,076    30,282        --        374,284
Inter-area Sales to
 Affiliates:
          1993         $12,488    $2,864    $1,367        --        $16,719
          1994           7,804     4,738       896        --         13,438
          1995          10,446     4,062       666        --         15,174




                                     F-39

                                           Pacific
                      United               &         Corporate &
                      States     Europe    Other     Eliminations
Consolidated
Export Sales:
          1993          25,623   $31,954    $3,103        --        $60,680
          1994          41,698    18,575     1,867        --         62,140
          1995          54,364    25,370     1,610        --         81,344
Net Earnings (Loss):
          1993          $7,604   $(4,233)   $1,391       $(1)        $4,761
          1994           4,394    (3,583)    1,217        95          2,123
          1995           4,030     4,082      (164)     (187)         7,761

    Sales between geographic areas are generally transacted and accounted for at comparable arms length pricing. Export sales from the United States are primarily to areas other than Europe. Export sales from Europe and all other geographic areas are principally to countries within their geographic area.

Note 16 -- Commitments and Contingencies

    The Company, over the past five years, has been named as a potentially responsible party (PRP) with respect to three Superfund sites. The clean up actions with regard to the three Superfund sites has been completed, and the Company's share of the related financial accommodations was not significant. No further actions have been initiated by Federal or State regulators. In addition, the Company was notified in August 1993 by a PRP group at a site related to one of the Superfund sites referenced above that it will seek contribution from the Company to the extent the PRP group is responsible for remediation costs. The Company is also in the process of voluntarily remediating an area identified in 1994 at a Company-owned facility leased to a third party.

    At September 30, 1995, the Company believes that adequate reserves have been established for environmental issues, and does not expect these environmental matters will have a material effect on the financial position of the Company in excess of amounts previously reserved.

    Legal proceedings pending by or against the Company and its subsidiaries are not expected to have a material effect on the financial condition or results of operations of the Company and its subsidiaries taken as a whole.

In the ordinary course of business, subsidiaries of the Company have discounted promissory notes received in settlement of trade receivables at banks. The aggregate proceeds from discounted notes were $13,663 in 1993, $14,809 in 1994, $8,091 in 1995.
Under the recourse provisions of such transactions, the subsidiaries are contingently liable for $661 at September 30, 1995.

    The Company has $5,894 in open letters of credit at September 30, 1995, which principally relate to cash advances received on a contract.

Note 17 -- Financial Instruments and Credit Concentration

    The Company uses a variety of financial instruments, including foreign exchange instruments, letters of credit and interest rate swaps to reduce financial risk. The Company is exposed to credit loss in the event of nonperformance by the counter-parties to the instruments. The Company, however, does not expect nonperformance by the counter-parties.

    Foreign exchange instruments are used to hedge the Company's equity in, and long term advances to, various International subsidiaries. At September 30, 1994 and September 30, 1995, the Company had $9,935 and $6,107, respectively, of such instruments outstanding at fair value. Gains and losses on these hedges of equity and long term advances are included in shareholders' equity. Foreign currency forward contracts are periodically utilized to hedge known foreign currency cash flows. Gains and losses on such contracts are netted against the gain or loss on the underlying amounts receivable or payable. Foreign currency forward contracts outstanding at fair value on September 30, 1995 were $2,020.

    The Company has three interest rate swap agreements which convert a notional amount of $100,000 in variable rate long term debt to 8.0% fixed rate debt. The agreements expire at various times from June 1996 through June 1998. The differential interest paid or received is accrued as interest rates change and is recognized over the life of the agreements.

    Cash and cash equivalents and notes payable are carried at amounts which approximate fair value at September 30, 1995 because of their short maturity. The fair value of long-term debt was estimated based on a discounted cash flow analysis using current rates offered to the Company for debt with the same remaining maturities. At September 30, 1995, the carrying value and estimated fair value of long-term debt was $183,155 and $188,763, respectively.

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary investments with highly rated financial institutions for maturities of generally three months or less. Concentrations of credit risk with respect to trade receivables are limited due to the significant amount of business with prime U.S. Government contractors or large commercial aerospace companies, and to the number of customers and their dispersion over a large geographic area.

Note 18 -- Quarterly Data -- Unaudited

Net Sales and Earnings

                              Year Ended September 1994                              Year Ended September 1995
                    1st Qtr.  2nd Qtr.  3rd Qtr.  4th Qtr.  Total          1st Qtr.  2nd Qtr.  3rd Qtr.  4th Qtr.  Total
                                             (dollars in thousands except per share data)
Net sales           $68,818   $75,127   $73,215   $90,210   $307,370       $86,917   $91,372   $99,450   $96,545   $374,284
Gross Profit         20,537    23,268    23,583    26,452     93,840        24,733    27,869    28,750    27,899    109,251
Earnings (Loss)
  before Income
  Taxes, and
  Cumulative Effect
  of Change in
  Accounting
  Principle             311    (2,138)    2,151     2,716      3,040         1,475     2,471     2,471     2,373      8,790
Earnings (Loss)
  before and
  Cumulative Effect
  of Change in
  Accounting
  Principle             198    (1,241)    1,212     1,449      1,618         1,184     1,963     2,305     2,309      7,761
Cumulative Effect of
  Change in
  Accounting
  Principle             505        --        --        --        505            --        --        --        --         --
                    _______   _______   _______   _______   ________       _______   _______   _______   _______   ________
Net Earnings
  (Loss)               $703   $(1,241)   $1,212    $1,449     $2,123        $1,184    $1,963    $2,305    $2,309     $7,761
                    =======   =======   =======   =======   ========       =======   =======   =======   =======   ========
Net Earnings (Loss)
  Per Common Share:
  Before Cumulative
    Effect of Change
    in Accounting
    Principle          $.03     $(.16)     $.16      $.19       $.21          $.15      $.25      $.30      $.30      $1.00




                                                                 F-42

                              Year Ended September 1994                              Year Ended September 1995
                    1st Qtr.  2nd Qtr.  3rd Qtr.  4th Qtr.  Total          1st Qtr.  2nd Qtr.  3rd Qtr.  4th Qtr.  Total
                                             (dollars in thousands except per share data)

  Cumulative Effect
    of Change in
    Accounting
    Principle           .06        --        --        --        .06            --        --        --         --        --
                    _______   _______   _______   _______   ________       _______   _______   _______   ________  ________
  Net Earnings
    (Loss)             $.09     $(.16)     $.16      $.19       $.27          $.15      $.25      $.30       $.30     $1.00
                    =======   =======   =======   =======   ========       =======   =======   =======   ========  ========



__________

Note: The 1994 quarterly Earnings Per Share do not add to the total due to rounding.

























                                                                 F-43





                          $120,000,000

                         EXCHANGE OFFER

                            MOOG INC.




                   [LOGO OF MOOG APPEARS HERE]




         10% SERIES B SENIOR SUBORDINATED NOTES DUE 2006



                         _______________

                           PROSPECTUS

                         _______________






                          July 18, 1996




_________________________________________________________________
_________________________________________________________________



















NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO
GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION
WITH THE EXCHANGE OFFER OTHER THAN THOSE CONTAINED OR
INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING
LETTER OF TRANSMITTAL.  IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED
BY THE COMPANY OR THE EXCHANGE AGENT.  NEITHER THIS PROSPECTUS
NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER,
CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO
BUY, THE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO
WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.  NEITHER
THE DELIVERY OF THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF
TRANSMITTAL, OR BOTH TOGETHER, NOR ANY SALE MADE HEREUNDER SHALL,
UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT
BEEN A CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE
AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.











































                        TABLE OF CONTENTS

Incorporation of Certain Documents
    by Reference
Available Information
Summary
Risk Factors
The Recapitalization
The Exchange Offer
Capitalization
Selected Consolidated Financial and
    Operating Data
Management's Discussion and Analysis
    of Financial Condition and Results
    of Operations
Business
Management
Security Ownership of Certain
    Beneficial Owners and Management
Description of Bank Credit Facility
Description of the New Notes
Certain Federal Tax Considerations
Plan of Distribution
Legal Matters
Experts
Index to Consolidated Financial
    Statements
Annex A - Letter of Transmittal
Annex B - Notice of Guaranteed Delivery































                           APPENDIX A


                      LETTER OF TRANSMITTAL
                               for
             10% Senior Subordinated Notes due 2006
                               of
                            MOOG INC.

          Pursuant to the Exchange Offer in Respect of All of its Outstanding 10% Senior Subordinated Notes due 2006

                               for

         10% Series B Senior Subordinated Notes due 2006

                   __________________________


         Pursuant to the Prospectus Dated July 18, 1996

_________________________________________________________________

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON AUGUST 19, 1996 UNLESS THE EXCHANGE OFFER IS EXTENDED (THE
"EXPIRATION DATE").  TENDERS OF OLD NOTES MAY BE WITHDRAWN AT ANY
TIME PRIOR TO 5:00 P.M. ON THE BUSINESS DAY    PRIOR TO THE
EXPIRATION DATE.
_________________________________________________________________

                 To:  Fleet National Bank, Exchange Agent

By Mail:                      By Facsimile:   By Hand:

Fleet National Bank           (860) 986-7908  Fleet National Bank
Corporate Trust Operations                    Corporate Trust Operations
777 Main Street, Lower Level  Confirm by      777 Main Street, Lower Level
  CTMO 0224                   Telephone:      Hartford, Connecticut 06115
Hartford, Connecticut  06115  (860) 986-1271  Attention: Patricia Williams
Attention:  Patricia Williams


          Delivery of this Letter of Transmittal to an address, or transmission via telegram, telex or facsimile, other than as set forth above will not constitute a valid delivery. The instructions contained herein should be read carefully before this Letter of Transmittal is completed.

          HOLDERS WHO WISH TO BE ELIGIBLE TO RECEIVE NEW NOTES
FOR THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER MUST VALIDLY
TENDER (AND NOT WITHDRAW) THEIR OLD NOTES TO THE EXCHANGE AGENT
PRIOR TO THE EXPIRATION DATE.

          By execution hereof, the undersigned acknowledges receipt of the prospectus dated July 18, 1996 (the "Prospectus"), of Moog Inc. (the "Company"), which, together with this Letter of Transmittal and the instructions hereto (the

                               A-1

"Letter of Transmittal"), constitute the Company's offer (the
"Exchange Offer") to exchange $1,000 principal amount of its 10%
Series B Senior Subordinated Notes due 2006 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which the Prospectus constitutes a part, for each $1,000 principal amount of its outstanding 10% Senior
Subordinated Notes due 2006 (the "Old Notes"), upon the terms and subject to the conditions set forth in the Prospectus.

          This Letter of Transmittal is to be used by Holders (as defined below) if: (i) certificates representing Old Notes are to be physically delivered to the Exchange Agent herewith by Holders; (ii) tender of Old Notes is to be made by book-entry transfer to the Exchange Agent's account at The Depository Trust
Company ("DTC") pursuant to the procedures set forth in the Prospectus under "The Exchange Offer--Procedures for Tendering" by any financial institution that is a participant in DTC and whose name appears on a security position listing as the owner of Old Notes (such participants, acting on behalf of Holders are referred to herein, together with such Holders, as "Acting
Holders"); or (iii) tender of Old Notes is to be made according to the guaranteed delivery procedures set forth in the Prospectus under "The Exchange Offer--Guaranteed Delivery Procedures," and, in each case, instructions are being transmitted through the DTC
Automated Tender Offer Program ("ATOP"). Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

          The term "Holder" with respect to the Exchange Offer means any person: (i) in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered Holder; or
(ii) whose Old Notes are held of record by DTC and who desires to deliver such Old Notes by book-entry transfer at DTC.

          The undersigned has completed, executed and delivered this Letter of Transmittal to indicate the action the undersigned desires to take with respect to the Exchange Offer.

          All capitalized terms used herein and not defined shall have the meaning ascribed to them in the Prospectus.

          The instructions included with this Letter of Transmittal must be followed. Questions and requests for assistance or for additional copies of the Prospectus, this Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Exchange Agent. See Instruction 8 herein.

          HOLDERS WHO WISH TO ACCEPT THE EXCHANGE OFFER AND
TENDER THEIR OLD NOTES MUST COMPLETE THIS LETTER OF TRANSMITTAL
IN ITS ENTIRETY.

          List below the Old Notes to which this Letter of Transmittal relates. If the space provided below is inadequate, list the certificate numbers and principal amounts on a separately executed schedule and affix the schedule to this


                               A-2

Letter of Transmittal. Tenders of Old Notes will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.


                         DESCRIPTION OF OLD NOTES

                                        Certificate
                                        Number(s)*      Aggregate
                                         (Attach        Principal
                                          signed         Amount
Name(s) and Address(es) of Holder(s)      list if      Tendered (if less
(Please fill in if blank)                necessary)      than all)**






                                                       __________________

TOTAL PRINCIPAL AMOUNT OF OLD NOTES TENDERED

_______________

*   Need not be completed by Holders tendering by book-entry transfer.
** Need not be completed by Holders who wish to tender with respect to all Old Notes listed. See Instruction 2.


[ ] CHECK HERE IF TENDERED OLD NOTES ARE BEING DELIVERED BY DTC TO THE
    EXCHANGE AGENT'S ACCOUNT AT DTC AND COMPLETE THE FOLLOWING:

    Name of Tendering Institution:  _______________________
    DTC Book-Entry Account No.:  __________________________
    Transaction Code No.:  ________________________________


If Holders desire to tender Old Notes pursuant to the Exchange
Offer and (i) certificates representing such Old Notes are not lost but are not immediately available, (ii) time will not permit this Letter of Transmittal, certificates representing such Old
Notes or other required documents to reach the Exchange Agent prior to the Expiration Date or (iii) the procedures for book-entry transfer cannot be completed prior the Expiration Date, such Holders may effect a tender of such Old Notes in accordance with the guaranteed delivery procedures set forth in the Prospectus under "The Exchange Offer--Guaranteed Delivery
Procedures." DTC participants may also accept the Exchange Offer by submitting the notice of guaranteed delivery through ATOP.








                               A-3

[ ] CHECK HERE IF TENDERED OLD NOTES ARE BEING DELIVERED
    PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY
    DELIVERED TO THE EXCHANGE AGENT AND COMPLETE THE FOLLOWING:

    Name(s) of Holder(s) of Old Notes:__________________________

    Window Ticket No. (if any):_________________________________

    Date of Execution of
    Notice of Guaranteed Delivery:______________________________

    Name of Eligible Institution that Guaranteed Delivery:

    ____________________________________________________________

    If Delivered by Book-Entry Transfer:
    Name of Tendering Institution:______________________________

    DTC Book-Entry Account No.:_________________________________

    Transaction Code No.:_______________________________________

[ ] CHECK HERE IF YOU ARE A BROKER-DEALER AND WISH TO RECEIVE 10
    ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY
    AMENDMENTS OR SUPPLEMENTS THERETO.

    Name:_______________________________________________________

    Address:____________________________________________________

    ____________________________________________________________

[ ] CHECK HERE IF TENDERED NOTES ARE ENCLOSED HEREWITH.

























                               A-4

Ladies and Gentlemen:

          Subject to the terms of the Exchange Offer, the undersigned hereby tenders to the Company the principal amount of Old Notes indicated above. Subject to and effective upon the acceptance for exchange of the principal amount of Old Notes tendered in accordance with this Letter of Transmittal, the undersigned sells, assigns and transfers to, or upon the order of, the Company all right, title and interest in and to the Old
Notes tendered hereby. The undersigned hereby irrevocably constitutes and appoints the Exchange Agent its agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as the agent of the Company and as Trustee under the Indenture for the Old Notes and the New Notes) with respect to the tendered Old Notes with full power of substitution to
(i) deliver certificates for such Old Notes to the Company, or transfer ownership of such Old Notes on the account books maintained by DTC together, in either such case, with all accompanying evidences of transfer and authenticity to, or upon the order of, the Company and (ii) present such Old Notes for transfer on the books of the Company and receive all benefits and otherwise exercise all rights of beneficial ownership of such Old
Notes, all in accordance with the terms of the Exchange Offer.
The power of attorney granted in this paragraph shall be deemed irrevocable and coupled with an interest.

          The undersigned hereby represents and warrants that he or she has full power and authority to tender, sell, assign and transfer the Old Notes tendered hereby and that the Company will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim, when the same are acquired by the Company.
The undersigned also acknowledges that this Exchange Offer is being made in reliance upon interpretations by the staff of the Securities and Exchange Commission that the New Notes issued in exchange for the Old Notes pursuant to the Exchange Offer may be offered for sale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such Old
Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, or
(ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New
Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes.

          The undersigned represents that (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of such holder's business, (ii) such holder has no arrangement or understanding with any person to participate in the distribution of the New Notes and (iii) such holder is not an "affiliate," as defined under Rule 405 of the Securities Act, of the Company or, if such holder is an affiliate, that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If

                               A-5

the undersigned is not a broker-dealer, the undersigned represents that it is not engaged in, and does not intend to engage in, a distribution of New Notes. If the undersigned is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making or other trading activities, it acknowledges that it will deliver a prospectus in connection with any resale of such New
Notes; however, by so acknowledging and by delivering a prospectus, the undersigned will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

          The undersigned will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or the Company to be necessary or desirable to complete the assignment and transfer of the Old Notes tendered hereby.

          For purposes of the Exchange Offer, the Company shall be deemed to have accepted validly tendered Old Notes when the Company has given oral or written notice thereof to the Exchange
Agent. If any tendered Old Notes are not accepted for exchange pursuant to the Exchange Offer for any reason, certificates for any such unaccepted Old Notes will be returned (except as noted below with respect to tenders through DTC), without expense, to the undersigned at the address shown below or at a different address shown below or at a different address as may be indicated under "Special Issuance Instructions" as promptly as practicable after the Expiration Date.

          All authority conferred or agreed to be conferred by this Letter of Transmittal shall survive the death, incapacity or dissolution of the undersigned and every obligation under this Letter of Transmittal shall be binding upon the undersigned's heirs, personal representatives, successors and assigns.

          The undersigned understands that tenders of Old Notes pursuant to the procedures described under the caption "The
Exchange Offer--Procedures for Tendering" in the Prospectus and in the instructions hereto will constitute a binding agreement between undersigned and the Company upon the terms and subject to the conditions of the Exchange Offer.

          All questions as to form, validity, eligibility
(including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding.

          Unless otherwise indicated under "Special Issuance
Instructions," please issue the certificates representing the New
Notes issued in exchange for the Old Notes accepted for exchange and return any Old Notes not tendered or not exchanged in the name(s) of the undersigned (or in either such event in the case of Old Notes tendered by DTC, by credit to the account at DTC).
Similarly, unless otherwise indicated under "Special Delivery
Instructions," please send the certificates representing the New
Notes issued in exchange for the Old Notes accepted for exchange and any certificates for Old Notes not tendered or not exchanged


                               A-6

(and accompanying documents, as appropriate) to the undersigned at the address shown below the undersigned's signature(s), unless, in either event, tender is being made through DTC. In the event that both "Special Issuance Instructions" and "Special
Delivery Instructions" are completed, please issue the certificates representing the New Notes issued in exchange for the Old Notes accepted for exchange and return any Old Notes not tendered or not exchanged in the name(s) of, and send said certificates to, the person(s) so indicated. The undersigned recognizes that the Company has no obligation pursuant to the "Special Issuance Instructions" and "Special Delivery
Instructions" to transfer any Old Notes from the name of the registered holder(s) thereof if the Company does not accept for exchange any of the Old Notes so tendered.












































                               A-7

                        PLEASE SIGN HERE
          (To be Completed by All Tendering Holders of
 Old Notes Regardless of Whether Old Notes Are Being Physically
                       Delivered Herewith)

          This Letter of Transmittal must be signed by the Holder(s) of Old Notes exactly as their name(s) appear(s) on certificate(s) for Old Notes or, if tendered by a participant in DTC, exactly as such participant's name appears on a security position listing as the owner of Old Notes, or by person(s) authorized to become registered Holder(s) by endorsements and documents transmitted with this Letter of Transmittal. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, such person must set forth his or her full title below under "Capacity" and submit evidence satisfactory to the Company of such person's authority to so act.
See Instruction 3 herein.

x______________________________   Date:__________________________

x______________________________   Date:__________________________
   Signature(s) of Holder(s) or
     Authorized Signatory

Name(s):_______________________   Address________________________

        _______________________          ________________________
             (Please Print)              (Including Zip Code)

Capacity:______________________      Area Code
                                     and Telephone No.:__________
Social Security No.:___________

           PLEASE COMPLETE SUBSTITUTE FORM W-9 HEREIN

                  MEDALLION SIGNATURE GUARANTEE
             (If Required--See Instruction 3 herein)

_________________________________________________________________
      (Name of Eligible Institution Guaranteeing Signature)

_________________________________________________________________
      (Address (including zip code) and Telephone Number
               (including area code) of Firm)

_________________________________________________________________
                    (Authorized Signature)

_________________________________________________________________
                         (Printed Name)

_________________________________________________________________
                            (Title)

Date:______________________


                               A-7

SPECIAL ISSUANCE INSTRUCTIONS          SPECIAL DELIVERY INSTRUCTIONS
(See Instruction 1, 3 and 4 herein)    (See Instruction 1, 3 and 4 herein)

To be completed ONLY if certificates   To be completed ONLY if certificates
for Old Notes in a principal amount    for Old Notes in a principal amount
not tendered are to be issued in the   not tendered or not accepted for
name of, or the New Notes issued       purchase or the New Notes issued
pursuant to the Exchange Offer are     pursuant to the Exchange Offer are
to be issued to the order of,          to be sent to someone other than the
someone other than the person(s)       person(s) whose signature(s)
whose signature(s) appear(s) within    appear(s) within this Letter of
this Letter of Transmittal or issued   Transmittal or issued to an address
to an address different from that      different from that shown in the box
shown in the box entitled              entitled "Description of Old Notes"
"Description of Old Notes" within      within this Letter of Transmittal.
this Letter of Transmittal, or if
Old Notes tendered by book-entry
transfer that are not accepted for     Name________________________________
purchase are to be credited to an                (Please Print)
account maintained at DTC other
than the account indicated above.      Address_____________________________
                                                     (Please Print)
Name_____________________________
          (Please Print)               ____________________________________
                                                                 (Zip Code)
Address__________________________
          (Please Print)
                                       ____________________________________
_________________________________      Taxpayer Identification or Social
         (Zip Code)                    Security Number (See Substitute
                                       Form W-9 herein)
_________________________________
Taxpayer Identification or Social
Security Number (See Substitute
Form W-9 herein)























                                    A-8

                          INSTRUCTIONS

            Forming Part of the Terms and Conditions of the Exchange Offer and the Solicitation

          1.   Delivery of this Letter of Transmittal and Old
Notes. The certificates for the tendered Old Notes (or a confirmation of a book-entry transfer into the Exchange Agent's account at DTC of all Old Notes delivered electronically), as well as a properly completed and duly executed copy of this Letter of Transmittal or facsimile hereof and any other documents required by this Letter of Transmittal must be received by the Exchange Agent at its address set forth herein prior to 5:00
P.M., New York City time, on the Expiration Date. The method of delivery of the tendered Old Notes, this Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the Holder and, except as otherwise provided below, the delivery will be deemed made only when actually received by the Exchange Agent. Instead of delivery by mail, it is recommended that the Holder use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Old Notes should be sent to the Company.

          Holders who wish to tender their Old Notes and
(i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, this Letter of Transmittal or any other documents required hereby to the Exchange Agent prior to the Expiration Date must tender their Old Notes and follow the guaranteed delivery procedures set forth in the Prospectus.
Pursuant to such procedures: (1) such tender must be made by or through an Eligible Institution; (ii) prior to the Expiration
Date, the Exchange Agent must have received from the Eligible
Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the Expiration Date, this Letter of Transmittal (or a facsimile hereof) together with the certificate(s) representing the Old Notes (or a confirmation of electronic delivery of book-entry delivery into the Exchange
Agent's account at DTC) and any of the required documents will be deposited by the Eligible Institution with the Exchange Agent;
and (iii) such properly completed and executed Letter of Transmittal (or a facsimile hereof), as well as all other documents required by this Letter of Transmittal and the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of electronic mail delivery of book-entry delivery into the Exchange Agent's account at DTC), must be received by the Exchange Agent within five business days after the Expiration Date, all as provided in the Prospectus under the caption "Guaranteed Delivery Procedures." Any Holder of Old Notes who wishes to tender his Old Notes pursuant to the guaranteed delivery procedures described above must ensure that


                               A-9

the Exchange Agent receives the Notice of Guaranteed Delivery prior to 5:00 P.M., New York City time, on the Expiration Date.

          All questions as to the validity, form, eligibility
(including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The
Company reserves the absolute right to reject any and all Old
Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular
Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in this Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering Holders of Old Notes, unless otherwise provided in this Letter of Transmittal, as soon as practicable following the Expiration Date.

          2. Partial Tenders. Tenders of Old Notes will be accepted in all denominations of $1,000 and integral multiples in excess thereof. If less than the entire principal amount of any Old Notes is tendered, the tendering Holder should fill in the principal amount tendered in the third column of the chart entitled "Description of Old Notes." The entire principal amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated. If the entire principal amount of all Old Notes is not tendered, Old Notes for the principal amount of Old Notes not tendered and a certificate or certificates representing New Notes issued in exchange for any Old Notes accepted will be sent to the Holder at his or her registered address, unless a different address is provided in the appropriate box on this Letter of Transmittal or unless tender is made through DTC, promptly after the Old Notes are accepted for exchange.

          3.   Signatures on the Letter of Transmittal; Bond
Powers and Endorsements; Guarantee of Signatures. If this Letter of Transmittal (or a facsimile hereof) is signed by the registered Holder(s) of the Old Notes tendered hereby, the signature must correspond with the name(s) as written on the face of the Old Notes without alteration, enlargement or any change whatsoever.



                              A-10

          If this Letter of Transmittal (or a facsimile hereof) is signed by the registered Holder(s) of Old Notes tendered and the certificate(s) for New Notes issued in exchange therefor is to be issued (or any untendered principal amount of Old Notes is to be reissued) to the registered Holder, such Holder need not and should not endorse the Old Notes tendered or transmit a properly completed separate bond with this Letter of Transmittal, with the signatures on the endorsement or bond power guaranteed by a recognized member of the Medallion Signature Guarantee
Program.

          If this Letter of Transmittal (or a facsimile hereof) is signed by a person other than the registered Holder(s) of any Old Notes listed, such Old Notes must be endorsed or accompanied by appropriate bond powers signed as the name of the registered
Holder(s) appears on the Old Note.

          If this Letter of Transmittal (or a facsimile hereof) or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, or officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority so to act must be submitted with this Letter of Transmittal.

          Endorsements on Old Notes or signatures on bond powers required by this Instruction 3 must be guaranteed by a recognized member of the Medallion Signature Guarantee Program.

          Signatures on this Letter of Transmittal (or a facsimile hereof) must be guaranteed by a recognized member of the Medallion Signature Guarantee Program unless the Old Notes tendered pursuant thereto are tendered (i) by a registered Holder
(including any participant in DTC whose name appears on a security position listing as the owner of Old Notes) who has not completed the box set forth herein entitled "Special Issuance
Instructions" or the box entitled "Special Delivery Instructions" or (ii) for the account of a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution").

          4.   Special Issuance and Delivery Instructions.
Tendering Holders should indicate, in the applicable spaces, the name and address to which New Notes or substitute Old Notes for principal amounts not tendered or not accepted for exchange are to be issued or sent, if different from the name or address of the person signing this Letter of Transmittal (or in the case of tender of the Old Notes through DTC, if such Old Notes are to be credited to an account maintained at DTC other than the account indicated above). In the case of issuance in a different name, the taxpayer identification or social security number of the person named must also be indicated.



                              A-11

          5. Transfer Taxes. The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing
New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered Holder of the Old Notes tendered hereby, or if tendered Old Notes are registered in the name of any person other than the person signing this Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other person) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with this Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

          Except as provided in this Instruction 5, it will not be necessary for transfer tax stamps to be affixed to the Old
Notes listed in this Letter of Transmittal.

          6. Waiver of Conditions. The Company reserves the absolute right to amend, waive or modify specified conditions in the Exchange Offer in the case of any Old Notes tendered.

          7.   Mutilated, Lost, Stolen or Destroyed Old Notes.
Any tendering Holder whose Old Notes have been mutilated, lost, stolen or destroyed should contact the Exchange Agent at the address indicated herein for further instruction.

          8.   Requests for Assistance or Additional Copies.
Questions and requests for assistance and requests for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address specified in the Prospectus. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

          9. Withdrawal. Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption "The Exchange Offer--Withdrawal of Tenders".

                  (DO NOT WRITE IN SPACE BELOW)

Certificate Surrendered    Old Notes Tendered    Old Notes Accepted
_______________________    __________________    __________________






Delivery Prepared by________   Checked by________   Date____________



                                   A-12

                    IMPORTANT TAX INFORMATION

          Under federal income tax laws, a Holder whose tendered
Old Notes are accepted for payment is required to provide the Exchange Agent (as payer) with such Holder's correct TIN on Substitute Form W-9 below or otherwise establish a basis for exemption from backup withholding. If such Holder is an individual, the TIN is his social security number. If the Exchange Agent is not provided with the correct TIN, a $50 penalty may be imposed by the Internal Revenue Service, and payments made with respect to New Notes purchased pursuant to the Exchange Offer may be subject to backup withholding.

          Certain Holders (including, among others, all corporations and certain foreign persons) are not subject to these backup withholding and reporting requirements. Exempt
Holders should indicate their exempt status on Substitute Form W-
9. A foreign person may qualify as an exempt recipient by submitting to the Exchange Agent a properly completed Internal
Revenue Service Form W-8, signed under penalties of perjury, attesting to that Holder's exempt status. A Form W-8 can be obtained from the Exchange Agent. See the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute
Form W-9" for additional instructions.

          If backup withholding applies, the Exchange Agent is required to withhold 31% of any payments made to the Holder or other payee. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

Purpose of Substitute Form W-9

          To prevent backup withholding on payments made with respect to the Exchange Offer, the Holder is required to provide the Exchange Agent with either: (1) the Holder's correct TIN by completing the form below, certifying that the TIN provided on Substitute Form W-9 is correct (or that such Holder is awaiting a TIN) and that (A) the Holder has not been notified by the Internal Revenue Service that the Holder is subject to backup withholding as a result of failure to report all interest or dividends or (B) the Internal Revenue Service has notified the Holder that the Holder is no longer subject to backup withholding; or (ii) an adequate basis for exemption.

What Number to Give the Exchange Agent

          The Holder is required to give the Exchange Agent the TIN (e.g., social security number or employer identification number) of the registered Holder of the Old Notes. If the Old
Notes are held in more than one name or are held not in the name of the actual owner, consult the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute
Form W-9" for additional guidance on which number to report.


                              A-13

                             PAYER'S NAME
___________________________________________________________________________
SUBSTITUTE       | Part 1 - PROVIDE YOUR TIN     |
                 | IN THE BOX AT RIGHT AND       |
                 | CERTIFY BY SIGNING AND        |
                 | DATING BELOW                  | ________________________
                 |                               | Social Security Number
                 |                               |
Form W-9         |                               | OR______________________
                 |                               |  Employer Identification
Department of the|                               |  Number
 Treasury        |_______________________________|_________________________
Internal Revenue | Part 2--Certification--Under  | Part 3--
 Service         | Penalties of Perjury, I       |
                 | certify that:                 | Awaiting TIN [ ]
Payer's Request  |                               |
for Taxpayer     | (1) The number shown on this  |
Identification   |     form is my correct        |
Number (TIN)     |     Taxpayer Identification   |
                 |     Number (or I am waiting   |
                 |     for a number to be issued |
                 |     to me) and                |
                 |                               |
                 | (2) I am not subject to backup|
                 |     withholding either because|
                 |     I have not been notified  |
                 |     by the Internal Revenue   |
                 |     Service ("IRS") that I am |
                 |     subject to backup with-   |
                 |     holding as a result of    |
                 |     failure to report all     |
                 |     interest or dividends, or |
                 |     the IRS has notified me   |
                 |     that I am no longer       |
                 |     subject to backup         |
                 |     withholding.              |
                 |_______________________________|_________________________
                 | Certificate Instructions - You must cross out item (2)
                 | in Part 2 above if you have been notified by the IRS
                 | that you are subject to backup withholding because of
                 | underreporting interest or dividends on your tax
                 | return.  However, if after being notified by the IRS
                 | that you were subject to backup withholding you received
                 | another notification from the IRS stating that you are
                 | no longer subject to backup withholding, do not cross
                 | out item (2).
                 |
                 | SIGNATURE ______________________    DATE_______________
_________________|________________________________________________________
NOTE:     FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP
          WITHHOLDING OF 31% OF ANY PAYMENTS MADE TO HOLDERS OF NEW NOTES
          PURSUANT TO THE EXCHANGE OFFER.  PLEASE REVIEW THE ENCLOSED
          GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON
          SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

          YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE
          BOX IN PART 3 OF SUBSTITUTE FORM W-9.

                                   A-14

         CERTIFICATION OF AWAITING TAXPAYER IDENTIFICATION NUMBER


I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate
Internal Revenue Service Center or Social Security Administration Office or
(b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within 60 days, 31 percent of all reportable payments made to me thereafter will be withheld until I provide a number.


______________________________              _________________________
          Signature                                    Date


               The Exchange Agent for the Exchange Offer is:

                            Fleet National Bank

By Mail:                      By Facsimile:    By Hand:

Fleet National Bank           (860) 986-7908   Fleet National Bank
Corporate Trust Operations    Confirm by       Corporate Trust Operations
777 Main Street, Lower Level   Telephone:      777 Main Street, Lower
  CTMO 0224                   (860) 986-1271     Level
Hartford, Connecticut  06115                   Hartford, Connecticut 06115
Attention: Patricia Williams                   Attention: Patricia Williams





























                                   A-15

                                                       APPENDIX B

                  NOTICE OF GUARANTEED DELIVERY

                               for

             10% Senior Subordinated Notes Due 2006

                               of

                            Moog Inc.


          As set forth in the Prospectus, dated July 18, 1996
(the "Prospectus"), of Moog Inc. (the "Company") and in the accompanying Letter of Transmittal and instructions thereto (the
"Letter of Transmittal"), this form or one substantially equivalent hereto must be used to accept the Company's exchange offer (the "Exchange Offer") to purchase all of its outstanding
10% Senior Subordinated Notes due 2006 (the "Old Notes") if (i) certificates representing the Old Notes to be tendered for purchase and payment are not lost but are not immediately available, (ii) time will not permit the Letter of Transmittal, certificates representing such Old Notes or other required documents to reach the Exchange Agent prior to the Expiration
Date, or (iii) the procedure for book-entry transfer cannot be completed prior to the Expiration Date. This form may be delivered by an Eligible Institution by mail or hand delivery or transmitted, via telegram, telex or facsimile, to the Exchange
Agent as set forth below. All capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Prospectus.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON AUGUST 19, 1996 UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION
DATE").  TENDERS OF OLD NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR
TO 5:00 P.M. ON THE BUSINESS DAY PRIOR TO THE EXPIRATION DATE.

                       The Exchange Agent:

                            Fleet National Bank

By Mail:                      By Facsimile:    By Hand:

Fleet National Bank           (860) 986-7908   Fleet National Bank
Corporate Trust Operations    Confirm by       Corporate Trust Operations
777 Main Street, Lower Level   Telephone:      777 Main Street, Lower
  CTMO 0224                   (860) 986-1271     Level
Hartford, Connecticut  06115                   Hartford, Connecticut 06115
Attention: Patricia Williams                   Attention: Patricia Williams

          Delivery of this instrument to an address, or transmission via telegram, telex or facsimile, other than as set forth above will not constitute a valid delivery.

          This form is not to be used to guarantee signatures.
If a signature on the Letter of Transmittal is required to be guaranteed by an "Eligible Institution" under the instructions
                               B-1

thereto, such signature guarantee must appear in the applicable space provided in the signature box on the Letter of Transmittal.

Ladies and Gentlemen:

          The undersigned hereby tender(s) to the Company, upon the terms and subject to the conditions set forth in the Exchange
Offer and the Letter of Transmittal, receipt of which is hereby acknowledged, the aggregate principal amount of Old Notes set forth below pursuant to the guaranteed delivery procedures set forth in the Prospectus under the caption "The Exchange Offer--
Guaranteed Delivery Procedures."

          The undersigned understands that tenders of Old Notes will be accepted only in principal amounts equal to $1,000 or integral multiples thereof. The undersigned understands that tenders of Old Notes pursuant to the Exchange Offer may not be withdrawn after 5:00 p.m., New York City time, on the business day prior to the Expiration Date. Tenders of Old Notes may also be withdrawn if the Exchange Offer is terminated without any such Old Notes being purchased thereunder or as otherwise provided in the Prospectus under the caption "The Exchange Offer-Withdrawal of Tenders."

          All authority herein conferred or agreed to be conferred by this Notice of Guaranteed Delivery shall survive the death or incapacity of the undersigned, and every obligation of the undersigned under this Notice of Guaranteed Delivery shall be binding upon the heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives of the undersigned.


                    PLEASE COMPLETE AND SIGN

Signatures(s) of Registered             Name(s) of Registered
Owner(s) or Authorized Signatory:       Holder(s):
_________________________________       _________________________
_________________________________       _________________________
_________________________________       _________________________
_________________________________
                                        Address:_________________
Principal Amount of Old Notes           _________________________
Tendered:
_________________________________
Certificate No(s). of Old Notes         Area Code and
(if available):                          Telephone No.:
_________________________________       ________________________
_________________________________       If Old Notes will be
                                        delivered by book-entry
                                        transfer at The
Date:____________________________       Depository Trust Company,
                                        insert Depository Account
                                        No.:
                                        _________________________



                               B-2

     This Notice of Guaranteed Delivery must be signed by the registered holder(s) of Old Notes exactly as its (their) name(s) appear on certificates for Old Notes or on a security position listing as the owner of Old Notes, or by person(s) authorized to become registered holder(s) by endorsements and documents transmitted with this Notice of Guaranteed Delivery. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, such person must provide the following information:

              Please print name(s) and address(es)

Name(s):       __________________________________________________
               __________________________________________________
Capacity:      __________________________________________________
Address(es):   __________________________________________________
               __________________________________________________
               __________________________________________________

Do not send Old Notes with this form.  Old Notes should be sent to the Exchange Agent together with a properly completed and duly executed Letter of Transmittal.
_________________________________________________________________

     The undersigned, a member firm of a registered national securities exchange or of the National Association of Securities
Dealers, Inc. or a commercial bank or trust company having an office or a correspondent in the United States, hereby (a) represents that each holder of Old Notes on whose behalf this tender is being made "own(s)" the Old Notes covered hereby within the meaning of Rule 14e-4 under the Securities Exchange Act of 1934, as amended, (b) represents that such tender of Old Notes complies with such Rule 14e-4, and (c) guarantees that, within five New York Stock Exchange trading days from the date of this Notice of Guaranteed Delivery, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with certificates representing the Old Notes covered hereby in proper form for transfer (or confirmation of the book-entry transfer of such Old Notes into the Exchange Agent's account at The Depository Trust Company, pursuant to the procedure for book-entry transfer set forth in the Prospectus) and required documents will be deposited by the undersigned with the Exchange
Agent.

     The undersigned acknowledges that it must deliver the Letter of Transmittal and Old Notes tendered hereby to the Exchange
Agent within the time period set forth above and that failure to do so could result in financial loss to the undersigned.

Name of Firm: _______________________   _________________________
                                        Authorized Signature

Address: ____________________________   Name: ___________________

_____________________________________   Title: __________________

Area Code and Telephone No. _________   Date: ___________________


                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     Sections 722 through 726 of the New York Business
Corporation Law (the "BCL") grant New York corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses
(including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; give a director or officer who successfully defends an action the right to be so indemnified; and permit a corporation to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of shareholders or otherwise.

     Section 402(b) of the BCL permits a New York corporation to include in its certificate of incorporation a provision eliminating the potential monetary liability of a director to the corporation or its stockholders for breach of fiduciary duty as a director, provided that such provision shall not eliminate the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends, or (iv) for any transaction from which the director receives an improper personal benefit. Moog's Restated
Certificate of Incorporation includes the provision permitted by
Section 402(b) of the BCL.

     Moog's By-Laws provide that Moog shall indemnify such directors and officers against expenses, judgments, fines or amounts paid in settlement in connection with any action, suit or proceeding, or threat thereof, to the maximum extent permitted by applicable law.

Item 21.  Exhibits and Financial Statement Schedules.

     (a)  The following Exhibits are filed with this Registration
          Statement:

(1) Form of Placement Agreement, incorporated by reference to Exhibit (i) of the Company's Report on Form 8-K dated
     May 10, 1996.

(2)  Stock Purchase Agreement between Moog Inc., Moog
     Torrance Inc. and AlliedSignal Inc., incorporated by reference to Exhibit 2.1 of the Company's Report on Form 8-K dated June 15, 1994.


                              II-1

(3)  Restated Certificate of Incorporation and By-laws of the
     Company, incorporated by reference to Exhibit (3) of the Company's Annual Report on Form 10-K for its fiscal year ended September 30, 1989.

(4) (i) Form of Registration Rights Agreement, incorporated by reference to Exhibit (iii) of the Company's Report on Form 8-K dated May 10, 1996.

     (ii) Form of Indenture, incorporated by reference to Exhibit (iv) of the Company's Report on Form 8-K dated May 10, 1996.

    (iii) Form of Exchange Agent Agreement.

     (iv) Letter of Transmittal (included as Annex A to prospectus).

      (v) Notice of Guaranteed Delivery (included as Annex B to prospectus).

     (vi) Letter from Fleet National Bank to Nominees regarding
          Exchange Offer.

    (vii) Letter from Nominees to Beneficial Owners regarding
          Exchange Offer.

   (viii) Instruction to Nominees from Beneficial Owners regarding Exchange Offer.

     Except as listed above, instruments defining the rights of holders of long-term debt of the Company and its subsidiaries are not being filed since the total amount of securities authorized under any such instrument does not exceed 10 percent of the total assets of the Company and its subsidiaries on a consolidated basis. The Company agrees to furnish a copy of any such instruments to the Securities and Exchange Commission upon request.

(5) Opinion of Phillips, Lytle, Hitchcock, Blaine & Huber as to the legality of the New Notes.

(9) (i) Agreement as to Voting, effective October 15, 1988, incorporated by reference to Exhibit (i) of the Company's Report on Form 8-K dated November 30, 1988.

    (ii) Agreement as to Voting, effective November 30, 1983, incorporated by reference to Exhibit (i) of the Company's Report on Form 8-K dated December 9, 1983.

(10) Material contracts.

     (i) Management Profit Sharing Plan, incorporated by reference to Exhibit 10(i) of the Company's Annual
          Report on Form 10-K for the fiscal year ended
          September 30, 1991.


                              II-2

    (ii) Supplemental Retirement Plan dated October 1980, as amended, incorporated by reference to Exhibit (iv) of the Company's Report on Form 8-K dated December 9,
          1983, as amended and reported in the Company's Report on Form 8-K, dated October 3, 1988, and as amended on October 20, 1988.

   (iii) Deferred Compensation Plan for Directors and Officers, incorporated by reference to Exhibit (i) of the Company's Report on Form 8-K dated December 3, 1985.

    (iv) Incentive Stock Option Plan, incorporated by reference to Exhibit 4(b) of the Registration Statement on Form S-8, File No. 33-36721, filed with the Securities and Exchange Commission on September 7, 1990.

     (v) Non-Statutory Stock Option Plan, as amended, incorporated by reference to Exhibits 10(v) and 10(vi) of the Company's Annual Report on Form 10-K for its fiscal year ended September 30, 1989.
    (vi) Savings and Stock Ownership Plan, incorporated by reference to Exhibit 4(b) of the Company's Annual
          Report on Form 10-K for its fiscal year ended
          September 30, 1989.
   (vii) Executive Termination Benefits Agreement incorporated by reference to Exhibit 1 of the Company's Report on Form 8-K dated February 4, 1988.
  (viii) Indemnity Agreement, incorporated by reference to Annex A to the Company's 1988 Proxy Statement dated
          January 4, 1988.
    (ix)  Revolving Credit and Term Loan Agreement dated June 15,
          1994, incorporated by reference to Exhibit 10 (ix) to the Company's Report on Form 10-K for its fiscal year ended September 30, 1994.
     (x) Amendment No. 2 to the Bank Credit Facility, incorporated by reference to Exhibit (ii) to the Company's Report on Form 8-K dated March 13, 1996.
    (xi) Amendment No. 3 to the Bank Credit Facility, incorporated by reference to Exhibit (v) to the Company's Report on Form 8-K dated May 10, 1996.

(11) Statement re computation of per share earnings.

(12) Statement re computation of ratio of earnings to fixed charges.

(21) Subsidiaries of the Company.
     Subsidiaries of the Company are listed below:
     (i) Moog AG, incorporated in Switzerland, wholly-owned subsidiary with branch operation in Ireland.
    (ii) Moog Australia Pty. Ltd., incorporated in Australia, wholly-owned subsidiary.
   (iii) Moog do Brasil Controles Ltda., incorporated in Brazil, wholly-owned subsidiary.
    (iv)  Moog Buhl Automation, a branch office of Moog Inc.
          operating under Danish law.


                              II-3

     (v) Moog Controls Corporation, incorporated in Ohio, wholly-owned subsidiary with branch operation in the Republic of the Philippines.
    (vi)  Moog Controls Hong Kong Ltd., incorporated in Hong
          Kong, wholly-owned subsidiary.
   (vii)  Moog Controls (India) Private Ltd., incorporated in
          India, wholly-owned subsidiary.
  (viii) Moog Controls Ltd., incorporated in the United Kingdom, wholly-owned subsidiary.
          (a) Moog Norden A.B., incorporated in Sweden, wholly-owned subsidiary of Moog Controls Ltd.
          (b) Moog OY, incorporated in Finland, wholly-owned subsidiary of Moog Controls Ltd.
    (ix) Moog FSC Ltd., incorporated in the Virgin Islands, wholly-owned subsidiary.
     (x) Moog GmbH, incorporated in Germany, wholly-owned subsidiary
          (a) Moog Italiana S.r.l., incorporated in Italy, wholly-owned subsidiary, 90% owned by Moog GmbH;
               10% owned by Moog Inc.
    (xi)  Moog Industrial Controls Corporation, incorporated in
          New York, wholly-owned subsidiary.
   (xii) Moog Japan Ltd., incorporated in Japan, 90% owned subsidiary.
  (xiii) Moog Korea Ltd., incorporated in South Korea, wholly-owned subsidiary.
   (xiv) Moog Properties, Inc., incorporated in New York, wholly-owned subsidiary.
    (xv) Moog SARL, incorporated in France, wholly-owned subsidiary, 95% owned by Moog Inc.; 5% owned by Moog GmbH.
          (a) Moog SNC, incorporated in France, wholly-owned subsidiary of Moog SARL.
   (xvi) Moog Singapore Pte. Ltd., incorporated in Singapore, wholly-owned subsidiary.

(23) (i)  Consent of KPMG Peat Marwick LLP; consents of Coopers &
          Lybrand.
    (ii)  Consent of Phillips, Lytle, Hitchcock, Blaine & Huber
          (included in its opinion filed as Exhibit 5 herewith).

(24) Power of Attorney (previously filed).

(25) Statement of Eligibility of Trustee.

(27) Financial Data Schedule.

(99) Additional Exhibits.

     Information, Financial Statements and Exhibits required by
     Form 11-K for the Moog Inc. Savings and Stock Ownership
     Plan, incorporated by reference to the Company's Report on Form 10-K/A filed June 26, 1996.

     (b) The following Financial Statement Schedule as of and for the years ended September 30, 1993, 1994, and 1995, is included in this Registration Statement:

                              II-4

          II.  Valuation and Qualifying Accounts.

               Schedules other than that listed above are omitted because the conditions requiring their filing do not exist, or because the required information is provided in the Consolidated
Financial Statements, including the notes hereto.

Item 22.  Undertakings.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

               (i)  To include any prospectus required by
          Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration
          Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration
          Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other





                              II-5

     than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to
     Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.
     This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

          (7) That prior to any public reoffering of the securities hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (8) That every prospectus: (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.







                              II-6

                           SIGNATURES

          The Registrant. Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in East Aurora, New York, on the 16th day of July, 1996.

                              MOOG INC.


                              By: Richard A. Aubrecht
                                  Richard A. Aubrecht
                                  Vice Chairman of the Board












































                              II-7

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                         Title              Date

                              President and
                              Chief Executive
                              Officer (Principal
                              executive officer)
Robert T. Brady*              and Director        July 16, 1996
Robert T. Brady

                              Executive Vice
                              President, Chief
                              Financial Officer
                              and Asst. Secretary
                              (Principal financial
Robert R. Banta*              officer)            July 16, 1996
Robert R. Banta


                              Controller
                              (Principal
                              accounting
Donald R. Fishback*           officer)            July 16, 1996
Donald R. Fishback


Richard A. Aubrecht, Ph.D.    Director            July 16, 1996
Richard A. Aubrecht, Ph.D.


Joe C. Green*                 Director            July 16, 1996
Joe C. Green


                              Director            July  , 1996
John D. Hendrick


                              Director            July  , 1996
Kenneth J. McIlraith


Peter P. Poth*                Director            July 16, 1996
Peter P. Poth


                              Director            July  , 1996
Arthur S. Wolcott




*  Signed pursuant to previously-filed Power of Attorney.


                              II-8

                             Index to Exhibits

Exhibit
Number    Document Description                                   Page

(4)        (iii)    Form of Exchange Agent Agreement

            (iv) Letter of Transmittal (included as Annex A to prospectus).

             (v)    Notice of Guaranteed Delivery (included as
                    Annex B to prospectus).

            (vi) Letter from Fleet National Bank to Nominees regarding Exchange Offer.

           (vii) Letter from Nominees to Beneficial Owners regarding Exchange Offer.

          (viii)    Instruction to Nominees from Beneficial
                    Owners regarding Exchange Offer.

(5) Opinion of Phillips, Lytle, Hitchcock, Blaine & Huber as to the legality of the New Notes.

(25)      Statement of Eligibility of Trustee.

(27)      Financial Data Schedule.






























                                   II-9

                                    MOOG INC.                        Schedule II
                       Valuation and Qualifying Accounts -
                  Years ended September 30, 1993, 1994 and 1995
                             (dollars in thousands)

                                    Additions           Acquisi-
                         Balance    charged             tions/
                         at         to costs            Exchange   Balance
                         beginning  and       Deduc-    rate       at end
Description              of period  expenses  tions     changes(1) of period
____________________________________________________________________________
Year ended 1993:
 Reserve for
   contract losses        $ 7,261   $ 1,876   $ 3,677   $   (64)   $ 5,396
 Allowance for
   doubtful accounts        1,505       719       215      (145)     1,864
 Reserve for
   inventory valuation      6,442     1,986     2,963      (393)     5,072
                          __________________________________________________

Year ended 1994:
 Reserve for contract
   losses                 $ 5,396    $  998   $ 2,654   $11,224    $14,964
 Allowance for
   doubtful accounts        1,864       329       725        25      1,493
 Reserve for inventory
   valuation                5,072     4,533     6,240       121      3,486
                          __________________________________________________

Year ended 1995:
 Reserve for contract
   losses                 $14,964    $  986   $ 7,369   $ 4,291    $12,872
 Allowance for
   doubtful accounts        1,493       352       501        35      1,379
 Reserve for inventory
   valuation                3,486     2,423     1,209     2,892      7,592
                          __________________________________________________

_________________

Note: 1 Represents the impact of changes in currency exchange rates during the year and, in 1994 and 1995, reserves for contract losses related to the Acquisition (Note 2).






                                                  Exhibit 4(iii)

                    EXCHANGE AGENT AGREEMENT

                    Dated as of July 18, 1996




Fleet National Bank
Corporate Trust Administration
777 Main Street, 11th Floor
Hartford, CT  06115

Attention:  Dennis Fisher

Ladies and Gentlemen:

          Pursuant to the provisions of the offer (the "Exchange Offer") for all outstanding 10% Senior Subordinated Notes Due 2006 (the "Old Notes"), in exchange for new 10% Series B Senior Subordinated Notes dues 2006 (the "New Notes"), as described in the Prospectus dated July 18, 1996 of Moog Inc. (the "Company"), all of the Company's issued and outstanding Old Notes accepted for tender of exchange (the "Exchange") prior to 5:00 p.m. New York Time on August 19, 1996 unless extended, will be exchanged for New Notes pursuant to the terms and conditions of the Exchange Offer. The term "Expiration Date" shall mean the date on which the Exchange Offer, as it may be extended (as set forth in the Prospectus), shall expire. Upon receipt of a fully executed copy of this letter, Fleet National Bank agrees to act as the Exchange Agent (the "Exchange Agent") for the Exchange. References hereinafter to "you" shall refer to Fleet National Bank. A copy of the Prospectus is attached hereto as Exhibit A.

          A copy of the form of the letter of transmittal (the "Letter of Transmittal") to be used by the holders of the Old Notes (the "Holders") to surrender their Old Notes in order to receive the New Notes pursuant to the Exchange is attached hereto as Exhibit B.

          The Company hereby appoints you to act as Exchange
Agent in connection with the Exchange. In carrying out your duties as Exchange Agent, you are to act in accordance with the following:

          1. You are to examine the Letters of Transmittal and the Old Notes and other documents delivered or mailed to you, by or for the Holders, prior to the Expiration Date, to ascertain, to the extent reasonably determinable by you, whether (i) the Letters of Transmittal appear to have been properly executed and completed in accordance with the instructions set forth therein,
(ii) the Old Notes appear to be in proper form for transfer and
(iii) all other documents submitted to you appear to be in proper form. In each case where a Letter of Transmittal or other document has been improperly executed or completed or, for any other reason, is not in proper form, or some other irregularity

July 18, 1996
Page 2


exists, you shall attempt to resolve promptly the irregularity and endeavor to contact the appropriate Holder by whatever means of communication you deem most expedient in order to correct the irregularity and, upon consultation with the Company, shall endeavor to take such other reasonable action as may be necessary to cause such irregularity to be corrected. The Company shall make final determinations by written instructions to you, or oral direction to you confirmed by facsimile with respect to such irregularities. Any determination made by the Company on such questions shall be final and binding.

          2. Tender of the Old Notes may be made only as set forth in the Letter of Transmittal. Notwithstanding the foregoing, tenders which the Company shall approve in writing as having been properly tendered shall be considered to be properly tendered. Letters of Transmittal shall be stamped by you as to the date and time of receipt and shall be preserved and retained by you as permanent records or, if the Company so elects, disposed of in accordance with the Company's instructions. New Notes are to be issued in exchange for the Old Notes pursuant to the Exchange only against deposit with you of the Old Notes, together with executed Letters of Transmittal and any other documents required by the Exchange Offer on each business day from the execution hereof up to the Expiration Date.

          3. Upon the oral or written request of the Company (with written confirmation of such oral request thereafter), you will advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to William P. Burke, Treasurer, Moog Inc., Corporate Offices, 6860 Seneca Street, East Aurora, New York 14052-0018, facsimile (716) 687-4457, or such other persons as the Company may reasonably request, (i) the aggregate face amount of the Old Notes tendered to you and (ii) the aggregate face amount of the Old Notes properly tendered on any particular day. In addition, you will also inform the aforementioned person or persons, upon oral request made from time to time (with written confirmation of such request thereafter) prior to the Expiration Date, of such information as they or any of them may reasonably request.

          4. Upon the terms and subject to the conditions of the Exchange Offer, promptly after the Expiration Date you shall deliver Old Notes which have been tendered on or prior to the Expiration Date, to the Registrar for exchange for New Notes of the amounts and denominations, and in the names to be issued pursuant to the Exchange Offer. Promptly after receipt from the Trustee or Registrar of New Notes to be issued in exchange for accepted Old Notes, you will deliver New Notes to the tendering Holders.

          5. The Company will reimburse you for your reasonable out-of-pocket expenses in connection with your services promptly after submission to the Company of itemized statements.

July 18, 1996
Page 3

          6.   As the Exchange Agent hereunder you:

               (a) shall have no duties or obligations other than those specifically set forth herein or in the Exhibits attached hereto or as may subsequently be requested in writing of you by the Company and agreed to by you with respect to the Exchange Offer;

               (b) will be regarded as making no representations and having no responsibilities as the validity, sufficiency, value or genuineness of any of the Company's Holder record information, any Old Notes deposited with you hereunder or any New Notes, and will not be required to and will not make any representations as to the validity, value or genuineness of the Exchange Offer, nor do you assume any responsibility for the correctness of any statements made herein, in the Prospectus or otherwise in connection therewith;

               (c) shall not be obligated to take any legal action or perform any act hereunder which might in your judgment involve any expenses or liability or advance any of your own money unless you shall have been furnished with an indemnity reasonably satisfactory to you;

               (d) may rely and act upon the written or oral instructions of any officer of the Company or any notice, request, consent, order, certificate, opinion or other paper or document reasonably believed by you to be genuine and to have been signed and presented by or on behalf of an officer of the Company with respect to any matter relating to your acting as Exchange Agent specifically covered by this Agreement;

               (e) may consult with counsel satisfactory to you, including counsel for the Company and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with the opinion of such counsel; and

               (f) shall not at any time advise any person as to the wisdom of the Exchange or as to the market or decline or appreciation in market value of any Old Notes or New Notes.

          7. The Company covenants and agrees to indemnify you and your officers, directors, employees and agents (collectively, "your affiliates") and hold you and your affiliates harmless against any loss, liability or expense (including reasonable legal and other fees and expenses as provided below) incurred in connection with your entering into this Agreement and the performance of your duties hereunder, provided, however, that neither you nor any of your affiliates shall be indemnified against any such loss, liability or expense arising out of the negligence, misconduct or bad faith of you or any of your affiliates. You agree to notify the Company by letter, or by cable or facsimile confirmed by letter, of the written assertion

July 18, 1996
Page 4


of a claim against you, or of any action commenced against you in connection with this Agreement, promptly after you shall have received any such written assertion of a claim or shall have been served with a summons, or other legal process, giving information as to the nature and basis of the claim, but failure so to notify the Company shall not relieve the Company of any liability which it may otherwise have, except to the extent that the Company is materially adversely affected thereby. You shall engage your own counsel to defend any such claim, who shall be reasonably satisfactory to the Company, at the expense of the Company except as provided below. The Company shall be entitled to participate at its own expense in the defense against any such claim or legal action and, if the Company so elects at any time after receipt of such notice, or you so direct in such notice, the Company shall assume the defense of any suit brought to enforce any such claim. In the event the Company assumes the defense, you shall cooperate in the defense, and shall be liable for any fees and expenses thereafter incurred by your counsel. The Company need not pay for any settlements made without its consent; provided, however, that such consent shall not be unreasonably withheld. The Company's obligations under this paragraph 9 shall survive the termination of this Agreement and the discharge of your obligations hereunder and any other termination of this Agreement under any federal or state bankruptcy law.

          8. This agreement and your appointment as the Exchange Agent shall be construed and enforced in accordance with the laws of the State of New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto. This Agreement may not be modified, amended or supplemented without an express written agreement executed by the parties hereto. Any inconsistency between this Agreement and the Letter of Transmittal, as they may from time to time be supplemented or amended, shall be resolved in favor of this Agreement.

          9. The relationship between you and the Company described in this Agreement is that of agent and principal and nothing herein shall be deemed to constitute you a trustee for or cause you to owe any fiduciary duty to the Holders or to impose any obligation on you other than as stated herein.

          10. Unless otherwise provided herein, all notices, requests and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party, addressed to it at its address and telecopy number set forth below:

          If to the Company:  Moog Inc.
                              Corporate Offices
                              6860 Seneca Street
                              East Aurora, New York  14052-0018
                              Facsimile:  (716) 687-4457

                              Attention:  William P. Burke

July 18, 1996
Page 5

          If to the
          Exchange Agent:     Fleet National Bank
                              Corporate Trust Administration
                              777 Main Street, 11th Floor
                              Hartford, CT  06115
                              Facsimile:  (203) 986-7920

                              Attention:  Dennis Fisher

          This Agreement shall be binding and effective as of the date hereof. Please acknowledge receipt of this letter and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                   Very truly yours,


                                   By: __________________________



Accepted and agreed to as of
the date first above written




Exchange Agent


By: __________________________
     Name:
     Title:

                                                  Exhibit 4(vi)

                        [MOOG LETTERHEAD]


                        OFFER TO EXCHANGE

         10% Series B Senior Subordinated Notes due 2006

                       for all outstanding

             10% Senior Subordinated Notes due 2006

                               of

                            Moog Inc.


                                             July 18, 1996


To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

          We are enclosing herewith an offer by Moog Inc. ("Company") to exchange (the "Exchange Offer") its 10% Series B Senior Subordinated Notes due 2006 (the "New Notes") for all outstanding 10% Senior Subordinated Notes due 2006 of the Company (the "Old Notes"), upon the terms and conditions set forth in the accompanying Prospectus dated July 18, 1996 (the "Prospectus") and related Letter of Transmittal and instructions thereto (the "Letter of Transmittal").

          A Letter of Transmittal is being circulated to holders of Old Notes with the Prospectus. The Exchange Offer also provides a procedure for holders to tender the Old Notes by means of guaranteed delivery.

          Based on an interpretation of the Securities and Exchange Commission (the "Commission"), New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act of 1933, as amended (the "Securities Act") or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met.

          Each broker-dealer that receives New Notes in exchange for Old Notes held for its own account, as a result of market making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with the resales of New Notes received in exchange for Old Notes. The Company has agreed that for a period of 90 days after the date of the Prospectus, it will make the Prospectus and any amendment or supplement thereto available to any broker-dealer for use in connection with any such resale.

          Notwithstanding any other term of the Exchange Offer, the Company may terminate or amend the Exchange Offer as provided in the Prospectus and will not be required to accept for exchange, or exchange New Notes for, any Old Notes not accepted for exchange prior to such termination.

          The Company reserves the right not to accept tendered
Old Notes from any tendering holder if the Company determines, in its sole and absolute discretion, that such acceptance could result in a violation of applicable securities laws.

          We are asking you to contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Old Notes registered in their own names.
The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Exchange Agent as described in the Prospectus) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. You will, however, be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay any transfer taxes applicable to the tender of Old Notes to it or its order, except as otherwise provided in the Prospectus and the Letter of Transmittal.

          Enclosed is a copy of each of the following documents:

          1.   The Prospectus.

          2. A Letter of Transmittal for your use in connection with the Exchange Offer and for the information of your clients.

          3. A form of letter that may be sent to your clients for whose accounts you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with regard to the Exchange Offer.

          4.   A form of Notice of Guaranteed Delivery.

          5.   Guidelines for Certification of Taxpayer
               Identification Number on Substitute Form W-9.

          6.   A return envelope addressed to Fleet National
               Bank.

          Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on August 19, 1996, unless extended (the "Expiration Date"). Old Notes tendered pursuant to the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date if such Old Notes have not previously been accepted for exchange pursuant to the Exchange Offer. The Exchange Offer is not conditioned on any minimum principal amount of Old Notes being tendered.

          To tender Old Notes in the Exchange Offer, certificates for Old Notes (or confirmation of a book-entry transfer into the Exchange Agent's account at The Depository Trust Company of Old Notes tendered electronically) and a duly executed and properly completed Letter of Transmittal or a facsimile thereof, together with any other required documents, must be received by the Exchange Agent as indicated in the Prospectus.

          If holders desire to tender Old Notes pursuant to the Exchange Offer and (i) certificates representing such Old Notes are not lost but are not immediately available, (ii) time will not permit the Letter of Transmittal, certificates evidencing such Old Notes or other required documents to reach the Exchange Agent prior to the Expiration Date or (iii) the procedures for book-entry transfer cannot be completed prior to the Expiration Date, such holders may effect a tender of such Old Notes in accordance with the guaranteed delivery procedures set forth in the Prospectus under the caption "The Exchange Offer-Guaranteed Delivery Procedures." Holders following the guaranteed delivery procedure must still fully complete, execute and deliver the Letter of Transmittal or facsimile thereof.

          The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of the Old Notes in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction or would otherwise not be in compliance with any provision of any applicable securities law.

          Additional copies of the enclosed material may be obtained from the Exchange Agent by calling toll-free
(860) 986-2910.

          NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL
CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY, THE

TRUSTEE OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER OR THE SOLICITATION, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.


                                   Very truly yours,

                                   Moog Inc.

                                                  Exhibit 4(vii)

                        OFFER TO EXCHANGE

         10% Series B Senior Subordinated Notes due 2006

                       for all outstanding

             10% Senior Subordinated Notes due 2006

                               of


                            Moog Inc.


To Our Clients:

          Enclosed for your consideration are the Prospectus dated July 18, 1996 (the "Prospectus") and the related Letter of Transmittal and instructions thereto (the "Letter of Transmittal") in connection with the offer by Moog Inc. (the "Company") to exchange (the "Exchange Offer") its 10% Series B Senior Subordinated Notes due 2006 (the "New Notes") for all outstanding 10% Senior Subordinated Notes due 2006 of the Company (the "Old Notes" and, together with the New Notes, the "Notes"), upon the terms and subject to the conditions set forth in the Prospectus and Letter of Transmittal.

          We are the registered holder (the "Registered Holder") of Old Notes held for your account. An exchange of the Old Notes can be made only by us as the Registered Holder and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to exchange the Old Notes held by us for your account. The Prospectus and related Letter of Transmittal also provide a procedure for holders to tender their Old Notes by means of guaranteed delivery.

          We request information as to whether you wish us to exchange any or all of the Old Notes held by us for your account upon the terms and subject to the conditions of the Exchange
Offer.

          Your attention is directed to the following:

               1. The New Notes will be exchanged for the Old Notes at the rate of $1,000 principal amount of New Notes for each $1,000 principal amount of Old Notes. The New Notes will bear interest from May 1, 1996. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from May 1, 1996 to the date of issuance of the New Notes. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"). Following completion of the Exchange Offer, none of the Notes will be entitled to the benefits of the Registration Rights Agreement (as defined in the Prospectus) relating to a contingent increase in the interest rate born by the Notes.

               2. Based on an interpretation of the Securities and Exchange Commission (the "Commission"), New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
          Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring New Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met.

               3. The Exchange Offer is not conditioned on any minimum principal amount of Old Notes being tendered.

               4.   Notwithstanding any other term of the
          Exchange Offer, the Company may terminate or amend the Exchange Offer as provided in the Prospectus and will not be required to accept for exchange, or exchange New Notes for, any Old Notes not accepted for exchange prior to such termination.

               5. The Exchange Offer will expire at 5:00 p.m., New York City time, on August 19, 1996, unless extended (the "Expiration Date"). Tendered Old Notes may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date if such Old Notes have not previously been accepted for exchange pursuant to the Exchange Offer.

               6. Any transfer taxes applicable to the exchange of the Old Notes pursuant to the Exchange Offer will be paid by the Company, except as otherwise provided in Instruction 5 of the Letter of Transmittal.

          If you wish to have us tender any or all of your Old Notes, please so instruct us by completing, detaching and returning to us the instruction form attached hereto. An envelope to return your instructions is enclosed. If you authorize a tender of your Old Notes, the entire principal amount of Old Notes held for your account will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

          The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of the Old Notes in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction or would otherwise not be in compliance with any provision of any applicable securities law.

                                             Exhibit 4(viii)

                        OFFER TO EXCHANGE
         10% Series B Senior Subordinated Notes due 2006
                       for all outstanding
             10% Senior Subordinated Notes due 2006
                               of
                            Moog Inc.

          The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus and the related Letter of Transmittal, in connection with the offer by the Company to exchange the Old Notes for the New Notes.

          This will instruct you to tender the principal amount of Old Notes indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Prospectus and the related Letter of Transmittal, and the undersigned hereby makes the applicable representations set forth in such Letter of Transmittal.

                                        SIGN HERE


                              ___________________________________
                                          Signature

                              ___________________________________
                                          Signature

Securities which are to be tendered:

Tender all of the securities

          Principal Amount *

Old Notes____________________________

[ ]__________________________________
         Name(s) (Please Print)

_____________________________________
               Address

_____________________________________
               Zip Code

_____________________________________
    Area Code and Telephone Number

Dated:         , 1996.


______________

* Unless otherwise indicated, it will be assumed that all of the securities listed are to be tendered.

                                                  Exhibit 5


                  [Phillips, Lytle letterhead)




                                   July 18, 1996





Moog Inc.
Seneca and Jameson Streets
East Aurora, New York  14052-0018

     Re: $120,000,000 of 10% Series B Senior Subordinated Notes due 2006 ("New Notes")

Gentlemen:

     We are counsel to Moog Inc. ("Company") in connection with the issuance by the Company of the New Notes. This opinion is furnished pursuant to Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended ("Securities Act"). All capitalized terms not otherwise defined herein shall have the meanings attributed in the registration statement on Form S-4 filed with the Securities Exchange Commission on May 28, 1996 ("Registration Statement").

     In connection with this opinion, we have examined copies of the following and such other documents as we have deemed necessary to render the opinions set forth below:

     a. Executed copies of the Placement Agreement, the Registration Rights Agreement, the Indenture, the Consent and Second Amendment to Revolving and Term Loan Agreement dated March 22, 1996 and Consent and Third Amendment to Revolving and Term Loan Agreement dated May 13, 1996.

     b.   The Registration Statement relating to the New Notes.

     c.   Specimen Notes.

     d. The Restated Certificate of Incorporation of the Company.

     e.   The By-laws of the Company.

     f. Certain governmental certificates as to the subsistence of the Company.

     g.   Letters dated May 1 and May 13, 1996 from Marine
          Midland Bank as Agent under the Bank Credit Agreement

Moog Inc.
July 18, 1996


          confirming all conditions subsequent to the effectiveness of the Amendments to the Bank Credit
          Facility have been satisfied.

     h. Certain records of the corporate proceedings of the Company.

     i. A certificate of an officer of the Company, dated as of May 10, 1996, as to certain facts relating to the Company.

     In our examination of the aforesaid certificates, records, documents and agreements, we have assumed with your consent the genuineness of all signatures, the legal capacity of all natural persons, the accuracy, completeness and authenticity of all documents submitted to us, the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies, and the authenticity of all such original documents. We also have assumed the authenticity, accuracy and completeness of the foregoing certifications and statements of fact on which we are relying, and have made no independent investigation thereof.
This opinion is given, and all statements herein are made, in the context of the foregoing.

     We do not express any opinion concerning any law other than the law of New York and the federal law of the United States.

     Based upon the aforesaid examination and assumptions, and subject to the above qualifications, it is our opinion that the New Notes have been duly authorized and, when executed, authenticated, delivered and paid for in accordance with the terms of the Registration Statement, will be valid and binding obligations of the Company.

     We note that John B. Drenning, a partner in the firm of Phillips, Lytle, Hitchcock, Blaine & Huber, is the Secretary of the Company.

     This opinion is furnished solely for your benefit and may not be relied on for any other purpose or furnished to, or relied on by, any other person, without our prior written consent. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement, and to the reference to our firm made in the prospectus which constitutes part of such Registration Statement, under the heading "Legal Matters." In so doing we do not thereby admit that we constitute experts as that term is used in Section 11 of the Securities Act.

                                   Very truly yours,

                    PHILLIPS, LYTLE, HITCHCOCK, BLAINE & HUBER

                                        Exhibit 25

                    SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549
                                __________

                                 FORM T-1
                                __________

           STATEMENT OF ELIGIBILITY AND QUALIFICATION UNDER THE
               TRUST INDENTURE ACT OF 1939 OF A CORPORATION
                       DESIGNATED TO ACT AS TRUSTEE
                                __________

                 [  ] CHECK IF AN APPLICATION TO DETERMINE
          ELIGIBILITY OF A TRUSTEE PURSUANT TO SECTION 305(B)(2)

                    FLEET NATIONAL BANK OF CONNECTICUT
         _________________________________________________________
            (Exact name of trustee as specified in its charter)

       Not applicable                           06-0850628
_______________________________         _________________________
   (State of incorporation                  (I.R.S. Employer
    if not a national bank)                 Identification No.)

 777 Main Street, Hartford, Connecticut            06115
- ----------------------------------------    ---------------------
(Address of principal executive offices)         (Zip Code)

       Patricia Beaudry, 777 Main Street, Hartford, CT 860-728-2065
      _______________________________________________________________
         (Name, address and telephone number of agent for service)

                                MOOG, INC.
            ---------------------------------------------------
            (Exact name of obligor as specified in its charter)

         New York                            16-0757636
- -------------------------------     -----------------------------
(State or other jurisdiction of             (I.R.S. Employer
 incorporation or organization)             Identification No.)

East Aurora, New York, New York                 14052-0018
- ----------------------------------        -----------------------
(Address of principal executive offices)        (Zip Code)

                       10-1/2 Senior Notes due 2006
         --------------------------------------------------------
                    (Title of the indenture securities)

Item 1.         General Information.

Furnish the following information as to the trustee:

          (a) Name and address of each examining or supervising authority to which it is subject,

                        The Comptroller of the Currency,
                        Washington, D.C.

                        Federal Reserve Bank of Boston
                        Boston, Massachusetts

                        Federal Deposit Insurance Corporation
                        Washington, D.C.

          (b)   Whether it is authorized to exercise
                corporate trust powers:

                        The trustee is so authorized.

Item 2. Affiliations with obligor and underwriter. If the obligor or any underwriter for the obligor is an affiliate of the trustee, describe each such affiliation.

                None with respect to the trustee.



Item 16.        List of exhibits.

                List below all exhibits filed as a part of this statement of eligibility and qualification.

                (1) A copy of the Articles of Association of the trustee as now in effect.

                (2) A copy of the Certificate of Authority of the trustee to do business.

                (3) A copy of the Certification of Fiduciary Powers of the trustee.

                (4)  A copy of the By-Laws of the trustee as now in effect.

                (5) Consent of the trustee required by Section 321(b) of the Act.

                (6) A copy of the latest Consolidated Reports of Condition and Income of the trustee published pursuant to law or the requirements of its supervising or examining authority.

                                    NOTES


In as much as this Form T-1 is filed prior to the ascertainment by the trustee of all facts on which to base answers to Item 2, the answers to said Items are based upon imcomplete information. Said Items may, however, be considered correct unless amended by an amendment to this Form T-1.

                                   SIGNATURE



               Pursuant to the requirements of the Trust Indenture Act of 1939, the trustee, Fleet National Bank of Connecticut, a national banking association organized and existing under the laws of the United States, has duly caused this statement of eligibility and qualification to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of Hartford, and State of Connecticut, on the 9th day of June, 1995.

                      FLEET NATIONAL BANK OF CONNECTICUT,
                                   AS TRUSTEE




                                   By:  /s/ Dennis B. Fisher
                                        -------------------------
                                        Its Assistant Vice President

                                   EXHIBIT 1


                            ARTICLES OF ASSOCIATION


                       FLEET NATIONAL BANK OF CONNECTICUT


FIRST. The title of this Association, which shall carry on the business of banking under the laws of the United States, shall be "Shawmut Bank Connecticut, National Association".

SECOND. The main office of the Association shall be in Hartford, County of Hartford, State of Connecticut. The general business of the Association shall be conducted at its main office and its branches.

THIRD. The board of directors of this Association shall consist of not less than five (5) nor more than twenty-five (25) shareholders, the exact number of directors within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full board of directors or by resolution of the shareholders at any annual or special meeting thereof. Unless otherwise provided by the laws of the United States, any vacancy in the board of directors for any reason, including an increase in the number thereof, may be filled by action of the board of directors.

FOURTH. The annual meeting of the shareholders for the election of directors and the transaction of whatever other business may be brought before said meeting shall be held at the main office or such other place as the board of directors may designate, on the day of each year specified therefore in the bylaws, but if no election is held on that day, it may be held on any subsequent day according to the provisions of law; and all elections shall be held according to such lawful regulations as may be prescribed by the board of directors.

FIFTH. The authorized amount of capital stock of this Association shall be eight million five hundred thousand (8,500,000) shares of which three milliion five hundred thousand (3,500,000) shares shall be common stock with a par value of six and 25/100 dollars ($6.25) each, and of which five million (5,000,000) shares without par value shall be preferred stock. The capital stock may be increased or decreased from time to time, in accordance with the provisions of the laws of the United States.

No holder of shares of the capital stock of any class of the corporation shall have any pre-emptive or preferential right of subscription to any shares of any class of stock of the Association, whether now or hereafter authorized, or to any obligations convertible into stock of the Association, issued or sold, nor any right of subscription to any thereof other than such, if any, as the board of directors, in its discretion, may from time to time determine and at such price as the board of directors may from time to time fix.

The board of directors of the Association is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance from time to time in one or more series of any number of the preferred shares, and to establish the number of shares be included in each series, and to fix the designation, relative rights, preferences, qualifications and limitations of the shares of each such series. The authority of the board of directors with respect to each series shall include, but not be limited to, determination of the following:

a. The number of shares constituting that series and the distinctive designation of that series;

b. The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which dates or dates, and whether they shall be payable in preference to, or in anther relation to, the dividends payable to any other class or classes or series of stock;

c. Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

d. Whether that series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including provision for the adjustment of the conversion or exchange rate in such events as the board of directors shall determine;

e. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

f. Whether that series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of that series, and, if so, the terms and amounts of such sinking fund;

g. The right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Association or any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Association or any subsidiary of any outstanding stock of the Association;

h. The right shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Association and whether such rights shall be in preference to, or in another relation to, the comparable rights of any other class or classes or series of stock; and

i. Any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that series.

Shares of any series of preferred stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of preferred stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of preferred stock to be created by resloution or resolutions of the board of directors or as part of any other series or preferred stock, all subject to the conditions and the restrictions adopted by the board of directors providing for the issue of any series of prefeffed stock and by the provisions of any applicable law.

Subject to the provisions of any applicable law, or except as otherwise provided by the resolution or resolutions providing for the issue of any series of preferred stock, the holders of outstanding shares of common stock shall exclusively possess voting power for the election of directors and for all purposes, each holder of record of shares of common stock being entitled to one vote for each share of common stock standing in his name on the books of the Association.

Except as otherwise provided by the resolution or resolutions for the issue of any series of preferred stock, after payment shall have been made to the holders of preferred stock of the full amount of dividends to which they shall be entitled pursuant to the resolution or resolutions providing for the issue of any other series of preferred stock, the holders of common stock shall be entitled, to the exclusion of the holders of preferred stock of any and all series, to receive such dividends as from time to time may be declared by the board of directors.

Except as otherwise provided by the resolution or resolutions for the issue of any series of preferred stock, in the event of any liquidation, dissolution or winding up of the Association, whether voluntary or involuntary, after payment shall have been made to the holders of preferred stock of the full amount to which they shall be entitled pursuant to the resolution or resolutions providing for the issue of any series of preferred stock the holders of common stock shall be entitled, to the exclusion of the holders of preferred stock of any and all series, to share, ratable according to the number of shares of common stock held by them, in all remaining assets of the Association available for distribution to its shareholders.

The number of authorized shares of any class may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Association entitled to vote.

SIXTH. The board of directors shall appoint one of its members president of this Association, who shall be chairman of the board, unless the board appoints another director to be the chairman. The board of directors shall have the power to appoint one or more vice presidents; and to appoint a secretary and such other officers and employees as may be required to transact the business of this Association.

The board of directors shall have the power to define the duties of the officers and employees of the Association; to fix the salaries to be paid to them; to dismiss them; to require bonds from them and to fix the penalty thereof; to regulate the manner in which any increase of the capital of the Association shall be made; to manage and administer the business and affairs of the Association; to make all bylaws that it may be lawful for them to make; and generally to do and perform all acts that it may be legal for a board of directors to do and perform.

SEVENTH. The board of directors shall have the power to change the location of the main office to any other place within the limits of the City of Hartford,

Connecticut, without the approval of the shareholders but subject to the approval of the Comptroller of the Currency; and shall have the power to establish or change the location of any branch or branches of the Association to any other location, without the approval of the shareholders but subject to the approval of the Comptroller of the Currency.

EIGHTH. The corporate existence of this Association shall continue until terminated in accordance with the laws of the United States.

NINTH. The board of directors of this Association, or any three or more shareholders owning, in the aggregate, not less than ten percent (10%) of the stock of this Association, may call a special meeting of shareholders at any time. Unless otherwise provided by the laws of the United States, a notice of the time, place and purpose of every annual and special meeting of the shareholders shall be given by first class mail, postage prepaid, mailed at least ten (10) days prior to the date of such meeting to each shareholder of record at his address as shown upon the books of this Association.

TENTH. (A) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director, officer or employee of the Association or is or was serving at the request of the Association as a director, officer employee or agent of another corporation of a partnership, joint venture, limited liability company, trust, or other enterprise, including service with respect to an empolyee benefit plan, shall be indemnified and held harmless by the Association to the fullest extent authorized by the law of the state in which the Association's ultimate parent company is incorporated, except as provided in subsection (b). The aforesaid indemnity shall protect the indemnified person against all expense, liability and loss (including attorney's fees, judgements, fines ERISA excise taxes or penalties, and amounts paid in settlement) reasonably incurred by such person in connection with such a proceeding. Such indemnification shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of his or her heirs, executors, and administrators, but shall only cover such person's period of service with the Association. The Association may, by action of its Board of Directors, grant rights to indemnification to agents of the Association and to any director, officer, employee or agent of any of its subsidiaries with the same scope and effect as the foregoing indemnification of directors and officers.

(b) Restrictions on Indemnification. Notwithstanding the foregoing, (i) no person shall be indemnified hereunder by the Association against expenses, penalties, or other payments incurred in an administrative proceeding or action instituted by a federal bank regulatory agency which proceeding or action results in a final order assessing civil money penalties against that person, requiring affirmative action by that person in the form of payments to the Association, or removing or prohibiting that person from service with the Association, and any advancement of expenses to that person in that proceeding must be repaid; and (ii) no person shall be indemnified hereunder by the Association and no advancement of expenses shall be made to any person hereunder to the extent such indemnification or advancement of expenses would violate or conflict with any applicable federal statute now or hereafter in force or any applicable final regulation or interpretation now or hereafter adopted by the Office of the Comptroller of the Currency ("OCC") or the Federal Deposit Insurance Corporation ("FDIC"). The Association shall comply with any requirements imposed on it by any such statue or regulation in connection with any indemnification or advancement of expenses hereunder by the Association. With respect to proceedings to enforce a claimant's rights to indemnification, the Association shall indemnify any such claimant in connection with such a proceeding only as provided in subsection (d) herof.

(c) Advancement of Expenses. The conditional right to indemnification conferred in this section shall be a contract right and shall include the right to be paid by the Association the reasonable expenses (including attorney's fees) incurred in defending a proceeding in advance of its final disposition (an "advancement of expenses"); provided, however, that an advancement of expenses shall be made only upon (i) delivery to the Association of a binding written undertaking by or on behalf of the person receiving the advancement to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified in such proceeding, including if such proceeding results in a final order assessing civil money penalties against that person, requiring affirmative action by that person in the form of payments to the Association, or removing or prohibiting that person from service with the Association, and (ii) compliance with any other actions or determinations required by applicable law, regulation or OCC or FDIC interpretation to be taken or made by the Board of Directors of the Association
or other persons prior to an advancement of expenses.   The Association shall
cease advancing expenses at any time its Board of Directors believes that any of the prerequisites for advancement of expenses are no longer being met.

(d)   Right of Claimant to Bring Suit.  If a claim under subsection (a) of the section is not paid in full by the Association within thirty (30) days after written claim has been received by the Association the claimant may at any time thereafter bring suit against the Association to recover the unpaid amount
of the claim.   If successful in whole or in part in any such suit, or in a suit brought by the Association to recover an advancement of expenses pursuant to the terms of an undertaking, the claimant shall be entitled to be paid also the expense of prosecuting or defending such claim. It shall be a defense to any such action brought by the claimant to enforce a right to indemnification hereunder (other than an action brought to enforce a claim for an advancement of expenses where the required undertaking, if any, has been tendered to the Association) that the claimant has not met any applicable standard for indemnification under the law of the state in which the Association's ultimate parent company is incorporated. In any suit brought by the Association to recover an advancement of expenses pursuant to the terms of an undertaking, the Association shall be entitled to recover such expenses upon a final adjudication that the claimant has not met any applicable standard for indemnification standard for indemnification under the law of the state in which the Association's ultimate parent company is incorporated.

(e) Non-Exclusivity of Rights. The rights to indeminification and the advancement of expenses conferred in this section shall not be exclusive of any other right which any person may have or hereafter acquired under any statute, agreement, vote of stockholders or disinterested directors or otherwise.

(f) Insurance. The Association may purchase, maintain, and make payment or reimbursement for reasonable premiums on, insurance to protect itself and any director, officer, employee or agent of the Association or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Association would have the power to indemnify such person against such expense, liability or loss under the law of the state in which the Association's ultimate parent company is incorporated;

provided however, that such insurance shall explicitly exclude insurance coverage for a final order of a federal bank regulatory agency assessing civil money penalties against an Association director, officer, employee or agent.

ELEVENTH. These articles of association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of this Association, unless the vote of the holders of greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount. The notice of any shareholders' meeting at which an amendment to the articles of association of this Association is to be considered shall be given as hereinabove set forth.

I hereby certify that the articles of association of this Association, in their entirety, are listed above in items first through eleventh.


_______________________________________  Secretary/Assistant Secretary



Dated at ______________________,  as of ____________________.



Revision of January 11, 1993

                                   EXHIBIT 2

[LOGO]

- -------------------------------------------------------------------------------
COMPTROLLER OF THE CURRENCY
ADMINISTRATOR OF NATIONAL BANKS
- -------------------------------------------------------------------------------

Washington, D.C. 20219



                                  CERTIFICATE


I, Eugene A. Ludwig, Comptroller of the Currency, do hereby certify that:

(1)       The Comptroller of the Currency, pursuant to Revised Statutes
324, et seq., as amended, 12 U.S.C. 1, et seq., as amended, has possession, custody and control of all records pertaining to the chartering, regulation and supervision of all National Banking Associations.

(2) "Fleet National Bank of Connecticut", Hartford, Connecticut, (Charter No. 1338), is a National Banking Association formed under the laws of the United States and is authorized thereunder to transact the business of banking on the date of this Certificate.

                                       IN TESTIMONY WHEREOF, I have hereunto
                                       subscribed my name and caused my seal of office to be affixed to these presents at the Treasury Department, in the City of Washington and District of Columbia, this 28th day of December, 1995.


                                       /s/ EUGENE A. LUDWIG
                                       ----------------------------------
                                       Comptroller of the Currency

                                  EXHIBIT 3


[LOGO]

- -------------------------------------------------------------------------------
COMPTROLLER OF THE CURRENCY
ADMINISTRATOR OF NATIONAL BANKS
- -------------------------------------------------------------------------------

Washington, D.C. 20219



                       Certification of Fiduciary Powers

I, Eugene A. Ludwig, Comptroller of the Currency, do hereby certify the records in this Office evidence "Fleet National Bank of Connecticut", Hartford, Connecticut, (Charter No. 1338), was granted, under the hand and seal of the Comptroller, the right to act in all fiduciary capacities authorized under the provisions of The Act of Congress approved
September 28, 1962, 76 Stat. 668, 12 U.S.C. 92a. I further certify the authority so granted remains in full force and effect.


                                      IN TESTIMONY WHEREOF, I have hereunto
                                      subscribed my name and caused my seal of Office of the Comptroller of the Currency to be affixed to these presents at the Treasury Department, in the City of Washington and District of Columbia, this 28th day of December, 1995.


                                       /s/ EUGENE A. LUDWIG
                                       ----------------------------------
                                       Comptroller of the Currency


489

                                   EXHIBIT 4


                        AMENDED AND RESTATED BY-LAWS OF

                        FLEET NATIONAL BANK OF CONNECTICUT

                                   ARTICLE I

                            MEETINGS OF SHAREHOLDERS


Section 1. Annual Meeting. The regular annual meeting of the shareholders for the election of Directors and the transaction of any other business that may properly come before the meeting shall be held at the Main Office of the Association, or such other place as the Board of Directors may designate, on the fourth Thursday of April in each year at 1:15 o'clock in the afternoon unless some other hour of such day is fixed by the Board of Directors.

If, from any cause, an election of Directors is not made on such day, the Board of Directors shall order the election to be held on some subsequent day, of of which special notice shall be given in accordance with the provisions of law, and of these bylaws.

Section 2. Special Meetings. Special meetings of the shareholders may be called at any time by the Board of Directors, the President, or any shareholders owning not less than twenty-five percent (25%) of the stock of the Association.

Section 3. Notice of Meetings of Shareholders. Except as otherwise provided by law, notice of the time and place of annual or special meetings of the share holders shall be mailed, postage prepaid, at least ten (10) days before the date of the meeting to each shareholder of record entitled to vote thereat at his address as shown upon the books of the Association; but any failure to mail such notice to any shareholder or any irregularity therein, shall not affect the validity of such meeting or of any of the proceedings therat. Notice of a special meeting shall also state the purpose of the meeting.

Section 4. Quorum; Adjourned Meetings. Unless otherwise provided by law, a quorum for the transaction of business at every meeting of the shareholders shall consist of not less than two-fifths (2/5) of the outstanding capital stock represented in person or by proxy; less than such quorum may adjourn the meeting to a future time. No notice need be given of an adjourned annual or special meeting of the shareholders if the adjournment be to a definite place and time.

Section 5. Votes and Proxies. At every meeting of the shareholders, each share of the capital stock shall be entitled to one vote except as otherwise provided by law. A majority of the votes cast shall decide every question or matter submitted to the shareholder at any meeting, unless otherwise provided by law or by the Articles of Association or these By-laws. Share-holders may vote by proxies duly authorized in writing and filed with the Cahsier, but no officer, clerk, teller or bookeeper of the Association may act as a proxy.

Section 6. Nominations to Board of Directors. At any meeting of shareholders held for the election of Directors, nominations for election to the Board of Directors may be made, subject to the provisions of this section, by any share-holder of record of any outstanding class of stock of the Association entitled to vote for the election of Directors. No person other than those whose names are stated as proposed nominees in the proxy statement accompanying the notice of the meeting may be nominated as such meeting unless a shareholder shall have given to the President of the Association and to the Comptroller of the Currency, Washington, DC written notice of intention to nominate such other person mailed by certified mail or delivered not less than fourteen (14) days nor or more than fifty (50) days prior to the meeting of shareholders at which such nomination is to be made; provided, however, that if less than twenty-one
(21) days' notice of such meeting is given to shareholders, such notice of intention to nominate shall be mailed by certified mail or delivered to said President and said Comptroller on or before the seventh day following the day on which the notice of such meeting was mailed. Such notice of intention to nominate shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Association that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and the number of shares of capital stock of the Association owned by the notifying shareholder. In the event such notice is given, the proposed nominee may be nominated either by the shareholder giving such notice or by any other shareholder present at the meeting at which such nomination is to be made.
Such notice may contain the names or more than one proposed nominee, and if more than one is named, any one or more of those named may be nominated.


Section 7. Action Taken Without a Shareholder Meeting. Any action requiring shareholder approval or consent may be taken without a meeting and without notice of such meetings by written consent of the shareholders.


                                   ARTICLE II

                                   DIRECTORS



Section 1. Number. The Board of Directors shall consist of such number of shareholders, not less than five (5) nor more than twenty-five (25), as from time to time shall be determined by a majority of the votes to which all of its shareholders are at the time entitled, or by the Board of Directors as hereinafter provided.

Section 2. Mandatory Retirement for Directors. No person shall be elected a director who has attained the age of 68 and no person shall continue to serve as a director after the date of the first meeting of the stockholders of the Association held on or after the date on which such person attains the age of 68; provided, however, that any director serving on the Board as of December 15, 1995 who has attanined the age of 65 on or prior to such date shall be permitted to continue to serve as a director until the date of the first meeting of the stockholders of the Association held on or after the date on which such person attains the age of 70.

Section 3. General Powers. The Board of Directors shall exercise all the coporate powers of the Association, except as expressly limited by law, and shall have the control, management, direction and dispositon of all its property and affairs.

Section 4. Annual Meeting. Immediately following a meeting of shareholders held for the election of Directors, the Cashier shall notify the directors-elect who may be present of their election and they shall then hold a meeting at the Main Office of the Association, or such other place as the Board of Directors may designate, for the purpose of taking their oaths, organizing the new Board, electing officers and transacting any other business that may come before such meeting.

Section 5. Regular Meeting. Regular meetings of the Board of Directors shall be held without notice at the Main Office of the Association, or such other place as the Board of Directors may designate, at such dates and times as the Board shall determine. If the day designated for a regular meeting falls on a legal holiday, the meeting shall be held on the next business day.

Section 6. Special Meetings. A special meeting of the Board of Directors may be called at anytime upon the written request of the Chairman of the Board, the President, or of two Directors, stating the purpose of the meeting. Notice of the time and place shall be given not later than the day before the date of the meeting, by mailing a notice to each Director at his last known address, by delivering such notice to him personally, or by telephoning.

Section 7. Quorum; Votes. A majority of the Board of Directors at the time holding office shall constitute a quorum for the transaction of all business, except when otherwise provided by law, but less than a quorum may adjourn a meeting from time to time and the meeting may be held, as adjourned, without further notice. If a quorum is present when a vote is taken, the affirmative vote of a majority of Directors present is the act of the Board of Directors.

Section 8. Action by Directors Without a Meeting. Any action requiring Director approval or consent may be taken without a meeting and without notice of such meeting by written consent of all the Directors.

Section 9. Telephonic Participation in Directors' Meetings. A Director or member of a Committee of the Board of Directors may participate in a meeting of the Board or of such Committee may participate in a meeting of the Board or of such Committee by means of a conference telephone or similar communications equipment enabling all Directors participating in the meeting to hear one another, and participation in such meeting shall constitute presence in person at such a meeting.

Section 10. Vacancies. Vacancies in the Board of Directors may be filled by the remaining members of the Board at any regular or special meeting of the Board.

Section 11. Interim Appointments. The Board of Directors shall, if the share-holders at any meeting for the election of Directors have determined a number of Directors less than twenty-five (25), have the power, by affirmative vote of the majority of all the Directors, to increase such number of Directors to not more than twenty-five (25) and to elect Directors to fill the resulting vacancies and to serve until the next annual meeting of shareholders or the next election of Directors; provided, however, that the number of Directors shall not be so increased by more than two (2) if the number last determined by shareholders was fifteen (15) or less, or increased by more than four (4) if the number last determined by shareholders was sixteen (16) or more.

Section 12. Fees. The Board of Directors shall fix the amount and direct the payment of fees which shall be paid to each Director for attendance at any meeting of the Board of Directors or of any Committees of the Board.



                                  ARTICLE III

                            COMMITTEES OF THE BOARD

Section 1. Executive Committee. The board of directors shall appoint from its members an Executive Committee which shall consist of such number of persons as the Board of Directors shall determine; the Chairman of the Board and the President shall be members ex-officio of the Executive Committee with full voting power. The Chairman of the Board or the President may from time to time appoint from the Board of Directors as temporary additional members of the Executive Committee with full voting powers not more than two members to serve for such periods as the Chairman of the Board or the President may determine. The Board of Directors shall designate a member of the Executive Committee to serve as Chairman thereof. A meeting of the Executive Committee may be called at any time upon the written request of the Chairman of the Board, the President or the Chairman of the Executive Committee, stating the purpose of the meeting. Not less than twenty four hours' notice of said meeting shall be given to each member the Committee personally, by telephoning, or by mail. The Chairman of the Executive Committee of or, in his absence, a member of the Committee chosen by a majority of the members present shall preside at meetings of the Executive Committee.

The Executive Committee shall possess and may exercise all the powers of the Board when the Board is not in session except such as the Board, only, by law, is authorized to exercise; it shall keep minutes of its acts and proceedings and cause same to be presented and reported at every regular meeting and at any special meeting of the Board including specifically, all its actions relating to loans and discounts. All acts done and powers and authority conferred by the Executive Committee, from time to time, within the scope of its authority, shall be deemed to be, and may be certified as being, the acts of and under the authority of the Board.

Section 2. Risk Management Committee. The Board shall appoint from its members a Risk Management Committee which shall consist of such number as the Board shall determine. The Board shall designate a member of the Risk Management Committee to serve as Chairman thereof. It shall be the duty of the Risk Management Committee to (a) serve as the channel of communication with management and the Board of Directors of Fleet Financial Group, Inc. to assure that formal processes supported by management information systems are in place for the identification, evaluation and management of significant risks inherent in or associated with lending activities, the loan portfolio, asset-liablity management, the investment portfolio, trust and investment advisory activities, the sale of nondeposit investment products and new products and services and such additional activities or functions as the Board may determine from time to time; (b) assure the formulation and adoption of policies approved by the Risk Management Committee or Board governing lending activities, management of the loan portfolio, the maintenance of an adequate allowance for loan and lease losses, asset-liability management, the investment portfolio, the retail sale of non-deposit investment products, new products and services and such additional activities or functions as the Board may determine from time to time
(c) assure that a comprehensive independent loan review program is in place for the early detection of problem loans and review significant reports of the loan review department, management's responses to those reports and the risk attributed to unresolved issues; (d) subject to control of the Board, exercise general supervision over trust activities, the investment of trust funds, the disposition of trust investments and the acceptance of new trusts and the terms of such acceptance, and (e) perform such additional duties and exercise such additional powers of the Board may determine from time to time.

Section 3. Audit Committee. The Board shall appoint from its memebers and Audit Committee which shall consist of such number as the Board shall determine no one of whom shall be an active officer or employee of the Association or Fleet Financial Group, Inc. or any of its affiliates. In addition, members of the Audit Committee must not (i) have served as an officer or employee of the Association or any of its affiliates at any time during the year prior to their appointment; or (ii) own, control, or have owned or controlled at any time during the year prior to appointment, ten percent (10%) or more of any outstanding class of voting securities of the Association. At least two (2) members of the Audit Committee must have significant executive, professional, educational or regulatory experience in financial, auditing, accounting, or banking matters. No member of the Audit Commitee may have significant direct or indirect credit or other relationships with the Association, the termination of which would materially adversely affect the Association's financial condition or results of operations.

The Board shall designate a member of the Audit Committee to serve as Chairman thereof. It shall be the duty of the Audit Committee to (a) cause a continuous audit and examination to be made on its behalf into the affairs of the Association and to review the results of such examination; (b) review significant reports of the internal auditing department, management's responses to those reports and the risk attributed to unresolved issues; (c) review the basis for the reports issued under Section 112 of The Federal Deposit Insurance Corporation Improvement Act of 1991; (d) consider, in consultation with the independent auditor and an internal auditing executive, the adequacy of the Association's internal controls,including the resolution of identified material weakness and reportable conditions; (e) review regulatory communications received from any federal or state agency with supervisory jurisdiction or other examining authority and monitor any needed corrective action by management; (f) ensure that a formal system of internal controls is in place for maintaining compliance with laws and regulations; (g) cause an audit of the Trust Department at least once during each calendar year and within 15 months of the last such audit or, in liew thereof, adopt a continuous audit system and report to the Board each calendar year and within 15 months of the previous report on the performance of such audit function; and (h) perform such additional duties and exercise such additional powers of the Board as the Board may determine from time to time.

The Audit Committee may consult with internal counsel and retain its own outside counsel without approval (prior or otherwise) from the Board or management and obligate the Association to pay the fees of such counsel.

Section 4. Community Affairs Committee. The Board shall appoint from its members a Community Affairs Committee which shall consist of such number as the Board shall determine. The Board shall designate a member of the Community Affairs Committee to serve as Chairman thereof. It shall be the duty of the

Commmunity Affairs Committee to (a) oversee compliance by the Association with the Community Reinvestment Act of 1977, as amended, and the regulations promulgated thereunder; and (b) perform such additional duties and exercise such additional powers of the Board as the Board may determine from time to time.

Section 5. Regular Meetings. Except for the Executive Committee which shall meet on an ad hoc basis as set forth in Section 1 of this Article, regular meetings of the Committees of the Board of Directors shall be held, without notice, at such time and place as the Committee or the Board of Directors may appoint and as often as the business of the Association may require.

Section 6. Special Meetings. A Special Meeting of any of the Committees of the Board of Directors may be called upon the written request of the Chairman of the Board or the President, or of any two members of the respective Committee, stating the purpose of the meeting. Not less than twenty-four hours' notice of such special meeting shall be given to each member of the Committee personally, by telephoning, or by mail.

Section 7. Emergency Meetings. An Emergency Meeting of any of the Committees of the Board of Directors may be called at the request of the Chairman of the Board or the President, who shall state that an emergency exists, upon not less than one hour's notice to each member of the Committee personally or by telephoning.

Section 8. Action Taken Without a Committee Meeting. Any Committee of the Board of Directors may take action without a meeting and without notice of such meeting by resolution assented to in writing by all members of such Committee.

Section 9. Quorum. A majority of a Committee fo the Board of Directors shall constitute a quorum for the transaction of any business at any meeting of such Committee. If a quorum is not available, the Chairman of the Board or the President shall have power to make temporary appointments to a Committee of-members of the Board of Directors, to act in the place instead of members who temporarily cannot attend any such meeting; provided, however, that any temporary appointment to the Audit Committee must meet the requirements for members of that Committee set forth in Section 3 of this Article.

Section 10. Record. The committes of the Board of Directors hall keeep a record of their respective meetings and proceedings which shall be presented at the regular meeting of the Board of Directors held in the calendar month next following the meetings of the Committees. If there is no regular Board of Directors meeting held in the calendar month next following the meeting of a Committee, then such Committee's records shall be presented at the next regular Board of Directors meeting held in a month subsequent to such Committee meeting.

Section 11. Changes and Vacancies. The Board of Directors shall have power to change the members of any Committee at any time and to fill vacancies on any Committee; provided, however, that any newly appointed member of the Audit Committee must meet the requirements for members of that Committee set forth in
Section 3 of this Article.

Section 12. Other Committees. The Board of Directors may appoint, from time to time, other committees of one or more persons, for such purposes and with such powers as the Board may determine.

                                   ARTICLE IV


                          WAIVER OF NOTICE  OF MEETINGS


Section 1. Waiver. Whenever notice is required to be given to any shareholder Director, or member of a Committee of the Board of Directors, such notice may be waived in writing either before or after such meeting by any shareholder, Director or Committee member respectively, as the case may be, who may be entitled to such notice; and such notice will be deemed to be waived by attendance at any such meeting.

                                 ARTICLE V

                             OFFICERS AND AGENTS

Section 1. Officers. The Board shall appoint a Chairman of the Board and a President, and shall have the power to appoint one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, a Cashier, a Secretary, and Auditor, a Controller, one or more Trust Officers and such other officers as are deemed necessary or desirable for the proper transaction of business of the Association. The Chairman of the Board and the President shall be appointed from members of the Board of Directors. Any two or more offices, except those of President and Cashier, or Secretary, may be held by the same person. The Board may, from time to time, by resolution passed by a majority of the entire Board, designate one or more officers of the Association or of an affiliate or of Fleet Financial Group, Inc. with power to appoint one or more Vice Presidents and such other officers of the Association below the level of Vice President as the officer or officers designated in such resolution deem necessary or desirable for the proper transaction of the business of the Association.

Section 2. Chairman of the Board. The chairman of the Board shall preside at all meetings of the Board of Directors. Subject to definition by the Board of Directors, he shall have general executive powers and such specific powers and duties as from time to time may be conferred upon or assigned to him by the Board of Directors.

Section 3. President. The president shall preside at all meetings of the Board of Directors if there be no Chairman or if the Chairman be absent. Subject to definition by the Board of Directors, he shall have general executive powers and such specific powers and duties as from time to time may be conferred upon or assigned to him by the Board of Directors.

Section 4. Cashier and Secretary. The Cashier shall be the Secretary of the Board and of the Executive Committee, and shall keep accurate minutes of their meetings and of all meetings of the shareholders. He shall attend to the giving of all notices required by these By-laws. He shall be custodian of the corporate seal, records, documents and papers of the Association. He shall have such powers and perform such duties as pertain by law or regulation to the office of Cashier, or as are imposed by these By-laws, or as may be delegated to him from time to time by the Board of Directors, the Chairman of the Board or the President.

Section 5. Auditor. The Auditor shall be the chief auditing officer of the Association. He shall continuously examine the affairs of the Association and from time to time shall report to the Board of Directors. He shall have such powers and perform such duties as are conferred upon, or assigned to him by these By-laws, or as may be delegated to him from time to time by the Board of Directors.

Section 6. Officers Seriatim. The Board of Directors shall designate from time to time not less than two officers who shall in the absence or disability of the Chairman or President or both, succeed seriatim to the duties and responsibilities of the Chairman and President respectively.

Section 7. Clerks and Agents. The Board of Directors may appoint, from time to time, such clerks, agents and employees as it may deem advisable for the prompt and orderly transaction of the business of the Association, define their duties, fix the salaries to be paid them and dismiss them. Subject to the authority of the Board of Directors, the Chairman of the Board or the President, or any other officer of the Association authorized by either of them may appoint and dismiss all or any clerks, agents and employees and prescribe their duties and the conditions of their employment, and from time to time fix their compensation.

Section 8. Tenure. The Chairman of the Board of Directors and the President shall, except in the case of death, resignation, retirement or disqualification under these By-laws, or unless removed by the affirmative vote of at least two-thirds of all of the members of the Board of Directors, hold office for the term of one year or until their respective successors are appointed. Either of such officers appointed to fill a vacancy occurring in an unexpired term shall serve for such unexpired term of such vacancy. All other officers, clerks, agents, attorneys-in-fact and employees of the Association shall hold office during the pleasure of the Board of Directors or of the officer or committee appointing them respectively.


                                   ARTICLE VI

                                TRUST DEPARTMENT

Section 1. General Powers and Duties. All fiduciary powers of the Association shall be exercised through the Trust Department, subject to such regulations as the Comptroller of the Currency shall from time to time establish. The Trust Department shall be to placed under the management and immediate supervision of an officer or officers appointed by the Board of Directors. The duties of all officers of the Trust Department shall be to cause the policies and instructions of the Board and the Risk Management Committee with respect to the trusts under their supervision to be carried out, and to supervise the due performance of the trusts and agencies entrusted to the Association and under their supervision, in accordance with law and in accordance with the terms of such trusts and agencies.


                                  ARTICLE VII

                                 BRANCH OFFICES

Section 1. Establishment. The Board of Directors shall have full power to establish, to discontinue, or, from time to time, to change the location of any branch office, subject to such limitations as may be provided by law.

Section 2. Supervision and Control. Subject to the general supervision and control of the Board of Directors, the affairs of branch offices shall be under the immediate supervision and control of the President or of such other officer or officers, employee or employees, or other individuals as the Board of Directors may from time to time determine, with such powers and duties as the Board of Directors may confer upon or assign to him or them.

                                   ARTICLE VIII

                                 SIGNATURE POWERS


Section 1. Authorization. The power of officers, empolyees, agents and attorneys to sign on behalf of and to affix the seal of the Association shall be prescribed by the Board of Directors or by the Executive Committee or by both; provided that the President is authorized to restrict such power of any officer, employee, agent or attorney to the business of a specific department or departments, or to a specific branch office or branch offices. Facsimile signatures may be authorized.


                                  ARTICLE IX

                            STOCK CERTIFICATES AND TRANSFERS

Section 1. Stock Records. The Trust Department shall have custody of the stock certificate books and stock ledgers of the Association, and shall make all transfers of stock, issue certificates thereof and disburse dividends declared thereon.


Section 2. Form of Certificate. Every shareholder shall be entitled to a certificate conforming to the requirements of law and otherwise in such form as the Board of Directors may approve. The certificates shall state on the face thereof that the stock is transferable only on the books of the Association and shall be signed by such officers as may be prescribed from time to tiem by the Board of Directors or Executive Committee. Facsimile signatures may be authorized.

Section 3. Transfers of Stock. Transfers of stock shall be made only on the books of the Association by the holder in person, or by attorney duly authorized in writing, upon surrender of the certificate therefor properly endorsed, or upon the surrender of such certificate accompanied by a properly executed written assignment of the same, or a written power of attorney to sell, assign or transfer the same or the shares represented thereby.

Section 4. Lost Certificate. The Board of Directors or Executive Committee may order a new certificate to be issued in place of a certificate lost or destroyed, upon proof of such loss or destruction and upon tender to the Association by the shareholder, of a bond in such amount and with or without surety, as may be ordered, indemnifying the Association against all liability, loss, cost and damage by reason of such loss or destruction and the issuance of a new certificate.

Section 5. Closing Transfer Books. The Board of Directors may close the transfer books for a period not exceeding thirty days preceding any regular or special meeting of the shareholders, or the day designated for the payment of a dividend or the allotment of rights. In lieu of closing the transfer books the Board of Directors may fix a day and hour not more than thirty days prior to the day of holding any meeting of the shareholders, or the day designated for the payment of a dividend, or the day designated for the allotment of rights, or the day when any change of conversion or exchange of capital stock is to go into effect, as the day as of which shareholders entitled to notice of and to vote at such meetings or entitled to such dividend or to such allotment of rights or to exercise the rights in respect of any such change, conversion or exchange of capital stock, shall be determined, and only such shareholders as shall be shareholders of record on the day and hour so fixed shall be entitled to notice of and to vote at such meeting or to receive payment of such dividend or to receive such allotment of rights or to exercise such rights, as the case may be.


                              ARTICLE X

                          THE CORPORATE SEAL

Section 1. Seal. The following is an impression of the seal of the Association adopted by the Board of Directors.


                              ARTICLE  XI

                             BUSINESS HOURS

Section 1. Business Hours. The main office of this Association and each branch office thereof shall be open for business each day, except Saturdays, Sundays and days recognized by the laws of the State of Rhode Island as legal holidays, for such hours as the President, or such other officer as the Board of Directors shall from time to time designate, may determine as to each office to conform to local custom and convenience, provided that any one or more of the main and branch offices or certain departments thereof may be open for such hours as the President, or such other officer as the Board of Directors shall from time to time designate, may determine as to each office or department on any legal holiday on which work is not prohibited by law, and provided further that any one or more of the main and branch offices or certain departments thereof may be ordered closed or open on any day for such hours as to each office or department as the President, or such other officer as the Board of Directors shall from time to time designate, subject to applicable laws and regulations, may determine when such action may be required by reason of disaster or other emergency condition.


                                ARTICLE IX

                              CHANGES IN BY-LAWS

Section 1. Amendments. These By-laws may be amended upon vote of a majority of the entire Board of Directors at any meeting of the Board, provided ten (10) day's notice of the proposed amendment has been given to each member of the Board of Directors. No amendment may be made unless the By-law, as amended, is consistent with the requirements of law and of the Articles of Association. These By-laws may also be amended by the Association's shareholders.


A true copy

Attest:

__________________________________ Secretary/Assistant Secretary


Dated at _______________________________, as of  _______________________.




Revision of January 11, 1993

                                  EXHIBIT 5



                             CONSENT OF THE TRUSTEE
                           REQUIRED BY SECTION 321(b)
                       OF THE TRUST INDENTURE ACT OF 1939


     The undersigned, as Trustee under the Indenture to be entered into between Moog, Inc. and Fleet National Bank of Connecticut, as Trustee, does hereby consent that, pursuant to Section 321(b) of the Trust Indenture Act of 1939, reports of examinations with respect to the undersigned by Federal, State, Territorial or District authorities may be furnished by such authorities to to the Securities and Exchange Commission upon request therefor.



                                FLEET NATIONAL BANK OF CONNECTICUT,
                                       as Trustee


                                       By   /s/ Dennis B. Fisher
                                            -------------------------------
                                       Its: Assistant Vice President



Dated:  March 8, 1996

                                  EXHIBIT 6

                               Board of Governors of the Federal Reserve System
                               OMB Number: 7100-0036

                               Federal Deposit Insurance Corporation
                               OMB Number: 3064-0052

                               Office of the Comptroller of the Currency
                               OMB Number: 1557-0081

FEDERAL FINANCIAL INSTITUTIONS
EXAMINATION COUNCIL            Expires March 31, 1996
- -----------------------------------------------------------------------------
                               Please refer to page i,                 / 1 /
[LOGO]                         Table of Contents, for
                               the required disclosure
                               of estimated burden.
- -----------------------------------------------------------------------------

CONSOLIDATED REPORTS OF CONDITION AND INCOME FOR
A BANK WITH DOMESTIC AND FOREIGN OFFICES--FFIEC 031
                                                      (951231)
REPORT AT THE CLOSE OF BUSINESS DECEMBER 31, 1995    -----------
                                                     (RCRI 9999)

This report is required by law: 12 U.S.C. Section 324 (State member banks); 12 U.S.C. Section 1817 (State nonmember banks); and 12 U.S.C. Section 161 (National banks).

This report form is to be filed by banks with branches and consolidation subsidiaries in U.S. territories and possessions, Edge or Agreement subsidiaries, foreign branches, consolidated foreign subsidiaries, or International Banking Facilities.

- -------------------------------------------------------------------------------

NOTE: The Reports of Condition and Income must be signed by an authorized officer and the Report of Condition must be attested to by not less than two directors (trustees) for State nonmember banks and three directors for State member and National banks.

- -----------------------------------------------------------------------------
   Name and Title of Officer Authorized to Sign Report

of the named bank do hereby declare that these Reports of Condition and Income (including the supporting schedules) have been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and are true to the best of my knowledge and belief.

/s/ GIRO DEROSA
- -------------------------------------------------------------------------------
Signature of Officer Authorized to Sign Report

January 25, 1996
- -------------------------------------------------------------------------------
Date of Signature

The Reports of Condition and Income are to be prepared in accordance with Federal regulatory authority instructions. NOTE: These instructions may in some cases differ from generally accepted accounting principles.

We, the undersigned directors (trustees), attest to the correctness of this Report of Condition (including the supporting schedules) and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

/s/ GUNNAR S. OVERSTROM
- -------------------------------------------------------------------------------
Director (Trustee)

/s/ JOEL B. ALVORD
- -------------------------------------------------------------------------------
Director (Trustee)

/s/ DAVID L. EYLES
- -------------------------------------------------------------------------------
Director (Trustee)

FOR BANKS SUBMITTING HARD COPY REPORT FORMS:

STATE MEMBER BANKS: Return the original and one copy to the appropriate Federal Feserve District Bank.

STATE NONMEMBER BANKS: Return the original only in the special return address envelope provided. If express mail is used in lieu of the special return address envelope, return the original only to the FDIC, c/o Quality Data Systems, 2127 Espey Court, Crofton, MD 21114.

NATIONAL BANKS: Return the original only in the special return address envelope provided. If express mail is used in lieu of the special return address envelope, return the original only to the FDIC, c/o Quality Data Systems, 2127 Espey Court, Crofton, MD 21114.

- -----------------------------------------------------------------------------------------------------------------------------
                                                          ___
FDIC Certificate Number | 1  | 0 | 5 | 8 | 2 |            |
                        ______________________                  CALL NO. 190               31                   12-31-95
                              (RCRI 9050)
                                                                CERT: 02499             10582               STBK 09-0590

                                                                FLEET NATIONAL BANK OF CONNECTICUT
                                                                777 MAIN STREET
                                                                HARTFORD, CT  06115
                                                          |                                                                  |
                                                          ___                                                             ___

Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency

                                                                       FFIEC 031
                                                                       Page i
                                                                          /2/
Consolidated Reports of Condition and Income for
A Bank With Domestic and Foreign Offices
________________________________________________________________________________

TABLE OF CONTENTS

SIGNATURE PAGE                                                             Cover

REPORT OF INCOME

Schedule RI--Income Statement...........................................RI-1,2,3
Schedule RI-A--Changes in Equity Capital....................................RI-3
Schedule RI-B--Charge-offs and Recoveries and
  Changes in Allowance for Loan and Lease
  Losses..................................................................RI-4,5
Schedule RI-C--Applicable Income Taxes by
  Taxing Authority..........................................................RI-5
Schedule RI-D--Income from
  International Operations..................................................RI-6
Schedule RI-E--Explanations...............................................RI-7,8

REPORT OF CONDITION

Schedule RC--Balance Sheet................................................RC-1,2
Schedule RC-A--Cash and Balances Due
  From Depository Institutions..............................................RC-3
Schedule RC-B--Securities.................................................RC-4,5
Schedule RC-C--Loans and Lease Fianancing
  Receivables:
    Part I. Loans and Leases..............................................RC-6,7
    Part II. Loans to Small Businesses and
      Small Farms (included in the forms for
      June 30 only).....................................................RC-7a,7b
Schedule RC-D--Trading Assets and Liabilities
  (to be completed only by selected banks)..................................RC-8
Schedule RC-E--Deposit Liabilities.......................................RC-9,10
Schedule RC-F--Only Assets.................................................RC-11
Schedule RC-G--Other Liabilities...........................................RC-11
Schedule RC-H--Selected Balance Sheet Items for
  Domestic Offices.........................................................RC-12
Schedule RC-I--Selected Assets and Liabilities
  of IBF's.................................................................RC-13
Schedule RC-K--Quarterly Averages..........................................RC-13
Schedule RC-L--Off-Balance Sheet Items..................................RC-14,15
Schedule RC-M--Memoranda................................................RC-16,17
Schedule RC-N--Past Due and Nonaccrual Loans,
  Leases, and Other Assets..............................................RC-18,19
Schedule RC-O--Other Data for Deposit
  Insurance Assessments.................................................RC-20,21
Schedule RC-R--Risk-Based Captial.......................................RC-22,23
Optional Narrative Statement Concerning the
  Amounts Reported in the Reports of
  Conditions and Income....................................................RC-24
Special Report (TO BE COMPLETED BY ALL BANKS)
Schedule RC-J--Repricing Opportunities (sent only to and to be completed only by savings banks)

DISCLOSURE OF ESTIMATED BURDEN

The estimated average burden associated with this information collection is
30.7 hours per respondent and is estimated to vary from 15 to 200 hours per response, depending on individual circumstances. Burden estimates include the time for reviewing instructions, gathering and maintaining data in the required form, and completing the information collection, but exclude the time for compiling and maintaining business records in the normal course of a respondent's activities. Comments concerning the accuracy of this burden estimate and suggestions for reducing this burden should be directed to the Office of Information and Regulatory Affairs. Office of Management and Budget, Washington, D.C. 20503, and to one of the following:

Secretary
Board of Governors of the Federal Reserve System
Washington, D.C. 20551

Legislative and Regulatory Analysis Division
Office of the Comptroller of the Currency
Washington, D.C. 20219

Assistant Executive Secretary
Federal Deposit Insurance Corporation
Washington, D.C. 20429

For information or assistance, national and state nonmember banks should contact the FDIC's Call Reports Analysis Unit, 550 17th Street, NW, Washington, D.C. 20429, toll free on (800)688-FDIC (3342), Monday through Friday between 8:00 a.m. and 5:00 p.m., Eastern time. State member banks should contact their Federal Reserve District Bank.

Legal Title of Bank:  FLEET NATIONAL BANK OF CONNECTICUT                            Call Date:  12/31/95  ST-BK: 09-0590  FFIEC 031
Address:              777 MAIN STREET                                                                                      Page RI-1
City, State   Zip:    HARTFORD, CT  06115
FDIC Certificate No.: |0|2|4|9|9|
                      ___________


Legal Title of Bank:  FLEET NATIONAL BANK OF CONNECTICUT
Address:              777 MAIN STREET
City, State   Zip:    HARTFORD, CT  06115
FDIC Certificate No.: |0|2|4|9|9|


Consolidated Report of Income
for the period January 1, 1995 - December 31, 1995

All Report of Income schedules are to be reported on a calendar year-to-date basis in thousands of dollars.
                                                                                      file
Schedule RI--Income Statement                                                                               ________
                                                                                                           |  1480  |
                                                                                                           |________|
_______________________________________________________________________________________________ ___________|________|
1. Interest income:                                                                            | ////////////////// |
   a. Interest and fee income on loans:                                                        | ////////////////// |
      (1) In domestic offices:                                                                 | ////////////////// |
          (a) Loans secured by real estate ................................................... | 4011       382,429 | 1.a.(1)(a)
          (b) Loans to depository institutions ............................................... | 4019           732 | 1.a.(1)(b)
          (c) Loans to finance agricultural production and other loans to farmers ............ | 4024           309 | 1.a.(1)(c)
          (d) Commercial and industrial loans ................................................ | 4012       466,509 | 1.a.(1)(d)
          (e) Acceptances of other banks ..................................................... | 4026            70 | 1.a.(1)(e)
          (f) Loans to individuals for household, family, and other personal expenditures:     | ////////////////// |
              (1) Credit cards and related plans ............................................. | 4054           813 | 1.a.(1)(f)(1)
              (2) Other ...................................................................... | 4055        52,452 | 1.a.(1)(f)(2)
          (g) Loans to foreign governments and official institutions ......................... | 4056             0 | 1.a.(1)(g)
          (h) Obligations (other than securities and leases) of states and political           | ////////////////// |
              subdivisions in the U.S.:                                                        | ////////////////// |
              (1) Taxable obligations ........................................................ | 4503           240 | 1.a.(1)(h)(1)
              (2) Tax-exempt obligations ..................................................... | 4504         2,486 | 1.a.(1)(h)(2)
          (i) All other loans in domestic offices ............................................ | 4058        59,226 | 1.a.(1)(i)
      (2) In foreign offices, Edge and Agreement subsidiaries, and IBFs ...................... | 4059             0 | 1.a.(2)
   b. Income from lease financing receivables:                                                 | ////////////////// |
      (1) Taxable leases ..................................................................... | 4505         1,015 | 1.b.(1)
      (2) Tax-exempt leases .................................................................. | 4307             0 | 1.b.(2)
   c. Interest income on balances due from depository institutions:(1)                         | ////////////////// |
      (1) In domestic offices ................................................................ | 4105             7 | 1.c.(1)
      (2) In foreign offices, Edge and Agreement subsidiaries, and IBFs ...................... | 4106         4,751 | 1.c.(2)
   d. Interest and dividend income on securities:                                              | ////////////////// |
      (1) U.S. Treasury securities and U.S. Government agency and corporation obligations .... | 4027       187,576 | 1.d.(1)
      (2) Securities issued by states and political subdivisions in the U.S.:                  | ////////////////// |
          (a) Taxable securities ............................................................. | 4506             0 | 1.d.(2)(a)
          (b) Tax-exempt securities .......................................................... | 4507             3 | 1.d.(2)(b)
      (3) Other domestic debt securities ..................................................... | 3657        78,170 | 1.d.(3)
      (4) Foreign debt securities ............................................................ | 3658           223 | 1.d.(4)
      (5) Equity securities (including investments in mutual funds) .......................... | 3659         6,646 | 1.d.(5)
   e. Interest income from assets held in trading accounts ................................... | 4069             0 | 1.e.
                                                                                               ______________________

____________
(1) Includes interest income on time certificates of deposit not held for trading.

Legal Title of Bank:  FLEET NATIONAL BANK OF CONNECTICUT                            Call Date:  12/31/95  ST-BK: 09-0590  FFIEC 031
Address:              777 MAIN STREET                                                                                     Page RI-2
City, State   Zip:    HARTFORD, CT  06115
FDIC Certificate No.: |0|2|4|9|9|
                      ___________

Schedule RI--Continued
                                                                                   ________________
                                                 Dollar Amounts in Thousands       | Year-to-date |
___________________________________________________________________________________ ______________
 1. Interest income (continued)                                              | RIAD  Bil Mil Thou |
    f. Interest income on federal funds sold and securities purchased        | ////////////////// |
       under agreements to resell in domestic offices of the bank and of     | ////////////////// |
       its Edge and Agreement subsidiaries, and in IBFs .................... | 4020        11,399 |  1.f.
    g. Total interest income (sum of items 1.a through 1.f) ................ | 4107     1,255,056 |  1.g.
 2. Interest expense:                                                        | ////////////////// |
    a. Interest on deposits:                                                 | ////////////////// |
       (1) Interest on deposits in domestic offices:                         | ////////////////// |
           (a) Transaction accounts (NOW accounts, ATS accounts, and         | ////////////////// |
               telephone and preauthorized transfer accounts) .............. | 4508         8,111 |  2.a.(1)(a)
           (b) Nontransaction accounts:                                      | ////////////////// |
               (1) Money market deposit accounts (MMDAs) ................... | 4509        25,029 |  2.a.(1)(b)(1)
               (2) Other savings deposits .................................. | 4511        49,772 |  2.a.(1)(b)(2)
               (3) Time certificates of deposit of $100,000 or more ........ | 4174       102,210 |  2.a.(1)(b)(3)
               (4) All other time deposits ................................. | 4512       120,235 |  2.a.(1)(b)(4)
       (2) Interest on deposits in foreign offices, Edge and Agreement       | ////////////////// |
           subsidiaries, and IBFs .......................................... | 4172        38,926 |  2.a.(2)
    b. Expense of federal funds purchased and securities sold under          | ////////////////// |
       agreements to repurchase in domestic offices of the bank and of       | ////////////////// |
       its Edge and Agreement subsidiaries, and in IBFs .................... | 4180       213,972 |  2.b.
    c. Interest on demand notes issued to the U.S. Treasury, trading         | ////////////////// |
       liabilities, and other money borrowed ............................... | 4185       134,947 |  2.c.
    d. Interest on mortgage indebtedness and obligations under               | ////////////////// |
       capitalized leases .................................................. | 4072           833 |  2.d.
    e. Interest on subordinated notes and debentures ....................... | 4200        19,159 |  2.e.
    f. Total interest expense (sum of items 2.a through 2.e) ............... | 4073       713,194 |  2.f.
                                                                                                   ___________________________
 3. Net interest income (item 1.g minus 2.f) ............................... | ////////////////// | RIAD 4074 |      541,862 |  3.
                                                                                                   ___________________________
 4. Provisions:                                                              | ////////////////// |
                                                                                                   ___________________________
    a. Provision for loan and lease losses ................................. | ////////////////// | RIAD 4230 |        5,258 |  4.a.
    b. Provision for allocated transfer risk ............................... | ////////////////// | RIAD 4243 |            0 |  4.b.
                                                                                                   ___________________________
 5. Noninterest income:                                                      | ////////////////// |
    a. Income from fiduciary activities .................................... | 4070        84,978 |  5.a.
    b. Service charges on deposit accounts in domestic offices ............. | 4080        65,848 |  5.b.
    c. Trading gains (losses) and fees from foreign exchange transactions .. | 4075         1,436 |  5.c.
    d. Other foreign transaction gains (losses) ............................ | 4076             0 |  5.d.
    e. Other gains (losses) and fees from trading assets and liabilities ... | 4077         1,422 |  5.e.
    f. Other noninterest income:                                             | ////////////////// |
       (1) Other fee income ................................................ | 5407        59,418 |  5.f.(1)
       (2) All other noninterest income* ................................... | 5408        54,976 |  5.f.(2)
                                                                                                   ___________________________
    g. Total noninterest income (sum of items 5.a through 5.f) ............. | ////////////////// | RIAD 4079 |      268,078 |  5.g.
 6. a. Realized gains (losses) on held-to-maturity securities .............. | ////////////////// | RIAD 3521 |          (6) |  6.a.
    b. Realized gains (losses) on available-for-sale securities ............ | ////////////////// | RIAD 3196 |          300 |  6.b.
                                                                             | ////////////////// |___________________________
 7. Noninterest expense:                                                     | ////////////////// |
    a. Salaries and employee benefits ...................................... | 4135       277,219 |  7.a.
    b. Expenses of premises and fixed assets (net of rental income)          | ////////////////// |
       (excluding salaries and employee benefits and mortgage interest) .... | 4217        88,758 |  7.b.
    c. Other noninterest expense* .......................................... | 4092       390,919 |  7.c.
                                                                                                   ___________________________
    d. Total noninterest expense (sum of items 7.a through 7.c) ............ | ////////////////// | RIAD 4093 |      756,896 |  7.d.
                                                                                                   ___________________________
 8. Income (loss) before income taxes and extraordinary items and other      | ////////////////// |
                                                                                                   ___________________________
    adjustments (item 3 plus or minus items 4.a, 4.b, 5.g, 6.a, 6.b, and 7.d)| ////////////////// | RIAD 4301 |       48,080 |  8.
 9. Applicable income taxes (on item 8) .................................... | ////////////////// | RIAD 4302 |       20,832 |  9.
                                                                                                   ___________________________
10. Income (loss) before extraordinary items and other adjustments           | ////////////////// |
                                                                                                   ___________________________
    (item 8 minus 9) ....................................................... | ////////////////// | RIAD 4300 |       27,248 | 10.
                                                                             _________________________________________________

____________
*Describe on Schedule RI-E--Explanations.

Legal Title of Bank:  FLEET NATIONAL BANK OF CONNECTICUT                            Call Date:  12/31/95  ST-BK: 09-0590  FFIEC 031
Address:              777 MAIN STREET                                                                                     Page RI-3
City, State   Zip:    HARTFORD, CT  06115
FDIC Certificate No.: |0|2|4|9|9|
                      ___________

Schedule RI--Continued
                                                                                 ________________
                                                                                 | Year-to-date |
                                                                           ______ ______________
                                               Dollar Amounts in Thousands | RIAD  Bil Mil Thou |
___________________________________________________________________________________ ______________
11. Extraordinary items and other adjustments:                             | ////////////////// |
    a. Extraordinary items and other adjustments, gross of income taxes* . | 4310             0 | 11.a.
    b. Applicable income taxes (on item 11.a)* ........................... | 4315             0 | 11.b.
    c. Extraordinary items and other adjustments, net of income taxes      | ////////////////// |
                                                                                                 ___________________________
       (item 11.a minus 11.b) ............................................ | ////////////////// | RIAD 4320 |            0 | 11.c.
12. Net income (loss) (sum of items 10 and 11.c) ......................... | ////////////////// | RIAD 4340 |       27,248 | 12.
                                                                           _________________________________________________

                                                                                                                  __________
                                                                                                            ______|__I481__|
Memoranda                                                                                                   | Year-to-date |
                                                                                                      ______ ______________
                                                                          Dollar Amounts in Thousands | RIAD  Bil Mil Thou |
______________________________________________________________________________________________________ ____________________
 1. Interest expense incurred to carry tax-exempt securities, loans, and leases acquired after        | ////////////////// |
    August 7, 1986, that is not deductible for federal income tax purposes .......................... | 4513             0 | M.1.
 2. Income from the sale and servicing of mutual funds and annuities in domestic offices              | ////////////////// |
    (included in Schedule RI, item 8) ............................................................... | 8431             0 | M.2.
 3. Estimated foreign tax credit included in applicable income taxes, items 9 and 11.b above ........ | 4309             0 | M.3.
 4. To be completed only by banks with $1 billion or more in total assets:                            | ////////////////// |
    Taxable equivalent adjustment to "Income (loss) before income taxes and extraordinary             | ////////////////// |
    items and other adjustments" (item 8 above) ..................................................... | 1244         1,837 | M.4.
 5. Number of full-time equivalent employees on payroll at end of current period (round to            | ////        Number |
    nearest whole number) ........................................................................... | 4150         5,002 | M.5.
 6. Not applicable                                                                                    | ////////////////// |
 7. If the reporting bank has restated its balance sheet as a result of applying push down            | ////      MM DD YY |
    accounting this calendar year, report the date of the bank's acquisition ........................ | 9106      00/00/00 | M.7.
 8. Trading revenue (from cash instruments and off-balance sheet derivative instruments)              | ////////////////// |
    (included in schedule RI, items 5.c and 5.e):                                                     | ////  Bil Mil Thou |
    a. Interest rate esposures ...................................................................... | 8757         1,442 | M.8.a.
    b. Foreign exchange exposures ................................................................... | 8758         1,416 | M.8.b.
    c. Equity security and index exposures .......................................................... | 8759             0 | M.8.c.
    d. Commodity and other exposures ................................................................ | 8760             0 | M.8.d.
 9. Impact on income of off-balance sheet derivatives held for purposes other than trading:           | ////////////////// |
    a. Net increase (decrease) to interest income.....................................................| 8761       (13,220)| M.9.a.
    b. Net (increase) decrease to interest expense ...................................................| 8762        (6,842)| M.9.b.
    c. Other (noninterest) allocations ...............................................................| 8763             0 | M.9.c.

____________
*Describe on Schedule RI-E--Explanations.






























Legal Title of Bank:  FLEET NATIONAL BANK OF CONNECTICUT                            Call Date:  12/31/95  ST-BK: 09-0590  FFIEC 031
Address:              777 MAIN STREET                                                                                     Page RI-4
City, State   Zip:    HARTFORD, CT  06115
FDIC Certificate No.: |0|2|4|9|9|
                      ___________

Schedule RI-A--Changes in Equity Capital

Indicate decreases and losses in parentheses.                                                               _________
                                                                                                            |  I483 |
                                                                                                      _____________________
                                                                          Dollar Amounts in Thousands | RIAD  Bil Mil Thou |
______________________________________________________________________________________________________|____________________|
 1. Total equity capital originally reported in the December 31, 1994, Reports of Condition           | ////////////////// |
    and Income ...................................................................................... | 3215     1,236,358 |  1.
 2. Equity capital adjustments from amended Reports of Income, net* ................................. | 3216             0 |  2.
 3. Amended balance end of previous calendar year (sum of items 1 and 2) ............................ | 3217     1,236,358 |  3.
 4. Net income (loss) (must equal Schedule RI, item 12) ............................................. | 4340        27,248 |  4.
 5. Sale, conversion, acquisition, or retirement of capital stock, net .............................. | 4346       125,000 |  5.
 6. Changes incident to business combinations, net .................................................. | 4356             0 |  6.
 7. LESS: Cash dividends declared on preferred stock ................................................ | 4470        11,330 |  7.
 8. LESS: Cash dividends declared on common stock ................................................... | 4460        97,000 |  8.
 9. Cumulative effect of changes in accounting principles from prior years* (see instructions         | ////////////////// |
    for this schedule) .............................................................................. | 4411             0 |  9.
10. Corrections of material accounting errors from prior years* (see instructions for this schedule)  | 4412             0 | 10.
11. Change in net unrealized holding gains (losses) on available-for-sale securities ................ | 8433        32,197 | 11.
12. Foreign currency translation adjustments ........................................................ | 4414             0 | 12.
13. Other transactions with parent holding company* (not included in items 5, 7, or 8 above) ........ | 4415        30,000 | 13.
14. Total equity capital end of current period (sum of items 3 through 13) (must equal Schedule RC,   | ////////////////// |
    item 28) ........................................................................................ | 3210     1,342,473 | 14.
                                                                                                      ______________________

____________
*Describe on Schedule RI-E--Explanations.


Schedule RI-B--Charge-offs and Recoveries and Changes
               in Allowance for Loan and Lease Losses

Part I. Charge-offs and Recoveries on Loans and Leases

Part I excludes charge-offs and recoveries through
the allocated transfer risk reserve.
                                                                                                               __________
                                                                                                               |  I486  | <-
                                                                              _________________________________ ________
                                                                              |      (Column A)    |     (Column B)     |
                                                                              |     Charge-offs    |     Recoveries     |
                                                                               ____________________ ____________________
                                                                              |         Calendar year-to-date           |
                                                                               _________________________________________
                                                  Dollar Amounts in Thousands | RIAD  Bil Mil Thou | RIAD  Bil Mil Thou |
______________________________________________________________________________ ____________________ ____________________
1. Loans secured by real estate:                                              | ////////////////// | ////////////////// |
   a. To U.S. addressees (domicile) ......................................... | 4651        73,797 | 4661        17,780 | 1.a.
   b. To non-U.S. addressees (domicile) ..................................... | 4652             0 | 4662             0 | 1.b.
2. Loans to depository institutions and acceptances of other banks:           | ////////////////// | ////////////////// |
   a. To U.S. banks and other U.S. depository institutions .................. | 4653             0 | 4663             0 | 2.a.
   b. To foreign banks ...................................................... | 4654             0 | 4664             0 | 2.b.
3. Loans to finance agricultural production and other loans to farmers ...... | 4655            73 | 4665            97 | 3.
4. Commercial and industrial loans:                                           | ////////////////// | ////////////////// |
   a. To U.S. addressees (domicile) ......................................... | 4645        11,164 | 4617         5,987 | 4.a.
   b. To non-U.S. addressees (domicile) ..................................... | 4646             0 | 4618             0 | 4.b.
5. Loans to individuals for household, family, and other personal             | ////////////////// | ////////////////// |
   expenditures:                                                              | ////////////////// | ////////////////// |
   a. Credit cards and related plans ........................................ | 4656         1,137 | 4666           412 | 5.a.
   b. Other (includes single payment, installment, and all student loans) ... | 4657         3,932 | 4667         2,290 | 5.b.
6. Loans to foreign governments and official institutions ................... | 4643             0 | 4627             0 | 6.
7. All other loans .......................................................... | 4644         1,131 | 4628           269 | 7.
8. Lease financing receivables:                                               | ////////////////// | ////////////////// |
   a. Of U.S. addressees (domicile) ......................................... | 4658             0 | 4668             0 | 8.a.
   b. Of non-U.S. addressees (domicile) ..................................... | 4659             0 | 4669             0 | 8.b.
9. Total (sum of items 1 through 8) ......................................... | 4635        91,234 | 4605        26,835 | 9.
                                                                              ___________________________________________



Legal Title of Bank:  FLEET NATIONAL BANK OF CONNECTICUT                            Call Date:  12/31/95  ST-BK: 09-0590  FFIEC 031
Address:              777 MAIN STREET                                                                                     Page RI-5
City, State   Zip:    HARTFORD, CT  06115
FDIC Certificate No.: |0|2|4|9|9|
                      ___________

Schedule RI-B--Continued

Part I. Continued

Memoranda

                                                                              _________________________________ ________
                                                                              |      (Column A)    |     (Column B)     |
                                                                              |     Charge-offs    |     Recoveries     |
                                                                               ____________________ ____________________
                                                                              |         Calendar year-to-date           |
                                                                               _________________________________________
                                                  Dollar Amounts in Thousands | RIAD  Bil Mil Thou | RIAD  Bil Mil Thou |
______________________________________________________________________________ ____________________ ____________________
1-3. Not applicable                                                           | ////////////////// | ////////////////// |
4. Loans to finance commercial real estate, construction, and land            | ////////////////// | ////////////////// |
   development activities (not secured by real estate) included in            | ////////////////// | ////////////////// |
   Schedule RI-B, part I, items 4 and 7, above .............................. | 5409         1,891 | 5410         1,411 | M.4.
5. Loans secured by real estate in domestic offices (included in              | ////////////////// | ////////////////// |
   Schedule RI-B, part I, item1, above):                                      | ////////////////// | ////////////////// |
   a. Construction and land development ..................................... | 3582         6,020 | 3583         2,428 | M.5.a.
   b. Secured by farmLand ................................................... | 3584           104 | 3585             5 | M.5.b.
   c. Secured by 1-4 family residential properties:                           | ////////////////// | ////////////////// |
      (1) Revolving, open-end loans secured by 1-4 family residential         | ////////////////// | ////////////////// |
          properties and extended under lines of credit ..................... | 5411         1,696 | 5412            65 | M.5.c.(1)
      (2) All other loans secured by 1-4 family residential properties ...... | 5413        19,988 | 5414         4,864 | M.5.c.(2)
   d. Secured by multifamily (5 or more) residential properties ............. | 3588         5,613 | 3589         1,633 | M.5.d.
   e. Secured by nonfarm nonresidential properties .......................... | 3590        40,376 | 3591         8,785 | M.5.e.
                                                                              |_________________________________________|

   Part II. Changes in Allowance for Loan and Lease Losses
                                                                                                    _____________________

                                                                       Dollar Amounts in Thousands | RIAD  Bil Mil Thou |
___________________________________________________________________________________________________ ____________________
1. Balance originally reported in the December 31, 1994, Reports of Condition and Income ......... | 3124       283,800 | 1.
2. Recoveries (must equal part I, item 9, column B above) ........................................ | 4605        26,835 | 2.
3. LESS: Charge-offs (must equal part I, item 9, column A above) ................................. | 4635        91,234 | 3.
4. Provision for loan and lease losses (must equal Schedule RI, item 4.a)......................... | 4230         5,258 | 4.
5. Adjustments* (see instructions for this schedule) ................................ ............ | 4815        42,284 | 5.
6. Balance end of current period (sum of items 1 through 5) (must equal Schedule RC,               | ////////////////// |
   item 4.b) ..................................................................................... | 3123       266,943 | 6.
                                                                                                   |____________________|
____________
*Describe on Schedule RI-E--Explanations.



Schedule RI-C--Applicable Income Taxes by Taxing Authority

Schedule RI-C is to be reported with the December Report of Income.
                                                                                                               |  I489  | <-
                                                                                                    ____________ ________
                                                                       Dollar Amounts in Thousands | RIAD  Bil Mil Thou |
___________________________________________________________________________________________________ ____________________
1. Federal ....................................................................................... | 4780        17,383 | 1.
2. State and local................................................................................ | 4790         3,449 | 2.
3. Foreign ....................................................................................... | 4795             0 | 3.
4. Total (sum of items 1 through 3) (must equal sum of Schedule RI, items 9 and 11.b) ............ | 4770        20,832 | 4.
                                                                       ____________________________|                    |
5. Deferred portion of item 4 ........................................ | RIAD 4772 |       (69,592)| ////////////////// | 5.
                                                                       __________________________________________________


Legal Title of Bank:  FLEET NATIONAL BANK OF CONNECTICUT                            Call Date:  12/31/95  ST-BK: 09-0590  FFIEC 031
Address:              777 MAIN STREET                                                                                     Page RI-6
City, State   Zip:    HARTFORD, CT  06115
FDIC Certificate No.: |0|2|4|9|9|
                      ___________

Schedule RI-D--Income from International Operations

For all banks with foreign offices, Edge or Agreement subsidiaries, or IBFs where international operations account for more than 10 percent of total revenues, total assets, or net income.

Part I. Estimated Income from International Operations

                                                                                                             __________
                                                                                                             |  I492  | <-
                                                                                                       ______ ________
                                                                                                       | Year-to-date |
                                                                                                 ______ ______________
                                                                     Dollar Amounts in Thousands | RIAD  Bil Mil Thou |
_________________________________________________________________________________________________ ____________________
1. Interest income and expense booked at foreign offices, Edge and Agreement subsidiaries,       | ////////////////// |
   and IBFs:                                                                                     | ////////////////// |
   a. Interest income booked ................................................................... | 4837           N/A | 1.a.
   b. Interest expense booked .................................................................. | 4838           N/A | 1.b.
   c. Net interest income booked at foreign offices, Edge and Agreement subsidiaries, and IBFs   | ////////////////// |
      (item 1.a minus 1.b) ..................................................................... | 4839           N/A | 1.c.
2. Adjustments for booking location of international operations:                                 | ////////////////// |
   a. Net interest income attributable to international operations booked at domestic offices .. | 4840           N/A | 2.a.
   b. Net interest income attributable to domestic business booked at foreign offices .......... | 4841           N/A | 2.b.
   c. Net booking location adjustment (item 2.a minus 2.b) ..................................... | 4842           N/A | 2.c.
3. Noninterest income and expense attributable to international operations:                      | ////////////////// |
   a. Noninterest income attributable to international operations .............................. | 4097           N/A | 3.a.
   b. Provision for loan and lease losses attributable to international operations ............. | 4235           N/A | 3.b.
   c. Other noninterest expense attributable to international operations ....................... | 4239           N/A | 3.c.
   d. Net noninterest income (expense) attributable to international operations (item 3.a        | ////////////////// |
      minus 3.b and 3.c) ....................................................................... | 4843           N/A | 3.d.
4. Estimated pretax income attributable to international operations before capital allocation    | ////////////////// |
   adjustment (sum of items 1.c, 2.c, and 3.d) ................................................. | 4844           N/A | 4.
5. Adjustment to pretax income for internal allocations to international operations to reflect   | ////////////////// |
   the effects of equity capital on overall bank funding costs ................................. | 4845           N/A | 5.
6. Estimated pretax income attributable to international operations after capital allocation     | ////////////////// |
   adjustment (sum of items 4 and 5) ........................................................... | 4846           N/A | 6.
7. Income taxes attributable to income from international operations as estimated in item 6 .... | 4797           N/A | 7.
8. Estimated net income attributable to international operations (item 6 minus 7) .............. | 4341           N/A | 8.
                                                                                                 ______________________
Memoranda                                                                                        ______________________
                                                                     Dollar Amounts in Thousands | RIAD  Bil Mil Thou |
_________________________________________________________________________________________________ ____________________
1. Intracompany interest income included in item 1.a above ..................................... | 4847           N/A | M.1.
2. Intracompany interest expense included in item 1.b above .................................... | 4848           N/A | M.2.
                                                                                                 ______________________

Part II. Supplementary Details on Income from International Operations Required by the Departments of Commerce and Treasury for Purposes of the U.S.
International Accounts and the U.S. National Income and Product Accounts
                                                                                                       ________________
                                                                                                       | Year-to-date |
                                                                                                 ______ ______________
                                                                     Dollar Amounts in Thousands | RIAD  Bil Mil Thou |
_________________________________________________________________________________________________ ____________________
1. Interest income booked at IBFs .............................................................. | 4849           N/A | 1.
2. Interest expense booked at IBFs ............................................................. | 4850           N/A | 2.
3. Noninterest income attributable to international operations booked at domestic offices        | ////////////////// |
   (excluding IBFs):                                                                             | ////////////////// |
   a. Gains (losses) and extraordinary items ................................................... | 5491           N/A | 3.a.
   b. Fees and other noninterest income ........................................................ | 5492           N/A | 3.b.
4. Provision for loan and lease losses attributable to international operations booked at        | ////////////////// |
   domestic offices (excluding IBFs) ........................................................... | 4852           N/A | 4.
5. Other noninterest expense attributable to international operations booked at domestic offices | ////////////////// |
   (excluding IBFs) ............................................................................ | 4853           N/A | 5.
                                                                                                 ______________________

Legal Title of Bank:  FLEET NATIONAL BANK OF CONNECTICUT                            Call Date:  12/31/95  ST-BK: 09-0590  FFIEC 031
Address:              777 MAIN STREET                                                                                     Page RI-7
City, State   Zip:    HARTFORD, CT  06115
FDIC Certificate No.: |0|2|4|9|9|
                      ___________

Schedule RI-E--Explanations

Schedule RI-E is to be completed each quarter on a calendar year-to-date basis.

Detail all adjustments in Schedules RI-A and RI-B, all extraordinary items and other adjustments in Schedule RI, and all significant items of other noninterest income and other noninterest expense in Schedule RI. (See instructions for details.)
                                                                                                              __________
                                                                                                              |  I495  | <-
                                                                                                        ______ ________
                                                                                                        | Year-to-date |
                                                                                                  ______ ______________
                                                                      Dollar Amounts in Thousands | RIAD  Bil Mil Thou |
__________________________________________________________________________________________________ ____________________
 1. All other noninterest income (from Schedule RI, item 5.f.(2))                                 | ////////////////// |
    Report amounts that exceed 10% of Schedule RI, item 5.f.(2):                                  | ////////////////// |
    a. Net gains on other real estate owned ..................................................... | 5415             0 | 1.a.
    b. Net gains on sales of loans .............................................................. | 5416             0 | 1.b.
    c. Net gains on sales of premises and fixed assets .......................................... | 5417             0 | 1.c.
    Itemize and describe the three largest other amounts that exceed 10% of                       | ////////////////// |
    Schedule RI, item 5.f.(2):                                                                    | ////////////////// |
       _____________
    d. | TEXT 4461 |______________________________________________________________________________| 4461        33,165 | 1.d.
        ___________  REIMBURSEMENT FROM AFFILIATES
    e. | TEXT 4462 |______________________________________________________________________________| 4462               | 1.e.
        ___________
    f. | TEXT 4463 |______________________________________________________________________________| 4463               | 1.f.
       _____________
 2. Other noninterest expense (from Schedule RI, item 7.c):                                       | ////////////////// |
    a. Amortization expense of intangible assets ................................................ | 4531        23,094 | 2.a.
    Report amounts that exceed 10% of Schedule RI, item 7.c:                                      | ////////////////// |
    b. Net losses on other real estate owned .................................................... | 5418             0 | 2.b.
    c. Net losses on sales of loans ............................................................. | 5419             0 | 2.c.
    d. Net losses on sales of premises and fixed assets ......................................... | 5420             0 | 2.d.
    Itemize and describe the three largest other amounts that exceed 10% of                       | ////////////////// |
    Schedule RI, item 7.c:                                                                        | ////////////////// |
       _____________
    e. | TEXT 4464 |______________________________________________________________________________| 4464       166,229 | 2.e.
        ___________  MERGER & RESTRUCTURING CHARGES
    f. | TEXT 4467 |______________________________________________________________________________| 4467               | 2.f.
        ___________
    g. | TEXT 4468 |______________________________________________________________________________| 4468               | 2.g.
       _____________
 3. Extraordinary items and other adjustments (from Schedule RI, item 11.a) and                   | ////////////////// |
    applicable income tax effect (from Schedule RI, item 11.b) (itemize and describe              | ////////////////// |
    all extraordinary items and other adjustments):                                               | ////////////////// |
           _____________
    a. (1) | TEXT 4469 |__________________________________________________________________________| 4469               | 3.a.(1)
           _____________
       (2) Applicable income tax effect                               | RIAD 4486 |               | ////////////////// | 3.a.(2)
           _____________                                              ____________________________
    b. (1) | TEXT 4487 |__________________________________________________________________________| 4487               | 3.b.(1)
           _____________
       (2) Applicable income tax effect                               | RIAD 4488 |               | ////////////////// | 3.b.(2)
           _____________                                              ____________________________
    c. (1) | TEXT 4489 |__________________________________________________________________________| 4489               | 3.c.(1)
           _____________
       (2) Applicable income tax effect                               | RIAD 4491 |               | ////////////////// | 3.c.(2)
                                                                      ____________________________
 4. Equity capital adjustments from amended Reports of Income (from Schedule RI-A,                | ////////////////// |
    item 2) (itemize and describe all adjustments):                                               | ////////////////// |
       _____________
    a. | TEXT 4492 |______________________________________________________________________________| 4492               | 4.a.
        ___________
    b. | TEXT 4493 |______________________________________________________________________________| 4493               | 4.b.
       _____________
 5. Cumulative effect of changes in accounting principles from prior years (from                  | ////////////////// |
    Schedule RI-A, item 9) (itemize and describe all changes in accounting principles):           | ////////////////// |
       _____________
    a. | TEXT 4494 |______________________________________________________________________________| 4494               | 5.a.
        ___________
    b. | TEXT 4495 |______________________________________________________________________________| 4495               | 5.b.
       _____________
 6. Corrections of material accounting errors from prior years (from Schedule RI-A,               | ////////////////// |
    item 10) (itemize and describe all corrections):                                              | ////////////////// |
       _____________
    a. | TEXT 4496 |______________________________________________________________________________| 4496               | 6.a.
        ___________
    b. | TEXT 4497 |______________________________________________________________________________| 4497               | 6.b.
       _____________
                                                                                                  ______________________

Legal Title of Bank:  FLEET NATIONAL BANK OF CONNECTICUT                            Call Date:  12/31/95  ST-BK: 09-0590  FFIEC 031
Address:              777 MAIN STREET                                                                                     Page RI-8
City, State   Zip:    HARTFORD, CT  06115
FDIC Certificate No.: |0|2|4|9|9|
                      ___________

Schedule RI-E--Continued
                                                                                                        ________________
                                                                                                        | Year-to-date |
                                                                                                  ______ ______________
                                                                      Dollar Amounts in Thousands | RIAD  Bil Mil Thou |
__________________________________________________________________________________________________ ____________________
 7. Other transactions with parent holding company (from Schedule RI-A, item 13)                  | ////////////////// |
    (itemize and describe all such transactions):                                                 | ////////////////// |
       _____________  CAPITAL CONTRIBUTION FROM THE PARENT COMPANY
    a. | TEXT 4498 |______________________________________________________________________________| 4498        30,000 | 7.a.
        ___________
    b. | TEXT 4499 |______________________________________________________________________________| 4499               | 7.b.
       _____________
 8. Adjustments to allowance for loan and lease losses (from Schedule RI-B, part II,              | ////////////////// |
    item 5) (itemize and describe all adjustments):                                               | ////////////////// |
       _____________
    a. | TEXT 4521 | ADJUSTMENT DUE TO BARCLAY'S ACQUISITION
                   |______________________________________________________________________________| 4521        41,743 | 8.a.
       _____________ SCC TRANSFER
    b. | TEXT 4522 |______________________________________________________________________________| 4522           541 | 8.b.
       _____________
                                                                                                   ____________________
 9. Other explanations (the space below is provided for the bank to briefly describe,             |   I498   |   I499  | <-
                                                                                                  ______________________
    at its option, any other significant items affecting the Report of Income):
               ___
    No comment |X| (RIAD 4769)
               ___
    Other explanations (please type or print clearly):
    (TEXT 4769)

Legal Title of Bank:  FLEET NATIONAL BANK OF CONNECTICUT                            Call Date:  12/31/95  ST-BK: 09-0590  FFIEC 031
Address:              777 MAIN STREET                                                                                     Page RC-1
City, State   Zip:    HARTFORD, CT  06115
FDIC Certificate No.: |0|2|4|9|9|
                      ___________

Consolidated Report of Condition for Insured Commercial and State-Chartered Savings Banks for December 31, 1995

All schedules are to be reported in thousands of dollars.  Unless otherwise indicated, report the amount outstanding as of the last business day of the quarter.

Schedule RC--Balance Sheet
                                                                                                             __________
                                                                                                             |  C400  | <-
                                                                                                 ____________ ________
                                                                     Dollar Amounts in Thousands | RCFD  Bil Mil Thou |
__________________________________________________________________________________________________ ____________________
ASSETS                                                                                           | ////////////////// |
 1. Cash and balances due from depository institutions (from Schedule RC-A):                     | ////////////////// |
    a. Noninterest-bearing balances and currency and coin(1) ................................... | 0081     1,363,000 |  1.a.
    b. Interest-bearing balances(2) ............................................................ | 0071        50,200 |  1.b.
 2. Securities:                                                                                  | ////////////////// |
    a. Held-to-maturity securities (from Schedule RC-B, column A) .............................. | 1754         3,197 |  2.a.
    b. Available-for-sale securities (from Schedule RC-B, column D) ............................ | 1773     4,048,366 |  2.b.
 3. Federal funds sold and securities purchased under agreements to resell in domestic offices   | ////////////////// |
    of the bank and of its Edge and Agreement subsidiaries, and in IBFs:                         | ////////////////// |
    a. Federal funds sold ...................................................................... | 0276       205,800 |  3.a.
    b. Securities purchased under agreements to resell ......................................... | 0277             0 |  3.b.
 4. Loans and lease financing receivables:                           ____________________________| ////////////////// |
    a. Loans and leases, net of unearned income (from Schedule RC-C) | RCFD 2122 |    11,528,458 | ////////////////// |  4.a.
    b. LESS: Allowance for loan and lease losses ................... | RCFD 3123 |       266,943 | ////////////////// |  4.b.
    c. LESS: Allocated transfer risk reserve ....................... | RCFD 3128 |             0 | ////////////////// |  4.c.
                                                                     ____________________________
    d. Loans and leases, net of unearned income,                                                 | ////////////////// |
       allowance, and reserve (item 4.a minus 4.b and 4.c) ..................................... | 2125    11,261,515 |  4.d.
 5. Trading assets (from schedule RC-D )........................................................ | 3545           840 |  5.
 6. Premises and fixed assets (including capitalized leases) ................................... | 2145       163,677 |  6.
 7. Other real estate owned (from Schedule RC-M) ............................................... | 2150           684 |  7.
 8. Investments in unconsolidated subsidiaries and associated companies (from Schedule RC-M) ... | 2130             0 |  8.
 9. Customers' liability to this bank on acceptances outstanding ............................... | 2155         7,330 |  9.
10. Intangible assets (from Schedule RC-M) ..................................................... | 2143       310,314 | 10.
11. Other assets (from Schedule RC-F) .......................................................... | 2160       714,575 | 11.
12. Total assets (sum of items 1 through 11) ................................................... | 2170    18,129,498 | 12.
                                                                                                 ______________________

____________
(1) Includes cash items in process of collection and unposted debits.
(2) Includes time certificates of deposit not held for trading.

Legal Title of Bank:  FLEET NATIONAL BANK OF CONNECTICUT                            Call Date:  12/31/95  ST-BK: 09-0590  FFIEC 031
Address:              777 MAIN STREET                                                                                     Page RC-2
City, State   Zip:    HARTFORD, CT  06115
FDIC Certificate No.: |0|2|4|9|9|
                      ___________

Schedule RC--Continued
                                                                                               ___________________________
                                                                   Dollar Amounts in Thousands | /////////  Bil Mil Thou |
_______________________________________________________________________________________________ _________________________
LIABILITIES                                                                                    | /////////////////////// |
13. Deposits:                                                                                  | /////////////////////// |
    a. In domestic offices (sum of totals of columns A and C from Schedule RC-E, part I) ..... | RCON 2200    10,797,121 | 13.a.
                                                                   ____________________________
       (1) Noninterest-bearing(1) ................................ | RCON 6631       3,401,997 | /////////////////////// | 13.a.(1)
       (2) Interest-bearing ...................................... | RCON 6636       7,395,124 | /////////////////////// | 13.a.(2)
                                                                   ____________________________
    b. In foreign offices, Edge and Agreement subsidiaries, and IBFs (from Schedule RC-E,      | /////////////////////// |
       part II) .............................................................................. | RCFN 2200       431,872 | 13.b.
                                                                   ____________________________
       (1) Noninterest-bearing ................................... | RCFN 6631               0 | /////////////////////// | 13.b.(1)
       (2) Interest-bearing ...................................... | RCFN 6636         431,872 | /////////////////////// | 13.b.(2)
                                                                   ____________________________
14. Federal funds purchased and securities sold under agreements to repurchase in domestic     | /////////////////////// |
    offices of the bank and of its Edge and Agreement subsidiaries, and in IBFs:               | /////////////////////// |
    a. Federal funds purchased ............................................................... | RCFD 0278     2,699,716 | 14.a.
    b. Securities sold under agreements to repurchase ........................................ | RCFD 0279        40,059 | 14.b.
15. a. Demand notes issued to the U.S. Treasury .............................................. | RCON 2840       304,843 | 15.a.
    b. Trading liabilities (from Schedule RC-D) .............................................. | RCFD 3548           814 | 15.b.
16. Other borrowed money:                                                                      | /////////////////////// |
    a. With original maturity of one year or less ............................................ | RCFD 2332     1,557,198 | 16.a.
    b. With original maturity of more than one year .......................................... | RCFD 2333       131,588 | 16.b.
17. Mortgage indebtedness and obligations under capitalized leases ........................... | RCFD 2910         9,173 | 17.
18. Bank's liability on acceptances executed and outstanding ................................. | RCFD 2920         7,330 | 18.
19. Subordinated notes and debentures ........................................................ | RCFD 3200       440,000 | 19.
20. Other liabilities (from Schedule RC-G) ................................................... | RCFD 2930       367,311 | 20.
21. Total liabilities (sum of items 13 through 20) ........................................... | RCFD 2948    16,787,025 | 21.
                                                                                               | /////////////////////// |
22. Limited-life preferred stock and related surplus ......................................... | RCFD 3282             0 | 22.
EQUITY CAPITAL                                                                                 | /////////////////////// |
23. Perpetual preferred stock and related surplus ............................................ | RCFD 3838       125,000 | 23.
24. Common stock ............................................................................. | RCFD 3230        19,487 | 24.
25. Surplus (exclude all surplus related to preferred stock).................................. | RCFD 3839       955,984 | 25.
26. a. Undivided profits and capital reserves ................................................ | RCFD 3632       238,795 | 26.a.
    b. Net unrealized holding gains (losses) on available-for-sale securities ................ | RCFD 8434         3,207 | 26.b.
27. Cumulative foreign currency translation adjustments ...................................... | RCFD 3284             0 | 27.
28. Total equity capital (sum of items 23 through 27) ........................................ | RCFD 3210     1,342,473 | 28.
29. Total liabilities, limited-life preferred stock, and equity capital (sum of items 21, 22,  | /////////////////////// |
    and 28) .................................................................................. | RCFD 3300    18,129,498 | 29.
                                                                                               ___________________________

Memorandum
To be reported only with the March Report of Condition.
 1. Indicate in the box at the right the number of the statement below that best describes the                     Number
    most comprehensive level of auditing work performed for the bank by independent external            __________________
    auditors as of any date during 1994 ............................................................... | RCFD 6724  N/A | M.1.
                                                                                                        __________________
1 = Independent  audit of the  bank conducted  in  accordance    4 = Directors'  examination  of the  bank  performed  by other
    with generally accepted auditing standards by a certified        external  auditors (may  be required  by state  chartering
    public accounting firm which submits a report on the bank        authority)
2 = Independent  audit of the  bank's parent  holding company    5 = Review of  the bank's  financial  statements  by  external
    conducted in accordance with  generally accepted auditing        auditors
    standards  by a certified  public  accounting  firm which    6 = Compilation of the bank's financial statements by external
    submits a  report  on the  consolidated  holding  company        auditors
    (but not on the bank separately)                             7 = Other  audit procedures  (excluding tax  preparation work)
3 = Directors'   examination  of   the  bank   conducted   in    8 = No external audit work
    accordance  with generally  accepted  auditing  standards
    by a certified public accounting firm (may be required by
    state chartering authority)

____________
(1) Includes total demand deposits and noninterest-bearing time and savings deposits.

Legal Title of Bank:  FLEET NATIONAL BANK OF CONNECTICUT                            Call Date:  12/31/95  ST-BK: 09-0590  FFIEC 031
Address:              777 MAIN STREET                                                                                     Page RC-3
City, State   Zip:    HARTFORD, CT  06115
FDIC Certificate No.: |0|2|4|9|9|
                      ___________

Schedule RC-A--Cash and Balances Due From Depository Institutions
Exclude assets held for trading.
                                                                                                              __________
                                                                                                              |  C405  | <-
                                                                             _________________________________ ________
                                                                             |     (Column  A)    |     (Column B)     |
                                                                             |    Consolidated    |      Domestic      |
                                                                             |        Bank        |      Offices       |
                                                                             ____________________ ____________________
                                                 Dollar Amounts in Thousands | RCFD  Bil Mil Thou | RCON  Bil Mil Thou |
_____________________________________________________________________________ ____________________ ____________________
1. Cash items in process of collection, unposted debits, and currency and    | ////////////////// | ////////////////// |
   coin .................................................................... | 0022       257,049 | ////////////////// | 1.
   a. Cash items in process of collection and unposted debits .............. | ////////////////// | 0020        56,466 | 1.a.
   b. Currency and coin .................................................... | ////////////////// | 0080       200,583 | 1.b.
2. Balances due from depository institutions in the U.S. ................... | ////////////////// | 0082       722,819 | 2.
   a. U.S. branches and agencies of foreign banks (including their IBFs) ... | 0083             0 | ////////////////// | 2.a.
   b. Other commercial banks in the U.S. and other depository institutions   | ////////////////// | ////////////////// |
      in the U.S. (including their IBFs) ................................... | 0085       722,819 | ////////////////// | 2.b.
3. Balances due from banks in foreign countries and foreign central banks .. | ////////////////// | 0070        51,241 | 3.
   a. Foreign branches of other U.S. banks ................................. | 0073             0 | ////////////////// | 3.a.
   b. Other banks in foreign countries and foreign central banks ........... | 0074        51,241 | ////////////////// | 3.b.
4. Balances due from Federal Reserve Banks ................................. | 0090       382,091 | 0090       382,091 | 4.
5. Total (sum of items 1 through 4) (total of column A must equal            | ////////////////// | ////////////////// |
   Schedule RC, sum of items 1.a and 1.b) .................................. | 0010     1,413,200 | 0010     1,413,200 | 5.
                                                                             ___________________________________________
                                                                                                  ______________________
Memorandum                                                            Dollar Amounts in Thousands | RCON  Bil Mil Thou |
__________________________________________________________________________________________________ ____________________
1. Noninterest-bearing balances due from commercial banks in the U.S. (included in item 2,        | ////////////////// |
   column B above) .............................................................................. | 0050       722,619 | M.1.
                                                                                                  ______________________



Schedule RC-B--Securities
Exclude assets held in trading accounts.

                                                                                                                   _______
                                                                                                                  | C410  |

                                       ___________________________________________________________________________ ________
                                      |             Held-to-maturity            |            Available-for-sale           |
                                       _________________________________________ _________________________________________
                                      |     (Column A)     |     (Column B)     |     (Column C)     |     (Column D)     |
                                      |   Amortized Cost   |     Fair Value     |   Amortized Cost   |    Fair Value(1)   |
                                       ____________________ ____________________ ____________________ ____________________
          Dollar Amounts in Thousands | RCFD  Bil Mil Thou | RCFD  Bil Mil Thou | RCFD  Bil Mil Thou | RCFD  Bil Mil Thou |
______________________________________ ____________________ ____________________ ____________________ ____________________
1. U.S. Treasury securities ......... | 0211           250 | 0213           250 | 1286       994,774 | 1287       987,179 | 1.
2. U.S. Government agency             | ////////////////// | ////////////////// | ////////////////// | ////////////////// |
   and corporation obligations        | ////////////////// | ////////////////// | ////////////////// | ////////////////// |
   (exclude mortgage-backed           | ////////////////// | ////////////////// | ////////////////// | ////////////////// |
   securities):                       | ////////////////// | ////////////////// | ////////////////// | ////////////////// |
   a. Issued by U.S. Govern-          | ////////////////// | ////////////////// | ////////////////// | ////////////////// |
      ment agencies(2) .............. | 1289             0 | 1290             0 | 1291             0 | 1293             0 | 2.a.
   b. Issued by U.S.                  | ////////////////// | ////////////////// | ////////////////// | ////////////////// |
      Government-sponsored            | ////////////////// | ////////////////// | ////////////////// | ////////////////// |
      agencies(3) ................... | 1294             0 | 1295             0 | 1297       335,490 | 1298       335,336 | 2.b.
                                      _____________________________________________________________________________________

_____________
(1) Includes equity securities without readily determinable fair values at historical cost in item 6.c, column D.
(2) Includes Small Business Administration "Guaranteed Loan Pool Certificates," U.S. Maritime Administration obligations, and
    Export-Import Bank participation certificates.
(3) Includes obligations (other than mortgage-backed securities) issued by the Farm Credit System, the Federal Home
    Loan Bank System, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Financing
    Corporation, Resolution Funding Corporation, the Student Loan Marketing Association, and the Tennessee Valley Authority.

Legal Title of Bank:  FLEET NATIONAL BANK OF CONNECTICUT                            Call Date:  12/31/95  ST-BK: 09-0590  FFIEC 031
Address:              777 MAIN STREET                                                                                     Page RC-5
City, State   Zip:    HARTFORD, CT  06115
FDIC Certificate No.: |0|2|4|9|9|
                      ___________

Schedule RC-B--Continued

                                    _____________________________________________________________________________________
                                    |             Held-to-maturity            |            Available-for-sale           |
                                     _________________________________________ _________________________________________
                                    |     (Column A)     |     (Column B)     |     (Column C)     |     (Column D)     |
                                    |   Amortized Cost   |     Fair Value     |   Amortized Cost   |    Fair Value(1)   |
                                     ____________________ ____________________ ____________________ ____________________
        Dollar Amounts in Thousands | RCFD  Bil Mil Thou | RCFD  Bil Mil Thou | RCFD  Bil Mil Thou | RCFD  Bil Mil Thou |
____________________________________ ____________________ ____________________ ____________________ ____________________
3. Securities issued by states      | ////////////////// |/ //////////////// | ////////////////// | /////////////////  |
   and political subdivisions       | ////////////////// |////////////////// | ////////////////// | /////////////////  |
   in the U.S.:                     | ////////////////// |////////////////// | ////////////////// | ////////// //////  |
   a. General obligations ......... | 1676             0 |1677             0 | 1678             0 | 1679            0  | 3.a.
   b. Revenue obligations ......... | 1681            47 |1686            52 | 1690             0 | 1691            0  | 3.b.
   c. Industrial development ...... | ////////////////// |////////////////// | ////////////////// | /////////////////  |
   and similiar obligations ........| 1694             0 |1695             0 | 1696             0 | 1697            0  | 3.c.
4. Mortgage-backed:                 | ////////////////// |////////////////// | ////////////////// | /////////////////  |
   securities (MBS):                | ////////////////// |////////////////// | ////////////////// | /////////////////  |
   a. Pass-through securities:      | ////////////////// |////////////////// | ////////////////// | /////////////////  |
   (1) Guaranteed by                | ////////////////// |////////////////// | ////////////////// | /////////////////  |
       GNMA ....................... | 1698             0 |1699             0 | 1701           917 | 1702          917  | 4.a.(1)
   (2) Issued by FNMA               | ////////////////// |////////////////// | ////////////////// | /////////////////  |
       and FHLMC  ................. | 1703             0 |1705             0 | 1706     1,459,829 | 1707    1,468,551  | 4.a.(2)
   (3) Other pass-through           | ////////////////// |////////////////// | ///////////////////| /////////////////  |
       secruities ................. | 1709             0 |1710             0 | 1711         4,961 | 1713        5,044  | 4.a.(3)
  b.  Other mortgage-backed         | ////////////////// |////////////////// | ////////////////// | /////////////////  |
       securities (include CMO's,   | ////////////////// |////////////////// | ////////////////// | /////////////////  |
       REMICs, and stripped         | ////////////////// |////////////////// | ////////////////// | /////////////////  |
       MBS):                        | ////////////////// |////////////////// | ////////////////// | /////////////////  |
       (1) Issued or guaranteed     | ////////////////// |////////////////// | ////////////////// | /////////////////  |
           by FNMA, FHLMC,          | ////////////////// |////////////////// | ////////////////// | /////////////////  |
           or GNMA ...............  | 1714             0 |1715             0 | 1716        83,871 | 1717       85,311  | 4.b.(1)
       (2) Collateralized           | ////////////////// |////////////////// | ////////////////// | /////////////////  |
           by MBS issued or         | ////////////////// |////////////////// | ////////////////// | /////////////////  |
           guaranteed by FNMA       | ////////////////// |////////////////// | ////////////////// | /////////////////  |
           FHLMC, or GNMA ........  | 1718             0 |1719             0 | 1731             0 | 1732            0  | 4.b.(2)
       (3) All other mortgage-      | ////////////////// |////////////////// | ////////////////// |  ////////////////  |
           backed securities .....  | 1733             0 |1734             0 | 1735       320,670 | 1736      318,092  | 4.b.(3)
5. Other debt securities:           | ////////////////// |////////////////// | ////////////////// | /////////////////  |
   a. Other domestic debt           | ////////////////// |////////////////// | ////////////////// | /////////////////  |
      securities                    | 1737             0 |1738             0 | 1739       717,383 | 1741      723,027  | 5.a.
   b. Foreign debt                  | ////////////////// |////////////////// | ////////////////// | /////////////////  |
      securities .................  | 1742         2,900 |1743         2,900 | 1744             0 | 1746            0  | 5.b.
6. Equity securities:               | ////////////////// |////////////////// | ////////////////// | /////////////////  |
   a. Investments in mutual         | ////////////////// |////////////////// | ////////////////// | /////////////////  |
      funds ......................  | ////////////////// |////////////////// | 1747         8,471 | 1748        8,471  | 6.a.
   b. Other equity securities       | ////////////////// |////////////////// | ////////////////// | /////////////////  |
      with readily determin-        | ////////////////// |////////////////// | ////////////////// | /////////////////  |
      able fair values ...........  | ////////////////// |////////////////// | 1749             0 | 1751            0  | 6.b.
   c. All other equity              | ////////////////// |////////////////// | ////////////////// | /////////////////  |
      securities (1) .............  | ////////////////// |////////////////// | 1752       116,438 | 1753      116,438  | 6.c.
7. Total (sum of items 1            | ////////////////// |////////////////// | ////////////////// | /////////////////  |
   through 6) (total of             | ////////////////// |////////////////// | ////////////////// | /////////////////  |
   column A must equal              | ////////////////// |////////////////// | ////////////////// | /////////////////  |
   Schedule RC, item 2.a)           | ////////////////// |////////////////// | ////////////////// | /////////////////  |
   (total of column D must          | ////////////////// |////////////////// | ////////////////// | /////////////////  |
   equal Schedule RC,               | ////////////////// |////////////////// | ////////////////// | /////////////////  |
   item 2.b) .....................  | 1754         3,197 | 1771        3,202 | 1772     4,042,804 | 1773     4,048,366 | 7.
____________                        |__________________________________________________________________________________|
1) Includes equity securities without readily determinable fair values at historical cost in item 6.c, column D.



Legal Title of Bank:  FLEET NATIONAL BANK OF CONNECTICUT                            Call Date:  12/31/95  ST-BK: 09-0590  FFIEC 031
Address:              777 MAIN STREET                                                                                     Page RC-5
City, State   Zip:    HARTFORD, CT  06115
FDIC Certificate No.: |0|2|4|9|9|
                      ___________

Schedule RC-B--Continued


                                                                                                              ___________
Memoranda                                                                                                     |   C412  | <-
                                                                                                   ___________ _________
                                                                       Dollar Amounts in Thousands | RCFD  Bil Mil Thou |
__________________________________________________________________________________________________ ____________________
1. Pledged securities(2) ......................................................................... | 0416     2,835,053 | M.1.
2. Maturity and repricing data for debt securities(2)(3)(4) (excluding those in nonaccrual status):| ////////////////// |
   a. Fixed rate debt securities with a remaining maturity of:                                     | ////////////////// |
      (1) Three months or less ................................................................... | 0343       341,085 | M.2.a.(1)
      (2) Over three months through 12 months .................................................... | 0344       145,034 | M.2.a.(2)
      (3) Over one year through five years ....................................................... | 0345     2,473,872 | M.2.a.(3)
      (4) Over five years ........................................................................ | 0346       785,951 | M.2.a.(4)
      (5) Total fixed rate debt securities (sum of Memorandum items 2.a.(1) through 2.a.(4)) ..... | 0347     3,745,942 | M.2.a.(5)
   b. Floating rate debt securities with a repricing frequency of:                                 | ////////////////// |
      (1) Quarterly or more frequently ........................................................... | 4544       177,962 | M.2.b.(1)
      (2) Annually or more frequently, but less frequently than quarterly ........................ | 4545         2,750 | M.2.b.(2)
      (3) Every five years or more frequently, but less frequently than annually ................. | 4551             0 | M.2.b.(3)
      (4) Less frequently than every five years .................................................. | 4552             0 | M.2.b.(4)
      (5) Total floating rate debt securities (sum of Memorandum items 2.b.(1) through 2.b.(4)) .. | 4553       180,712 | M.2.b.(5)
   c. Total debt securities (sum of Memorandum items 2.a.(5) and 2.b.(5)) (must equal total debt   | ////////////////// |
      securities from Schedule RC-B, sum of items 1 through 5, columns A and D, minus nonaccrual   | ////////////////// |
      debt securities included in Schedule RC-N, item 9, column C) ............................... | 0393     3,926,654 | M.2.c.
3. Not applicable                                                                                  | ////////////////// |
4. Held-to-maturity debt securities restructured and in compliance with modified terms (included   | ////////////////// |
   in Schedule RC-B, items 3 through 5, column A, above) ......................................... | 5365             0 | M.4.
5. Not applicable                                                                                  | ////////////////// |
6. Floating rate debt securities with a remaining maturity of one year or less(2)(5) (to be        | ////////////////// |
   completed by all banks ........................................................................ | 5519             0 | M.6.
7. Amortized cost of held-to-maturity securities sold or transferred to available-for-sale or      | ////////////////// |
   trading securities during the calendar year-to-date (report the amortized cost at date of sale. | ////////////////// |
   or transfer ................................................................................... | 1778     3,221,535 | m.7.
8. High-Risk mortgage securities (included in the held-to-maturity and available-for-sale          | ////////////////// |
   accounts in Schedule RC-B, item 4.b):                                                           | ////////////////// |
   a. Amortized cost ............................................................................. | 8780             0 | M.8.a.
   b. Fair Value ................................................................................. | 8781             0 | M.8.b.
9. Structured notes (included in the held-to-maturity and available-for-sale accounts in           | ////////////////// |
      Schedule RC-B, items.2, 3, and 5):                                                           | ////////////////// |
   a. Amortized cost ............................................................................. | 8782             0 | M.9.a.
   b. Fair Value ................................................................................. | 8783             0 | M.9.b.
                                                                                                   ----------------------
____________
(2) Includes held-to-maturity securities at amortized cost and available-for-sale securities at fair value.
(3) Exclude equity securities, e.g., investments in mutual funds, Federal Reserve stock, common stock, and preferred stock.
(4) Memorandum item 2 is not applicable to savings banks that must complete supplemental Schedule RC-J.
(5) For commercial banks, the debt securities included in Memorandum item 6 will also have been reported in Memorandum item
    2.b. above.  For savings bank, the debt securities included in Memorandum item 6 will also have been reported in supplemental
    Schedule.  RC-J, part I, item 4.  Savings banks should note that available-for-sale cash debt securities are reported at fair value in Memorandum item 6 and at amortized cost in Schedule RC-J.

























City, State   Zip:    HARTFORD, CT  06115

Schedule RC-C--Loans and Lease Financing Receivables

Part I. Loans and Leases

Do not deduct the allowance for loan and lease losses from amounts                                            __________
reported in this schedule.  Report total loans and leases, net of unearned   _________________________________|  C415  | <-
income.  Exclude assets held for trading.                                    |     (Column  A)    |     (Column B)     |
                                                                             |    Consolidated    |      Domestic      |
                                                                             |        Bank        |      Offices       |
                                                                              ____________________ ____________________
                                                 Dollar Amounts in Thousands | RCFD  Bil Mil Thou | RCON  Bil Mil Thou |
_____________________________________________________________________________ ____________________ ____________________
 1. Loans secured by real estate ........................................... | 1410     4,366,800 | ////////////////// |  1.
    a. Construction and land development ................................... | ////////////////// | 1415        57,923 |  1.a.
    b. Secured by farmland (including farm residential and other             | ////////////////// | ////////////////// |
       improvements) ....................................................... | ////////////////// | 1420           584 |  1.b.
    c. Secured by 1-4 family residential properties:                         | ////////////////// | ////////////////// |
       (1) Revolving, open-end loans secured by 1-4 family residential       | ////////////////// | ////////////////// |
           properties and extended under lines of credit ................... | ////////////////// | 1797       380,335 |  1.c.(1)
       (2) All other loans secured by 1-4 family residential properties:     | ////////////////// | ////////////////// |
           (a) Secured by first liens ...................................... | ////////////////// | 5367     2,632,460 |  1.c.(2)(a)
           (b) Secured by junior liens ..................................... | ////////////////// | 5368       212,499 |  1.c.(2)(b)
    d. Secured by multifamily (5 or more) residential properties ........... | ////////////////// | 1460        63,227 |  1.d.
    e. Secured by nonfarm nonresidential properties ........................ | ////////////////// | 1480     1,019,772 |  1.e.
 2. Loans to depository institutions:                                        | ////////////////// | ////////////////// |
    a. To commercial banks in the U.S. ..................................... | ////////////////// | 1505         8,656 |  2.a.
       (1) To U.S. branches and agencies of foreign banks .................. | 1506             0 | ////////////////// |  2.a.(1)
       (2) To other commercial banks in the U.S. ........................... | 1507         8,656 | ////////////////// |  2.a.(2)
    b. To other depository institutions in the U.S. ........................ | 1517             0 | 1517             0 |  2.b.
    c. To banks in foreign countries ....................................... | ////////////////// | 1510             0 |  2.c.
       (1) To foreign branches of other U.S. banks ......................... | 1513             0 | ////////////////// |  2.c.(1)
       (2) To other banks in foreign countries ............................. | 1516             0 | ////////////////// |  2.c.(2)
 3. Loans to finance agricultural production and other loans to farmers .... | 1590           962 | 1590           962 |  3.
 4. Commercial and industrial loans:                                         | ////////////////// | ////////////////// |
    a. To U.S. addressees (domicile) ....................................... | 1763     5,421,227 | 1763     5,421,227 |  4.a.
    b. To non-U.S. addressees (domicile) ................................... | 1764             0 | 1764             0 |  4.b.
 5. Acceptances of other banks:                                              | ////////////////// | ////////////////// |
    a. Of U.S. banks ....................................................... | 1756         1,096 | 1756          1,096|  5.a.
    b. Of foreign banks .................................................... | 1757             0 | 1757             0 |  5.b.
 6. Loans to individuals for household, family, and other personal           | ////////////////// | ////////////////// |
    expenditures (i.e., consumer loans) (includes purchased paper) ......... | ////////////////// | 1975       572,541 |  6.
    a. Credit cards and related plans (includes check credit and other       | ////////////////// | ////////////////// |
       revolving credit plans) ............................................. | 2008        31,493 | ////////////////// |  6.a.
    b. Other (includes single payment, installment, and all student loans) . | 2011       541,048 | ////////////////// |  6.b.
 7. Loans to foreign governments and official institutions (including        | ////////////////// | ////////////////// |
    foreign central banks) ................................................. | 2081             0 | 2081             0 |  7.
 8. Obligations (other than securities and leases) of states and political   | ////////////////// | ////////////////// |
    subdivisions in the U.S. (includes nonrated industrial development       | ////////////////// | ////////////////// |
    obligations) ........................................................... | 2107        34,682 | 2107        34,682 |  8.
 9. Other loans ............................................................ | 1563     1,134,145 | ////////////////// |  9.
    a. Loans for purchasing or carrying securities (secured and unsecured) . | ////////////////// | 1545        43,527 |  9.a.
    b. All other loans (exclude consumer loans) ............................ | ////////////////// | 1564     1,090,618 |  9.b.
10. Lease financing receivables (net of unearned income) ................... | ////////////////// | 2165         7,046 | 10.
    a. Of U.S. addressees (domicile) ....................................... | 2182         7,046 | ////////////////// | 10.a.
    b. Of non-U.S. addressees (domicile) ................................... | 2183             0 | ////////////////// | 10.b.
11. LESS: Any unearned income on loans reflected in items 1-9 above ........ | 2123        18,697 | 2123        18,697 | 11.
12. Total loans and leases, net of unearned income (sum of items 1 through   | ////////////////// | ////////////////// |
    10 minus item 11) (total of column A must equal Schedule RC, item 4.a) . | 2122    11,528,458 | 2122    11,528,458 | 12.
                                                                             ___________________________________________

Legal Title of Bank:  FLEET NATIONAL BANK OF CONNECTICUT                            Call Date:  12/31/95  ST-BK: 09-0590
Address:              777 MAIN STREET
City, State   Zip:    HARTFORD, CT  06115
FDIC Certificate No.: |0|2|4|9|9|
                      ___________

Schedule RC-C--Continued

Part I. Continued
                                                                             ___________________________________________
                                                                             |     (Column  A)    |     (Column B)     |
                                                                             |    Consolidated    |      Domestic      |
Memoranda                                                                    |        Bank        |      Offices       |
                                                                              ____________________ ____________________
                                                 Dollar Amounts in Thousands | RCFD  Bil Mil Thou | RCON  Bil Mil Thou |
_____________________________________________________________________________ ____________________ ____________________
 1. Commercial paper included in Schedule RC-C, part I, above .............. | 1496             0 | 1496             0 | M.1.
 2. Loans and leases restructured and in compliance with modified terms      | ////////////////// | ////////////////// |
    (included in Schedule RC-C, part I, above and not reported as past due   | ////////////////// | ////////////////// |
    or nonaccrual in Schedule RC-N, Memorandum item 1):                      | ////////////////// | ////////////////// |
    a. Loans secured by real estate:                                         | ////////////////// | ////////////////// |
       (1) To U.S. addressees (domicile) ................................... | 1687        34,952 | M.2.a.(1)
       (2) To non-U.S. addressees (domicile) ............................... | 1689             0 | M.2.a.(2)
    b. All other loans and all lease financing receivables (exclude loans    | ////////////////// |
       to individuals for household, family, and other personal expenditures)| 8691             0 | M.2.b.
    c. Commercial and industrial loans to and lease financing receivables    | ////////////////// |
       of non-U.S. addressees (domicile) included in Memorandum item 2.b     | ////////////////// |
       above ............................................................... | 8692             0 | M.2.c.
 3. Maturity and repricing data for loans and leases(1) (excluding those     | ////////////////// |
    in nonaccrual status):                                                   | ////////////////// |
    a. Fixed rate loans and leases with a remaining maturity of:             | ////////////////// |
       (1) Three months or less ............................................ | 0348       627,991 | M.3.a.(1)
       (2) Over three months through 12 months ............................. | 0349        91,775 | M.3.a.(2)
       (3) Over one year through five years ................................ | 0356       883,482 | M.3.a.(3)
       (4) Over five years ................................................. | 0357     1,974,606 | M.3.a.(4)
       (5) Total fixed rate loans and leases (sum of                         | ////////////////// |
           Memorandum items 3.a.(1) through 3.a.(4)) ....................... | 0358     3,577,854 | M.3.a.(5)
    b. Floating rate loans with a repricing frequency of:                    | ////////////////// |
       (1) Quarterly or more frequently .................................... | 4554     3,811,759 | M.3.b.(1)
       (2) Annually or more frequently, but less frequently than quarterly . | 4555       809,284 | M.3.b.(2)
       (3) Every five years or more frequently, but less frequently than     | ////////////////// |
           annually ........................................................ | 4561     3,175,427 | M.3.b.(3)
       (4) Less frequently than every five years ........................... | 4564       107,097 | M.3.b.(4)
       (5) Total floating rate loans (sum of Memorandum items 3.b.(1)        | ////////////////// |
           through 3.b.(4)) ................................................ | 4567     7,903,567 | M.3.b.(5)
    c. Total loans and leases (sum of Memorandum items 3.a.(5) and 3.b.(5))  | ////////////////// |
       (must equal the sum of total loans and leases, net, from              | ////////////////// |
       Schedule RC-C, part I, item 12, plus unearned income from             | ////////////////// |
       Schedule RC-C, part I, item 11, minus total nonaccrual loans and      | ////////////////// |
       leases from Schedule RC-N, sum of items 1 through 8, column C) ...... | 1479    11,481,421 | M.3.c.
 4. Loans to finance commercial real estate, construction, and land          | ////////////////// |
    development activities (not secured by real estate) included in          | ////////////////// |
    Schedule RC-C, part I, items 4 and 9, column A, page RC-6(2) ........... | 2746        54,772 | M.4.
 5. Loans and leases held for sale (included in Schedule RC-C, part I,       | ////////////////// |
    above .................................................................. | 5369             0 | M.5.
 6. Adjustable rate closed-end loans secured by first liens on 1-4 family    | ////////////////// |_____________________
    residential properties (included in Schedule RC-C, part I, item          | ////////////////// | RCON  Bil Mil Thou |
                                                                             | ////////////////// |____________________
    1.c.(2)(a), column B, page RC-6) ....................................... | ////////////////// | 5370       918,495 | M.6.
                                                                             ___________________________________________

_____________________________
(1) Memorandum item 3 is not applicable to savings banks that must complete supplememtal Schedule RC-J.
(2) Exclude loans secured by real estate that are included in Schedule RC-C, part I, item 1, column A.


Legal Title of Bank:  FLEET NATIONAL BANK OF CONNECTICUT                            Call Date:  12/31/95  ST-BK: 09-0590  FFIEC 031
Address:              777 MAIN STREET                                                                                     Page RC-7
City, State   Zip:    HARTFORD, CT  06115
FDIC Certificate No.: |0|2|4|9|9|
                      ___________













                                                                                                                  _________
                                                                                                                  | C420   |
__________________________________________________________________________________________________ _______________|________|
ASSETS                                                                                            | /////////////////////// |
 1. U.S. Treasury securities in domestic offices ................................................ | RCON 3531             0 |  1.
 2. U.S. Government agency and corporation obligations in domestic offices (exclude mortgage-     | /////////////////////// |
    backed securities) .......................................................................... | RCON 3532             0 |  2.
 3. Securities issued by states and political subdivisions in the U.S. in domestic offices ...... | RCON 3533             0 |  3.
 4. Mortgage-backed securities (MBS) in domestic offices ........................................ | /////////////////////// |
    a. Pass-through securities issued or guaranteed by FNMA, FHLMC, or GNMA ..................... | RCON 3534             0 |  4.a.
    b. Other mortgage-backed securities issued or guaranteed by FNMA, FHLMC, or GNMA              | /////////////////////// |
       (include CMOs, REMICs, and stripped MBS) ................................................. | RCON 3535             0 |  4.b.
    c. All other mortgage-backed securities ......................................................| RCON 3536             0 |  4.c.
 5. Other debt securities in domestic offices ................................................... | RCON 3537             0 |  5.
 6. Certificates of deposit in domestic offices ................................................. | RCON 3538             0 |  6.
 7. Commercial paper in domestic offices ........................................................ | RCON 3539             0 |  7.
 8. Bankers acceptances in domestic offices ..................................................... | RCON 3540             0 |  8.
 9. Other trading assets in domestic offices .................................................... | RCON 3541             0 |  9.
10. Trading assets in foreign offices ........................................................... | RCFN 3542             0 | 10.
11. Revaluation gains on interest rate, foreign exchange rate, and other commodity and equity     | /////////////////////// |
    contracts:                                                                                    | /////////////////////// |
    a. In domestic offices ...................................................................... | RCON 3543           840 | 11.a.
    b. In foreign offices ....................................................................... | RCFN 3544             0 | 11.b.
12. Total trading assets (sum of items 1 through 11) (must equal Schedule RC, item 5) ........... | RCFD 3545           840 | 12.
                                                                                                  ___________________________
                                                                                                  ___________________________
                                                                                                  | /////////  Bil Mil Thou |
LIABILITIES                                                                                        _________________________
13. Liability for short positions ............................................................... | RCFD 3546             0 | 13.
14. Revaluation losses on interest rate, foreign exchange rate, and other commodity and equity    | /////////////////////// |
    contracts ................................................................................... | RCFD 3547           814 | 14.
15. Total trading liabilities (sum of items 13 and 14) (must equal Schedule RC, item 15.b) ...... | RCFD 3548           814 | 15.
                                                                                                  ___________________________

Legal Title of Bank:  FLEET NATIONAL BANK OF CONNECTICUT                            Call Date:  12/31/95  ST-BK: 09-0590  FFIEC 031
Address:              777 MAIN STREET                                                                                     Page RC-9
City, State   Zip:    HARTFORD, CT  06115
FDIC Certificate No.: |0|2|4|9|9|
                      ___________

Schedule RC-E--Deposit Liabilities

Part I. Deposits in Domestic Offices
                                                                                                                __________
                                                                                                                |  C425  | <-
                                                          ______________________________________________________ ________
                                                          |                                         |   Nontransaction   |
                                                          |          Transaction  Accounts          |      Accounts      |
                                                           _________________________________________ ____________________
                                                          |     (Column A)     |    (Column B)      |     (Column C)     |
                                                          |  Total transaction |    Memo: Total     |        Total       |
                                                          | accounts (including|  demand deposits   |   nontransaction   |
                                                          |    total demand    |   (included in     |      accounts      |
                                                          |      deposits)     |     column A)      |  (including MMDAs) |
                                                           ____________________ ____________________ ____________________
                              Dollar Amounts in Thousands | RCON  Bil Mil Thou | RCON  Bil Mil Thou | RCON  Bil Mil Thou |
__________________________________________________________ ____________________ ____________________ ____________________
Deposits of:                                              | ////////////////// | ////////////////// | ////////////////// |
1. Individuals, partnerships, and corporations .......... | 2201     2,628,372 | 2240     2,505,998 | 2346     7,107,737 | 1.
2. U.S. Government ...................................... | 2202        53,678 | 2280        53,432 | 2520           120 | 2.
3. States and political subdivisions in the U.S. ........ | 2203       163,019 | 2290       132,660 | 2530       133,788 | 3.
4. Commercial banks in the U.S. ......................... | 2206       554,474 | 2310       554,474 | ////////////////// | 4.
   a. U.S. branches and agencies of foreign banks ....... | ////////////////// | ////////////////// | 2347             0 | 4.a.
   b. Other commercial banks in the U.S. ................ | ////////////////// | ////////////////// | 2348           500 | 4.b.
5. Other depository institutions in the U.S. ............ | 2207       101,483 | 2312       101,483 | 2349             0 | 5.
6. Banks in foreign countries ........................... | 2213         1,730 | 2320         1,730 | ////////////////// | 6.
   a. Foreign branches of other U.S. banks .............. | ////////////////// | ////////////////// | 2367             0 | 6.a.
   b. Other banks in foreign countries .................. | ////////////////// | ////////////////// | 2373             0 | 6.b.
7. Foreign governments and official institutions          | ////////////////// | ////////////////// | ////////////////// |
   (including foreign central banks) .................... | 2216         1,023 | 2300         1,023 | 2377             0 | 7.
8. Certified and official checks ........................ | 2330        51,197 | 2330        51,197 | ////////////////// | 8.
9. Total (sum of items 1 through 8) (sum of               | ////////////////// | ////////////////// | ////////////////// |
   columns A and C must equal Schedule RC,                | ////////////////// | ////////////////// | ////////////////// |
   item 13.a) ........................................... | 2215     3,554,976 | 2210     3,401,997 | 2385     7,242,145 | 9.
                                                          ________________________________________________________________

                                                                                                    ______________________
Memoranda                                                               Dollar Amounts in Thousands | RCON  Bil Mil Thou |
____________________________________________________________________________________________________ ____________________
1. Selected components of total deposits (i.e., sum of item 9, columns A and C):                    | ////////////////// |
   a. Total Individual Retirement Accounts (IRAs) and Keogh Plan accounts ......................... | 6835       888,500 | M.1.a.
   b. Total brokered deposits ..................................................................... | 2365     1,195,257 | M.1.b.
   c. Fully insured brokered deposits (included in Memorandum item 1.b above):                      | ////////////////// |
      (1) Issued in denominations of less than $100,000 ........................................... | 2343             0 | M.1.c.(1)
      (2) Issued either in denominations of $100,000 or in denominations greater than $100,000      | ////////////////// |
          and participated out by the broker in shares of $100,000 or less ........................ | 2344     1,195,257 | M.1.c.(2)
   d. Total deposits denominated in foreign currencies ............................................ | 3776             0 | M.1.d.
   e. Preferred deposits (uninsured deposits of states and political subdivisions in the U.S.       | ////////////////// |
      reported in item 3 above which are secured or collateralized as required under state law) ... | 5590       226,852 | M.1.e.
2. Components of total nontransaction accounts (sum of Memoranda items 2.a through 2.d must         | ////////////////// |
   equal item 9, column C above):                                                                   | ////////////////// |
   a. Savings deposits:                                                                             | ////////////////// |
      (1) Money market deposit accounts (MMDAs) ................................................... | 6810     1,491,520 | M.2.a.(1)
      (2) Other savings deposits (excludes MMDAs) ................................................. | 0352     1,862,085 | M.2.a.(2)
   b. Total time deposits of less than $100,000 ................................................... | 6648     2,386,133 | M.2.b.
   c. Time certificates of deposit of $100,000 or more ............................................ | 6645     1,502,407 | M.2.c.
   d. Open-account time deposits of $100,000 or more .............................................. | 6646             0 | M.2.d.
3. All NOW accounts (included in column A above) .................................................. | 2398       152,979 | M.3.
                                                                                                    ______________________

Legal Title of Bank:  FLEET NATIONAL BANK OF CONNECTICUT                            Call Date:  12/31/95  ST-BK: 09-0590  FFIEC 031
Address:              777 MAIN STREET                                                                                    Page RC-10
City, State   Zip:    HARTFORD, CT  06115
FDIC Certificate No.: |0|2|4|9|9|
                      ___________

Schedule RC-E--Continued

Part I. Continued

Memoranda (continued)
_________________________________________________________________________________________________________________________________
| Deposit Totals for FDIC Insurance Assessments                                                    ______________________       |
|                                                                      Dollar Amounts in Thousands | RCON  Bil Mil Thou |       |
 __________________________________________________________________________________________________ ____________________
| 4. Total deposits in domestic offices (sum of item 9, column A and item 9, column C)             |/////////////////// |       |
|    (must equal Schedule RC, item 13.a) ......................................................... | 2200    10,797,121 | M.4.  |
|                                                                                                  | ////////////////// |       |
|    a. Total demand deposits (must equal item 9, column B) ...................................... | 2210     3,401,997 | M.4.a.|
|    b. Total time and savings deposits(1) (must equal item 9, column A plus item 9, column C      | ////////////////// |       |
|       minus item 9, column B) .................................................................. | 2350     7,395,124 | M.4.b.|
                                                                                                   ______________________

| ____________                                                                                                                  |
| (1) For FDIC insurance assessment purposes, "total time and savings deposits" consists of nontransaction accounts and all     |
|     transaction accounts other than demand deposits.                                                                          |
_________________________________________________________________________________________________________________________________

                                                                                                   ______________________
                                                                       Dollar Amounts in Thousands | RCON  Bil Mil Thou |
___________________________________________________________________________________________________ ____________________
5. Time deposits of less than $100,000 and open-account time deposits of $100,000 or more          | ////////////////// |
   (included in Memorandum items 2.b and 2.d above) with a remaining maturity or repricing         | ////////////////// |
   frequency of:(1)                                                                                | ////////////////// |
   a. Three months or less ....................................................................... | 0359       326,126 | M.5.a.
   b. Over three months through 12 months (but not over 12 months) ............................... | 3644     1,116,701 | M.5.b.
6. Maturity and repricing data for time certificates of deposit of $100,000 or more:(1)            | ////////////////// |
   a. Fixed rate time certificates of deposit of $100,000 or more with a remaining maturity of:    | ////////////////// |
      (1) Three months or less ................................................................... | 2761       377,758 | M.6.a.(1)
      (2) Over three months through 12 months .................................................... | 2762       268,933 | M.6.a.(2)
      (3) Over one year through five years ....................................................... | 2763       852,593 | M.6.a.(3)
      (4) Over five years ........................................................................ | 2765         3,123 | M.6.a.(4)
      (5) Total fixed rate time certificates of deposit of $100,000 or more (sum of                | ////////////////// |
          Memorandum items 6.a.(1) through 6.a.(4)) .............................................. | 2767     1,502,407 | M.6.a.(5)
   b. Floating rate time certificates of deposit of $100,000 or more with a repricing frequency of:| ////////////////// |
      (1) Quarterly or more frequently ........................................................... | 4568             0 | M.6.b.(1)
      (2) Annually or more frequently, but less frequently than quarterly ........................ | 4569             0 | M.6.b.(2)
      (3) Every five years or more frequently, but less frequently than annually ................. | 4571             0 | M.6.b.(3)
      (4) Less frequently than every five years .................................................. | 4572             0 | M.6.b.(4)
      (5) Total floating rate time certificates of deposit of $100,000 or more (sum of             | ////////////////// |
          Memorandum items 6.b.(1) through 6.b.(4)) .............................................. | 4573             0 | M.6.b.(5)
   c. Total time certificates of deposit of $100,000 or more (sum of Memorandum items 6.a.(5)      | ////////////////// |
      and 6.b.(5)) (must equal Memorandum item 2.c. above) ....................................... | 6645     1,502,407 | M.6.c.
                                                                                                   ______________________

_____________
(1) Memorandum items 5 and 6 are not applicable to savings banks that must complete supplemental Schedule RC-J.

Legal Title of Bank:  FLEET NATIONAL BANK OF CONNECTICUT                            Call Date:  12/31/95  ST-BK: 09-0590  FFIEC 031
Address:              777 MAIN STREET                                                                                     Page RC-11
City, State   Zip:    HARTFORD, CT  06115
FDIC Certificate No.: |0|2|4|9|9|
                      ___________

Schedule RC-E--Continued

Part II. Deposits in Foreign Offices (including Edge and
Agreement subsidiaries and IBFs)

                                                                                                   ______________________
                                                                       Dollar Amounts in Thousands | RCFN  Bil Mil Thou |
___________________________________________________________________________________________________ ____________________
Deposits of:                                                                                       | ////////////////// |
1. Individuals, partnerships, and corporations ................................................... | 2621       401,872 | 1.
2. U.S. banks (including IBFs and foreign branches of U.S. banks) ................................ | 2623        30,000 | 2.
3. Foreign banks (including U.S. branches and                                                      | ////////////////// |
   agencies of foreign banks, including their IBFs) .............................................. | 2625             0 | 3.
4. Foreign governments and official institutions (including foreign central banks) ............... | 2650             0 | 4.
5. Certified and official checks ................................................................. | 2330             0 | 5.
6. All other deposits ............................................................................ | 2668             0 | 6.
7. Total (sum of items 1 through 6) (must equal Schedule RC, item 13.b) .......................... | 2200       431,872 | 7.
                                                                                                   ______________________

Schedule RC-F--Other Assets
                                                                                                                   __________
                                                                                                                   |  C430  | <-
                                                                                                  _________________ ________
                                                                      Dollar Amounts in Thousands | ////////// Bil Mil Thou |
__________________________________________________________________________________________________ _________________________
1. Income earned, not collected on loans ........................................................ | RCFD 2164        56,906 | 1.
2. Net deferred tax assets(1) ................................................................... | RCFD 2148       158,056 | 2.
3. Excess residential mortgage servicing fees receivable ........................................ | RCFD 5371        18,275 | 3.
4. Other (itemize amounts that exceed 25% of this item) ......................................... | RCFD 2168       481,338 | 4.
      _____________                                                    ___________________________
   a. | TEXT 3549 |____________________________________________________| RCFD 3549 |              | /////////////////////// | 4.a.
       ___________
   b. | TEXT 3550 |____________________________________________________| RCFD 3550 |              | /////////////////////// | 4.b.
       ___________
   c. | TEXT 3551 |____________________________________________________| RCFD 3551 |              | /////////////////////// | 4.c.
      _____________
                                                                       ___________________________
5. Total (sum of items 1 through 4) (must equal Schedule RC, item 11) ........................... | RCFD 2160       714,575 | 5.
                                                                                                  ___________________________
Memorandum                                                                                        ___________________________
                                                                      Dollar Amounts in Thousands | ////////// Bil Mil Thou |
__________________________________________________________________________________________________ _________________________
1. Deferred tax assets disallowed for regulatory capital purposes ............................... | RCFD 5610             0 | M.1.
                                                                                                  ___________________________

Schedule RC-G--Other Liabilities
                                                                                                                   __________
                                                                                                                   |  C435  | <-
                                                                                                  _________________ ________
                                                                      Dollar Amounts in Thousands | ////////// Bil Mil Thou |
__________________________________________________________________________________________________ _________________________
1. a. Interest accrued and unpaid on deposits in domestic offices(2) ............................ | RCON 3645        44,239 | 1.a.
   b. Other expenses accrued and unpaid (includes accrued income taxes payable) ................. | RCFD 3646       300,519 | 1.b.
2. Net deferred tax liabilities(1) .............................................................. | RCFD 3049             0 | 2.
3. Minority interest in consolidated subsidiaries ............................................... | RCFD 3000             0 | 3.
4. Other (itemize amounts that exceed 25% of this item) ......................................... | RCFD 2938        22,553 | 4.
      _____________                                                    ___________________________
   a. | TEXT 3552 |____________________________________________________| RCFD 3552 |              | /////////////////////// | 4.a.
       ___________
   b. | TEXT 3553 |____________________________________________________| RCFD 3553 |              | /////////////////////// | 4.b.
       ___________
   c. | TEXT 3554 |____________________________________________________| RCFD 3554 |              | /////////////////////// | 4.c.
      _____________
                                                                       ___________________________
5. Total (sum of items 1 through 4) (must equal Schedule RC, item 20) ........................... | RCFD 2930       367,311 | 5.
                                                                                                  ___________________________

____________
(1) See discussion of deferred income taxes in Glossary entry on "income taxes."
(2) For savings banks, include "dividends" accrued and unpaid on deposits.

Legal Title of Bank:  FLEET NATIONAL BANK OF CONNECTICUT                            Call Date:  12/31/95  ST-BK: 09-0590  FFIEC 031
Address:              777 MAIN STREET                                                                                     Page RC-12
City, State   Zip:    HARTFORD, CT  06115
FDIC Certificate No.: |0|2|4|9|9|
                      ___________

Schedule RC-H--Selected Balance Sheet Items for Domestic Offices
                                                                                                                 __________
                                                                                                                 |  C440  | <-
                                                                                                     ____________ ________
                                                                                                     |  Domestic Offices  |
                                                                                                      ____________________
                                                                         Dollar Amounts in Thousands | RCON  Bil Mil Thou |
_____________________________________________________________________________________________________ ____________________
1. Customers' liability to this bank on acceptances outstanding .................................... | 2155         7,330 |  1.
2. Bank's liability on acceptances executed and outstanding ........................................ | 2920         7,330 |  2.
3. Federal funds sold and securities purchased under agreements to resell .......................... | 1350       205,800 |  3.
4. Federal funds purchased and securities sold under agreements to repurchase ...................... | 2800     2,739,775 |  4.
5. Other borrowed money ............................................................................ | 3190     1,688,786 |  5.
   EITHER                                                                                            | ////////////////// |
6. Net due from own foreign offices, Edge and Agreement subsidiaries, and IBFs ..................... | 2163           N/A |  6.
   OR                                                                                                | ////////////////// |
7. Net due to own foreign offices, Edge and Agreement subsidiaries, and IBFs ....................... | 2941       381,872 |  7.
8. Total assets (excludes net due from foreign offices, Edge and Agreement subsidiaries, and IBFs) . | 2192    18,079,498 |  8.
9. Total liabilities (excludes net due to foreign offices, Edge and Agreement subsidiaries, and IBFs)| 3129    16,355,152 |  9.
                                                                                                     ______________________

Items 10-17 include held-to-maturity and available-for-sale securities in domestic offices.          ______________________
                                                                                                     | RCON  Bil Mil Thou |
                                                                                                      ____________________
10. U.S. Treasury securities ....................................................................... | 1779       987,429 | 10.
11. U.S. Government agency and corporation obligations (exclude mortgage-backed                      | ////////////////// |
    securities) .................................................................................... | 1785       335,336 | 11.
12. Securities issued by states and political subdivisions in the U.S. ............................. | 1786            47 | 12.
13. Mortgage-backed securities (MBS):                                                                | ////////////////// |
    a. Pass-through securities:                                                                      | ////////////////// |
       (1) Issued or guaranteed by FNMA, FHLMC, or GNMA ............................................ | 1787     1,469,468 | 13.a.(1)
       (2) Other pass-through securities ........................................................... | 1869         5,044 | 13.a.(2)
    b. Other mortgage-backed securities (include CMOs, REMICs, and stripped MBS):                    | ////////////////// |
       (1) Issued or guaranteed by FNMA, FHLMC, or GNMA ............................................ | 1877        85,311 | 13.b.(1)
       (2) Other pass-through securities ........................................................... | 2253       318,092 | 13.b.(2)
14. Other domestic debt securities ................................................................. | 3159       723,027 | 14.
15. Foreign debt securities ........................................................................ | 3160         2,900 | 15.
16. Equity securities:                                                                               | ////////////////// |
    a. Investments in mutual funds ................................................................. | 3161         8,471 | 16.a.
    b. Other equity securities with readily determinable fair values ............................... | 3162             0 | 16.b.
    c. All other equity securities ................................................................. | 3169       116,438 | 16.c.
17. Total held-to-maturity and available-for-sale securities (sum of items 10 through 16) .......... | 3170     4,051,563 | 17.
                                                                                                     ______________________

Memorandum (to be completed only by banks with IBFs and other "foreign" offices)

                                                                                                     ______________________
                                                                         Dollar Amounts in Thousands | RCON  Bil Mil Thou |
_____________________________________________________________________________________________________ ____________________
   EITHER                                                                                            | ////////////////// |
1. Net due from the IBF of the domestic offices of the reporting bank .............................. | 3051           N/A | M.1.
   OR                                                                                                | ////////////////// |
2. Net due to the IBF of the domestic offices of the reporting bank ................................ | 3059           N/A | M.2.
                                                                                                     ______________________

Legal Title of Bank:  FLEET NATIONAL BANK OF CONNECTICUT                            Call Date:  12/31/95  ST-BK: 09-0590  FFIEC 031
Address:              777 MAIN STREET                                                                                     Page RC-13
City, State   Zip:    HARTFORD, CT  06115
FDIC Certificate No.: |0|2|4|9|9|
                      ___________

Schedule RC-I--Selected Assets and Liabilities of IBFs

To be completed only by banks with IBFs and other "foreign" offices.                                             __________
                                                                                                                 |  C445  | <-
                                                                                                     ____________ ________
                                                                         Dollar Amounts in Thousands | RCFN  Bil Mil Thou |
_____________________________________________________________________________________________________ ____________________
 1. Total IBF assets of the consolidated bank (component of Schedule RC, item 12) .................. | 2133           N/A | 1.
 2. Total IBF loans and lease financing receivables (component of Schedule RC-C, part I, item 12,    | ////////////////// |
    column A) ...................................................................................... | 2076           N/A | 2.
 3. IBF commercial and industrial loans (component of Schedule RC-C, part I, item 4, column A) ..... | 2077           N/A | 3.
 4. Total IBF liabilities (component of Schedule RC, item 21) ...................................... | 2898           N/A | 4.
 5. IBF deposit liabilities due to banks, including other IBFs (component of Schedule RC-E,          | ////////////////// |
    part II, items 2 and 3) ........................................................................ | 2379           N/A | 5.
 6. Other IBF deposit liabilities (component of Schedule RC-E, part II, items 1, 4, 5, and 6) ...... | 2381           N/A | 6.
                                                                                                     ______________________

Schedule RC-K--Quarterly Averages (1)
                                                                                                                __________
                                                                                                                |  C455  |  <-
                                                                                               _________________ ________
                                                                   Dollar Amounts in Thousands | /////////  Bil Mil Thou |
_______________________________________________________________________________________________ _________________________
ASSETS                                                                                         | /////////////////////// |
 1. Interest-bearing balances due from depository institutions ............................... | RCFD 3381        16,087 |  1.
 2. U.S. Treasury securities and U.S. Government agency and corporation obligations(2) ....... | RCFD 3382     2,872,045 |  2.
 3. Securities issued by states and political subdivisions in the U.S.(2) .................... | RCFD 3383            49 |  3.
 4. a. Other debt securities(2) .............................................................. | RCFD 3647     1,101,314 |  4.a.
    b. Equity securities(3) (includes investments in mutual funds and Federal Reserve stock) . | RCFD 3648       117,774 |  4.b.
 5. Federal funds sold and securities purchased under agreements to resell in domestic offices | /////////////////////// |
    of the bank and of its Edge and Agreement subsidiaries, and in IBFs ...................... | RCFD 3365       160,423 |  5.
 6. Loans:                                                                                     | /////////////////////// |
    a. Loans in domestic offices:                                                              | /////////////////////// |
       (1) Total loans ....................................................................... | RCON 3360    11,541,536 |  6.a.(1)
       (2) Loans secured by real estate ...................................................... | RCON 3385     4,433,576 |  6.a.(2)
       (3) Loans to finance agricultural production and other loans to farmers ............... | RCON 3386         2,734 |  6.a.(3)
       (4) Commercial and industrial loans ................................................... | RCON 3387     5,556,473 |  6.a.(4)
       (5) Loans to individuals for household, family, and other personal expenditures ....... | RCON 3388       600,686 |  6.a.(5)
                                                                                               | /////////////////////// |
    b. Total loans in foreign offices, Edge and Agreement subsidiaries, and IBFs ............. | RCFN 3360             0 |  6.b.
 7. Trading assets ........................................................................... | RCFD 3401         5,753 |  7.
 8. Lease financing receivables (net of unearned income) ..................................... | RCFD 3484         8,921 |  8.
 9. Total assets (4) ......................................................................... | RCFD 3368    17,423,900 |  9.
LIABILITIES                                                                                    | /////////////////////// |
10. Interest-bearing transaction accounts in domestic offices (NOW accounts, ATS accounts,     | /////////////////////// |
    and telephone and preauthorized transfer accounts) (exclude demand deposits) ............. | RCON 3485       167,144 | 10.
11. Nontransaction accounts in domestic offices:                                               | /////////////////////// |
    a. Money market deposit accounts (MMDAs) ................................................. | RCON 3486     1,426,084 | 11.a.
    b. Other savings deposits ................................................................ | RCON 3487     1,882,740 | 11.b.
    c. Time certificates of deposit of $100,000 or more ...................................... | RCON 3345     1,601,542 | 11.c.
    d. All other time deposits ............................................................... | RCON 3469     2,363,615 | 11.d.
12. Interest-bearing deposits in foreign offices, Edge and Agreement subsidiaries, and IBFs .. | RCFN 3404       451,941 | 12.
13. Federal funds purchased and securities sold under agreements to repurchase in domestic     | /////////////////////// |
    offices of the bank and of its Edge and Agreement subsidiaries, and in IBFs .............. | RCFD 3353     3,225,979 | 13.
14. Other borrowed money ..................................................................... | RCFD 3355     1,839,039 | 14.
                                                                                               ___________________________

_____________
(1) For all items, banks have the option of reporting either (1) an average of daily figures for the quarter, or
    (2) an average of weekly figures (i.e., the Wednesday of each week of the quarter).
(2) Quarterly averages for all debt securities should be based on amortized cost.
(3) Quarterly averages for all equity securities should be based on historical cost.
(4) The quarterly average for total assets should reflect all debt securities (not held for trading) at amortized cost, equity securities with readily determinable fair values at the lower of cost or fair value, and equity securities without readily determinable fair values at historical cost.

Legal Title of Bank:  FLEET NATIONAL BANK OF CONNECTICUT                            Call Date:  12/31/95  ST-BK: 09-0590  FFIEC 031
Address:              777 MAIN STREET                                                                                     Page RC-4
City, State   Zip:    HARTFORD, CT  06115
FDIC Certificate No.: |0|2|4|9|9|
                      ___________

Schedule RC-L--Off-Balance Sheet Items

Please read carefully the instructions for the preparation of Schedule RC-L.  Some of the amounts
reported in Schedule RC-L are regarded as volume indicators and not necessarily as measures of risk.            __________
                                                                                                                |  C460  |  <-
                                                                                                    ____________ ________
                                                                        Dollar Amounts in Thousands | RCFD  Bil Mil Thou |
____________________________________________________________________________________________________ ____________________
 1. Unused commitments:                                                                             | ////////////////// |
    a. Revolving, open-end lines secured by 1-4 family residential properties, e.g., home           | ////////////////// |
       equity lines ............................................................................... | 3814        454,277|  1.a.
    b. Credit card lines .......................................................................... | 3815             0 |  1.b.
    c. Commercial real estate, construction, and land development:                                  | ////////////////// |
       (1) Commitments to fund loans secured by real estate ....................................... | 3816        55,329 |  1.c.(1)
       (2) Commitments to fund loans not secured by real estate ................................... | 6550        17,337 |  1.c.(2)
    d. Securities underwriting .................................................................... | 3817             0 |  1.d.
    e. Other unused commitments ................................................................... | 3818     6,446,592 |  1.e.
 2. Financial standby letters of credit and foreign office guarantees ............................. | 3819     1,024,104 |  2.
                                                                         ___________________________
    a. Amount of financial standby letters of credit conveyed to others  | RCFD 3820 |        1,074 | ////////////////// |  2.a.
                                                                         ___________________________
 3. Performance standby letters of credit and foreign office guarantees ........................... | 3821       121,267 |  3.
    a. Amount of performance standby letters of credit conveyed to                                  | ////////////////// |
                                                                         ___________________________
       others .......................................................... | RCFD 3822 |            0 | ////////////////// |  3.a.
                                                                         ___________________________
 4. Commercial and similar letters of credit ...................................................... | 3411        38,963 |  4.
 5. Participations in acceptances (as described in the instructions) conveyed to others by          | ////////////////// |
    the reporting bank ............................................................................ | 3428             0 |  5.
 6. Participations in acceptances (as described in the instructions) acquired by the reporting      | ////////////////// |
    (nonaccepting) bank ........................................................................... | 3429             0 |  6.
 7. Securities borrowed ........................................................................... | 3432             0 |  7.
 8. Securities lent (including customers' securities lent where the customer is indemnified         | ////////////////// |
    against loss by the reporting bank) ........................................................... | 3433             0 |  8.
 9. Mortgages transferred (i.e., sold or swapped) with recourse that have been treated as sold      | ////////////////// |
    for Call Report purposes:                                                                       | ////////////////// |
    a. FNMA and FHLMC residential mortgage loan pools:                                              | ////////////////// |
       (1) Outstanding principal balance of mortgages transferred as of the report date ........... | 3650        62,825 |  9.a.(1)
       (2) Amount of recourse exposure on these mortgages as of the report date ................... | 3651        56,528 |  9.a.(2)
    b. Private (nongovernment-issued or -guaranteed) residential mortgage loan pools:               | ////////////////// |
       (1) Outstanding principal balance of mortgages transferred as of the report date ........... | 3652             0 |  9.b.(1)
       (2) Amount of recourse exposure on these mortgages as of the report date ................... | 3653             0 |  9.b.(2)
    c. Farmer Mac agricultural mortgage loan pools:                                                 | ////////////////// |
       (1) Outstanding principal balance of mortgages transferred as of the report date ........... | 3654             0 |  9.c.(1)
       (2) Amount of recourse exposure on these mortgages as of the report date ................... | 3655             0 |  9.c.(2)
10. When-issued securities:                                                                         | ////////////////// |
    a. Gross commitments to purchase .............................................................. | 3434             0 | 10.a.
    b. Gross commitments to sell .................................................................. | 3435             0 | 10.b.
11. Spot foreign exchange contracts ............................................................... | 8765             0 | 11.
12. All other off-balance sheet liabilities (exclude off-balance sheet derivatives ) (itemize and   | ////////////////// |
    describe each component of this item over 25% of Schedule RC, item 28, "Total equity capital")  | 3430             0 | 12.
    a. | TEXT 3555 |______________________________________________________| RCFD 3555 |             | ////////////////// | 12.a.

    b. | TEXT 3556 |______________________________________________________| RCFD 3556 |             | ////////////////// | 12.b.
        ___________
    c. | TEXT 3557 |______________________________________________________| RCFD 3557 |             | ////////////////// | 12.c.
       _____________
    d. | TEXT 3558 |______________________________________________________| RCFD 3558 |             | ////////////////// | 12.d.
       _____________

13. All other off-balance sheet assets (exclude off-balance sheet derivatives) (itemize and         | ////////////////// |
    describe each component of this item over 25% of Schedule RC,item 28,"Total equity capital"     | 5591             0 | 13.

       _____________                                                      __________________________
    a. | TEXT 5592 |______________________________________________________| RCFD 5592 |             | ////////////////// | 13.a.
        ___________
    b. | TEXT 5593 |______________________________________________________| RCFD 5593 |             | ////////////////// | 13.b.
        ___________
    c. | TEXT 5594 |______________________________________________________| RCFD 5594 |             | ////////////////// | 13.c.
       _____________
    d. | TEXT 5595 |______________________________________________________| RCFD 5595 |             | ////////////////// | 13.d.
       _____________
                                                                          ________________________________________________


  Legal Title of Bank:  FLEET NATIONAL BANK OF CONNECTICUT                            Call Date:  12/31/95  ST-BK: 09-0590 FFIEC 031
  Address:              777 MAIN STREET                                                                                   Page RC-15
  City, State   Zip:    HARTFORD, CT  06115
  FDIC Certificate No.: |0|2|4|9|9|


Schedule RC-L -- Continued

                                                                                                             _____________
                                                                                                             |    C461   | <-
                                       _________________________________________ ____________________________|___________|
                                      |     (Column A)    |     (Column B)     |     (Column C)     |     (Column D)     |
                                      |   Interest Rate   |   Foreign Exchange | Equity Derivative  | Commodity and other|
                                      |     Contracts     |     Contracts      |    Contracts       |     Contracts      |
                                      |___________________|____________________|____________________|____________________|
          Dollar Amounts in Thousands |Tril Bil Mil Thou  | Tril Bil Mil Thou  | Tril Bil Mil Thou  | Tril Bil Mil Thou  |
   ______________________________________________________________________________________________________________________|
   |  Off-balance Sheet Derivatives   | ///////////////// | ////////////////// | ////////////////// | ////////////////// |
   |      Position Indicators         | ///////////////// | ////////////////// | ////////////////// | ////////////////// |
   ___________________________________| ///////////////// | ////////////////// | ////////////////// | ////////////////// |
14. Gross amounts (e.g., notional     | ///////////////// | ////////////////// | ////////////////// | ////////////////// |
    amounts) (for each column, sum of | ///////////////// | ////////////////// | ////////////////// | ////////////////// |
    items 14.a through 14.e must equal| ///////////////// | ////////////////// | ////////////////// | ////////////////// |
    sum of items 15, 16.a, and 16.b): |___________________|____________________|___________________ |____________________|
   a. Future contracts .............. |                 0 |                  0 |                  0 |                  0 | 14.a.
                                      |     RCFD 8693     |      RCFD 8694     |       RCFD 8695    |    RCFD 8696       |
   b. Forward contracts ............. |            60,000 |                  0 |                  0 |                  0 | 14.b.
                                      |     RCFD 8697     |      RCFD 8698     |       RCFD 8699    |    RCFD 8700       |
   c. Exchange-traded option contracts| ///////////////// | ////////////////// | ////////////////// | ////////////////// |
       (1) Written options .......... |                 0 |                  0 |                  0 |                  0 | 14.c.(1)
                                      |      RCFD 8701    |      RCFD 8702   0 |       RCFD 8703    |    RCFD 8704       |
       (2) Purchased options ........ |                 0 |                  0 |                  0 |                  0 | 14.c.(2)
                                      |      RCFD 8705    |      RCFD 8706     |       RCFD 8707    |    RCFD 8708       |
d. Over-the-counter option contracts: | //////////////////| /////////////////  | /////////////////  | ////////////////   |
       (1) Written options .......... |            70,250 |                  0 |                  0 |                  0 | 14.d.(1)
                                      |      RCFD 8709    |      RCFD 8710     |      RCFD 8711     |    RCFD 8712       |
       (2) Purchased options ........ |           370,250 |                  0 |                  0 |                  0 | 14.d.(2)
                                      |      RCFD 8713    |      RCFD 8714     |      RCFD 8715     |    RCFD 8716       |
e. Swaps ............................ |         3,537,871 |                  0 |                  0 |                  0 | 14.e.
                                      |      RCFD 3450    |      RCFD 3826     |      RCFD 8719     |    RCFD 8720       |
15. Total gross notional amount of    | ///////////////// | ////////////////// | ////////////////// | ////////////////// |
    derivative contracts held for     | ///////////////// | ////////////////// | ////////////////// | ////////////////// |
    trading ......................... |           191,500 |                  0 |                  0 |                  0 | 15.
                                      |      RCFD A126    |      RFD A127      |      RCFD 8723     |    RCFD 8724       |
16. Total gross notional amount of    | ///////////////// |  ////////////////  | /////////////////  | ////////////////// |
    derivative contracts held for     | ///////////////// | /////////////////  | /////////////////  | ////////////////// |
    purposes other than trading:      | ///////////////// | /////////////////  | /////////////////  | ////////////////// |
    a. Contracts marked to market ... |                 0 |                 0  |                  0 |                  0 | 16.a.
                                      |      RCFD 8725    |     RCFD 8726      |      RCF 8727      |     RCFD 8728      |
    b. Contracts not marked to market |         3,846,871 |                 0  |                  0 |                  0 | 16.b.
                                      |      RCF 8729     |     RCFD 8730      |      RFD 8731      |     RCFD 8732      |
                                      ___________________________________________________________________________________|

  Legal Title of Bank:  FLEET NATIONAL BANK OF CONNECTICUT                           Call Date:  12/31/95  ST-BK: 09-0590 FFIEC 031
  Address:              777 MAIN STREET                                                                                  Page RC-15
  City, State   Zip:    HARTFORD, CT  06115
  FDIC Certificate No.: |0|2|4|9|9|

Schedule RC-L -- Continued


                                       _________________________________________ _________________________________________
                                      |     (Column A)    |     (Column B)     |     (Column C)     |     (Column D)     |
                                      |   Interest Rate   |   Foreign Exchange | Equity Derivative  | Commodity and other|
                                      |     Contracts     |     Contracts      |    Contracts       |     Contracts      |
                                      |___________________|____________________|____________________|____________________|
          Dollar Amounts in thousands |RCFD Bil Mil Thou  | RCFD Bil Mil Thou  | RCFD Bil Mil Thou  | RCFD Bil Mil Thou  |
   ______________________________________________________________________________________________________________________|
   |  Off-balance Sheet Derivatives   | ///////////////// | ////////////////// | ////////////////// | ////////////////// |
   |      Position Indicators         | ///////////////// | ////////////////// | ////////////////// | ////////////////// |
   ___________________________________| ///////////////// | ////////////////// | ////////////////// | ////////////////// |
                                      | ///////////////// | ////////////////// | ////////////////// | ////////////////// |
17. Gross fair values of              | ///////////////// | ////////////////// | ////////////////// | ////////////////// |
    derivative contracts:             | ///////////////// | ////////////////// | ////////////////// | ////////////////// |
    a. Contracts held for             | ///////////////// | ////////////////// | ////////////////// | ////////////////// |
       trading:                       | ///////////////// | ////////////////// | ////////////////// | ////////////////// |
       (1) Gross positive             | ///////////////// | ////////////////// | ////////////////// | ////////////////// |
       fair value ................... | 8733          840 | 8734            0  | 8735             0 | 8736             0 | 17.a.(1)
       (2) Gross negative             | ///////////////// | ////////////////// | ////////////////// | ////////////////// |
       fair value ................... | 8737          814 | 8738            0  | 8739             0 | 8740             0 | 17.a.(2)
    b. Contracts held for             | ///////////////// | ////////////////// | ////////////////// | ////////////////// |
       purposes other than            | ///////////////// | ////////////////// | ////////////////// | ////////////////// |
       trading that are marked        | ///////////////// | ////////////////// | ////////////////// | ////////////////// |
       to market:                     | ///////////////// | ////////////////// | ////////////////// | ////////////////// |
       (1) Gross positive             | ///////////////// | ////////////////// | ////////////////// | ////////////////// |
       fair value ................... | 8741            0 | 8742             0 | 8743             0 | 8744             0 | 17.b.(1)
       (2) Gross negative             | ///////////////// | ////////////////// | ////////////////// | ////////////////// |
       fair value ................... | 8745            0 | 8746             0 | 8747             0 | 8748             0 | 17.b.(2)
    c. Contracts held for             | ///////////////// | ////////////////// | ////////////////// | ////////////////// |
       purposes other than            | ///////////////// | ////////////////// | ////////////////// | ////////////////// |
       trading that are not           | ///////////////// | ////////////////// | ////////////////// | ////////////////// |
       marked to market:              | ///////////////// | ////////////////// | ////////////////// | ////////////////// |
       (1) Gross positive             | ///////////////// | ////////////////// | ////////////////// | ////////////////// |
        fair value .................. | 8749        4,117 | 8750             0 | 8751             0 | 8752             0 | 17.c.(1)
       (2) Gross negative             | ///////////////// | ////////////////// | ////////////////// | ////////////////// |
       fair value ................... | 8753       51,811 | 8754             0 | 8755             0 | 8756             0 | 17.c.(2)
                                      |__________________________________________________________________________________|

                                                                                                    ______________________
Memoranda                                                              Dollar Amounts in Thousands  | RCFD  Bil Mil Thou |
_________________________________________________________________________________________________________________________
1. -2. Not applicable                                                                               | ////////////////// |
3. Unused commitments with an original maturity exceeding one year that are reported in             | ////////////////// |
   Schedule RC-L, items 1.a through 1.e, above (report only the unused portions of commitments      | ////////////////// |
   that are fee paid or otherwise legally binding) ................................................ | 3833     4,666,515 | M.3.
   a. Participations in commitments with an original maturity                                       | ////////////////// |
      exceeding one year conveyed to others ................................|RCFD 3834  |    77,235 | ////////////////// | M.3.a.
                                                                            ________________________
4. To be completed only by banks with $1 billion or more in total assets:                           | ////////////////// |
   Standby letters of credit and foreign office guarantees (both financial and performance) issued  | ////////////////// |
   to non-U.S. addresses (domicile) included in Schedule RC-L, items 2 and 3, above ............... | 3377       419,235 | M.4.
5. To be completed for the September report only:                                                   | ////////////////// |
   Installment loans to individuals for household, family, and other personal expenditures that     | ////////////////// |
   have been securitized and sold without recourse (with servicing retained), amounts outstanding   | ////////////////// |
   by type of loan:                                                                                 | ////////////////// |
   a. Loans to purchase private passenger automobiles ............................................. | 2741           N/A | M.5.a.
   b. Credit cards and related plans .............................................................. | 2742           N/A | M.5.b.
   c. All other consumer installment credit (Including mobile home loans) ......................... | 2743           N/A | M.5.c.























Legal Title of Bank:  FLEET NATIONAL BANK OF CONNECTICUT                    Call Date: 12/31/95 ST-BK: 09-0590 FFIEC 031
Address:              777 MAIN STREET                                                                  Page RC-17
City, State   Zip:    HARTFORD, CT  06115
FDIC Certificate No.: |0|2|4|9|9|                                                                               _____________
                                                                                                                |  C465     |
                                                                                                       _________|___________|
 Schedule RC-M--Memoranda                                                                              |                    |
                                                                         Dollar Amounts in Thousands   | RCFD Bil Mil Thou  |
 ______________________________________________________________________________________________________|____________________|
1.  Extensions of credit by the reporting bank to its executive officers, directors, principal        | ////////////////// |
    shareholders, and their related interests as of the report date:                                  | ////////////////// |
    a. Aggregate amount of all extensions of credit to all executive officers, directors, principal   |
       shareholders and their related interests ..................................................... | 6164         6,676 | 1.a.
    b. Number of executive officers, directors, and principal shareholders to whom the amount of all  | ////////////////// |
       extensions of credit by the reporting bank (Including extensions of credit to                  | ////////////////// |
       related interests) equals or exceeds the lesser of $500,000 or 5 percent                Number | ////////////////// |
                                                                           ___________________________| ////////////////// |
       of total capital as defined for this purpose in agency regulations. | RCFD 6165 |            4 | ////////////////// |
                                                                           ___________________________| ////////////////// | 1.b.
2. Federal funds sold and securities purchased under agreements to resell with U.S. branches          | ////////////////// |
   and agencies of foreign banks(1) (included in Schedule RC, items 3.a and 3.b) .................... | 3405             0 | 2.
3. Not applicable.                                                                                    | ////////////////// |
4. Outstanding principal balance of 1-4 family residential mortgage loans serviced for others         | ////////////////// |
   (include both retained servicing and purchased servicing):                                         | ////////////////// |
   a. Mortgages serviced under a GNMA contract ...................................................... | 5500        21,759 | 4.a.
   b. Mortgages serviced under a FHLMC contract:                                                      | ////////////////// |
      (1) Serviced with recourse to servicer ........................................................ | 5501        12,023 | 4.b.(1)
      (2) Serviced without recourse to servicer ..................................................... | 5502     1,173,885 | 4.b.(2)
   c. Mortgages serviced under a FNMA contract:                                                       | ////////////////// |
      (1) Serviced under a regular option contract .................................................. | 5503        50,802 | 4.c.(1)
      (2) Serviced under a special option contract .................................................. | 5504     1,913,154 | 4.c.(2)
   d. Mortgages serviced under other servicing contracts ............................................ | 5505     3,879,382 | 4.d.
5. To be completed only by banks with $1 billion or more in total assets:                             | ////////////////// |
   Customers' liability to this bank on acceptances outstanding (sum of items 5.a and 5.b must        | ////////////////// |
   equal Schedule RC, item 9):                                                                        | ////////////////// |
   a. U.S. addressees (domicile) .................................................................... | 2103         7,330 | 5.a.
   b. Non-U.S. addressees (domicile) ................................................................ | 2104             0 | 5.b.
6. Intangible assets:                                                                                 | ////////////////// |
  a. Mortgage servicing rights .....................................................................  | 3164        26,116 | 6.a.
  b. Other identifiable intangible assets:                                                            | ////////////////// |
     (1) Purchased credit card relationships .......................................................  | 5506             0 | 6.b.(1)
     (2) All other identifiable intangible assets ..................................................  | 5507         3,834 | 6.b.(2)
   c. Goodwill ...................................................................................... | 3163       280,364 | 6.c.
   d. Total (sum of items 6.a through 6.c) (must equal Schedule RC, item 10) ........................ | 2143       310,314 | 6.d.
   e. Amount of intangible assets (included in item 6.b.(2) above) that have been grandfathered or    | ////////////////// |
      are otherwise qualifying for regulatory capital purposes ...................................... | 6442             0 | 6.e.
7. Mandatory convertible debt, net of common or perpetual preferred stock dedicated to                | ////////////////// |
   redeem the debt ...................................................................................| 3295             0 | 7.
                                                                                                      ______________________

- ------------
(1) Do not report federal funds sold and securities purchased under agreements to resell with other commercial banks in the U.S. in this item.


Legal Title of Bank:  FLEET NATINAL BANK OF CONNECTICUT                     Call Date: 12/31/95 ST-BK: 09-0590 FFIEC 031
Address:              777 MAIN STREET                                                                         Page RC-18
City, State   Zip:    HARTFORD, CT  06115
FDIC Certificate No.: |0|2|4|9|9|

Schedule RC-M--Continued                                                                      ________________________
                                                           Dollar Amounts in Thousands        |           Bil Mil Thou|
_____________________________________________________________________________________________ |_______________________|
                                                                                                                      C>
 8. a. Other real estate owned:                                                              | /////////////////////// |
       (1) Direct and indirect investments in real estate ventures ......................... | RCFD 5372             0 |  8.a.(1)
       (2) All other real estate owned:                                                      | /////////////////////// |
           (a) Construction and land development in domestic offices ....................... | RCON 5508             0 |  8.a.(2)(a)
           (b) Farmland in domestic offices ................................................ | RCON 5509             0 |  8.a.(2)(b)
           (c) 1-4 family residential properties in domestic offices ....................... | RCON 5510           517 |  8.a.(2)(c)
           (d) Multifamily (5 or more) residential properties in domestic offices .......... | RCON 5511             0 |  8.a.(2)(d)
           (e) Nonfarm nonresidential properties in domestic offices ....................... | RCON 5512           167 |  8.a.(2)(e)
           (f) In foreign offices .......................................................... | RCFN 5513             0 |  8.a.(2)(f)
       (3) Total (sum of items 8.a.(1) and 8.a.(2)) (must equal Schedule RC, item 7) ....... | RCFD 2150           684 |  8.a.(3)
    b. Investments in unconsolidated subsidiaries and associated companies:                  | /////////////////////// |
       (1) Direct and indirect investments in real estate ventures ......................... | RCFD 5374             0 |  8.b.(1)
       (2) All other investments in unconsolidated subsidiaries and associated companies ... | RCFD 5375             0 |  8.b.(2)
       (3) Total (sum of items 8.b.(1) and 8.b.(2)) (must equal Schedule RC, item 8) ....... | RCFD 2130             0 |  8.b.(3)
    c. Total assets of unconsolidated subsidiaries and associated companies ................ | RCFD 5376             0 |  8.c.
 9. Noncumulative perpetual preferred stock and related surplus included in Schedule RC,     | /////////////////////// |
    item 23, "Perpetual preferred stock and related surplus" ............................... | RCFD 3778             0 |  9.
10. Mutual fund and annuity sales in domestic offices during the quarter (include            | /////////////////////// |
    proprietary, private label, and third party products):                                   | /////////////////////// |
    a. Money market funds .................................................................. | RCON 6441             0 | 10.a.
    b. Equity securities funds ............................................................. | RCON 8427             0 | 10.b.
    c. Debt securities funds ............................................................... | RCON 8428             0 | 10.c.
    d. Other mutual funds .................................................................. | RCON 8429             0 | 10.d.
    e. Annuities ........................................................................... | RCON 8430             0 | 10.e.
    f. Sales of proprietary mutual funds and annuities (included in itmes 10.a through       | /////////////////////// |
    10.e. above) ........................................................................... | RCON 8784             0 | 10.f.
                                                                                              _________________________

_________________________________________________________________________________________________________________________________
|                                                                                                                               |
                                                                                                  ______________________
|Memorandum                                                           Dollar Amounts in Thousands | RCFD  Bil Mil Thou |        |
 _________________________________________________________________________________________________ ____________________
|1. Interbank holdings of capital instruments (to be completed for the December report only):     | ////////////////// |        |
|   a. Reciprocal holdings of banking organizations' capital instruments ........................ | 3836             0 | M.1.a. |
|   b. Nonreciprocal holdings of banking organizations' capital instruments ..................... | 3837             0 | M.1.b. |
                                                                                                  ______________________
|                                                                                                                               |
_________________________________________________________________________________________________________________________________

Legal Title of Bank:  FLEET NATIONAL BANK OF CONNECTICUT                            Call Date:  12/31/95  ST-BK: 09-0590  FFIEC 031
Address:              777 MAIN STREET                                                                                    Page RC-19
City, State   Zip:    HARTFORD, CT  06115
FDIC Certificate No.: |0|2|4|9|9|
                      ___________

Schedule RC-N--Past Due and Nonaccrual Loans, Leases,
               and Other Assets

The FFIEC regards the information reported in                                                               __________
all of Memorandum item 1, in items 1 through 10,                                                            |  C470  | <-
column A, and in Memorandum items 2 through 4,        ______________________________________________________ ________
column A, as confidential.                            |     (Column A)     |    (Column B)      |    (Column C)      |
                                                      |      Past due      |    Past due 90     |    Nonaccrual      |
                                                      |   30 through 89    |    days or more    |                    |
                                                      |   days and still   |     and still      |                    |
                                                      |      accruing      |     accruing       |                    |
                                                       ____________________ ____________________ ____________________
                          Dollar Amounts in Thousands | RCFD  Bil Mil Thou | RCFD  Bil Mil Thou | RCFD  Bil Mil Thou |
______________________________________________________ ____________________ ____________________ ____________________
 1. Loans secured by real estate:                     | ////////////////// | ////////////////// | ////////////////// |
    a. To U.S. addressees (domicile) ................ | 1245        74,980 | 1246        18,839 | 1247        36,031 |  1.a.
    b. To non-U.S. addressees (domicile) ............ | 1248             0 | 1249             0 | 1250             0 |  1.b.
 2. Loans to depository institutions and              | ////////////////// | ////////////////// | ////////////////// |
    acceptances of other banks:                       | ////////////////// | ////////////////// | ////////////////// |
    a. To U.S. banks and other U.S. depository        | ////////////////// | ////////////////// | ////////////////// |
       institutions ................................. | 5377             0 | 5378             0 | 5379             0 |  2.a.
    b. To foreign banks ............................. | 5380             0 | 5381             0 | 5382             0 |  2.b.
 3. Loans to finance agricultural production and      | ////////////////// | ////////////////// | ////////////////// |
    other loans to farmers .......................... | 1594            17 | 1597             0 | 1583             2 |  3.
 4. Commercial and industrial loans:                  | ////////////////// | ////////////////// | ////////////////// |
    a. To U.S. addressees (domicile) ................ | 1251        16,064 | 1252         1,062 | 1253        26,685 |  4.a.
    b. To non-U.S. addressees (domicile) ............ | 1254             0 | 1255             0 | 1256             0 |  4.b.
 5. Loans to individuals for household, family, and   | ////////////////// | ////////////////// | ////////////////// |
    other personal expenditures:                      | ////////////////// | ////////////////// | /////////////////  |
    a. Credit cards and related plans ............... | 5383           592 | 5384           162 | 5385           149 |  5.a.
    b. Other (includes single payment, installment,   | ////////////////// | ////////////////// | ////////////////// |
       and all student loans) ....................... | 5386        17,822 | 5387         1,880 | 5388         1,749 |  5.b.
 6. Loans to foreign governments and official         | ////////////////// | ////////////////// | ////////////////// |
    institutions .................................... | 5389             0 | 5390             0 | 5391             0 |  6.
 7. All other loans ................................. | 5459         4,902 | 5460           435 | 5461         1,118 |  7.
 8. Lease financing receivables:                      | ////////////////// | ////////////////// | ////////////////// |
    a. Of U.S. addressees (domicile) ................ | 1257            57 | 1258             0 | 1259             0 |  8.a.
    b. Of non-U.S. addressees (domicile) ............ | 1271             0 | 1272             0 | 1791             0 |  8.b.
 9. Debt securities and other assets (exclude other   | ////////////////// | ////////////////// | ////////////////// |
    real estate owned and other repossessed assets) . | 3505             0 | 3506             0 | 3507             0 |  9.
                                                      ________________________________________________________________

===============================================================================================================================

Amounts reported in items 1 through 8 above include guaranteed and unguaranteed portions of past due and nonaccrual loans and leases.  Report in item 10 below certain guaranteed loans and leases that have already been included in the amounts reported in items 1 through 8.

                                                      ________________________________________________________________
10. Loans and leases reported in items 1              | RCFD  Bil Mil Thou | RCFD  Bil Mil Thou | RCFD  Bil Mil Thou |
                                                       ____________________ ____________________ ____________________
    through 8 above which are wholly or partially     | ////////////////// | ////////////////// | ////////////////// |
    guaranteed by the U.S. Government ............... | 5612         1,479 | 5613           321 | 5614           251 | 10.
    a. Guaranteed portion of loans and leases         | ////////////////// | ////////////////// | ////////////////// |
       included in item 10 above .................... | 5615         1,252 | 5616           248 | 5617           225 | 10.a.
                                                      ________________________________________________________________

Legal Title of Bank:  FLEET NATIONAL BANK OF CONNECTICUT                            Call Date:  12/31/95  ST-BK: 09-0590  FFIEC 031
Address:              777 MAIN STREET                                                                                    Page RC-20
City, State   Zip:    HARTFORD, CT  06115
FDIC Certificate No.: |0|2|4|9|9|
                      ___________

Schedule RC-N--Continued
                                                                                                            __________
                                                                                                            |  C473  | <-
                                                      ______________________________________________________ ________
                                                      |     (Column A)     |    (Column B)      |    (Column C)      |
                                                      |      Past due      |    Past due 90     |    Nonaccrual      |
                                                      |   30 through 89    |    days or more    |                    |
                                                      |   days and still   |     and still      |                    |
Memoranda                                             |      accruing      |     accruing       |                    |
                                                       ____________________ ____________________ ____________________
                          Dollar Amounts in Thousands | RCFD  Bil Mil Thou | RCFD  Bil Mil Thou | RCFD  Bil Mil Thou |
______________________________________________________ ____________________ ____________________ ____________________
 1. Restructured loans and leases included in         | ////////////////// | /////////////////// | ///////////////// |
    Schedule RC-N, items 1 through 8, above (and not  | ////////////////// | /////////////////// | ///////////////// |
    reported in Schedule RC-C, part I, Memorandum     | ////////////////// | /////////////////// | ///////////////// |
    item 2) ......................................... | 1658             0 | 1659              0 | 1661        1,578 | M.1.
 2. Loans to finance commercial real estate,          | ////////////////// | /////////////////// | ///////////////// |
    construction, and land development activities     | ////////////////// | /////////////////// | ///////////////// |
    (not secured by real estate) included in          | ////////////////// | /////////////////// | ///////////////// |
    Schedule RC-N, items 4 and 7, above ............. | 6558         4,511 | 6559              0 | 6560        1,403 | M.2.
                                                      |____________________|____________________ |___________________
 3. Loans secured by real estate in domestic offices  | RCON  Bil Mil Thou | RCON   Bil Mil Thou | RCON  Bil Mil Thou|
                                                      |___________________ |____________________ ____________________
    (included in Schedule RC-N, item 1, above):       | ////////////////// | ////////////////// | ////////////////// |
    a. Construction and land development ............ | 2759         2,261 | 2769           268 | 3492           378 | M.3.a.
    b. Secured by farmland .......................... | 3493             0 | 3494             0 | 3495           139 | M.3.b.
    c. Secured by 1-4 family residential properties:  | ////////////////// | ////////////////// | ////////////////// |
       (1) Revolving, open-end loans secured by       | ////////////////// | ////////////////// | ////////////////// |
           1-4 family residential properties and      | ////////////////// | ////////////////// | ////////////////// |
           extended under lines of credit ........... | 5398         4,446 | 5399         2,091 | 5400         2,628 | M.3.c.(1)
       (2) All other loans secured by 1-4 family      | ////////////////// | ////////////////// | ////////////////// |
           residential properties ................... | 5401        39,576 | 5402        12,419 | 5403        10,421 | M.3.c.(2)
    d. Secured by multifamily (5 or more)             | ////////////////// | ////////////////// | ////////////////// |
       residential properties ....................... | 3499         1,336 | 3500           175 | 3501           520 | M.3.d.
    e. Secured by nonfarm nonresidential properties . | 3502        27,361 | 3503         3,886 | 3504        21,945 | M.3.e.
                                                      ________________________________________________________________

                                                      ___________________________________________
                                                      |     (Column A)     |    (Column B)      |
                                                      |    Past due 30     |    Past due 90     |
                                                      |  through 89 days   |    days or more    |
                                                       ____________________ ____________________
                                                      | RCFD  Bil Mil Thou | RCFD  Bil Mil Thou |
                                                       ____________________ ____________________
 4. Interest rate, foreign exchange rate, and other   | ////////////////// | ////////////////// |
    commodity and equity contracts:                   | ////////////////// | ////////////////// |
    a. Book value of amounts carried as assets ...... | 3522             0 | 3528             0 | M.4.a.
    b. Replacement cost of contracts with a           | ////////////////// | ////////////////// |
       positive replacement cost .................... | 3529             0 | 3530             0 | M.4.b.
                                                      ___________________________________________

Legal Title of Bank:  FLEET NATIONAL BANK OF CONNECTICUT                            Call Date:  12/31/95  ST-BK: 09-0590  FFIEC 031
Address:              777 MAIN STREET                                                                                    Page RC-21
City, State   Zip:    HARTFORD, CT  06115
FDIC Certificate No.: |0|2|4|9|9|
                      ___________

                                                                                                   ______________________
Schedule RC-O--Other Data for Deposit Insurance Assessments                                        |       C475         |
                                                                                                   |____________________|
                                                                      Dollar Amounts in Thousands  | RCON  Bil Mil Thou |
___________________________________________________________________________________________________ ____________________
 1. Unposted debits (see instructions):                                                            | ////////////////// |
    a. Actual amount of all unposted debits ...................................................... | 0030           N/A |  1.a.
       OR                                                                                          | ////////////////// |
    b. Separate amount of unposted debits:                                                         | ////////////////// |
       (1) Actual amount of unposted debits to demand deposits ................................... | 0031             0 |  1.b.(1)
       (2) Actual amount of unposted debits to time and savings deposits(1) ...................... | 0032             0 |  1.b.(2)
 2. Unposted credits (see instructions):                                                           | ////////////////// |
    a. Actual amount of all unposted credits ..................................................... | 3510           N/A |  2.a.
       OR                                                                                          | ////////////////// |
    b. Separate amount of unposted credits:                                                        | ////////////////// |
       (1) Actual amount of unposted credits to demand deposits .................................. | 3512       182,201 |  2.b.(1)
       (2) Actual amount of unposted credits to time and savings deposits(1) ..................... | 3514             0 |  2.b.(2)
 3. Uninvested trust funds (cash) held in bank's own trust department (not included in total       | ////////////////// |
    deposits in domestic offices) ................................................................ | 3520             0 |  3.
 4. Deposits of consolidated subsidiaries in domestic offices and in insured branches in           | ////////////////// |
    Puerto Rico and U.S. territories and possessions (not included in total deposits):             | ////////////////// |
    a. Demand deposits of consolidated subsidiaries .............................................. | 2211         8,343 |  4.a.
    b. Time and savings deposits(1) of consolidated subsidiaries ................................. | 2351             0 |  4.b.
    c. Interest accrued and unpaid on deposits of consolidated subsidiaries ...................... | 5514             0 |  4.c.
 5. Deposits in insured branches in Puerto Rico and U.S. territories and possessions:              | ////////////////// |
    a. Demand deposits in insured branches (included in Schedule RC-E, Part II) .................. | 2229             0 |  5.a.
    b. Time and savings deposits(1) in insured branches (included in Schedule RC-E, Part II) ..... | 2383             0 |  5.b.
    c. Interest accrued and unpaid on deposits in insured branches                                 | ////////////////// |
       (included in Schedule RC-G, item 1.b) ..................................................... | 5515             0 |  5.c.
                                                                                                   ______________________
                                                                                                   ______________________
 Item 6 is not applicable to state nonmember banks that have not been authorized by the            | ////////////////// |
 Federal Reserve to act as pass-through correspondents.                                            | ////////////////// |
 6. Reserve balances actually passed through to the Federal Reserve by the reporting bank on       | ////////////////// |
    behalf of its respondent depository institutions that are also reflected as deposit liabilities| ////////////////// |
    of the reporting bank:                                                                         | ////////////////// |
    a. Amount reflected in demand deposits (included in Schedule RC-E, Part I,                     | ////////////////// |
       Memorandum item 4.a) ...................................................................... | 2314             0 |  6.a.
    b. Amount reflected in time and savings deposits(1) (included in Schedule RC-E, Part I,        | ////////////////// |
       Memorandum item 4.b) ...................................................................... | 2315             0 |  6.b.
 7. Unamortized premiums and discounts on time and savings deposits:(1)                            | ////////////////// |
    a. Unamortized premiums ...................................................................... | 5516             0 |  7.a.
    b. Unamortized discounts ..................................................................... | 5517             0 |  7.b.
                                                                                                   ______________________

_______________________________________________________________________________________________________________________________
|                                                                                                                             |
|8.  To be completed by banks with "Oakar deposits."                                                                          |
                                                                                                   ______________________
|    Total "Adjusted Attributable Deposits" of all institutions acquired under Section 5(d)(3) of  | ////////////////// |     |
|    the Federal Deposit Insurance Act (from most recent FDIC Oakar Transaction Worksheet(s)) .... | 5518       292,130 |  8. |
                                                                                                   ______________________
|                                                                                                                             |
_______________________________________________________________________________________________________________________________
                                                                                                   ______________________
 9. Deposits in lifeline accounts ................................................................ | 5596 ///////////// |  9.
10. Benefit-responsive "Depository Institution Investment Contracts" (included in total            | ////////////////// |
    deposits in domestic offices) ................................................................ | 8432             0 | 10.
                                                                                                   ______________________

______________
(1) For FDIC insurance assessment purposes, "time and savings deposits" consists of nontransaction accounts and all transaction accounts other than demand deposits.

Legal Title of Bank:  FLEET NATIONAL BANK OF CONNECTICUT                            Call Date:  12/31/95  ST-BK: 09-0590  FFIEC 031
Address:              777 MAIN STREET                                                                                     Page RC-22
City, State   Zip:    HARTFORD, CT  06115
FDIC Certificate No.: |0|2|4|9|9|
                      ___________

Schedule RC-O--Continued

                                                                     Dollar Amounts in Thousands  | RCON  Bil Mil Thou |
__________________________________________________________________________________________________ ____________________
1. Adjustments to demand deposits in domestic offices reported in Schedule RC-E for               | ////////////////// |
   certain reciprocal demand balances:                                                            | ////////////////// |
a.  Amount by which demand deposits would be reduced if reciprocal demand balances                | ////////////////// |
    between the reporting bank and savings associations were reported on a net basis              | ////////////////// |
    rather than a gross basis in Schedule RC-E .................................................. | 8785             0 | 11.a.
b.  Amount by which demand deposits would be increased if reciprocal demand balances              | ////////////////// |
    between the reporting bank and U.S. branches and agencies of foreign banks were               | ////////////////// |
    reported on a gross basis rather than a net basis in Schedule RC-E .......................... | A181             0 | 11.b.
c.  Amount by which demand deposits would be reduced if cash items in process of                  | ////////////////// |
    collections were included in the calculation of net reciprocal demand balances between        | ////////////////// |
    the reporting bank and the domestic offices of U.S. banks and savings associations            | ////////////////// |
    in Schedule RC-E ............................................................................ | A182         2,235 | 11.c.
                                                                                                   ____________________

Memoranda (to be completed each quarter except as noted)          Dollar Amounts in Thousands   | RCON  Bil Mil Thou |
________________________________________________________________________________________________|____________________|
1.  Total deposits in domestic offices of the bank (sum of Memorandum items 1.a. (1) and        | ////////////////// |
    1.b.(1) must equal Schedule RC, item 13.a):                                                 | ////////////////// |
    a.  Deposits accounts of $100,000 or less:                                                  | ////////////////// |
        (1) amount of deposit accounts of $100,000 or less .................................... | 2702     6,065,796 | M.1.a.(1)
        (2) Number of deposit accounts of $100,000 or less (to be                        Number | ////////////////// |
            completed for the June report only) ..........................|RCON 3779________N/A | ////////////////// | M.1.a.(2)
    b.  Deposit accounts of more than $100,000:                                                 | ////////////////// |
        (1) Amount of deposit accounts of more than $100,000 .................................. | 2710     4,731,325 | M.1.b.(1)
                                                                                         Number | ////////////////// |
        (2) Number of deposit accounts of more than $100,000 .............|RCON 2722______7,493 | ////////////////// | M.1.b.(2)
2.  Estimated amount of uninsured deposits in domestic offices of the bank:
    a.  An estimate of your bank's uninsured deposits can be determined by mutiplying the number of deposit accounts of more than $100,000 reported in Memorandum item 1.b.(2)
        above by $100,000 and subtracting the result from the amount of deposit accounts of more than $100,000 reported in Memorandum item 1.b.(1) above.


Indicate in the appropriate box at the right whether your bank has a method or
procedure for determining a better estimate of uninsured deposits that the                ____________YES_______NO__
estimated described above ............................................................... |RCON 6861|      |///| x | M.2.a.

                                                                                                 ____________________
    b.  If the box marked YES has been checked, report the estimate of uninsured deposits        |RCON  Bil Mil Thou|
        determined by using your bank's method or procedure .................................... | 5597         N/A | M.2.b.





_____________________________________________________________________________________________________________________________
                                                                                                                   |  C477  | <-
Person to whom questions about the Reports of Condition and Income should be directed:                             __________

PAMELA S. FLYNN, VICE PRESIDENT                                              (401) 278-5194
___________________________________________________________________________________    ______________________________________
Name and Title (TEXT 8901)                                                             Area code and phone number (TEXT 8902)


Legal Title of Bank:  FLEET NATIONAL BANK OF CONNECTICUT                            Call Date:  12/31/95  ST-BK: 09-0590  FFIEC 031
Address:              777 MAIN STREET                                                                                     Page RC-23
City, State   Zip:    HARTFORD, CT  06115
FDIC Certificate No.: |0|2|4|9|9|
                      ___________

Schedule RC-R--Risk-Based Capital

This schedule must be completed by all banks as follows:  Banks that reported total assets of $1 billion or more in Schedule RC, item 12, for June 30, 1994, must complete items 2 through 9 and Memorandum item 1 and 2.  Banks with assets of less than
$1 billion must complete items 1 and 2 below or Schedule RC-R in its entirety, depending on their response to item 1 below.
1. Test for determining the extent to which Schedule RC-R must be completed.  To be completed
                                                                                                             ____________
   only by banks with total assets of less than $1 billion.  Indicate in the appropriate                     |   C480   | <-
                                                                                                        _____|__________|
   box at the right whether the bank has total capital greater than or equal to eight percent           | YES        NO |
                                                                                            ____________ _______________
   of adjusted total assets ............................................................... | RCFD 6056 |     |////|    | 1.
                                                                                            _____________________________
     For purposes of this test, adjusted total assets equals total assets less cash, U.S. Treasuries, U.S. Government agency obligations, and 80 percent of U.S. Government-sponsored agency obligations plus the allowance for loan and lease losses and selected off-balance sheet items as reported on Schedule RC-L (see instructions).
     If the box marked YES has been checked, then the bank only has to complete items 2 below.  If the box marked
   NO has been checked, the bank must complete the remainder of this schedule.
     A NO response to item 1 does not necessarily mean that the bank's actual risk-based capital ratio is less than eight percent or that the bank is not in compliance with the risk-based capital guidelines.

                                                                              ___________________________________________
                                                                              |     (Column A)     |     (Column B)     |
                                                                              |Subordinated Debt(1)|       Other        |
                                                                              |  and Intermediate  |      Limited-      |
Item 2 is to be completed by all banks.                                       |   Term Preferred   |    Life Capital    |
                                                                              |       Stock        |    Instruments     |
                                                                               ____________________ ____________________
                                                  Dollar Amounts in Thousands | RCFD  Bil Mil Thou | RCFD  Bil Mil Thou |
______________________________________________________________________________ ____________________ ____________________
2. Subordinated debt(1) and other limited-life capital instruments (original  | ////////////////// | ////////////////// |
   weighted average maturity of at least five years) with a remaining         | ////////////////// | ////////////////// |
   maturity of:                                                               | ////////////////// | ////////////////// |
   a. One year or less ...................................................... | 3780             0 | 3786             0 | 2.a.
   b. Over one year through two years ....................................... | 3781             0 | 3787             0 | 2.b.
   c. Over two years through three years .................................... | 3782             0 | 3788             0 | 2.c.
   d. Over three years through four years ................................... | 3783             0 | 3789             0 | 2.d.
   e. Over four years through five years .................................... | 3784             0 | 3790             0 | 2.e.
   f. Over five years ....................................................... | 3785       440,000 | 3791             0 | 2.f.
                                                                              ___________________________________________

3. Not applicable

                                                                              ___________________________________________
                                                                              |     (Column A)     |     (Column B)     |
Items 4-9 and Memorandum item 1 and 2 are to be completed                     |       Assets       |   Credit Equiv-    |
by banks that answered NO to item 1 above and                                 |      Recorded      |    alent Amount    |
by banks with total assets of $1 billion or more.                             |       on the       |   of Off-Balance   |
                                                                              |   Balance Sheet    |   Sheet Items(2)   |
                                                                               ____________________ ____________________
4. Assets and credit equivalent amounts of off-balance sheet items assigned   | RCFD  Bil Mil Thou | RCFD  Bil Mil Thou |
                                                                               ____________________ ____________________
   to the Zero percent risk category:                                         | ////////////////// | ////////////////// |
   a. Assets recorded on the balance sheet:                                   | ////////////////// | ////////////////// |
      (1) Securities issued by, other claims on, and claims unconditionally   | ////////////////// | ////////////////// |
          guaranteed by, the U.S. Government and its agencies and other       | ////////////////// | ////////////////// |
          OECD central governments .......................................... | 3794       995,941 | ////////////////// | 4.a.(1)
      (2) All other ......................................................... | 3795       615,688 | ////////////////// | 4.a.(2)
   b. Credit equivalent amount of off-balance sheet items ................... | ////////////////// | 3796             0 | 4.b.
                                                                              ___________________________________________

______________
(1) Exclude mandatory convertible debt reported in Schedule RC-M, item 7.
(2) Do not report in column B the risk-weighted amount of assets reported in column A.

Legal Title of Bank:  FLEET NATIONAL BANK OF CONNECTICUT                            Call Date:  12/31/95  ST-BK: 09-0590
Address:              777 MAIN STREET
City, State   Zip:    HARTFORD, CT  06115
FDIC Certificate No.: |0|2|4|9|9|
                      ___________

Schedule RC-R--Continued
                                                                              ___________________________________________
                                                                              |     (Column A)     |     (Column B)     |
                                                                              |       Assets       |   Credit Equiv-    |
                                                                              |      Recorded      |    alent Amount    |
                                                                              |       on the       |   of Off-Balance   |
                                                                              |   Balance Sheet    |   Sheet Items(1)   |
                                                                               ____________________ ____________________
                                                  Dollar Amounts in Thousands | RCFD  Bil Mil Thou | RCFD  Bil Mil Thou |
______________________________________________________________________________ ____________________ ____________________
5. Assets and credit equivalent amounts of off-balance sheet items            | ////////////////// | ////////////////// |
   assigned to the 20 percent risk category:                                  | ////////////////// | ////////////////// |
   a. Assets recorded on the balance sheet:                                   | ////////////////// | ////////////////// |
      (1) Claims conditionally guaranteed by the U.S. Government and its      | ////////////////// | ////////////////// |
          agencies and other OECD central governments ....................... | 3798        21,803 | ////////////////// | 5.a.(1)
      (2) Claims collateralized by securities issued by the U.S. Govern-      | ////////////////// | ////////////////// |
          ment and its agencies and other OECD central governments; by        | ////////////////// | ////////////////// |
          securities issued by U.S. Government-sponsored agencies; and        | ////////////////// | ////////////////// |
          by cash on deposit ................................................ | 3799             0 | ////////////////// | 5.a.(2)
      (3) All other ......................................................... | 3800     2,925,314 | ////////////////// | 5.a.(3)
   b. Credit equivalent amount of off-balance sheet items ................... | ////////////////// | 3801        50,397 | 5.b.
6. Assets and credit equivalent amounts of off-balance sheet items            | ////////////////// | ////////////////// |
   assigned to the 50 percent risk category:                                  | ////////////////// | ////////////////// |
   a. Assets recorded on the balance sheet .................................. | 3802     2,913,084 | ////////////////// | 6.a.
   b. Credit equivalent amount of off-balance sheet items ................... | ////////////////// | 3803        62,727 | 6.b.
7. Assets and credit equivalent amounts of off-balance sheet items            | ////////////////// | ////////////////// |
   assigned to the 100 percent risk category:                                 | ////////////////// | ////////////////// |
   a. Assets recorded on the balance sheet .................................. | 3804    10,920,564 | ////////////////// | 7.a.
   b. Credit equivalent amount of off-balance sheet items ................... | ////////////////// | 3805     3,386,096 | 7.b.
8. On-balance sheet asset values excluded from the calculation of the         | ////////////////// | ////////////////// |
   risk-based capital ratio(2) .............................................. | 3806         4,047 | ////////////////// | 8.
9. Total assets recorded on the balance sheet (sum of                         | ////////////////// | ////////////////// |
   items 4.a, 5.a, 6.a, 7.a, and 8, column A)(must equal Schedule RC,         | ////////////////// | ////////////////// |
   item 12 plus items 4.b and 4.c) .......................................... | 3807    18,396,441 | ////////////////// | 9.
                                                                              ___________________________________________



Memoranda
                                                                                                 ______________________
                                                                     Dollar Amounts in Thousands | RCFD  Bil Mil Thou |
__________________________________________________________________________________________________ ____________________
1.Current credit exposure across all off-balance sheet derivative contracts covered by the        | ///////////////// |
risked-based capital standards ...................................................................| 8764         4,957| M.1.
                                                                                                  |___________________|

                                             ________________________________________________________________
                                             |                           With a remaining maturity of       |
                                             |______________________________________________________________|
                                             |     (Column A)     |    (Column B)      |    (Column C)      |
                                             |                    |                    |                    |
                                             |  One year or less  |  Over one year     |  Over five years   |
                                             |                    | through five years |                    |
                                             |______________________________________________________________|
                                             | RCFD  Bil Mil Thou | RCFD  Bil Mil Thou | RCFD  Bil Mil Thou |
                                             |____Tril____________|_____Tril___________|____Tril____________|
2. Notional principal amounts of
a. Interest rate contracts ................. | 3809     1,233,650 | 8766     2,389,471 | 8767             0 | M.2.a.
b. Foreign exchange contracts .............. | 3812             0 | 8769             0 | 8770             0 | M.2.b.
c. Gold contracts .......................... | 8771             0 | 8772             0 | 8773             0 | M.2.c.
d. Other precious metals contracts ......... | 8774             0 | 8775             0 | 8776             0 | M.2.d.
e. Other commodity contracts ............... | 8777             0 | 8778             0 | 8779             0 | M.2.e.
f. Equity derivative contracts ............. | A000             0 | A001             0 | A002             0 | M.2.f.
                                             |______________________________________________________________|

_________________
1) Do not report in column B the risk-weighted amount of assets reported in column A.
2) Include the difference between the fair value and the amortized cost of available-for-sale securities in item 8 and report the amortized cost of these securities in items 4 through 7 above.  Item 8 also includes on-balance sheet asset values (or portions thereof) of off-balance sheet interest rate, foreign exchange rate, and commodity contracts and those contracts (e.g., futures contracts) not subject to risk-based capital.  Exclude from item 8 margin accounts and accrued receivables as well as any portion of the allowance for loan and lease losses in excess of the amount that may be included in Tier 2 capital.
3) Exclude foreign exchange contracts with an original maturity of 14 days or less and all futures contracts.


Legal Title of Bank:  FLEET NATIONAL BANK OF CONNECTICUT                            Call Date:  12/31/95  ST-BK: 09-0590
Address:              777 MAIN STREET
City, State  Zip:     HARTFORD, CT  06115
FDIC Certificate No.: |0|2|4|9|9|


                                THIS PAGE IS TO BE COMPLETED BY ALL BANKS
- -------------------------------------------------------------------------------------------------------------------------------
                                                              |                     OMB No.  For OCC:  1557-0081
                 Name and address of Bank                     |                     OMB No.  For FDIC: 3064-0052
                                                              |               OMB No. For Federal Reserve: 7100-0036
                                                              |                      Expiration Date:   3/31/96
                                                              |
                      PLACE LABEL HERE                        |
                                                              |                            SPECIAL REPORT
                                                              |                  (Dollar Amounts in Thousands)
                                                              |
                                                              |___________________________________________________________________
                                                              | CLOSE OF BUSINESS| FDIC Certificate Number   |          |
                                                              | DATE             |                           | C-700    | <-
                                                              |         12/31/95 |    |0|2|4|9|9             |          |
__________________________________________________________________________________________________________________________________
LOANS TO EXECUTIVE OFFICERS (Complete as of each Call Report Date)
- ----------------------------------------------------------------------------------------------------------------------------------
The following information is required by Public Laws 90-44 and 102-242, but does not constitute a part of the Report of Condition.
With each Report of Condition, these Laws require all banks to furnish a report of all loans or other extensions of credit to their executive officers made since the date of the previous Report of Condition.  Data regarding individual loans or other extensions of credit are not required.  If no such loans or other extensions of credit were made during the period, insert "none"
against subitem (a).  (Exclude the first $15,000 of indebtedness of each executive officer under bank credit card plan.)  See
Sections 215.2 and 215.3 of Title 12 of the Code of Federal Regulations (Federal Reserve Board Regulation 0) for the definitions of "executive officer" and "extension of credit," respectively.  Exclude loans and other extensions of credit to directors and principal shareholders who are not executive officers.
________________________________________________________________________________________________________________________________

a.  Number of loans made to executive officers since the previous Call Report date ...................| RCFD 3561|         0  a.
b.  Total dollar amount of above loans (in thousands of dollars) .....................................| RCFD 3652|         0  b.
c.  Range of interest charged on above loans
    (example:  9  3/4% = 9.75) ........................................|RCFD 7701|   0.00 | % to  | RCFD 7702 |   0.00 |   %  c.

________________________________________________________________________________________________________________________________








________________________________________________________________________________________________________________________________
SIGNATURE OF TITLE OF OFFICER AUTHORIZED TO SIGN REPORT                                 | DATE (Month, Day, Year)
                                                                                        |
                                                                                        |
________________________________________________________________________________________________________________________________
NAME AND TITLE OF PERSON TO WHOM INQUIRIES MAY BE DIRECTED (TEXT 8903)                  | AREA CODE/PHONE NUMBER/EXTENSION
                                                                                        | (TEXT 8904)
                                                                                        |
ROBERT P. DUFF VICE PRESIDENT                                                           |       (203) 986-2474
                                                                                        |
________________________________________________________________________________________________________________________________
FDIC 8040/53 (6-95)



























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